Filed Pursuant to Rule 424(b)(4)
Registration No. 333-133874
PROSPECTUS
3,000,000 shares
Allis-Chalmers Energy Inc.
Common Stock

We are offering 3,000,000 shares of common stock. We plan to use the net proceeds to us of this offering to fund a portion of our pending acquisition of DLS Drilling, Logistics & Services Corporation.
Our common stock trades on the American Stock Exchange under the symbol “ALY.” On August 8, 2006, the last sale price reported for our common stock on the American Stock Exchange was $14.69 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 10.

	Per Share	Total

Public offering price	$14.500	$43,500,000
Underwriting discounts	$0.725	$2,175,000
Proceeds to us before expenses	$13.775	$41,325,000
We have granted the underwriters a 30-day option to purchase up to 450,000 additional shares to cover any over-allotments.
We expect that delivery of the shares of common stock will be made on or about August 14, 2006.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

RBC Capital Markets

A.G. Edwards	Johnson Rice & Company L.L.C.
August 8, 2006

DIRECTIONAL DRILLING SERVICES PROVIDES WELL PLANNING AND ENGINEERING SERVICES, DIRECTIONAL DRILLING PACKAGES, DOWNHOLE MOTOR TECHNOLOGY, WELL SITE DIRECTIONAL SUPERVISION, Our Businesses EXPLORATORY AND DEVELOPMENT RE-ENTRY DRILLING, DOWNHOLE GUIDANCE AND OTHER DRILLING SERVICES. RENTAL TOOLS SUPPLIES SPECIALIZED RENTAL EQUIPMENT FOR BOTH ONSHORE AND OFFSHORE WELL DRILLING, COMPLETION AND WORKOVER OPERATIONS. CASING AND TUBING SERVICES SUPPLIES SPECIALIZED EQUIPMENT AND OPERATORS TO PERFORM A VARIETY OF PIPE HANDLING SERVICES, INCLUDING CASING AND TUBING, CHANGING OUT DRILL PIPE AND RETRIEVING PRODUCTION TUBING FOR ONSHORE AND OFFSHORE DRILLING AND WORKOVER OPERATIONS. This is a promising time for the energy industry as worldwide demand and strong commodity prices drive exploration and production activity to new levels. COMPRESSED AIR DRILLING SERVICES PROVIDES COMPRESSION, BOOSTERS, MIST PUMPS, HAMMERS AND BITS, CHEMICALS AND OTHER SPECIALIZED PRODUCTS FOR UNDERBALANCED DRILLING AND WORKOVER APPLICATIONS. PRODUCTION SERVICES SUPPLIES SPECIALIZED EQUIPMENT AND OPERATORS TO INSTALL AND RETRIEVE CAPILLARY TUBING AND TO PERFORM WORKOVER SERVICES WITH COILED TUBING UNITS TO ENHANCE AND INCREASE PRODUCTION IN EXISTING WELLS AND TREAT WELL CORROSION. Allis-Chalmers’ goal is to achieve a strong position in markets that are underserved by global oilfield service companies by expanding services from its existing locations, broadening its customer base,increasing market share with existing customers and diversifying its operations geographically.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

ABOUT THIS PROSPECTUS
       The information in this prospectus is not complete and may be changed. You should rely only on the information contained in or incorporated by reference in this prospectus or any other documents to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC. You should read this prospectus together with the registration statement, the exhibits thereto and the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
       This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described in “Risk Factors” beginning on page 9. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.
NON-GAAP FINANCIAL MEASURES
       The SEC has adopted rules to regulate the use of “non-GAAP financial measures” such as EBITDA, that are derived on the basis of methodologies other than in accordance with generally accepted accounting principles, or GAAP. EBITDA is a non-GAAP financial measure that complies with the Securities Act regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. We define EBITDA in this prospectus accordingly.
      EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, EBITDA:

•	does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

•	does not reflect the effect of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.
      In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA differently from the way that we do, limiting its usefulness as a comparative measure. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

INDUSTRY AND MARKET DATA
       We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements in this prospectus (or in documents incorporated by reference in this prospectus) regarding our industry and our position in the industry based on estimates made based on our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included or incorporated by reference in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot, and the underwriters cannot, guarantee the accuracy or completeness of any such information.
DEFINITIONS

“air drilling”	A technique in which oil, natural gas, or geothermal wells are drilled by creating a pressure within the well that is lower than the reservoir pressure. The result is increased rate of penetration, reduced formation damage, and reduced drilling costs.

“blow out preventors”	A large safety device placed on the surface of an oil or natural gas well to control high pressure well bores.

“booster”	A machine that increases the pressure and/or volume of air when used in conjunction with a compressor or a group of compressors.

“capillary tubing”	A small diameter tubing installed in producing wells and through which chemicals are injected to enhance production and reduce corrosion and other problems.

“casing”	A pipe placed in a drilled well to secure the well bore and formation.

“choke manifolds”	An arrangement of pipes, valves and special valves on the rig floor that controls pressure during drilling by diverting pressure away from the blow out preventors and the annulus of the well.

“coiled tubing”	A small diameter tubing used to service producing and problematic wells and to work in high pressure applications during drilling, production and workover operations.

“directional drilling”	The technique of drilling a well while varying the angle of direction of a well and changing the direction of a well to hit a specific target.

“double studded adapter”	A device that joins two dissimilar connections on certain equipment, including valves, piping, and blow out preventors.

“drill pipe”	A pipe that attaches to the drill bit to drill a well.

“heavy weight spiral drill pipe”	A heavy drill pipe used for special applications primarily in directional drilling. The “spiral” design increases flexibility and penetration of the pipe.

“horizontal drilling”	The technique of drilling wells at a 90-degree angle.

“laydown machines”	A truck mounted machine used to move drill pipe, casing and tubing onto a pipe rack (from which a derrick crane lifts the drill pipe, casing and tubing and inserts it into the well).

“mist pump”	A drilling pump that uses mist as the circulation medium for injecting small amounts of foaming agent, corrosion agent and other chemical solutions into the well.

“spacer spools”	High pressure connections which are stacked to elevate the blow-out preventors to the drilling rig floor.

“straight hole drilling”	The technique of drilling that allows very little or no vertical deviation.

“test plugs”	A device used to test the connections of well heads and blow out preventors.

“torque turn service” or “torque turn equipment”	A monitoring device to insure proper makeup of the casing.

“tubing”	A pipe placed inside the casing to allow the well to produce.

“tubing work strings”	The tubing used on workover rigs through which high pressure liquids, gases or mixtures are pumped into a well to perform production operations.

“wear bushings”	A device placed inside a wellhead to protect the wellhead from wear.
WHERE YOU CAN FIND MORE INFORMATION
       We have filed a registration statement with the SEC under the Securities Act that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.
      We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.alchenergy.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.
INCORPORATION BY REFERENCE
       The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•	our annual report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 22, 2006, as amended by Amendment No. 1 to such report, as filed with the SEC on May 1, 2006, and Amendment No. 2 to such report, as filed with the SEC on July 24, 2006, which we collectively refer to as our 2005 Form 10-K;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC on May 10, 2006, as amended by Amendment No. 1 to such report, as filed with the SEC on July 24, 2006, which we collectively refer to as our First Quarter 2006 Form 10-Q; and

•	our current reports on Form 8-K and 8-K/ A, as filed with the SEC on January 24, 2006, February 1, 2006, February 3, 2006, February 24, 2006, April 3, 2006, April 6, 2006, April 25, 2006, April 28, 2006, May 9, 2006, June 16, 2006, July 17, 2006 and July 27, 2006.
      We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:
Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
(713) 369-0550
Attn: Investor Relations

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PROSPECTUS SUMMARY
       This summary is not complete. It highlights selected information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the information under the heading “Risk Factors,” our financial statements and the notes to those financial statements. Unless the context requires otherwise, references in this prospectus to “Allis-Chalmers,” “we,” “us,” “our” or “ours” refer to Allis-Chalmers Energy Inc., together with its subsidiaries, but not including DLS. References in this prospectus to “DLS” refer to DLS Drilling Logistics & Services Corporation and its subsidiaries. In this prospectus, we present pro forma as adjusted financial information giving effect to the DLS transactions and the Specialty transactions. When we refer to the DLS transactions, we mean our pending acquisition of DLS and the related financing of that acquisition and repayment of obligations outstanding under a subordinated note payable to M-I LLC with the proceeds of this stock offering and a concurrent debt financing of approximately $95.0 million. When we refer to the Specialty transactions, we mean our acquisition of Specialty Rental Tools, Inc., or Specialty, and the related financing of that acquisition and repayment of obligations outstanding under our credit facility with the proceeds from our $160.0 million offering of senior notes, which closed in January 2006.
Our Company
       We are a multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, offshore in the Gulf of Mexico, and internationally in Mexico.
      The principal purpose of this offering is to raise a portion of the cash consideration for our pending DLS acquisition, described below. Giving pro forma as adjusted effect to the recent Specialty transactions, our recent acquisitions of Rogers Oil Tool Services, Inc., Delta Rental Service, Inc., Capcoil Tubing Services, Inc., W.T. Enterprises, Inc., the minority interest of M-I LLC in AirComp LLC and the pending DLS transactions, we would have generated revenues of $281.3 million, net income of $7.1 million and EBITDA of $68.6 million for the fiscal year ended December 31, 2005. Giving pro forma as adjusted effect to the recent Rogers and the pending DLS transactions, we would have generated revenues of $87.9 million, net income of $7.2 million and EBITDA of $22.9 million for the three months ended March 31, 2006.
Acquisition of DLS
      We have entered into a stock purchase agreement for the acquisition of all of the outstanding capital stock of DLS, a leading provider of drilling, completion, repair and related services for oil and gas wells in Argentina. For the year ended December 31, 2005, DLS had aggregate revenues of $129.8 million and income from operations of $12.6 million. For the three months ended March 31, 2006, DLS had aggregate revenues of $38.8 million and income from operations of $5.1 million. The stock purchase agreement provides that the purchase price will consist of cash consideration in the amount of $102.4 million and 2.5 million newly issued shares of our common stock. However, under the stock purchase agreement, we plan to reduce the cash consideration to $93.2 million, in consideration for DLS retaining $9.1 million of its currently existing indebtedness. The principal purpose of this offering is to raise a portion of the cash component of the purchase price. We expect to raise the remainder of the cash necessary to complete the acquisition through a debt financing of approximately $95.0 million. The stock purchase agreement also contemplates that upon closing of the acquisition we will enter into an investors rights agreement, providing, among other things, that the sellers of DLS will have the right to designate two nominees for election to our board of directors.

      With approximately 1,566 employees, DLS operates a fleet of 51 rigs, including 20 drilling rigs, 18 workover rigs and 12 pulling rigs in Argentina and one drilling rig in Bolivia. We believe that the ability to offer drilling rigs is very important in the international marketplace, and we expect this acquisition to further diversify our business mix by balancing our predominately natural gas based operations in the United States with primarily oil based drilling operations in Argentina. The integration of DLS’ operations into Allis-Chalmers will significantly expand our geographic footprint, increase our menu of service offerings and we anticipate that it will also increase our opportunities to cross-sell existing Allis-Chalmers products and services.
Business Segments
      Prior to our acquisition of DLS, our existing five business segments are:
      Directional Drilling Services. We employ approximately 75 full-time directional drillers utilizing state-of-the-art equipment for well planning and engineering services, directional drilling packages, downhole motor technology, well site directional supervision, exploratory and development re-entry drilling, downhole guidance services and other drilling services, including, logging-while-drilling and measurement-while-drilling services. For the year ended December 31, 2005, our directional drilling services segment had revenues of $43.9 million and income from operations of $7.4 million. For the three months ended March 31, 2006, our directional drilling services segment had revenues of $15.1 million and income from operations of $2.6 million.
      Rental Tools. We provide specialized rental equipment, including premium drill pipe, heavy weight spiral drill pipe, tubing work strings, blow out preventors, choke manifolds and various valves and handling tools, for both onshore and offshore well drilling, completion and workover operations. For the year ended December 31, 2005, our rental tools segment had revenues of $5.1 million and income from operations of $1.3 million. After giving pro forma effect to the Specialty acquisition and our acquisition of Delta Rental Service, Inc., for the year ended December 31, 2005, our rental tools segment would have had revenues of $38.6 million and income from operations of $11.9 million. For the three months ended March 31, 2006, our rental tools segment had revenues of $10.4 million and income from operations of $5.0 million.
      Casing and Tubing Services. We provide specialized equipment and trained operators for a variety of pipe handling services, including installing casing and tubing, changing out drill pipe and retrieving production tubing for both onshore and offshore drilling and workover operations. For the year ended December 31, 2005, our casing and tubing services segment had revenues of $20.9 million and income from operations of $5.0 million. After giving pro forma effect to the Rogers acquisition, for the year ended December 31, 2005, our casing and tubing services segment would have had revenues of $29.3 million and income from operations of $5.8 million. For the three months ended March 31, 2006, our casing and tubing services segment had revenues of $9.5 million and income from operations of $1.9 million. After giving pro forma effect to the Rogers acquisition, for the three months ended March 31, 2006, our casing and tubing services segment would have had revenues of $11.5 million and income from operations of $1.9 million.
      Compressed Air Drilling Services. We provide compressed air equipment, drilling bits, hammers, drilling chemicals and other specialized drilling products for underbalanced drilling applications. With a combined fleet of over 130 compressors and boosters, we believe we are one of the largest providers of compressed air or underbalanced drilling services in the United States. For the year ended December 31, 2005, our compressed air drilling services segment had revenues of $25.7 million and income from operations of $5.6 million. After giving pro forma effect to our acquisition of W. T. Enterprises, Inc., for the year ended December 31, 2005, our compressed air drilling services segment would have had revenues of $27.8 million and income from operations of $5.7 million. For the three months ended March 31, 2006, our compressed air drilling services segment had revenues of $9.1 million and income from operations of $2.2 million.
      Production Services. We provide specialized equipment and trained operators to install and retrieve capillary tubing, through which chemicals are injected into producing wells to increase production and reduce corrosion, and workover services with coiled tubing units. For the year ended December 31, 2005, our production services segment had revenues of $9.8 million and a loss from operations of $99,000. After giving pro forma effect to our acquisition of Capcoil Tubing Services, Inc., for the year ended December 31, 2005, our production services segment would have had revenues of $12.0 million and breakeven income for operations. For the three months ended March 31, 2006, our production services segment had revenues of $3.0 million and income from operations of $277,000.
      In addition to the businesses mentioned above, we plan to enter into the contract drilling and repair services business in Argentina and Bolivia upon completion of our acquisition of DLS.
Competitive Strengths
      Our competitive strengths are:
      Strategic position in high growth markets. We focus on markets we believe are growing faster than the overall oilfield services industry. We are a leading provider of products and services in directional drilling and air drilling, which we believe to be two of the fastest growing segments of the oilfield services industry.
      Strong relationships with diversified customer base. We have strong relationships with many of the major and independent oil and natural gas producers and service companies in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, offshore in the Gulf of Mexico and Mexico. Our largest customers include Burlington Resources, ConocoPhilips, BP, ChevronTexaco, Kerr-McGee, Dominion Resources, Remington Oil and Gas, Petrohawk Energy, Newfield Exploration, El Paso Corporation, Materiales y Equipo Petroleo S.A. de C.V. and Anadarko Petroleum.
      Successful execution of growth strategy. Over the past five years, we have grown both organically and through successful acquisitions of competing businesses. Since 2001, we have completed 15 acquisitions. We strive to improve the operating performance of our acquired businesses by increasing their asset utilization and operating efficiency.
      Experienced and dedicated management team. Our executive management team has extensive experience in the energy sector, and consequently has developed strong and longstanding relationships with many of the major and independent exploration and production companies.
Business Strategy
      Expand geographically to provide greater access and service to key customer segments. We have recently opened new locations in Texas, New Mexico, Colorado, Oklahoma and Louisiana in order to enhance our proximity to customers and more efficiently serve their needs. We plan to continue to establish new locations in the United States and internationally.
      Prudently pursue strategic acquisitions. To complement our organic growth, we seek to opportunistically complete, at attractive valuations, strategic acquisitions that will be accretive to earnings and complement our products and services, expand our geographic footprint and market presence, and further diversify our customer base.

      Expand products and services provided in existing operating locations. Since the beginning of 2003, we have made approximately $35.3 million in capital expenditures to grow our business organically by expanding our product and service offerings.
      Increase utilization of assets. We seek to grow revenues and enhance margins by continuing to increase the utilization of our rental assets with new and existing customers.
      Target services in which we have a competitive advantage. We believe consolidation in the oilfield services industry has created an opportunity for us to compete effectively in markets that are underserved by the large oilfield services and equipment companies.
Recent Developments
     Amendments to Credit Agreement
      In conjunction with this offering and the pending acquisition of DLS, we expect to amend the credit agreement governing our $25.0 million credit facility to, among other things, provide for the acquisition of DLS, permit the net proceeds from this offering and the concurrent issuance of an additional $95.0 million of our senior notes to be used for the acquisition of DLS, increase the sub-limit for the issuance of stand-by letters of credit, increase permitted capital expenditures and increase permitted indebtedness at DLS.

Second Quarter 2006 Results — Allis-Chalmers
      On July 20, 2006, we announced our results for the quarter ended June 30, 2006.
      Revenues for the second quarter 2006 rose 156.4% to $60.5 million compared to $23.6 million for the second quarter of 2005. The solid growth in revenues was due to continued success with integrating recent acquisitions while expanding operating locations, personnel and equipment and growing our customer base in response to strong demand for our products and services.
      Income from operations grew 444.6%, which was substantially higher than the percentage growth in revenues, to $15.9 million for second quarter 2006, from $2.9 million in last year’s second quarter.
      Net income for the second quarter of 2006 attributed to common shares increased 442.3% to $9.6 million, or $0.50 per diluted share, compared to net income of $1.8 million, or $0.12 per diluted share, in the second quarter of 2005. Weighted average shares of common stock outstanding on a diluted basis increased to 19.1 million shares for the second quarter of 2006 from 15.1 million shares for the second quarter of 2005.
      EBITDA increased 396.8% to $20.4 million for the second quarter of 2006, from $4.1 million in the second quarter of 2005.
      EBITDA is a non-GAAP financial measure that we define as net income before interest, taxes, depreciation and amortization. The following table reconciles our net income, the most directly comparable GAAP financial measure, to EBITDA:

	Three Months
	Ended
	June 30,

	2005	2006

	(Unaudited)
	(In thousands)
Net income	$1,769	$9,594
Interest expense, net	645	3,797
Income taxes	166	2,474
Depreciation and amortization	1,518	4,494

EBITDA	$4,098	$20,359

      Revenue for the first six months of 2006 rose 150.4% to $107.5 million compared to $42.9 million for the first six months of 2005. Income from operations grew to $24.5 million in 2006 from $5.2 million during the comparable six months in 2005, representing a 374.8% increase. Net income for the first six months of 2006 rose 320.2% to $14.0 million, or $0.74 per diluted shares, from net income of $3.3 million or $0.22 per diluted share in the first six months of 2005. Weighted average shares of common stock outstanding on a diluted basis increased to 19.0 million shares for the six month period of 2006 from 14.9 million shares for the same period of 2005.

Second Quarter 2006 Results — DLS
      DLS has informed us that its preliminary, estimated, unaudited results for the quarter ended June 30, 2006 included revenues of $43.2 million, income from operations of $6.3 million, net income of $2.7 million and EBITDA of $8.4 million. These results are preliminary and DLS’ actual results for the second quarter of 2006 may differ from these expectations. Moreover, DLS’ results from the second quarter of 2006 and these estimates have not been examined by DLS’ independent registered public accounting firm, which does not express an opinion or any other form of assurance with respect thereto.
      EBITDA is a non-GAAP financial measure that DLS defines as net income before interest, taxes, depreciation and amortization. The following table reconciles DLS’ preliminary second quarter 2006 net income presented above, which is the most directly comparable GAAP financial measure, to its preliminary, estimated EBITDA for that quarter:

Three Months
Ended
June 30, 2006

(Unaudited)
(In thousands)
Net income	$2,681
Interest expense, net	1,067
Income taxes	2,059
Depreciation and amortization	2,557

EBITDA	$8,364

      Our principal executive offices are located at 5075 Westheimer, Suite 890, Houston, Texas 77056, and our telephone number at that address is (800) 997-9534. Our website address is www.alchenergy.com. However, information contained on our website is not incorporated by reference into this prospectus, and you should not consider the information contained on our website to be part of this prospectus.

The Offering

Common stock offered by Allis-Chalmers	3,000,000 shares.

Common stock to be outstanding after this offering	24,014,260 shares.

Use of proceeds	We estimate that the net proceeds to Allis-Chalmers from this offering will be approximately $40.8 million. We plan to use the net proceeds to us from this offering to fund a portion of the purchase price for our pending acquisition of DLS.

American Stock Exchange symbol	ALY.

Risk factors	See “Risk Factors” beginning on page 10 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
      The number of shares of common stock to be outstanding upon consummation of this offering is based upon 18,514,260 shares of our common stock outstanding as of July 1, 2006, 3,000,000 shares to be issued in this offering, and 2,500,000 shares of common stock to be issued as a portion of the consideration for our pending acquisition of DLS. In addition, the number of shares of common stock excludes:

•	1,843,633 shares reserved for issuance under our 2003 Incentive Stock Plan (of which 1,600,534 shares are currently issuable upon the exercise of outstanding options with a weighted average exercise price of $6.40 per share),

•	71,000 shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $4.98 per share, and

•	4,000 shares reserved (of which 4,000 shares are currently issuable upon the exercise of outstanding options at an exercise price of $13.75 per share) for options granted to former and continuing board members in 1999 and 2000.
      Allis-Chalmers has granted the underwriters a 30-day option to purchase up to 450,000 additional shares to cover any over-allotments. Unless otherwise noted, this prospectus assumes no exercise of the underwriters’ over-allotment option.

Summary Historical and Pro Forma Consolidated Financial Information
       The following summary historical consolidated financial information for each of the years in the three-year period ended December 31, 2005 has been derived from our audited consolidated financial statements. The following summary historical consolidated financial information for the three months ended March 31, 2006 and 2005 has been derived from our unaudited consolidated financial statements and, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The summary pro forma as adjusted consolidated statement of operations and other information for the year ended December 31, 2005 and the three months ended March 31, 2005 gives effect on a pro forma as adjusted basis to our acquisitions of Capcoil Tubing Services, Inc., Delta Rental Service, Inc., the minority interest of M-I LLC in AirComp LLC, W.T. Enterprises, Inc., and Rogers Oil Tool Services, Inc., or Rogers, and the consummation of the Specialty transactions and the DLS transactions, as if such acquisitions and transactions were consummated on January 1, 2005. However, the pro forma statement of operations information presented below for the year ended December 31, 2005 and the three months ended March 31, 2005 does not give effect to our immaterial acquisition of Target Energy, Inc., which was acquired effective August 1, 2005, and our acquisition of certain casing and tubing assets from Patterson Services, Inc. on September 1, 2005. The summary pro forma as adjusted consolidated statement of operations and other information for the three months ended March 31, 2006 gives effect on a pro forma as adjusted basis to our acquisition of Rogers and the DLS transactions, as if such acquisition and such transactions were consummated on January 1, 2005. The summary pro forma as adjusted consolidated balance sheet information gives effect on a pro forma basis to the consummation of the DLS transactions and our acquisition of Rogers, as if such transactions were consummated on March 31, 2006. This information is only a summary and you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which discusses factors affecting the comparability of the information presented, and in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus, including the pro forma financial statements. Our historical consolidated financial statements have been restated for the period from July 1, 2003 through March 31, 2005, as described in the notes to our consolidated financial statements included elsewhere herein. Results for interim periods may not be indicative of results for full fiscal years.

	Historical					Pro Forma As Adjusted

				Three Months			Three Months
	Year Ended			Ended			Ended
	December 31,			March 31,		Year Ended	March 31,
						December 31,
	2003	2004	2005	2005	2006	2005	2005	2006

				(Unaudited)		(Unaudited)
	(In thousands, except per share amounts)
Statement of Operations Information:
Revenues	$32,724	$47,726	$105,344	$19,334	$47,028	$281,317	$59,446	$87,913
Cost of revenues	24,029	35,300	74,763	13,699	30,445	211,212	45,743	63,922

Gross profit	8,695	12,426	30,581	5,635	16,583	70,105	13,703	23,991
Income from operations	2,625	4,227	13,218	2,247	8,633	36,455	5,307	14,049
Interest expense, net	(2,464)	(2,776)	(4,397)	(521)	(3,628)	(26,063)	(6,260)	(6,858)
Income from continuing operations	2,927	888	7,175	1,567	4,423	11,263	58	4,860
Discontinued operations	—	—	—	—	—	(4,138)	—	2,375
Net income	2,927	888	7,175	1,567	4,423	7,125	58	7,235
Preferred stock dividend	(656)	(124)	—	—	—	—	—	—

Net income (loss) attributed to common stockholders	$2,271	$764	$7,175	$1,567	$4,423	$7,125	$58	$7,235

	Historical					Pro Forma As Adjusted

				Three Months			Three Months
	Year Ended			Ended			Ended
	December 31,			March 31,		Year Ended	March 31,
						December 31,
	2003	2004	2005	2005	2006	2005	2005	2006

				(Unaudited)		(Unaudited)
	(In thousands, except per share amounts)
Income (loss) per common share — basic
Continuing operations	$0.58	$0.10	$0.48	$0.12	$0.26	$0.55	$0.00	$0.21
Discontinued operations	—	—	—	—	—	(0.20)	—	0.11

	$0.58	$0.10	$0.48	$0.12	$0.26	$0.35	$0.00	$0.32

Income (loss) per common share — diluted
Continuing operations	$0.50	$0.09	$0.44	$0.11	$0.23	$0.51	$0.00	$0.19
Discontinued operations	—	—	—	—	—	(0.19)	—	0.10

	$0.50	$0.09	$0.44	$0.11	$0.23	$0.32	$0.00	$0.29

Weighted average number of common shares outstanding:
Basic	3,927	7,930	14,832	13,632	17,105	20,574	19,374	22,730
Diluted	5,850	9,510	16,238	14,695	19,113	21,980	20,437	24,738
Other Financial Information (unaudited):
EBITDA(1)(2)	$8,697	$7,756	$19,577	$3,559	$12,595	$68,594	$14,218	$22,874
Capital expenditures	5,354	4,603	17,767	2,728	7,586

	As of March 31, 2006

		Pro Forma
	Actual	As Adjusted

	(Unaudited)
	(In thousands)
Balance Sheet Information:
Cash and cash equivalents	$10,661	$31,903
Total assets	257,830	492,531
Long-term debt (including current portion)	169,143	270,077
Stockholders’ equity	67,212	145,937

(1)	“EBITDA” is a non-GAAP financial measure that we define as net income before interest, taxes, depreciation and amortization.

(2)	“EBITDA,” as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management believes EBITDA is useful to an investor in evaluating our operating performance because this measure:

•	is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure; and

•	is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, and the lack of comparability of results of operations of different companies. The following table reconciles our net income, the most directly comparable GAAP financial measure, to EBITDA:

	Historical					Pro Forma As Adjusted

				Three Months			Three Months
				Ended			Ended
	Year Ended December 31,			March 31,		Year Ended	March 31,
						December 31,
	2003	2004	2005	2005	2006	2005	2005	2006

				(Unaudited)		(Unaudited)
	(In thousands)
Net income	$2,927	$888	$7,175	$1,567	$4,423	$7,125	$58	$7,235
Interest expense, net	2,464	2,776	4,397	521	3,628	26,063	6,260	6,858
Income taxes	370	514	1,344	163	607	6,867	1,346	2,011
Depreciation and amortization	2,936	3,578	6,661	1,308	3,937	28,539	6,554	6,770

EBITDA	$8,697	$7,756	$19,577	$3,559	$12,595	$68,594	$14,218	$22,874

RISK FACTORS
       You should carefully consider the following risks before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. If this occurs, the trading price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock. Although the risks described below are the risks that we believe are material, they are not the only risks relating to our business and our common stock. Additional risks and uncertainties, including those that are not yet identified or that we currently believe are immaterial, may also adversely affect our business, financial condition or results of operations.
Risks Associated With Our Company

We may fail to acquire additional businesses, which will restrict our growth and may result in a decrease in our stock price.
      Our business strategy is to acquire companies operating in the oilfield services industry. However, there can be no assurance that we will be successful in acquiring any additional companies. Successful acquisition of new companies will depend on various factors, including but not limited to:

•	our ability to obtain financing;

•	the competitive environment for acquisitions; and

•	the integration and synergy issues described in the next risk factor.
      There can be no assurance that we will be able to acquire and successfully operate any particular business or that we will be able to expand into areas that we have targeted. The price of the common stock may fall if we fail to acquire additional businesses.

Difficulties in integrating acquired businesses may result in reduced revenues and income.
      We may not be able to successfully integrate the businesses of our operating subsidiaries or any business we may acquire in the future. The integration of the businesses will be complex and time consuming, will place a significant strain on management and our information systems, and this strain could disrupt our businesses. Furthermore, if our combined businesses continue to grow rapidly, we may be required to replace our current information and accounting systems with systems designed for companies that are larger than ours. We may be adversely impacted by unknown liabilities of acquired businesses. We may encounter substantial difficulties, costs and delays involved in integrating common accounting, information and communication systems, operating procedures, internal controls and human resources practices, including incompatibility of business cultures and the loss of key employees and customers. These difficulties may reduce our ability to gain customers or retain existing customers, and may increase operating expenses, resulting in reduced revenues and income and a failure to realize the anticipated benefits of acquisitions.
      In particular, our pending acquisition of DLS and our recent acquisition of Specialty will be our two largest acquisitions to date and may pose greater integration risks than our previous acquisitions. We will be conducting parts of the integration of these two companies simultaneously, and as a result we could strain our current resources. Furthermore, by financing part or all of these acquisitions with proceeds from the offering of our senior notes, we will depend on these entities’ continued performance as a source of cash flow to service our debt obligations.

      We have made numerous acquisitions during the past five years. As a result of these transactions, our past performance is not indicative of future performance, and investors should not base their expectations as to our future performance on our historical results.

We anticipate that our pending acquisition of DLS will substantially change the nature of our operations and business.
      We anticipate that our pending acquisition of DLS will substantially change the nature and geographic location of our operations and business as a result of the character and location of DLS’ businesses, which have substantially different operating characteristics and are in different geographic locations from our existing businesses. Prior to our pending acquisition of DLS, we have operated as an oilfield services company domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, offshore in the Gulf of Mexico, and internationally in Mexico. DLS’ business is located primarily in Argentina, and we have no significant operations in South America. Accordingly, this acquisition will subject us to risks inherent in operating in a foreign country where we do not have significant prior experience. DLS’ business consists of employing drilling and workover rigs for drilling, completion and repair services for oil and gas wells, and we do not currently own any drilling rigs or workover rigs, and have not historically provided such services. Consequently, we may not be able to realize the economic benefits of this acquisition as efficiently as in our prior acquisitions, if at all.

Failure to maintain effective disclosure controls and procedures and/or internal controls over financial reporting could have a material adverse effect on our operations.
      As disclosed in the notes to our consolidated financial statements included elsewhere in this prospectus and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restatement,” we understated diluted earnings per share due to an incorrect calculation of our weighted shares outstanding for the third quarter of 2003, for each of the first three quarters of 2004, for the years ended December 31, 2003 and 2004 and for the quarter ended March 31, 2005. In addition, we understated basic earnings per share due to an incorrect calculation of our weighted average basic shares outstanding for the quarter ended September 30, 2004. Consequently, we have restated our financial statements for each of those periods. The incorrect calculation resulted from a mathematical error and an improper application of Statement of Financial Accounting Standards, or SFAS, No. 128, “Earnings Per Share.” Management has concluded that the need to restate our financial statements resulted, in part, from the lack of sufficient experienced accounting personnel, which in turn resulted in a lack of effective control over the financial reporting process.
      In addition, as part of our growth strategy, we have recently completed several acquisitions of privately-held businesses, including closely-held entities, and in the future, we may make additional strategic acquisitions of privately-held businesses. Prior to becoming part of our consolidated company, these acquired businesses have not been required to implement or maintain the disclosure controls and procedures or internal controls over financial reporting that federal law requires of publicly-held companies such as ours. Similarly, it is likely that our future acquired businesses will not have been required to maintain such disclosure controls and procedures or internal controls prior to their acquisition. We are in the process of creating and implementing appropriate disclosure controls and procedures and internal controls over financial reporting at each of our recently acquired businesses. However, we have not yet completed this process and cannot assure you as to when the process will be complete. Likewise, upon the completion of any future acquisition (including our pending acquisition of DLS), we will be required to integrate the acquired business into our consolidated company’s system of disclosure controls and procedures and internal controls over financial reporting, but we cannot assure you as to how long the integration process may take for any business that we may acquire. Furthermore, during the integration process, we may not be able to fully implement our consolidated disclosure controls and internal controls over financial reporting. With respect to our pending acquisition of DLS, this risk is exacerbated by DLS’ relative size, when compared to the rest of our consolidated company.
      Also, during the fourth quarter of 2005, we failed to timely file a Current Report on Form 8-K relating to the issuance of shares of our common stock in connection with recent stock option and warrant exercises. The current report, which was due to be filed in November 2005, was filed in February 2006.
      As a result of the issues described above, our management has concluded that, as of the end of the periods covered by the restatements and as of December 31, 2005, our disclosure controls and procedures were not effective to enable us to record, process, summarize and report information required to be included in our SEC filings within the required time periods, and to ensure that such information is accumulated and reported to our management, including our chief executive officer and chief financial accounting officer, to allow timely decisions regarding required disclosure.
      As more fully described below under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restatement,” we have implemented a number of actions that we believe address the existing deficiencies in our financial reporting process and will improve our disclosure controls and procedures and our internal controls over financial reporting. However, we cannot yet assert that the remediation is or will be effective as we have not yet had sufficient time to test the newly implemented actions. We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. We have also retained the services of an independent consultant to assist us with the documenting and testing process. During the course of our testing we may identify deficiencies and/or one or more material weaknesses in our internal controls over financial reporting, which we may not be able to remediate in time to meet the deadline imposed by SEC rules under the Sarbanes-Oxley Act for compliance with the requirements of Section 404.
      Likewise, during the course of our integration of any acquired business (including DLS), we may identify needed improvements to our or such acquired business’ internal controls and may be required to design enhanced processes and controls in order to make such improvements. This could result in significant delays and costs to us and could require us to divert substantial resources, including management time, from other activities.
      If we fail to achieve and maintain the adequacy of our disclosure controls and procedures and/or our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude that we have effective disclosure controls and procedures and/or effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If:

•	we are not successful in improving our financial reporting process, our disclosure controls and procedures and/or our internal controls over financial reporting;

•	we identify deficiencies and/or one or more material weaknesses in our internal controls over financial reporting; or

•	we are not successful in integrating acquired businesses (such as DLS) into our consolidated company’s system of disclosure controls and procedures and internal controls over financial reporting,

then our independent registered public accounting firm may be unable to attest that our management’s assessment of our internal controls over financial reporting is fairly stated, or they may be unable to express an opinion on our management’s evaluation of, or on the effectiveness of, our internal controls.
      If it is determined that our disclosure controls and procedures and/or our internal controls over financial reporting are not effective and/or we fail to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act on a timely basis, we may not be able to provide reliable financial and other reports or prevent fraud, which, in turn, could harm our business and operating results, cause investors to lose confidence in the accuracy and completeness of our financial reports, have a material adverse effect on the trading price of our common stock and/or adversely affect our ability to timely file our periodic reports with the SEC. Any failure to timely file our periodic reports with the SEC may give rise to a default under the indenture governing our senior notes and, ultimately, an acceleration of amounts due under the senior notes. In addition, a default under the indenture generally will also give rise to a default under our credit agreement and could cause the acceleration of amounts due under the credit agreement. If an acceleration of our senior notes or our other debt were to occur, we cannot assure you that we would have sufficient funds to repay such obligations.

The loss of key executives would adversely affect our ability to effectively finance and manage our business, acquire new businesses, and obtain and retain customers.
      We are dependent upon the efforts and skills of our executives to finance and manage our business, identify and consummate additional acquisitions and obtain and retain customers. These executives include:

•	Chairman of the Board and Chief Executive Officer Munawar H. Hidayatallah; and

•	President and Chief Operating Officer David Wilde.
      In addition, our development and expansion will require additional experienced management and operations personnel. No assurance can be given that we will be able to identify and retain these employees. The loss of the services of one or more of our key executives could increase our exposure to the other risks described in this “Risk Factors” section. We do not maintain key man insurance on any of our personnel.

Historically, we have been dependent on a few customers operating in a single industry; the loss of one or more customers could adversely affect our financial condition and results of operations.
      Our customers are engaged in the oil and natural gas drilling business in the United States, Mexico and elsewhere. Historically, we have been dependent upon a few customers for a significant portion of our revenue. In 2005, no single customer generated over 10% of our revenues. In 2004, Matyep represented 10.8% of our revenues, and Burlington Resources represented 10.1% of our revenues. In 2003, Matyep represented 10.2% of our revenues, Burlington represented 11.1% of our revenue and El Paso Corporation represented 14.1% of our revenues. Additionally, DLS currently relies on two customers for a majority of its revenue. In 2005, Pan American Energy LLC Sucursal Argentina, or Pan American Energy, represented 55% of DLS’ revenues and Repsol-YPF represented 15% of DLS’ revenues. This concentration of customers may increase our overall exposure to credit risk, and customers will likely be similarly affected by changes in economic and industry conditions. Our financial condition and results of operations will be materially adversely affected if one or more of our significant customers fails to pay us or ceases to contract with us for our services on terms that are favorable to us or at all.

Our international operations may expose us to political and other uncertainties, including risks of:

•	terrorist acts, war and civil disturbances;

•	changes in laws or policies regarding the award of contracts; and

•	the inability to collect or repatriate currency, income, capital or assets.
      Part of our strategy is to prudently and opportunistically acquire businesses and assets that complement our existing products and services, and to expand our geographic footprint. If we make acquisitions in other countries, we may increase our exposure to the risks discussed above.

Environmental liabilities could result in substantial losses.
      Since our reorganization under the U.S. federal bankruptcy laws in 1988, a number of parties, including the Environmental Protection Agency, have asserted that we are responsible for the cleanup of hazardous waste sites with respect to our pre-bankruptcy activities. We believe that such claims are barred by applicable bankruptcy law, and we have not experienced any material expense in relation to any such claims. However, if we do not prevail with respect to these claims in the future, or if additional environmental claims are asserted against us relating to our current or future activities in the oil and natural gas industry, we could become subject to material environmental liabilities that could have a material adverse effect on our financial condition and results of operation.

Products liability claims relating to discontinued operations could result in substantial losses.
      Since our reorganization under the U.S. federal bankruptcy laws in 1988, we have been regularly named in products liability lawsuits primarily resulting from the manufacture of products containing asbestos. In connection with our bankruptcy, a special products liability trust was established to address products liability claims. We believe that claims against us are barred by applicable bankruptcy law, and that the products liability trust will continue to be responsible for products liability claims. Since 1988, no court has ruled that we are responsible for products liability claims. However, if we are held responsible for product liability claims, we could suffer substantial losses that could have a material adverse effect on our financial condition and results of operation. We have not manufactured products containing asbestos since our reorganization in 1988.

We may be subject to claims for personal injury and property damage, which could materially adversely affect our financial condition and results of operations.
      Our products and services are used for the exploration and production of oil and natural gas. These operations are subject to inherent hazards that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. Litigation arising from an accident at a location where our products or services are used or provided may cause us to be named as a defendant in lawsuits asserting potentially large claims. We maintain customary insurance to protect our business against these potential losses. Our insurance has deductibles or self-insured retentions and contains certain coverage exclusions. However, we could become subject to material uninsured liabilities that could have a material adverse effect on our financial condition and results of operation.

Risks Associated With Our Industry

Cyclical declines in oil and natural gas prices may result in reduced use of our services, affecting our business, financial condition and results of operation and our ability to meet our capital expenditure obligations and financial commitments.
      The oil and natural gas exploration and drilling business is highly cyclical. Generally, as oil and natural gas prices decrease, exploration and drilling activity declines as marginally profitable projects become uneconomic and are either delayed or eliminated. Declines in the number of operating drilling rigs result in reduced use of and prices for our services. Accordingly, when oil and natural gas prices are relatively low, our revenues and income will suffer. Oil and natural gas prices depend on many factors beyond our control, including the following:

•	economic conditions in the United States and elsewhere;

•	changes in global supply and demand for oil and natural gas;

•	the level of production of the Organization of Petroleum Exporting Countries, commonly called OPEC;

•	the level of production of non-OPEC countries;

•	the price and quantity of imports of foreign oil and natural gas;

•	political conditions, including embargoes, in or affecting other oil and natural gas producing activities;

•	the level of global oil and natural gas inventories; and

•	advances in exploration, development and production technologies.
      Depending on the market prices of oil and natural gas, companies exploring for oil and natural gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Our contracts are generally short-term, and oil and natural gas companies tend to respond quickly to upward or downward changes in prices. Any reduction in the demand for drilling services may materially erode both pricing and utilization rates for our services and adversely affect our financial results. As a result, we may suffer losses, be unable to make necessary capital expenditures and be unable to meet our financial obligations.

Our industry is highly competitive, with intense price competition.
      The markets in which we operate are highly competitive. Contracts are traditionally awarded on a competitive bid basis. Pricing is often the primary factor in determining which qualified contractor is awarded a job. The competitive environment has intensified as recent mergers among oil and natural gas companies have reduced the number of available customers. Many other oilfield services companies are larger than we are and have resources that are significantly greater than our resources. These competitors are better able to withstand industry downturns, compete on the basis of price and acquire new equipment and technologies, all of which could affect our revenues and profitability. These competitors compete with us both for customers and for acquisitions of other businesses. This competition may cause our business to suffer. We believe that competition for contracts will continue to be intense in the foreseeable future.

We may experience increased labor costs or the unavailability of skilled workers and the failure to retain key personnel could hurt our operations.
      Companies in our industry, including us, are dependent upon the available labor pool of skilled employees. We compete with other oilfield services businesses and other employers to attract and retain qualified personnel with the technical skills and experience required to provide our customers with the highest quality service. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for us to attract and retain personnel and could require us to enhance our wage and benefits packages. There can be no assurance that labor costs will not increase. Any increase in our operating costs could cause our business to suffer.

Severe weather could have a material adverse impact on our business.
      Our business could be materially and adversely affected by severe weather. Repercussions of severe weather conditions may include:

•	curtailment of services;

•	weather-related damage to facilities and equipment resulting in suspension of operations;

•	inability to deliver materials to job sites in accordance with contract schedules; and

•	loss of productivity.
      In addition, oil and natural gas operations of our customers located offshore and onshore in the Gulf of Mexico and in Mexico may be adversely affected by hurricanes and tropical storms, resulting in reduced demand for our services. Further, our customers’ operations in the Mid-Continent and Rocky Mountain regions of the United States are also adversely affected by seasonal weather conditions. This limits our access to these job sites and our ability to service wells in these areas. These constraints decrease drilling activity and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.

Our business may be affected by terrorist activity and by security measures taken in response to terrorism.
      We may experience loss of business or delays or defaults in payments from payers that have been affected by actual or potential terrorist activities. Some oil and natural gas drilling companies have implemented security measures in response to potential terrorist activities, including access restrictions, that could adversely affect our ability to market our services to new and existing customers and could increase our costs. Terrorist activities and potential terrorist activities and any resulting economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

We are subject to government regulations.
      We are subject to various federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Although we are not aware of any proposed material changes in any federal, state and local statutes, rules or regulations, any changes could materially affect our financial condition and results of operations.

Risks Associated With an Investment in Our Common Stock

We may have a contingent liability arising out of a possible violation of Section 5 of the Securities Act in connection with electronic communications sent to potential investors in our common stock.
      On or about July 20, 2006, one of the proposed underwriters of this offering sent e-mails and/or instant messages to approximately 20 potential investors in our common stock. Although we did not authorize these communications, and we believe they were not made or intended to be made on our behalf, these communications may have constituted violations of Section 5 of the Securities Act. Accordingly, if the recipients of these emails were to purchase shares in this offering, they might have the right, under certain circumstances, to require us to repurchase those shares. Consequently, we could have a contingent liability arising out of these possible violations of the Securities Act. The magnitude of this liability is presently impossible to quantify, and would depend upon the number of shares purchased by the recipients of such communications and the trading price of our common stock. However, the proposed underwriter who sent these electronic communications is not acting as an underwriter in this offering, and we and the underwriters that are participating in this offering have taken measures designed to ensure that the recipients of the communications will not have the opportunity to purchase shares in this offering. Furthermore, if any investors in our common stock do assert any such liability, we intend to contest the matter vigorously, and in light of the remedial measures and our belief that the communications were not made or intended to be made on our behalf, we do not believe that any such liability would be material to our financial condition.

Our stock price may decrease in response to various factors, which could adversely affect our business and cause our stockholders to suffer significant losses. These factors include:

•	decreases in prices for oil and natural gas resulting in decreased demand for our services;

•	variations in our operating results and failure to meet expectations of investors and analysts;

•	increases in interest rates;

•	the loss of customers;

•	failure of customers to pay for our services;

•	competition;

•	illiquidity of the market for our common stock;

•	developments specifically affecting the Argentine economy;

•	sales of common stock by existing stockholders; and

•	other developments affecting us or the financial markets.
      A reduced stock price will result in a loss to investors and will adversely affect our ability to issue stock to fund our activities.

Existing stockholders’ interest in us may be diluted by additional issuances of equity securities.
      We expect to issue additional equity securities to fund the acquisition of additional businesses and pursuant to employee benefit plans. We may also issue additional equity for other purposes. These securities may have the same rights as our common stock or, alternatively, may have dividend, liquidation, or other preferences to our common stock. The issuance of additional equity securities will dilute the holdings of existing stockholders and may reduce the share price of our common stock.

We do not expect to pay dividends on our common stock and investors will be able to receive cash in respect of the shares of common stock only upon the sale of the shares.
      We have not paid any cash dividends on our common stock within the last ten years. We have no intention in the foreseeable future to pay any cash dividends on our common stock and our credit agreement and the indenture governing our senior notes restrict our ability to pay dividends on our common stock. Therefore, an investor in our common stock will obtain an economic benefit from the common stock only after an increase in its trading price and only by selling the common stock.

Substantial sales of our common stock could adversely affect our stock price.
      Sales of a substantial number of shares of common stock after this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Such sales could cause the market price of our common stock to decline.
      Based on our shares outstanding as of July 1, 2006, we will have 24,014,260 shares of common stock outstanding immediately after this offering. We have reserved an additional 1,843,633 shares of common stock for issuance under our equity compensation plans, of which 1,600,534 shares are currently issuable upon the exercise of outstanding options with a weighted average exercise price of $6.40 per share. In addition, we have reserved 71,000 shares of common stock for issuance upon the exercise of outstanding warrants (with a weighted average exercise price of $4.98 per share) and 4,000 shares for issuance upon the exercise of outstanding options (with an exercise price of $13.75 per share) granted to former and continuing board members in 1999 and 2000. Following this offering, all of the shares of common stock to be sold in this offering and approximately 9.4 million shares of common stock that may be sold pursuant to another registration statement that we have filed with the SEC will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.
      In connection with our pending acquisition of DLS, we plan to enter into an investors rights agreement with the seller parties to the DLS stock purchase agreement, who will collectively hold 2.5 million shares of our common stock after giving effect to the acquisition. Under the investors rights agreement, the DLS sellers will be entitled to certain rights with respect to the registration of the sale of such shares under the Securities Act. By exercising their registration rights and causing a large number of shares to be sold in the public market, these holders could cause the market price of our common stock to decline. See “DLS’ Business.”
      We cannot predict whether future sales of our common stock, or the availability of our common stock for sale, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

Upon closing of our acquisition of DLS, the DLS sellers will have the right to designate two nominees for election to our board of directors, and their interests may be different from yours.
      After giving effect to this offering and upon closing of the DLS acquisition, we anticipate that the DLS sellers will collectively hold 2.5 million shares of our common stock, representing approximately 10.4% of our issued and outstanding shares. Under the investors rights agreement that we plan to enter into in connection with the acquisition, the DLS sellers will have the right to designate two nominees for election to our board of directors. As a result, the DLS sellers will have a greater ability to determine the composition of our board of directors and to control our future operations and strategy as compared to the voting power and control that could be exercised by a stockholder owning the same number of shares and not benefiting from board designation rights.

      Conflicts of interest between the DLS sellers and our other stockholders may arise with respect to sales of shares of capital stock owned by the DLS sellers or other matters. In addition, the interests of the DLS sellers regarding any proposed merger or sale may differ from the interests of our other stockholders, especially if the consideration to be paid for the common stock is less than the price paid by other stockholders.
      The board designation rights described above could also have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market prices for their shares.
Risks Associated With Our Indebtedness

We have a substantial amount of debt, which could adversely affect our financial health and prevent us from making principal and interest payments on our senior notes and our other debt.
      After giving pro forma as adjusted effect to the acquisition of Rogers and the DLS transactions, as if each such transaction had occurred on March 31, 2006, we would have had approximately $270.1 million of consolidated total indebtedness outstanding and approximately $13.0 million of additional secured borrowing capacity available under our credit agreement as of March 31, 2006.
      Our substantial debt could:

•	make it more difficult for us to satisfy our obligations with respect to our senior notes and our other debt;

•	increase our vulnerability to general adverse economic and industry conditions, including declines in oil and natural gas prices and declines in drilling activities;

•	limit our ability to obtain additional financing for future working capital, capital expenditures, mergers and other general corporate purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	make us more vulnerable to increases in interest rates;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	have a material adverse effect on us if we fail to comply with the covenants in the indenture relating to our senior notes or in the instruments governing our other debt.
      In addition, we may incur substantial additional debt in the future. The indenture governing our senior notes permits us to incur additional debt, and our credit agreement permits additional borrowings. If new debt is added to our current debt levels, these related risks could increase.
      We may not maintain sufficient revenues to sustain profitability or to meet our capital expenditure requirements and our financial obligations. Also, we may not be able to generate a sufficient amount of cash flow to meet our debt service obligations.
      Our ability to make scheduled payments or to refinance our obligations with respect to our debt will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business, and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay scheduled expansion and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you that the terms of any such transaction would be satisfactory to us or if or how soon any such transaction could be completed.

If we fail to obtain additional financing, we may be unable to refinance our existing debt, expand our current operations or acquire new businesses, which could result in a failure to grow or result in defaults in our obligations under our credit agreement or our senior notes.
      In order to refinance indebtedness, expand existing operations and acquire additional businesses, we will require substantial amounts of capital. There can be no assurance that financing, whether from equity or debt financings or other sources, will be available or, if available, will be on terms satisfactory to us. If we are unable to obtain such financing, we will be unable to acquire additional businesses and may be unable to meet our obligations under our credit agreement or our senior notes.

The indenture governing our senior notes and our credit agreement impose restrictions on us that may limit the discretion of management in operating our business and that, in turn, could impair our ability to meet our obligations under the senior notes.
      The indenture governing our senior notes and our credit agreement contain various restrictive covenants that limit management’s discretion in operating our business. In particular, these covenants limit our ability to, among other things:

•	incur additional debt;

•	make certain investments or pay dividends or distributions on our capital stock or purchase or redeem or retire capital stock;

•	sell assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company.
      The credit agreement also requires us to maintain specified financial ratios and satisfy certain financial tests. Our ability to maintain or meet such financial ratios and tests may be affected by events beyond our control, including changes in general economic and business conditions, and we cannot assure you that we will maintain or meet such ratios and tests or that the lenders under the credit agreement will waive any failure to meet such ratios or tests.
      These covenants could materially and adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand, to pursue our business strategies and to otherwise conduct our business. Our ability to comply with these covenants may be affected by circumstances and events beyond our control, such as prevailing economic conditions and changes in regulations, and we cannot assure you that we will be able to comply with them. A breach of these covenants could result in a default under the indenture governing our senior notes and/or the credit agreement. If there were an event of default under the indenture governing our senior notes and/or the credit agreement, the affected creditors could cause all amounts borrowed under these instruments to be due and payable immediately. Additionally, if we fail to repay indebtedness under our credit agreement when it becomes due, the lenders under the credit agreement could proceed against the assets which we have pledged to them as security. Our assets and cash flow might not be sufficient to repay our outstanding debt in the event of a default.
Risks Associated With DLS’ Business and Industry

A material or extended decline in expenditures by oil and gas companies due to a decline or volatility in oil and gas prices, a decrease in demand for oil and gas or other factors may reduce demand for DLS’ services and substantially reduce DLS’ revenues, profitability, cash flows and/or liquidity.
      The profitability of DLS’ operations depends upon conditions in the oil and gas industry and, specifically, the level of exploration and production expenditures of oil and gas company customers. The oil and gas industry is cyclical and subject to governmental price controls. The demand for contract drilling and related services is directly influenced by many factors beyond DLS’ control, including:

•	oil and gas prices and expectations about future prices;

•	the demand for oil and gas, both in Latin America and globally;

•	the cost of producing and delivering oil and gas;

•	advances in exploration, development and production technology;

•	government regulations, including governmental imposed commodity price controls, export controls and renationalization of a country’s oil and gas industry;

•	local and international political and economic conditions;

•	the ability of OPEC to set and maintain production levels and prices;

•	the level of production by non-OPEC countries; and

•	the policies of various governments regarding exploration and development of their oil and gas reserves.
      Depending on the factors outlined above, companies exploring for oil and gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Such a reduction in demand may erode daily rates and utilization of DLS’ rigs. Any significant decrease in daily rates or utilization of DLS’ rigs could materially reduce DLS’ revenues, profitability, cash flows and/or liquidity.

A majority of DLS’ revenues are derived from two customers. The termination of the contracts with these two customers could have a significant negative effect on the revenues, results of operations and financial condition of DLS.
      A majority of DLS’ revenues are currently received pursuant to a strategic agreement with Pan American Energy. Pan American Energy is a joint venture that is owned 60% by British Petroleum and 40% by Bridas Corporation, an affiliate of the current stockholders of DLS. This agreement terminates on June 30, 2008. However, Pan American Energy may terminate the agreement (i) without cause at any time with 60 days’ notice, or (ii) in the event of a breach of the agreement by DLS if such breach is not cured within 20 days of notice of the breach. DLS is currently in negotiations to extend this agreement to December 2010.
      In addition, DLS derives over 10% of its revenues from Repsol-YPF pursuant to a drilling equipment contract and a drilling fluids contract, both of which are scheduled to expire in September 2006. We cannot assure you that these contracts will be renewed or replaced, and consequently there is a risk that DLS could fail to continue receiving the significant revenues generated under these contracts.

      Because a majority of DLS’ revenues are currently generated under these agreements, DLS’ revenues and earnings will be materially adversely affected if these agreements are terminated unless DLS is able to enter into satisfactory substitute arrangements. We cannot assure you that in the event of such a termination DLS would be able to enter into substitute arrangements on terms similar to those contained in the current agreements with Pan American Energy and Repsol-YPF.

DLS’ operations and financial condition could be affected by union activity and general labor unrest. Additionally, our labor expenses could increase as a result of governmental regulation of payments to employees.
      In Argentina, labor organizations have substantial support and have considerable political influence. The demands of labor organizations have increased in recent years as a result of the general labor unrest and dissatisfaction resulting from the disparity between the cost of living and salaries in Argentina as a result of the devaluation of the Argentine peso. There can be no assurance that DLS will not face labor disruptions in the future or that any such disruptions will not have a material adverse effect on DLS’ financial condition or results of operations.
      The Argentine government has in the past and may in the future promulgate laws, regulations and decrees requiring companies in the private sector to maintain minimum wage levels and provide specified benefits to employees, including significant mandatory severance payments. In the aftermath of the Argentine economic crisis of 2001 and 2002, both the government and private sector companies have experienced significant pressure from employees and labor organizations relating to wage levels and employee benefits. In early 2005 the Argentine government promised not to order salary increases by decree. However, there has been no abatement of pressure to mandate salary increases, and it is possible the government will adopt measures that will increase salaries or require DLS to provide additional benefits, which would increase DLS’ costs and potentially reduce DLS’ profitability, cash flow and/or liquidity.

Rig upgrade, refurbishment and construction projects are subject to risks, including delays and cost overruns, which could have an adverse effect on DLS’ results of operations and cash flows.
      DLS often has to make upgrade and refurbishment expenditures for its rig fleet to comply with DLS’ quality management and preventive maintenance system or contractual requirements or when repairs are required in response to an inspection by a governmental authority. DLS may also make significant expenditures when it moves rigs from one location to another. Additionally, DLS may make substantial expenditures for the construction of new rigs. Rig upgrade, refurbishment and construction projects are subject to the risks of delay or cost overruns inherent in any large construction project, including the following:

•	shortages of material or skilled labor;

•	unforeseen engineering problems;

•	unanticipated change orders;

•	work stoppages;

•	adverse weather conditions;

•	long lead times for manufactured rig components;

•	unanticipated cost increases; and

•	inability to obtain the required permits or approvals.

      Significant cost overruns or delays could adversely affect DLS’ financial condition and results of operations. Additionally, capital expenditures for rig upgrade, refurbishment or construction projects could exceed DLS’ planned capital expenditures, impairing DLS’ ability to service its debt obligations.

An oversupply of comparable rigs in the geographic markets in which DLS competes could depress the utilization rates and dayrates for DLS’ rigs and materially reduce DLS’ revenues and profitability.
      Utilization rates, which are the number of days a rig actually works divided by the number of days the rig is available for work, and dayrates, which are the contract prices customers pay for rigs per day, are also affected by the total supply of comparable rigs available for service in the geographic markets in which DLS competes. Improvements in demand in a geographic market may cause DLS’ competitors to respond by moving competing rigs into the market, thus intensifying price competition. Significant new rig construction could also intensify price competition. In the past, there have been prolonged periods of rig oversupply with correspondingly depressed utilization rates and dayrates largely due to earlier, speculative construction of new rigs. Improvements in dayrates and expectations of longer-term, sustained improvements in utilization rates and dayrates for drilling rigs may lead to construction of new rigs. These increases in the supply of rigs could depress the utilization rates and dayrates for DLS’ rigs and materially reduce DLS’ revenues and profitability.

Worldwide political and economic developments may hurt DLS’ operations materially.
      Currently, DLS derives substantially all of its revenues from operations in Argentina and a small portion from operations in Bolivia. DLS’ operations are subject to the following risks, among others:

•	expropriation of assets;

•	nationalization of components of the energy industry in the geographic areas where DLS operates;

•	foreign currency fluctuations and devaluation;

•	new economic and tax policies;

•	restrictions on currency, income, capital or asset repatriation;

•	political instability, war and civil disturbances;

•	uncertainty or instability resulting from armed hostilities or other crises in the Middle East or the geographic areas in which DLS operates; and

•	acts of terrorism.
      Continued hostilities in the Middle East and the occurrence or threat of future terrorist attacks against the United States or other developed countries could cause a downturn in the economies of the United States and those other countries. A lower level of economic activity could result in a decline in energy consumption, which could cause DLS’ revenues and margins to decline and limit its future growth prospects. More specifically, these risks could lead to increased volatility in prices for crude oil and natural gas and could affect the markets for DLS’ drilling services. In addition, these risks could increase instability in the financial and insurance markets and make it more difficult for DLS to access capital and to obtain insurance coverages that DLS considers adequate or are otherwise required by DLS’ contracts.
      DLS attempts to limit the risks of currency fluctuation and restrictions on currency repatriation where possible by obtaining contracts providing for payment of a percentage of the contract in U.S. dollars or freely convertible foreign currency. To the extent possible, DLS seeks to limit its exposure to local currencies by matching the acceptance of local currencies to DLS’ expense requirements in those currencies. Although DLS has done this in the past, DLS may not be able to take these actions in the future, thereby exposing DLS to foreign currency fluctuations that could cause its results of operations, financial condition and cash flows to deteriorate materially.
      Over the past several years, Argentina and Bolivia have experienced political and economic instability that resulted in significant changes in their general economic policies and regulations.
      DLS derives a small portion of its revenues from operating one drilling rig in Bolivia. Recently, Bolivian President Evo Morales announced the nationalization of Bolivia’s natural gas industry and ordered the Bolivian military to occupy Bolivia’s natural gas fields. This measure will likely adversely affect the Bolivian operations of foreign oil and gas companies operating in Bolivia, including DLS’ customers and potential future customers, and accordingly, DLS’ prospects for future business in Bolivia may be harmed. In addition, in light of these recent political developments in Bolivia, DLS’ assets in Bolivia may be subject to an increased risk of expropriation or government imposed restrictions on movement to a new location.
      In light of the early stage and uncertainty of political developments affecting the energy industry in Bolivia, we are unable to predict the effect that recent events may have on DLS’ operations, financial results or business plans. There is a risk that the changes resulting from the recent events in Bolivia will adversely affect DLS’ financial position or results of operations, and DLS’ operations may be further adversely affected by continuing economic and political instability in Bolivia. Furthermore, if nationalistic measures similar to those developing in Bolivia were to be adopted in other countries where DLS may in the future seek drilling contracts, DLS’ prospects in such countries may be adversely affected.
      DLS’ operations are also subject to other risks, including foreign monetary and tax policies, expropriation, nationalization and nullification or modification of contracts. Additionally, DLS’ ability to compete may be limited by foreign governmental regulations that favor or require the awarding of contracts to local contractors or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, DLS may face governmentally imposed restrictions from time to time on its ability to transfer funds.

Devaluation of the Argentine peso will adversely affect DLS’ results of operations.
      The Argentine peso has been subject to significant devaluation in the past and may be subject to significant fluctuations in the future. Given the economic and political uncertainties in Argentina, it is impossible to predict whether, and to what extent, the value of the Argentine peso may depreciate or appreciate against the U.S. dollar. We cannot predict how these uncertainties will affect DLS’ financial results, but there is a risk that DLS’ financial performance could be adversely affected. Moreover, we cannot predict whether the Argentine government will further modify its monetary policy and, if so, what effect any of these changes could have on the value of the Argentine peso. Such changes could have an adverse effect on DLS’ financial condition and results of operations.

Argentina continues to face considerable political and economic uncertainty.
      Although general economic conditions have shown improvement and political protests and social disturbances have diminished considerably since the economic crisis of 2001 and 2002, the rapid and radical nature of the changes in the Argentine social, political, economic and legal environmental over the past several years and the absence of a clear political consensus in favor of any particular set of economic policies have given rise to significant uncertainties about the country’s economic and political future. It is currently unclear whether the economic and political instability experienced over the past several years will continue and it is possible that, despite recent economic growth, Argentina may return to a deeper recession, higher inflation and unemployment and greater social unrest. If instability persists, there could be a material adverse effect on DLS’ results of operations and financial condition.
      In the event of further social or political crisis, companies in Argentina may also face the risk of further civil and social unrest, strikes, expropriation, nationalization, forced renegotiation or modification of existing contracts and changes in taxation policies, including royalty and tax increases and retroactive tax claims.
      In addition, investments in Argentine companies may be further affected by changes in laws and policies of the United States affecting foreign trade, taxation and investment.

An increase in inflation could have a material adverse effect on DLS’ results of operations.
      The devaluation of the Argentine peso created pressures on the domestic price system that generated high rates of inflation in 2002 before substantially stabilizing in 2003 and remaining stable in 2004. In 2005, however, inflation rates began to increase. In addition, in response to the economic crisis in 2002, the federal government granted the Central Bank greater control over monetary policy than was available to it under the previous monetary regime, known as the “Convertibility” regime, including the ability to print currency, to make advances to the federal government to cover its anticipated budget deficit and to provide financial assistance to financial institutions with liquidity problems. We cannot assure you that inflation rates will remain stable in the future. Significant inflation could have a material adverse effect on DLS’ results of operations and financial condition.

DLS’ customers may seek to cancel or renegotiate some of DLS’ drilling contracts during periods of depressed market conditions or if DLS experiences operational difficulties.
      Substantially all of DLS’ contracts with major customers are dayrate contracts, where DLS charges a fixed charge per day regardless of the number of days needed to drill the well. During depressed market conditions, a customer may no longer need a rig that is currently under contract or may be able to obtain a comparable rig at a lower daily rate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. In addition, DLS’ customers may have the right to terminate existing contracts if DLS experiences operational problems. The likelihood that a customer may seek to terminate a contract for operational difficulties is increased during periods of market weakness. The cancellation of a number of DLS’ drilling contracts could materially reduce DLS’ revenues and profitability.

DLS is subject to numerous governmental laws and regulations, including those that may impose significant liability on DLS for environmental and natural resource damages.
      Many aspects of DLS’ operations are subject to laws and regulations that may relate directly or indirectly to the contract drilling and well servicing industries, including those requiring DLS to control the discharge of oil and other contaminants into the environment or otherwise relating to environmental protection. The countries where DLS operates have environmental laws and regulations covering the discharge of oil and other contaminants and protection of the environment in connection with operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and even criminal penalties, the imposition of remedial obligations, and the issuance of injunctions that may limit or prohibit DLS’ operations. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering DLS liable for environmental and natural resource damages without regard to negligence or fault on DLS’ part. These laws and regulations may expose DLS to liability for the conduct of, or conditions caused by, others or for acts that were in compliance with all applicable laws at the time the acts were performed. The application of these requirements, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas could materially limit future contract drilling opportunities or materially increase DLS’ costs or both.

DLS is subject to hazards customary for drilling operations, which could adversely affect its financial performance if DLS is not adequately indemnified or insured.
      Substantially all of DLS’ operations are subject to hazards that are customary for oil and gas drilling operations, including blowouts, reservoir damage, loss of well control, cratering, oil and gas well fires and explosions, natural disasters, pollution and mechanical failure. Any of these risks could result in damage to or destruction of drilling equipment, personal injury and property damage, suspension of operations or environmental damage. Generally, drilling contracts provide for the division of responsibilities between a drilling company and its customer, and DLS generally obtains indemnification from its customers by contract for some of these risks. However, there may be limitations on the enforceability of indemnification provisions that allow a contractor to be indemnified for damages resulting from the contractor’s fault. To the extent that DLS is unable to transfer such risks to customers by contract or indemnification agreements, DLS generally seeks protection through insurance. However, DLS has a significant amount of self-insured retention or deductible for certain losses relating to workers’ compensation, employers’ liability, general liability and property damage. There is no assurance that such insurance or indemnification agreements will adequately protect DLS against liability from all of the consequences of the hazards and risks described above. The occurrence of an event not fully insured or for which DLS is not indemnified against, or the failure of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses. In addition, there can be no assurance that insurance will continue to be available to cover any or all of these risks, or, even if available, that insurance premiums or other costs will not rise significantly in the future, so as to make the cost of such insurance prohibitive.

USE OF PROCEEDS
       We expect that our net proceeds from the sale of common stock in the offering will be approximately $40.8 million, or $47.0 million if the underwriters’ over-allotment option is exercised in full, at an offering price of $14.50 per share and after deducting underwriter discounts and commissions and estimated transaction fees and expenses payable by us. We plan to use the net proceeds to us from this offering to fund a portion of the purchase price for our acquisition of DLS. The net proceeds from this offering, together with approximately $92.7 million in net proceeds from our concurrent offering of approximately $95.0 million aggregate principal amount of senior notes, will be used to fund the cash component of the purchase price for our pending acquisition of DLS, to repay existing debt and for general corporate purposes, as set forth below.

(In millions)
• Cash component of DLS purchase price(1)	$93.2
• Acquisition fees and expenses	4.6
• Repayment of subordinated note payable to M-I LLC(2)	4.0
• Repayment of revolving line of credit(3)	5.0
• General corporate purposes	26.7

$133.5

(1)	Under the stock purchase agreement, we plan to reduce the cash consideration from $102.4 million to $93.2 million, in consideration for DLS retaining $9.1 million of its currently existing indebtedness.

(2)	This subordinated note accrues interest at a rate of 5.0% per annum and requires quarterly interest payments. The principal amount is due on October 9, 2007.

(3)	Amount outstanding as of August 8, 2006. This line of credit under our senior secured credit facility bears an interest rate of 7.87% and matures in January 2010.
DIVIDEND POLICY
       We currently intend to continue our policy of retaining earnings to finance the growth of our business. As a result, we do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, the terms of our credit agreement and the indenture governing our senior notes restrict our ability to pay dividends on our common stock.

PRICE RANGE OF COMMON STOCK
       Our common stock is traded on the American Stock Exchange under the symbol “ALY.” Prior to September 13, 2004, our common stock was quoted on the OTC Bulletin Board and traded sporadically. The following table sets forth, for periods prior to September 13, 2004, high and low bid information for the common stock, as reported on the OTC Bulletin Board, during the periods indicated, and for periods since September 13, 2004, high and low sale prices of our common stock reported on the American Stock Exchange. The quotations reported on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Share prices for periods prior to June 10, 2004, set forth herein, have been adjusted to give retroactive effect to a one-to-five reverse stock split effected June 10, 2004.

Calendar Quarter	High	Low

2003
First Quarter	$4.50	$0.55
Second Quarter	$5.00	$1.75
Third Quarter	$4.50	$2.60
Fourth Quarter	$6.00	$2.60
2004
First Quarter	$10.05	$2.55
Second Quarter	$10.25	$1.75
Third Quarter	$9.75	$4.75
Fourth Quarter	$5.40	$3.25
2005
First Quarter	$7.25	$3.64
Second Quarter	$6.00	$4.38
Third Quarter	$14.70	$5.65
Fourth Quarter	$13.75	$8.61
2006
First Quarter	$18.50	$12.46
Second Quarter	$16.99	$10.85
Third Quarter (through August 8)	$15.99	$9.80
      As of June 1, 2006, there were approximately 2,036 holders of record of our common stock. On August 8, 2006, the last sale price for our common stock reported on the American Stock Exchange was $14.69 per share.

CAPITALIZATION
       The following table sets forth our unaudited cash and cash equivalents and capitalization as of March 31, 2006:

•	on an actual basis; and

•	on a pro forma basis giving effect to:

•	this offering and the issuance of an additional $95.0 million of senior notes, with the net proceeds of this offering and the notes issuance being used together to fund the cash component of the purchase price for our pending acquisition of DLS;

•	the repayment of our $4.0 million subordinated note payable to M-I LLC;

•	the repayment of $5.0 million under our revolving line of credit with a portion of the net proceeds from our offering of $95.0 million of senior notes;

•	our acquisition of Rogers; and

•	our acquisition of DLS (including the issuance of an additional 2.5 million shares of our common stock to the sellers as the stock component of the purchase price for DLS).
      You should read this table in conjunction with our financial statements and the notes to our financial statements included elsewhere in this prospectus.

	As of March 31, 2006

	Actual	Pro Forma

	(Unaudited)
	(In thousands)
Cash and cash equivalents(1)(2)	$10,661	$31,903

Long-term debt, including current maturities
Credit facility(1)	$—	$—
Other debt(2)	8,528	14,462
Senior notes	160,000	255,000
Payment obligations under non-compete agreements(3)	615	615

Total debt	169,143	270,077
Stockholders’ equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 17,225,330 shares issued and outstanding on an actual basis; 22,850,615 shares issued and outstanding on a pro forma basis	172	228
Additional paid-in capital	60,800	139,469
Retained earnings	6,240	6,240

Total stockholders’ equity	67,212	145,937

Total capitalization	$236,355	$416,014

(1)	We borrowed $5.0 million under the credit facility to complete the acquisition of Rogers, which we repaid in June 2006. In July 2006, we borrowed an additional $5.0 million under the credit facility which we intend to repay with a portion of the proceeds of our concurrent senior notes offering.

(2)	Actual other debt consists of a $4.0 million 5.0% subordinated note payable by Allis-Chalmers Energy Inc. and $4.5 million of miscellaneous other debt. In connection with our acquisition of Rogers, we issued a note for $750,000 and assumed debt of $44,000. In connection with our acquisition of DLS, we expect to assume debt of $9.1 million. We intend to repay the $4.0 million subordinated note with a portion of the proceeds of our concurrent senior notes offering.

(3)	Consists of amounts payable to former owners of acquired businesses.

UNAUDITED PRO FORMA AS ADJUSTED
CONSOLIDATED FINANCIAL INFORMATION
Introduction
      Our unaudited pro forma as adjusted balance sheet as of March 31, 2006 reflects the following transactions as if they occurred on March 31, 2006:

•	Our acquisition of Rogers, which closed on April 3, 2006. The following table summarizes the preliminary allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$4,520
Property and equipment	9,886
Intangible assets	1,050

Total assets acquired	15,456

Current liabilities	1,612
Long-term debt	44
Other long term liabilities	100

Total liabilities assumed	1,756

Net assets acquired	$13,700

We paid the purchase price with $11.3 million in cash (of which we borrowed $5.0 million under our line of credit), a $750,000 seller financed note and 125,285 newly issued shares of our common stock, which had a value of $1.7 million. We incurred approximately $341,000 of acquisition costs in connection with the Rogers acquisition. Rogers’ historical property and equipment book values were increased by approximately $8.4 million based on third-party valuations. Intangible assets include $900,000 assigned to patents and $150,000 assigned to a non-compete agreement, based on third-party valuations and employment contracts. The intangibles have a weighted-average useful life of nine years. We do not expect any material differences from the preliminary allocation of the purchase price and actual purchase price allocation.

•	Our pending acquisition of DLS, for the consideration described below under “DLS’ Business,” including the assumption of $9.1 million of DLS’ currently existing indebtedness and the issuance of 2.5 million shares of our common stock to the sellers, as adjusted for this offering and the sale of an additional $95.0 million aggregate principal amount of our senior notes to fund a portion of the cash component of the purchase price for this acquisition. The following table summarizes the preliminary allocation of the purchase price to the estimated fair value of the assets expected to be acquired and liabilities expected to be assumed at the date of acquisition (in thousands):

Current assets	$45,230
Property and equipment	151,260
Other long-term assets	2

Total assets acquired	196,492

Current liabilities	25,578
Long-term debt	9,140
Other long term liabilities	27,752

Total liabilities assumed	62,470

Net assets acquired	$134,022

We expect to incur approximately $4.6 million of acquisition costs in connection with this acquisition. DLS historical property and equipment values are expected to be increased by approximately $42.0 million based on third-party valuations. We do not expect any material differences from the preliminary allocation of the purchase price and actual purchase price allocation.
      Our unaudited pro forma as adjusted condensed consolidated statement of operations for the year ended December 31, 2005 and for the three months ended March 31, 2005 reflects the following transactions as if such transactions occurred on January 1, 2005:

•	Our acquisition of Delta Rental Service, Inc., or Delta, which closed on April 1, 2005. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$1,327
Property and equipment	5,529
Intangible assets	150

Total assets acquired	7,006

Current liabilities	633
Long-term debt	523

Total liabilities assumed	1,156

Net assets acquired	$5,850

We paid the purchase price with approximately $4.5 million in cash, newly issued shares of our common stock valued at approximately $1.0 million and two promissory notes totaling $350,000 in principal amount. We incurred approximately $28,000 of acquisition costs in connection with the Delta acquisition. Delta’s historical property and equipment book values were increased by approximately $4.2 million based on third-party valuations. The fair value of the $150,000 non-compete intangible asset was based on a non-compete agreement and the related employment contract and has a useful life of 3 years.

•	Our acquisition of Capcoil Tubing Services, Inc., or Capcoil, which closed on May 2, 2005. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$1,706
Property and equipment	2,908
Other long-term assets	11
Intangible assets	1,389
Goodwill	184

Total assets acquired	6,198

Current liabilities	847
Long-term debt	1,851

Total liabilities assumed	2,698

Net assets acquired	$3,500

We paid the purchase price with approximately $2.7 million in cash and newly issued shares of our common stock valued at approximately $750,000. We incurred approximately $26,000 of acquisition costs in connection with the Capcoil acquisition. Capcoil’s historical property and equipment book values were increased by approximately $1.0 million based on third-party valuations. Intangible assets include $1.0 million assigned to non-compete agreements included in employment contracts and $364,000 assigned to customer lists based on third-party valuations. The intangibles have a weighted-average useful life of 5 years.

•	Our acquisition of the assets of W.T. Enterprises, Inc., or W.T., which closed on July 11, 2005. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired at the date of acquisition (in thousands):

Property and equipment	$4,500
Intangible assets	1,481
Goodwill	82

Total assets acquired	$6,063

We paid the purchase price with borrowings under our line of credit. We incurred approximately $63,000 of acquisition costs in connection with the W.T. Enterprises, Inc. acquisition. W.T. Enterprises, Inc.’s historical property and equipment book values were increased by approximately $3.0 million based on third-party valuations. Intangible assets include $600,000 assigned to non-compete agreements and $881,000 assigned to customer lists based on third-party valuations. The intangibles have a weighted-average useful life of 8 years.

•	Our acquisition of the minority interest in AirComp LLC, or AirComp, from M-I LLC, or M-I, and a subordinated note in the principal amount of $4.8 million, which closed on July 11, 2005. We paid the purchase price with $7.1 million in cash from borrowings under our line of credit and the issuance of a new $4.0 million 5% subordinated note.

•	Our acquisition of Specialty, which closed on January 18, 2006. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Accounts receivable	$7,167
Other current assets	425
Property and equipment	90,540

Total assets acquired	98,132

Current liabilities	2,058
Long-term debt	74

Total liabilities assumed	2,132

Net assets acquired	$96,000

We paid the purchase price with net proceeds from our issuance of 9% senior notes in January 2006. We incurred approximately $453,000 of acquisition costs in connection with the Specialty acquisition. Specialty’s historical property and equipment book values were increased by approximately $71.5 million based on third-party valuations.

•	Our issuance of $160.0 million aggregate principal amount of 9% senior notes in January 2006;

•	Our acquisition of Rogers, which closed on April 3, 2006, for $11.3 million in cash (of which we borrowed $5.0 million under our debt facility), the issuance of a $750,000 three year promissory note and the issuance of 125,285 shares of our common stock;

•	Our pending acquisition of DLS for the consideration described below under “DLS’ Business,” including the assumption of $9.1 million of DLS’ currently existing indebtedness and the issuance of 2.5 million shares of our common stock to the sellers as the stock component of the purchase price for DLS;

•	Our sale of an additional $95.0 million aggregate principal amount of our 9% senior notes in order to fund a portion of the cash component of the purchase price for the DLS acquisition; and

•	Our issuance of an additional 3.0 million shares of our common stock in this offering. The pro forma treats the shares as having been issued at a price of $14.50 per share.
      However, the pro forma as adjusted statement of operations information presented below does not give effect to our immaterial acquisition of Target Energy, Inc., which was acquired effective August 1, 2005, and our acquisition of certain casing and tubing assets from Patterson Services, Inc. on September 1, 2005.
      Our unaudited pro forma as adjusted condensed consolidated statement of operations for the three months ended March 31, 2006 reflects the following transactions as if such transactions occurred on January 1, 2005:

•	Our acquisition of Rogers, which closed on April 3, 2006, for $11.3 million in cash (of which we borrowed $5.0 million under our debt facility), the issuance of a $750,000 three year promissory note and the issuance of 125,285 shares of our common stock;

•	Our pending acquisition of DLS for the consideration described below under “DLS’ Business,” including the assumption of $9.1 million of DLS’ currently existing indebtedness and the issuance of 2.5 million shares of our common stock to the sellers as the stock component of the purchase price for DLS;

•	The sale of an additional $95.0 million aggregate principal amount of our senior notes in connection with the pending DLS acquisition; and

•	Our issuance of an additional 3.0 million shares of our common stock in this offering. The pro forma treats the shares as having been issued at a price of $14.50 per share.
      Adjustments for the above-listed transactions on an individual basis are presented in the notes to the unaudited pro forma as adjusted financial statements.
      Certain information normally included in the financial statements prepared in accordance with GAAP has been condensed or omitted in accordance with the rules and regulations of the SEC. The unaudited pro forma as adjusted financial statements and accompanying notes should be read in conjunction with the historical financial statements and related notes thereto appearing elsewhere herein. The unaudited pro forma as adjusted consolidated condensed financial statements do not purport to be indicative of the results of operations or financial position that we actually would have achieved if the transactions had been consummated on the dates indicated, nor do they project our results of operations or financial position for any future period or date.

Unaudited Pro Forma As Adjusted Consolidated Balance Sheet

	As of March 31, 2006
	(Unaudited)

						Financing/
	Allis-Chalmers	Rogers	DLS	Pro Forma		Offering		Pro Forma
	Historical	Historical	Historical	Adjustments(1)		Adjustments(2)		As Adjusted

	(In thousands)
ASSETS
Cash and cash equivalents	$10,661	$583	$244	$(104,072	)AA	$124,487	AB	$31,903
Trade receivables, net	38,239	1,681	21,817	—		—		61,737
Inventories	7,777	2,105	16,004	—		—		25,886
Prepaids and other	875	151	7,165	—		—		8,191

Total current assets	57,552	4,520	45,230	(104,072)		124,487		127,717
Property and equipment, net	174,329	1,483	109,310	50,353	AC	—		335,475
Goodwill	12,417	—	—	—		—		12,417
Other intangibles, net	6,399	113	—	937	AD	—		7,449
Debt issuance costs, net	6,414	—	—	—		2,338	AE	8,752
Other assets	719	—	2	—		—		721

Total assets	$257,830	$6,116	$154,542	$(52,782)		$126,825		$492,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$3,144	$360	$8,468	$(6,360	)AF	$—		$5,612
Trade accounts payable	8,903	944	15,285	—		—		25,132
Accrued employee benefits	2,064	32	8,295	—		—		10,391
Accrued interest	3,053	—	—	—		—		3,053
Accrued expenses	6,505	205	1,998	431	AG	—		9,139
Accounts payable, related parties	—	—	—	—		—		—

Total current liabilities	23,669	1,541	34,046	(5,929)		—		53,327
Accrued postretirement benefit obligations	319	—	—	—		—		319
Long-term debt, net of current maturities	165,999	433	19,783	(7,750	)AH	86,000	AI	264,465
Other long-term liabilities	631	—	1,179	26,673	AJ	—		28,483

Total liabilities	190,618	1,974	55,008	12,994		86,000		346,594
STOCKHOLDERS’ EQUITY
Common stock	172	24	42,963	(42,961	)AK	30	AL	228
Capital in excess of par value	60,800	—	31,606	6,268	AK	40,795	AL	139,469
Treasury stock, at cost	—	(4)	—	4	AK	—		—
Retained earnings	6,240	4,122	24,965	(29,087	)AK	—		6,240

Total stockholders’ equity	67,212	4,142	99,534	(65,776)		40,825		145,937

Total liabilities and stockholders’ equity	$257,830	$6,116	$154,542	$(52,782)		$126,825		$492,531

(1)	Reflects adjustments for the acquisition of Rogers and the pending acquisition of DLS.

(2)	Reflects adjustments for the issuance of 3.0 million shares of our common stock in this offering and the sale of an additional $95.0 million aggregate principal amount of our senior notes to fund a portion of the cash component of the purchase price for the pending acquisition of DLS.

Unaudited Pro Forma Consolidated Statement of Operations

	For the Three Months Ended March 31, 2006
	(Unaudited)

	Allis-Chalmers	DLS	Rogers	Pro Forma		Pro Forma	Offering		Pro Forma
	Historical	Historical	Historical	Adjustments(1)		Combined	Adjustments(2)		As Adjusted

	(In thousands, except per share amounts)
Revenues	$47,028	$38,800	$2,085	$—		$87,913	$—		$87,913
Cost of revenues	30,445	32,663	1,105	(291	)A	63,922	—		63,922

Gross profit	16,583	6,137	980	291		23,991	—		23,991
General and administrative expense	7,950	1,066	820	33	B	9,869	73	C	9,942

Income (loss) from operations	8,633	5,071	160	258		14,122	(73)		14,049
Other income
Interest income	—	—	2	—		2	—		2
Interest expense	(3,628)	(1,681)	—	437	D	(4,872)	(1,988	)E	(6,860)
Other	25	(338)	(7)	—		(320)	—		(320)

Income (loss) before taxes	5,030	3,052	155	695		8,932	(2,061)		6,871
Taxes	(607)	(1,453)	—	49	F	(2,011)	—	F	(2,011)

Income (loss) from continuing operations	4,423	1,599	155	744		6,921	(2,061)		4,860
Discontinued operations	—	2,375	—	—		2,375	—		2,375

Net income/(loss)	$4,423	$3,974	$155	$744		$9,296	$(2,061)		$7,235

Pro forma net income per common share
Basic
Continuing operations	$0.26					$0.35			$0.21
Discontinued operations	—					0.12			0.11

	$0.26					$0.47			$0.32

Diluted
Continuing operations	$0.23					$0.32			$0.19
Discontinued operations	—					0.11			0.10

	$0.23					$0.43			$0.29

Weighted average shares outstanding
Basic	17,105			2,625	G	19,730	3,000	H	22,730

Diluted	19,113			2,625	G	21,738	3,000	H	24,738

(1)	Reflects adjustments for the acquisition of Rogers and the pending acquisition of DLS, including the assumption of $9.1 of DLS’ currently existing indebtedness and the issuance of 2.5 million shares of our common stock to the sellers as the stock component of the purchase price for the DLS acquisition.

(2)	Reflects adjustments for the issuance of an additional 3.0 million shares of our common stock in this offering and the sale of an additional $95.0 million aggregate principal amount of our senior notes to fund a portion of the cash component of the purchase price for the pending acquisition of DLS.

Unaudited Pro Forma As Adjusted Consolidated Statement of Operations

	For the Three Months Ended March 31, 2005
	(Unaudited)

				Other
	Allis-Chalmers	Specialty	DLS	Acquisitions(1)	Pro Forma		Pro Forma	Offering		Pro Forma
	Historical	Historical	Historical	Historical	Adjustments(2)		Combined	Adjustments(3)		As Adjusted

	(In thousands, except per share amounts)
Revenues	$19,334	$5,929	$29,451	$4,732	$—		$59,446	$—		$59,446
Cost of revenues	13,699	1,380	26,211	2,603	1,850	I	45,743	—		45,743

Gross profit	5,635	4,549	3,240	2,129	(1,850)		13,703	—		13,703
General and administrative expense	3,388	1,710	984	2,079	(13	)J	8,148	248	K	8,396

Income (loss) from operations	2,247	2,839	2,256	50	(1,837)		5,555	(248)		5,307
Other income
Interest income	—	25	—	3	—		28			28
Interest expense	(521)	(51)	(1,040)	(40)	(1,729	)D	(3,381)	(2,907	)L	(6,288)
Other	148	—	1,801	408	—		2,357	—		2,357

Income (loss) before taxes	1,874	2,813	3,017	421	(3,566)		4,559	(3,155)		1,404
Minority interest	(144)	—	—	—	144	M	—	—		—
Taxes	(163)	—	(739)	(288)	(156	)F	(1,346)	—	F	(1,346)

Net income (loss)	$1,567	$2,813	$2,278	$133	$(3,578)		$3,213	$(3,155)		$58

Pro forma net income per common share
Basic	$0.11						$0.20			$0.00

Diluted	$0.11						$0.18			$0.00

Weighted average shares outstanding
Basic	13,632				2,742	N	16,374	3,000	H	19,374

Diluted	14,695				2,742	N	17,437	3,000	H	20,437

(1)	Acquisitions of Capcoil, Delta, the minority interest of M-I in AirComp, W.T. and Rogers.

(2)	Reflects adjustments for the acquisitions described in footnote (1) and the acquisition of Specialty and the pending acquisition of DLS, including the assumption of $9.1 million of DLS’ currently existing indebtedness and the issuance of 2.5 million shares of our common stock to the sellers as the stock component of the purchase price for the DLS acquisition.

(3)	Reflects adjustments for our $160.0 million senior notes offering in January 2006, the issuance of an additional 3.0 million shares of our common stock in this offering and the sale of an additional $95.0 million aggregate principal amount of our senior notes to fund a portion of the cash component of the purchase price for the pending acquisition of DLS.

Unaudited Pro Forma As Adjusted Consolidated Statement of Operations

	Year Ended December 31, 2005

				Other
	Allis-Chalmers	Specialty	DLS	Acquisitions(1)	Pro Forma		Pro Forma	Offering		Pro Forma
	Historical	Historical	Historical	Historical	Adjustments(2)		Combined	Adjustments(3)		As Adjusted

	(In thousands, except per share amounts)
Revenues	$105,344	$32,709	$129,849	$13,415	$—		$281,317	$—		$281,317
Cost of revenues	74,763	8,550	113,351	7,420	7,128	I	211,212	—		211,212

Gross profit	30,581	24,159	16,498	5,995	(7,128)		70,105	—		70,105
General and administrative expense	17,363	7,232	3,933	4,275	(145	)O	32,658	992	K	33,650

Income (loss) from operations	13,218	16,927	12,565	1,720	(6,983)		37,447	(992)		36,455
Other income
Interest income	—	136	—	56	—		192			192
Interest expense	(4,397)	(185)	(5,394)	(54)	(6,912	)P	(16,942)	(9,313	)L	(26,255)
Other	186	72	7,127	353	—		7,738	—		7,738

Income (loss) before taxes	9,007	16,950	14,298	2,075	(13,895)		28,435	(10,305)		18,130
Minority interest	(488)	—	—	—	488	M	—	—		—
Taxes	(1,344)	—	(3,547)	(340)	(1,636	)F	(6,867)	—	F	(6,867)

Income (loss) from continuing operations	7,175	16,950	10,751	1,735	(15,043)		21,568	(10,305)		11,263
Discontinued operations	—	—	(4,138)	—	—		(4,138)	—		(4,138)

Net income (loss)	$7,175	$16,950	$6,613	$1,735	$(15,043)		$17,430	$(10,305)		$7,125

Pro forma net income (loss) per common share
Basic
Continuing operations	$0.48						$1.23			$0.55
Discontinued operations	—						(0.24)			(0.20)

	$0.48						$0.99			$0.35

Diluted
Continuing operations	$0.44						$1.14			$0.57
Discontinued operations	—						(0.22)			(0.19)

	$0.44						$0.92			$0.32

Weighted average shares outstanding
Basic	14,832				2,742	N	17,574	3,000	H	20,574

Diluted	16,238				2,742	N	18,980	3,000	H	21,980

(1)	Acquisitions of Capcoil, Delta, the minority interest of M-I in AirComp, W.T. and Rogers.

(2)	Reflects adjustments for the acquisitions described in footnote (1) and the acquisition of Specialty and the pending acquisition of DLS, including the assumption of $9.1 million of DLS’ currently existing indebtedness and the issuance of 2.5 million shares of our common stock to the sellers as the stock component of the purchase price for the DLS acquisition.

(3)	Reflects adjustments for our $160.0 million senior notes offering in January 2006, the issuance of an additional 3.0 million shares of our common stock in this offering and the sale of an additional $95.0 million aggregate principal amount of our senior notes to fund a portion of the cash component of the purchase price for the pending acquisition of DLS.

Notes to Unaudited Pro Forma As Adjusted Consolidated
Condensed Financial Statements
       The following pro forma adjustments have been made to the historical financial statements:

AA) Reflects the cash payment of $11.3 million to purchase Rogers, net of $5.0 million of borrowings under existing credit facilities and the cash purchase price and fees to acquire DLS, which includes approximately $4.6 million in transaction costs.

AB) Reflects the net proceeds from this offering and the net proceeds from the sale of an additional $95.0 million of senior notes and the repayment of existing debt.

AC) Reflects the step-up in the basis of the fixed assets as a result of the acquisition of Rogers and the pending acquisition of DLS to the lower of fair market value or actual cost.

AD) Intangibles associated with the acquisition of Rogers.

AE) Fees and expenses related to the sale of an additional $95.0 million of senior notes.

AF) Reflects the repayment of debt of the acquisition of Rogers and the pending acquisition of DLS prior to such acquisitions.

AG) Reflects the current portion of the non-compete payment to be paid to the seller of Rogers and expenses related to the acquisition of Rogers.

AH) Reflects the net borrowing to effect the acquisition of Rogers and the pending acquisition of DLS. $5.0 million was borrowed for the Rogers acquisition in addition to the $750,000 note issued to the seller, offset by debt repayments on the acquisitions by the seller prior to closing.

AI) Reflects the proceeds from the sale of an additional $95.0 million of senior notes after repaying $4.0 million of the existing debt and the repayment of $5.0 million borrowed under our revolving line of credit to fund a portion of the Rogers acquisition.

Maturities of pro forma debt obligations at March 31, 2006 are as follows (in thousands):

Period Ending:
March 31, 2007	$5,432
March 31, 2008	4,067
March 31, 2009	1,558
March 31, 2010	2,156
March 31, 2011	1,406
Thereafter	255,458

Total	$270,077

AJ) Reflects deferred taxes on the pending DLS acquisition and the long-term portion of non-compete payments to the sellers of DLS.

AK) Reflects the elimination of the acquired companies stockholders’ equity and the issuance of 125,285 shares of our common stock in the Rogers acquisition and 2.5 million shares in the pending DLS acquisition.

AL) Reflects the additional stock issued in connection with this offering, net of expenses.

A) Reflects the impact on depreciation expense as a result of the step-up in basis of fixed assets and a longer estimated life on DLS assets.

B) Reflects the increase in amortization due to the increase in other intangible assets in connection with the acquisition of Rogers.

C) Reflects the amortization on the financing fees related to the sale of an additional $95.0 million of senior notes.

D) Reflects the net increase in interest expense after taking into account debt of acquired companies that was repaid and additional borrowings needed to complete the acquisitions. Approximately $9.1 million of existing debt for DLS will remain outstanding after the acquisition. The interest rate assumed on the $9.1 million of DLS debt was 6.21%, which was the actual average interest rate on this debt as of March 31, 2006. Each 0.125% change in this interest rate would affect interest expense by $11,430 per annum. The interest expense category for DLS’ historical financials also includes bank fees and other financial expenses of approximately $993,000 for the three months ended March 31, 2006 and $368,000 for the three months ended March 31, 2005. In conjunction with the Rogers acquisition, we issued a $750,000 note to the seller bearing interest at a fixed rate of 5%, and we borrowed $5.0 million under our line of credit. We assumed an 8% interest rate for this $5.0 million borrowing, which is our current borrowing rate under our committed line of credit. Each 0.125% change in this interest rate would affect interest expense by $6,250 per annum.

E) Reflects the additional interest expense related to the sale of an additional $95.0 million of senior notes bearing interest at 9.0%. We will repay our $4.0 million, 5% subordinated note with proceeds of the senior notes offering. The proforma also reflects the repayment of the $5.0 million borrowed under our revolving line of credit to fund a portion of the Rogers acquisition.

F) A statutory tax rate of 35% was applied to the adjustments, but since Allis-Chalmers has a net operating loss carryforward no tax expense was recorded. In addition, the Allis-Chalmers net operating loss position offsets the historical tax liabilities for operations in the United States of acquired companies. Income taxes for DLS were computed at the Argentinian statutory rate of 35% as we have no net operating losses in Argentina to offset the tax liability. The net operating loss carryforward, after the historical results for Allis-Chalmers for the year ended December 31, 2005, is approximately $15.4 million.

G) Reflects the issuance of shares of our common stock as part of the acquisition price for Rogers and DLS. 125,285 shares were issued in the Rogers acquisition and the consideration for the pending DLS acquisition includes 2.5 million shares of our common stock.

H) Reflects the issuance of an additional 3.0 million shares of our common stock as a result of this offering. The pro forma statement of operations treats the shares as having been issued at a price of $14.50 per share.

I) Reflects the increase in depreciation expense as a result of the step-up in basis of fixed assets and a longer estimated life on DLS assets.

J) Reflects the increase in amortization due to the increase in other intangible assets in connection with the acquisitions of Capcoil, W.T. and Rogers. Also reflects decreased rent expense of $97,000 that will result from the acquisition of Specialty. We entered into a new lease for the Specialty yard with the seller. Entering into this lease was required by the purchase agreement and was a condition to the closing of the Specialty acquisition.

K) Reflects the amortization on the financing fees related to our $160.0 million senior notes offering in January 2006 and the sale of an additional $95.0 million of senior notes.

L) Reflects the increased interest expense related to additional borrowings as a result of the January 2006 senior notes, and the sale of an additional $95.0 million of senior notes. We will repay our $4.0 million 5% subordinated note with proceeds of the senior notes offering. The proforma also reflects the repayment of the $5.0 million borrowed under our revolving line of credit to fund a portion of the Rogers acquisition. We assumed an interest rate of 9% on the sale of an additional $95.0 million in senior notes, which is equal to the interest rate obtained for the $160.0 million of senior notes we issued in January 2006. Interest on the proceeds of the January 2006 senior notes in excess of the Specialty acquisition and net of debt repayments is computed at the contractual rate of 9%.

M) Reflects the elimination of the 45% minority interest position of M-I in AirComp.

N) Reflects the issuance of shares of our common stock as part of the acquisition price for Delta, Capcoil, Rogers and DLS. The Delta acquisition included consideration of $1.0 million in stock, the Capcoil acquisition include consideration of $765,000 in stock and the Rogers acquisition included consideration of $1,650,000 in stock. The stock component of the consideration for the pending DLS acquisition is comprised of 2.5 million shares.

O) Reflects the increase in amortization due to the increase in other intangible assets in connection with the acquisitions of Capcoil, W.T. and Rogers. Also reflects the decreased rent expense of $386,000 that will result from the acquisition of Specialty. We entered into a new lease for the Specialty yard with the seller, entering into the lease was required by the purchase agreement and was a condition to the closing of the Specialty acquisition.

P) Reflects the net increase in interest expense after taking into account debt of acquired companies that was repaid and additional borrowings needed to complete the acquisitions. We borrowed $96.0 million from the $160.0 million senior notes to fund the acquisition of Specialty. The senior notes bear interest at a fixed rate of 9%. Approximately $9.1 million of existing debt for DLS will remain outstanding after the acquisition is consummated. The interest rate assumed on the $9.1 million of DLS debt was 6.21% which was the actual average interest rate on this debt as of March 31, 2006. Each 0.125% change in this interest rate would affect interest expense by $11,430 per annum. The interest expense category for DLS’ historical financials also includes bank fees and other financial expenses of approximately $2.7 million. In conjunction with the Rogers acquisition, we issued a $750,000 note to the seller bearing interest at 5% fixed and we borrowed $5.0 million under our line of credit. We assumed an 8% interest rate for this $5.0 million borrowing which is our current borrowing rate under our committed line of credit. Each 0.125% change in this interest rate would affect interest expense by $6,250 per annum. To acquire M-I’s 45% interest in AirComp we issued a new note for $4.0 million to replace a note for $4.8 million, both notes bore interest at 5.0%.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
       The following selected historical consolidated financial information for each of the years in the five-year period ended December 31, 2005 has been derived from our audited consolidated financial statements and the financial information for the three months ended March 31, 2005 and 2006 was derived from our unaudited interim financial statements included elsewhere in this prospectus. This information is only a summary and you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which discusses factors affecting the comparability of the information presented, and in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical consolidated financial statements have been restated for the period from July 1, 2003 through March 31, 2005, as described in the notes to our consolidated financial statements included elsewhere herein. Results for interim periods may not be indicative of results for full fiscal years.

						Three Months
						Ended
	Year Ended December 31,					March 31,

	2001(1)	2002	2003	2004	2005	2005	2006

						(Unaudited)
	(In thousands, except per share amounts)
Statement of Operations Data:
Revenues	$4,796	$17,990	$32,724	$47,726	$105,344	$19,334	$47,028
Cost of revenues	3,331	14,640	24,029	35,300	74,763	13,699	30,445

Gross profit	1,465	3,350	8,695	12,426	30,581	5,635	16,583
General and administrative expense	2,898	3,792	6,169	8,011	17,715	3,388	7,950
Personnel restructuring costs	—	495	—	—	—	—	—
Abandoned acquisition/private placement costs	—	233	—	—	—	—	—
Post-retirement medical costs	—	(98)	(99)	188	(352)	—	—

Total operating expenses	2,898	4,422	6,070	8,199	17,363	3,388	7,950

Income (loss) from operations	(1,433)	(1,072)	2,625	4,227	13,218	2,247	8,633
Other income (expense):
Interest expense, net	(828)	(2,207)	(2,464)	(2,776)	(4,397)	(521)	(3,628)
Factoring costs on note receivable	—	(191)	—	—	—	—	—
Settlement on lawsuit	—	—	1,034	—	—	—	—
Gain on sale of interest in AirComp	—	—	2,433	—	—	—	—
Other	(12)	(40)	12	272	186	148	25

Total other income (expense)	(840)	(2,438)	1,015	(2,504)	(4,211)	(373)	(3,603)

Net income (loss) before income taxes and minority interest	(2,273)	(3,510)	3,640	1,723	9,007	1,874	5,030
Minority interests in income of subsidiaries	—	(189)	(343)	(321)	(488)	(144)	—
Income tax	—	(270)	(370)	(514)	(1,344)	(163)	(607)

Net income (loss) from continuing operations	(2,273)	(3,969)	2,927	888	7,175	1,567	4,423
(Loss) from discontinued operations	(291)	—	—	—	—	—	—
(Loss) from sales of discontinued operations	(2,013)	—	—	—	—	—	—

Net (loss) from discontinued operations	(2,304)	—	—	—	—	—	—
Net income (loss)	(4,577)	(3,969)	2,927	888	7,175	1,567	4,423
Preferred stock dividend	—	(321)	(656)	(124)	—	—	—

Net income (loss) attributed to common stockholders	$(4,577)	$(4,290)	$2,271	$764	$7,175	$1,567	$4,423

						Three Months
						Ended
	Year Ended December 31,					March 31,

	2001(1)	2002	2003	2004	2005	2005	2006

						(Unaudited)
	(In thousands, except per share amounts)
Income (loss) per common share — basic
Continuing operations	(2.88)	(1.14)	0.58	0.10	0.48	0.12	0.26
Discontinued operations	(2.91)	—	—	—	—	—	—

	(5.79)	(1.14)	0.58	0.10	0.48	0.12	0.26

Income (loss) per common share — diluted
Continuing operations	(2.88)	(1.14)	0.50	0.09	0.44	0.11	0.23
Discontinued operations	(2.91)	—	—	—	—	—	—

	(5.79)	(1.14)	0.50	0.09	0.44	0.11	0.23

Weighted average number of common shares outstanding:
Basic	790	3,766	3,927	7,930	14,832	13,632	17,105
Diluted	790	3,766	5,850	9,510	16,238	14,695	19,113

	As of December 31,
						As of
	2001	2002	2003	2004	2005	March 31, 2006

						(Unaudited)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$152	$146	$1,299	$7,344	$1,920	$10,661
Total assets	12,465	34,778	53,662	80,192	137,355	257,830
Long-term debt (including current portion)	7,856	21,221	32,233	30,473	60,569	169,143
Stockholders’ equity	1,250	1,009	4,541	35,109	60,875	67,212

(1)	We entered the oilfield services business in 2001. We sold our last non-oilfield services business in December 2001, which is reflected in our financial statements for 2001 as a discontinued operation.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
       The following discussion and analysis should be read in conjunction with our selected historical financial data and our accompanying financial statements and the notes to those financial statements included elsewhere in this prospectus. The following discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including, but not limited to, those discussed above under “Risk Factors.”
Overview of Our Business
      We are a multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, offshore in the Gulf of Mexico, and internationally in Mexico. We operate in five sectors of the oil and natural gas service industry: directional drilling services; rental tools; casing and tubing services; compressed air drilling services; and production services.
      We derive operating revenues from rates per day and rates per job that we charge for the labor and equipment required to provide a service. The price we charge for our services depends upon several factors, including the level of oil and natural gas drilling activity and the competitive environment in the particular geographic regions in which we operate. Contracts are awarded based on price, quality of service and equipment, and general reputation and experience of our personnel. The demand for drilling services has historically been volatile and is affected by the capital expenditures of oil and natural gas exploration and development companies, which can fluctuate based upon the prices of oil and natural gas, or the expectation for the prices of oil and natural gas.
      The number of working drilling rigs, typically referred to as the “rig count,” is an important indicator of activity levels in the oil and natural gas industry. The rig count in the United States increased from 862 as of December 31, 2002 to 1,666 on June 30, 2006, according to the Baker Hughes rig count. Furthermore, directional and horizontal rig counts increased from 283 as of December 31, 2002 to 688 on June 30, 2006, which accounted for 32.8% and 41.0% of the total U.S. rig count, respectively. Currently, we believe that the number of available drilling rigs is insufficient to meet the demand for drilling rigs. Consequently, unless a significant number of additional drilling rigs are brought online, the rig count may not increase substantially despite the strong demand.
      Our cost of revenues represents all direct and indirect costs associated with the operation and maintenance of our equipment. The principal elements of these costs are direct and indirect labor and benefits, repairs and maintenance of our equipment, insurance, equipment rentals, fuel and depreciation. Operating expenses do not fluctuate in direct proportion to changes in revenues because, among other factors, we have a fixed base of inventory of equipment and facilities to support our operations, and in periods of low drilling activity we may also seek to preserve labor continuity to market our services and maintain our equipment.
Cyclical Nature of Oilfield Services Industry
      The oilfield services industry is highly cyclical. The most critical factor in assessing the outlook for the industry is the worldwide supply and demand for oil and the domestic supply and demand for natural gas. The peaks and valleys of demand are further apart than those of many other cyclical industries. This is primarily a result of the industry being driven by commodity demand and corresponding price increases. As demand increases, producers raise their prices. The price escalation enables producers to increase their capital expenditures. The increased capital expenditures ultimately result in greater revenues and profits for services and equipment companies. The increased capital expenditures also ultimately result in greater production which historically has resulted in increased supplies and reduced prices.
      Demand for our services has been strong throughout 2003, 2004 and 2005 due to high oil and natural gas prices and increased demand and declining production costs for natural gas as compared to other energy sources. Management believes the current market fundamentals are indicative of a favorable long-term trend of activity in our markets. However, these factors could be more than offset by other developments affecting the worldwide supply and demand for oil and natural gas products.
Restatement
      We understated diluted earnings per share due to an incorrect calculation of our weighted shares outstanding for the third quarter of 2003, for each of the first three quarters of 2004, for the years ended December 31, 2003 and 2004 and for the quarter ended March 31, 2005. In addition, we understated basic earnings per share due to an incorrect calculation of our weighted average basic shares outstanding for the quarter ended September 30, 2004. Consequently, we have restated our financial statements for each of those periods. The incorrect calculation resulted from a mathematical error and an improper application of Statement of Financial Accounting Standards No. 128, “Earnings Per Share,” or SFAS, No. 128. The effect of the restatement is to reduce weighted average diluted shares outstanding for each period and to reduce weighted average basic shares outstanding for the quarter ended September 30, 2004. Therefore, diluted earnings per share were increased for the relevant periods and basic earnings per share were increased for the quarter ended September 30, 2004. (See Note 2 to our consolidated financial statements for the three years ended December 31, 2005).
      In connection with the formation of AirComp in 2003, we, along with M-I, contributed assets to AirComp in exchange for a 55% interest and 45% interest, respectively, in AirComp. We originally accounted for the formation of AirComp as a joint venture, but in February 2005 determined that the transaction should have been accounted for using purchase accounting pursuant to SFAS No. 141, “Business Combinations” and SEC Staff Accounting Bulletin No. 51 “Accounting for Sales of Stock by a Subsidiary.” Consequently, we have restated our financial statements for the year ended December 31, 2003 and for the first three quarters of 2004 (See Note 2 to our consolidated financial statements for the three years ended December 31, 2005).
      Management has concluded that the need to restate our financial statements resulted, in part, from the lack of sufficient experienced accounting personnel, which in turn resulted in a lack of effective control over the financial reporting process.
      We have implemented a number of actions that we believe address the deficiencies in our financial reporting process, including the following:

•	The addition of experienced accounting personnel with appropriate experience and qualifications to perform quality review procedures and to satisfy our financial reporting obligations. During August 2004, we hired a new chief financial officer and in October 2004 we hired a full-time in-house general counsel. In March 2005, we hired a certified public accountant as our financial reporting manager and in July 2005 we hired as chief accounting officer, a certified public accountant who has significant prior experience as a chief accounting officer of a publicly traded company. In 2006, we have added three additional certified public accountants in connection with the growth of our business and to implement and monitor compliance with internal control processes.

•	In the fourth quarter of 2004, we engaged an independent internal controls consulting firm which is in the process of documenting, analyzing, identifying and correcting deficiencies and testing our internal controls and procedures, including our controls over internal financial reporting.

•	We are in the final stages of completing the implementation of a new accounting software to facilitate timely and accurate reporting.
      Although we have implemented a number of actions as described above, we have not yet had sufficient time to test the newly implemented actions.
Results of Operations
      In February 2002, we acquired 81% of the capital stock of Allis-Chalmers Tubular Services Inc., or Tubular. In February 2002, we also purchased substantially all the outstanding common stock and preferred stock of Strata Directional Technology, Inc., or Strata. The results from our casing and tubing services and directional drilling services are included in our operating results from February 1, 2002.
      In July 2003, through our subsidiary Mountain Compressed Air, Inc., or Mountain Air, we entered into a limited liability company agreement with M-I, a company owned by Smith International and Schlumberger N.V., to form AirComp. We owned 55% and M-I owned 45% of AirComp until we purchased M-I’s interest in July 2005. We have consolidated AirComp into our financial statements beginning with the quarter ending September 30, 2003.
      In September 2004, we acquired the remaining 19% of Tubular and we acquired Safco. In November 2004, AirComp acquired substantially all of the assets of Diamond Air and, in December 2004, we acquired Downhole. We consolidated the results of these acquisitions from the day they were acquired.
      In April 2005, we acquired Delta and, in May 2005, we acquired Capcoil. We report the operations of Downhole and Capcoil as our production services segment and the operations of Safco and Delta as our rental tools segment. In July 2005, we acquired the 45% interest of M-I in our compressed air drilling subsidiary, AirComp, making us the 100% owner of AirComp. In addition, in July 2005, we acquired the compressed air drilling assets of W.T. On August 1, 2005, we acquired 100% of the outstanding capital stock of Target Energy Inc., or Target. The results of Target are included in our directional and horizontal drilling segment as their measurement-while-drilling equipment is utilized in that segment. On September 1, 2005, we acquired the casing and tubing service assets of Patterson Services, Inc., or Patterson. We consolidated the results of these acquisitions from the day they were acquired.
      In January 2006, we acquired 100% of the outstanding stock of Specialty.
      The foregoing acquisitions affect the comparability from period to period of our historical results, and our historical results may not be indicative of our future results.

Comparison of Three Months Ended March 31, 2006 and 2005
      Our revenues for the three months ended March 31, 2006 were $47.0 million, an increase of 143.2% compared to $19.3 million for the three months ended March 31, 2005. Revenues increased in all of our business segments due to acquisitions completed in the second and third quarters of 2005 and the first quarter of 2006, improved pricing for our services, the addition of operations and sales personnel, the opening of new operations offices and the purchase of additional equipment. Revenues increased most significantly at our rental tools segment due to the acquisition of Specialty, effective January 1, 2006 and Delta on April 1, 2005, and at the compressed air drilling segment due to the acquisition of the air drilling assets of W.T. on July 11, 2005, and improved pricing for our services in West Texas. Our directional drilling services segment revenues increased in the 2006 period compared to the 2005 period due to improved pricing for directional drilling services, the acquisition of Target which provides measurement-while-drilling tools, the addition of operations and sales personnel, the opening of new operations offices and the purchase of additional down-hole motors which increased our capacity and market presence.
      Revenues also increased at our casing and tubing services segment due the acquisition of the casing and tubing assets of Patterson on September 1, 2005, along with improved market conditions and increased market penetration for our services in South Texas, East Texas, Louisiana and the U.S. Gulf of Mexico. Also contributing to increased revenues was the acquisition of Capcoil as of May 1, 2005 in our production services segment.
      Our gross profit for the quarter ended March 31, 2006 increased 195.8% to $16.7 million, or 35.4% of revenues, compared to $5.6 million, or 29.1%, of revenues for the three months ended March 31, 2005. The increase in gross profit as a percentage of revenues is due to the acquisition of Specialty as of January 1, 2006 and the acquisition of Delta as of April 1, 2005, in the high margin rental tool business. The increase in gross profit is also due to increased revenues at our compressed air drilling services segment, including the acquisition of the air drilling assets of W.T., increased revenues and improved pricing in the directional drilling services segment, improved market conditions for our domestic casing and tubing segment and the acquisition of additional casing and tubing assets in September 2005. The increase in gross profit was partially offset by an increase in depreciation expense of 264.3% to $3.3 million for the first quarter of 2006 compared to $0.9 million for the first quarter of 2005. The increase is due to additional depreciable assets resulting from the acquisitions and capital expenditures. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, depreciation, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues.
      General and administrative expense was $7.3 million in the first quarter of 2006 period compared to $3.0 million for the first quarter of 2005. General and administrative expense increased due to stock option expense, the additional expenses associated with the acquisitions, and the hiring of additional sales and administrative personnel. General and administrative expense also increased because of increased accounting and consulting fees and other expenses in connection with initiatives to strengthen our internal control processes, costs related to Sarbanes-Oxley compliance efforts and increased corporate accounting and administrative staff. As a percentage of revenues, general and administrative expenses were 15.6% in the 2006 quarter and 15.5% in the 2005 quarter.
      We adopted SFAS No. 123R, Share-Based Payment, effective January 1, 2006. This statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant-date fair values. With the adoption of SFAS No. 123R, we recorded $0.9 million of expense related to stock options during the three months ended March 31, 2006. We recorded $83,000 of the stock option expense in direct costs and the remaining $859,000 of the stock option expense to general and administrative expense which is consistent with the cash based compensation for the option holder. We adopted SFAS No. 123R using the modified prospective transition method, utilizing the Black-Scholes option pricing model for the calculation of the fair value of our employee stock options. Under the modified prospective method, we record compensation cost related to unvested stock awards as of December 31, 2005 by recognizing the unamortized grant date fair value of these awards over the remaining vesting periods of those awards with no change in historical reported earnings. Therefore, we recorded an expense of $0.9 million related to stock options for the three months ended March 31, 2006. Prior to January 1, 2006, we accounted for our stock-based compensation using Accounting Principle Board Opinion No. 25. Under APB No. 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. Accordingly, no compensation cost was recognized under APB No. 25.
      Amortization expense was $607,000 in the first quarter of 2006 compared to $394,000 in the first quarter of 2005. The increase in amortization expense is due to the amortization of intangible assets in connection with our acquisitions and the amortization of deferred financing costs.
      Income from operations for the three months ended March 31, 2006 totaled $8.6 million, a 284.2% increase over income from operations of $2.2 million for the three months ended March 31, 2005, reflecting the increase in our revenues and gross profit, offset in part by increased general and administrative expenses, stock option expense and amortization.
      Our net interest expense was $3.6 million in the first quarter of 2006, compared to $521,000 for the first quarter of 2005. Interest expense increased in the 2006 quarter due to the increased borrowings at a higher average interest rate. In January of 2006 we issued $160.0 million of senior notes bearing interest at 9.0% to fund the acquisition of Specialty, pay off other outstanding debt and for working capital.
      Minority interest in income of subsidiaries for the first quarter of 2006 was $0 compared to $144,000 for the first quarter of 2005 due to the acquisition of the minority interest in AirComp, as of July 11, 2005.
      We had net income of $4.4 million for the first quarter of 2006, an increase of 182.3%, compared to net income of $1.6 million for the first quarter of 2005.
      The following table compares revenues and income from operations for each of our business segments. Income (loss) from operations consists of revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

	Revenues			Income (Loss) from Operations

		Three Months Ended			Three Months Ended
		March 31,			March 31,
	2006	2005	Change	2006	2005	Change

	(Unaudited)
	(In thousands)
Directional drilling services	$15,054	$9,901	$5,153	$2,605	$1,878	$727
Rental tools	10,421	373	10,048	4,998	(80)	5,078
Casing and tubing services	9,459	3,560	5,899	1,851	1,327	524
Compressed air drilling services	9,099	4,181	4,918	2,237	527	1,710
Production services	2,995	1,319	1,676	277	(39)	316
General corporate	—	—	—	(3,335)	(1,366)	(1,969)

Total	$47,028	$19,334	$27,694	$8,633	$2,247	$6,386

      Directional Drilling Services Segment. Revenues for the quarter ended March 31, 2006 for our directional drilling services segment were $15.1 million, an increase of 52.0% from the $9.9 million in revenues for the quarter ended March 31, 2005. Income from operations increased 38.7% to $2.6 million for the first quarter of 2006 from $1.9 million for the comparable 2005 period. The improved results for this segment are due to the increase in drilling activity in the Texas and Gulf Coast areas, improved pricing for directional and horizontal drilling services, the acquisition of Target as of August 1, 2005, the establishment of new operations in West Texas and Oklahoma, and the addition of operations and sales personnel which increased our capacity and market presence. Our increased operating expenses as a result of the addition of operations and personnel were more than offset by the growth in revenues and improved pricing for our services.
      Rental Tools Segment. Revenues for the quarter ended March 31, 2006 for the rental tools segment were $10.4 million, from $373,000 in revenues for the quarter ended March 31, 2005. Income from operations increased to $5.0 million in the 2006 period compared to loss from operations of $80,000 in the 2005 period. Our rental tools revenues and operating income for the first quarter of 2006 increased compared to the prior year due primarily due to the acquisitions of Specialty and Delta. The acquisition of Specialty increased the rental tool revenue by $8.9 million for the quarter ended March 31, 2006. Delta was acquired as of April 1, 2005, and Specialty was acquired as of January 1, 2006, the effective date of their respective acquisitions. Safco-Oil Field Products, Inc., or Safco, Delta and Specialty were merged in February 2006 to form Allis-Chalmers Rental Tools, Inc., or Rental Tools.
      Casing and Tubing Services Segment. Revenues for the quarter ended March 31, 2006 for the casing and tubing services segment were $9.5 million, an increase of 165.7% from the $3.6 million in revenues for the quarter ended March 31, 2005. Revenues from domestic operations increased to $8.0 million in the 2006 period from $1.9 million in the 2005 period as a result of the acquisition of the casing and tubing assets of Patterson on September 1, 2005, which resulted in increased market penetration for our services in South Texas, East Texas, Louisiana and the U.S. Gulf of Mexico. Revenues from Mexico operations decreased to $1.5 million in the first quarter of 2006 from $1.7 million in the 2005 period. Income from operations increased 39.5% to $1.9 million in the first quarter of 2006 from $1.3 million in the first quarter of 2005. The increase in this segment’s operating income is due to our increased revenues from domestic operations. The operating income as a percentage of revenue decreased to 19.6% for the three months ended March 31, 2006 compared to 37.3% for the same period of 2005. The decrease in operating income as a percentage of revenues is due to the increase in domestic revenues as compared to Mexico revenues, which have higher operating income margins.
      Compressed Air Drilling Services Segment. Our compressed air drilling revenues were $9.1 million for the three months ended March 31, 2006, an increase of 117.6% compared to $4.2 million in revenues for the three months ended March 31, 2005. Income from operations increased to $2.2 million in the 2006 period compared to income from operations of $527,000 in the 2005 period. Our compressed air drilling revenues and operating income for the first quarter of 2006 increased compared to the prior year due primarily due to the acquisition of the air drilling assets of W.T. as of July 11, 2005, improved pricing for our services and our investment in additional equipment.
      Production Services Segment. Operations for this segment consist of Downhole Injection Services, LLC, or Downhole, which was acquired December 1, 2004, and Capcoil which was acquired May 1, 2005. Downhole and Capcoil were merged in February 2006, to form Allis-Chalmers Production Services, Inc., or Production Services. Revenues were $3.0 million for the three months ended March 31, 2006, an increase of 127.1% compared to $1.3 million in revenues for the three months ended March 31, 2005. Income from operations increased to $277,000 in the 2006 period compared to loss from operations of $39,000 in the 2005 period. Our production services revenues and operating income for the first quarter of 2006 increased compared to the prior year due primarily due to the acquisition of Capcoil.
      General Corporate. General corporate expenses increased $1.9 million to $3.3 million for the three months ended March 31, 2006 compared to $1.4 million for the three months ended March 31, 2005. The increase was due to stock option expense of $0.9 million recorded in 2006 with the adoption of SFAS 123R, the increase in accounting and administrative staff to support the growing organization, increased franchise taxes based on our increased authorized shares and cost related to our Sarbanes-Oxley compliance effort.

Comparison of Years Ended December 31, 2005 and December 31, 2004
      Our revenues for the year ended December 31, 2005 were $105.3 million, an increase of 120.8% compared to $47.7 million for the year ended December 31, 2004. The increase in revenues was principally due to acquisitions completed in the fourth quarter of 2004 and the second and third quarters of 2005, the addition of operations and sales personnel, the opening of new operations offices, and the purchase of additional equipment. Acquisitions completed during this period enabled us to establish our rental tool and production services segments which resulted in an increased offering of products and services and an expansion of our customer base. Directional drilling services segment revenues increased in the 2005 period compared to the 2004 period due to the addition of operations and sales personnel, the opening of new operations offices and the purchase of additional downhole motors which increased our capacity and market presence. Revenues increased at our compressed air drilling segment due to acquisition of the air drilling assets of W.T. on July 11, 2005, the acquisitions of substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC, which we refer to collectively as Diamond Air, on November 1, 2004 and improved pricing for our services in West Texas.
      Revenues increased at our casing and tubing services segment due to the acquisition of the casing and tubing assets of Patterson on September 1, 2005, increased revenues from Mexico, improved market conditions, improved market penetration for our services in South Texas and the addition of operating personnel and equipment which broadened our capabilities. Also contributing to increased revenues were the acquisitions of Safco as of September 1, 2004, Downhole as of December 1, 2004, Delta as of April 1, 2005 and Capcoil as of May 1, 2005. Downhole and Capcoil comprise our production services segment and were merged in February 2006 to form Production Services. Safco and Delta comprise our rental tool segment and were merged in February 2006 with Specialty to form Rental Tools.
      Our gross margin for the year ended December 31, 2005 increased 146.1% to $30.6 million, or 29.0% of revenues, compared to $12.4 million, or 26.0% of revenues, for the year ended December 31, 2004. The increase is due to increased revenues and improved pricing in the directional drilling services segment, increased revenues at our compressed air drilling services segment, including revenues resulting from the acquisition of Diamond Air and the compressed air drilling assets of W.T., increased revenues from Mexico, improved market conditions for our domestic casing and tubing segment and the growth of our rental tools segment through the acquisition of Delta on April 1, 2005. Depreciation expense increased 80.4% to $4.9 million in 2005 compared to $2.7 million in 2004. The increase is due to additional depreciable assets resulting from capital expenditures and acquisitions in 2004 and 2005. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, depreciation, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues.
      General and administrative expense was $15.9 million for the year ended December 31, 2005 compared to $7.1 million for the year ended December 31, 2004. General and administrative expense increased due to the additional expenses associated with the acquisitions completed in the second half of 2004 and in 2005, and the hiring of additional sales and administrative personnel. General and administrative expense also increased because of increased legal and accounting fees and other expenses related to our financing and acquisition activities, increased consulting fees in connection with our internal controls and corporate governance process, and increased corporate accounting and administrative staff. As a percentage of revenues, general and administrative expenses were 15.1% for 2005 and 14.9% for 2004.

      Amortization expense was $1.8 million for the year ended December 31, 2005 compared to $0.9 million for the year ended December 31, 2004. The increase in amortization expense is due to the amortization of intangible assets in connection with our acquisitions and the amortization of deferred financing costs.
      Income from operations for the year ended December 31, 2005 totaled $13.2 million, a 212.7% increase over the $4.2 million in income from operations for the year ended December 31, 2004, reflecting the increase in our revenues and gross profit, offset in part by increased general and administrative expenses.
      Our interest expense was $4.4 million for the year ended December 31, 2005, compared to $2.8 million for the year ended December 31, 2004. Interest expense increased during 2005 due to the increased borrowings associated with the acquisitions completed in the second and third quarters of 2005, equipment purchases and higher average interest rates, offset in part by the prepayment, in December 2004, of our 12% $2.4 million subordinated note. Additionally, in 2005, we incurred debt retirement expense of $1.1 million related to the refinancing of our debt. This amount includes prepayment penalties and the write-off of deferred financing fees from a previous financing.
      Minority interest in income of subsidiaries for the year ended December 31, 2005 was $488,000 compared to $321,000 for the corresponding period in 2004 due to the increase in profitability at AirComp due in part to the acquisition of Diamond Air as of November 1, 2004. The minority interest at AirComp was acquired on July 11, 2005 and the minority interest in Tubular, which was 19%-owned by director Jens Mortensen, was acquired on September 30, 2004.
      We had net income attributed to common stockholders of $7.2 million for the year ended December 31, 2005, an increase of 839.1%, compared to the net income attributed to common stockholders of $0.8 million for the year ended December 31, 2004. The net income attributed to common stockholders in the 2004 period is after $124,000 in preferred stock dividends were distributed.
      The following table compares revenues and income from operations for each of our business segments for the years ended December 31, 2005 and December 31, 2004. Income from operations consists of our revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

	Revenues			Income (Loss) from Operations

	2005	2004	Change	2005	2004	Change

	(In thousands)
Directional drilling services	$43,901	$24,787	$19,114	$7,389	$3,061	$4,328
Compressed air drilling services	25,662	11,561	14,101	5,612	1,169	4,443
Casing and tubing services	20,932	10,391	10,541	4,994	3,217	1,777
Rental tools	5,059	611	4,448	1,300	(71)	1,371
Production services	9,790	376	9,414	(99)	4	(103)
General corporate	—	—	—	(5,978)	(3,153)	(2,825)

Total	$105,344	$47,726	$57,618	$13,218	$4,227	$8,991

      Directional Drilling Services Segment. Revenues for the year ended December 31, 2005 for our directional drilling services segment were $43.9 million, an increase of 77.1% from the $24.8 million in revenues for the year ended December 31, 2004. Income from operations increased 141.4% to $7.4 million for 2005 from $3.1 million for 2004. The improved results for this segment are due to the increase in drilling activity in Texas and the Gulf Coast area, the establishment of new operations in West Texas and Oklahoma, the addition of operations and sales personnel, the purchase of additional downhole motors which increased our capacity and market presence and the acquisition of Target, a provider of measurement-while-drilling equipment, effective August 2005. Our operating income increased due to higher revenue explained above and cost savings achieved as a result of the purchases of most of the downhole motors used in directional drilling, which we had previously rented.
      Compressed Air Drilling Services Segment. Our compressed air drilling revenues were $25.7 million for the year ended December 31, 2005, an increase of 122.0% compared to $11.6 million in revenues for the year ended December 31, 2004. Income from operations increased 380.1% to $5.6 million in 2005 compared to income from operations of $1.2 million in 2004. Our compressed air drilling revenues and operating income for the 2005 period increased compared to the 2004 period due in part to the acquisition of the air drilling assets of W.T., the acquisition of Diamond Air as of November 1, 2004 and improved pricing in West Texas.
      Casing and Tubing Services Segment. Revenues for the year ended December 31, 2005 for the casing and tubing services segment were $20.9 million, an increase of 101.4% from the $10.4 million in revenues for the year ended December 31, 2004. Revenues from domestic operations increased to $14.5 million in 2005 from $5.2 million in 2004 as a result of the acquisition of the casing and tubing assets of Patterson on September 1, 2005, improved market conditions for our services in South Texas and the addition of personnel which added to our capabilities and our offering of services. Revenues from Mexican operations increased to $6.4 million in 2005 from $5.2 million in 2004 as a result of increased drilling activity in Mexico and the addition of equipment that increased our capacity. Income from operations increased 55.2% to $5.0 million in 2005 from $3.2 million in 2004. The increase in this segment’s operating income is due to increased revenues both domestically and in our Mexico operations.
      Rental Tools Segment. Our rental tools revenues were $5.1 million for the year ended December 31, 2005, an increase of 728.0% compared to $0.6 million in revenues for the year ended December 31, 2004. Income from operations increased to $1.3 million in 2005 compared to a loss from operations of $71,000 in 2004. Operations for this segment include Safco, acquired in September 2004, and Delta, acquired in April 2005.
      Production Services Segment. Our production services revenues were $9.8 million for the year ended December 31, 2005, compared to $376,000 in revenues for the year ended December 31, 2004. Loss from operations was $99,000 in 2005 compared to an operating income of $4,000 in 2004. Operations for this segment consist of Downhole, acquired December 1, 2004, and Capcoil, acquired May 1, 2005. We plan to grow this segment and improve profitability by increasing our market presence and our critical mass and adding additional capillary and coil tubing units. Our results for the year ended December 31, 2005 for this segment were negatively affected by costs incurred to expand our international presence for production services and by downtime experienced by one of our larger coil tubing units.

Comparison of Years Ended December 31, 2004 and December 31, 2003
      Our revenues for the year ended December 31, 2004 were $47.7 million, an increase of 45.8% compared to $32.7 million for the year ended December 31, 2003. Revenues increased due to increased demand for our services due to the general increase in oil and gas drilling activity. Revenues increased most significantly at our directional drilling services segment due to the addition of operations and sales personnel, which increased our capacity and market presence. Additionally, our compressed air drilling services revenues in 2004 increased compared to the year 2003 due to the inclusion, for a full year in 2004, of the business contributed by M-I in connection with the formation of AirComp in July 2003 and the acquisition of Diamond Air on November 1, 2004. We have consolidated AirComp into our financial statements beginning with the quarter ended September 30, 2003. Also contributing to the increase in revenues was an increase in Mexico revenues at our casing and tubing services segment, which was offset in part by a decrease in domestic revenues for this segment due to increased competition for casing and tubing services in South Texas. Finally, in the second half of 2004, we acquired Safco, our rental tools subsidiary, as of September 1, and as of December 1, 2004, we acquired Downhole, our production services subsidiary.
      Our gross margin for the year ended December 31, 2004 increased 42.9% to $12.4 million, or 26.0% of revenues, compared to $8.7 million, or 26.6% of revenues for the year ended December 31, 2003, due to the increase in revenues in the directional drilling services segment, the compressed air drilling services segment and from Mexico, which more than offset lower revenues and higher costs in our domestic casing and tubing segment. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, depreciation, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues.
      General and administrative expense was $7.1 million in the 2004 period compared to $5.3 million for 2003. General and administrative expense increased in 2004 due to additional expenses associated with the inclusion of AirComp for a full year, the acquisitions completed in the second half of 2004, and the hiring of additional sales and administrative personnel at each of our subsidiaries. General and administrative expense also increased because of increased professional fees and other expenses related to our financing and acquisition activities, including the listing of our common stock on the American Stock Exchange, and increased corporate accounting and administrative staff. As a percentage of revenues, general and administrative expenses were 14.9% in 2004 and 16.2% in 2003.
      Depreciation and amortization was $3.6 million for the year ended December 31, 2004 compared to $2.9 million for the year ended December 31, 2003. The increase was due to the inclusion of AirComp for a full year and the increase in our assets resulting from our capital expenditures and the acquisitions completed in 2004.
      Income from operations for the year ended December 31, 2004 totaled $4.2 million, a 61.0% increase over the $2.6 million in income from operations for the prior year, reflecting the increase in our revenues and gross profit, offset in part by an increase in general and administrative expense. Income from operations in the year ended December 31, 2004 includes $188,000 in additional accrued expense for post-retirement medical benefits pursuant to our plan of reorganization. The increase in this accrued expense was based on the present value of the expected retiree benefit obligations as determined by a third-party actuary. Income from operations for the year 2003 includes income of $99,000, which resulted from a reduction in projected post-retirement benefits based on the third-party actuary at the end of 2003.
      Our interest expense increased to $2.8 million in 2004, compared to $2.5 million for the prior year, in spite of the decrease in our total debt. Interest expense in 2004 includes $359,000 in warrant put amortization, including the retirement of warrants in connection with the prepayment, in December 2004, of our $2.4 million 12.0% subordinated note. Interest expense in 2003 includes $216,000 in connection with the acceleration, in 2003, of the amortization of a put obligation related to subordinated debt at Mountain Air. The subordinated debt including accrued interest was paid off in connection with the formation of AirComp in 2003.
      Minority interest in income of subsidiaries for the year 2004 was $321,000 compared to $343,000 for the year 2003. The increase in net income at AirComp was offset in part by the elimination of minority interest in Tubular, which was 19%-owned by director Jens Mortensen until September 30, 2004.

      We had net income attributed to common stockholders of $764,000 for the year ended December 31, 2004 compared to net income attributed to common stockholders of $2.3 million for the year ended December 31, 2003. In 2003, we recognized a non-operating gain on sale of an interest in a subsidiary in the amount of $2.4 million in connection with the formation of AirComp, and recognized a one-time gain of $1.0 million in the third quarter of 2003 as a result of settling a lawsuit against the former owners of Mountain Air.
      The following table compares revenues and income from operations for each of our business segments for the years ended December 31, 2004 and December 31, 2003. Income from operations consists of our revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

				Income (Loss)
	Revenues			from Operations

	2004	2003	Change	2004	2003	Change

	(In thousands)
Directional drilling services	$24,787	$16,008	$8,779	$3,061	$1,103	$1,958
Compressed air drilling services	11,561	6,679	4,882	1,169	17	1,152
Casing and tubing services	10,391	10,037	354	3,217	3,628	(411)
Other services	987	—	987	(67)	—	(67)
General corporate	—	—	—	(3,153)	(2,123)	(1,030)

Total	$47,726	$32,724	$15,002	$4,227	$2,625	$1,602

      Directional Drilling Services Segment. Revenues for the year ended December 31, 2004 for our directional drilling services segment were $24.8 million, an increase of 54.8% from the $16.0 million in revenues for the year ended December 31, 2003. Income from operations increased by 177.5% to $3.1 million for the year ended December 31, 2004 from $1.1 million for 2003. The improved results for this segment are due to the increase in drilling activity in Texas and the Gulf Coast area and the addition of operations and sales personnel which increased our capacity and market presence. Increased operating expenses as a result of the addition of personnel were more than offset by the growth in revenues and cost savings as a result of purchases, in late 2003 and in 2004, of most of the down-hole motors used in directional drilling. Previously we had leased these motors.
      Compressed Air Drilling Services Segment. Our compressed air drilling revenues were $11.6 million for the year ended December 31, 2004, an increase of 73.1% compared to $6.7 million in revenues for the year ended December 31, 2003. Income from operations increased to $1.2 million in 2004 compared to income from operations of $17,000 in 2003. Our compressed air drilling revenues and operating income for the year 2004 increased compared to the prior year due to the inclusion, for a full year in 2004, of the business contributed by M-I, in connection with the formation of AirComp in July 2003, and the acquisition of Diamond Air as of November 1, 2004.
      Casing and Tubing Services Segment. Revenues for the year ended December 31, 2004 for the casing and tubing services segment were $10.4 million, an increase of 3.5% from the $10.0 million in revenues for the year ended December 31, 2003. Revenues from domestic operations decreased from $6.3 million in 2003 to $5.1 million in the year 2004 as a result of increased competition in South Texas, resulting in fewer contracts awarded to us and lower pricing for our services. Revenues from Mexican operations, however, increased from $3.7 million in 2003 to $5.3 million in the 2004 period as a result of increased drilling activity in Mexico and the addition of equipment that increased our capacity. Income from operations decreased by 11.3% to $3.2 million in 2004 from $3.6 million in 2003. The decrease in this segment’s revenues and operating income is due to the decrease in revenues from domestic operations and increases in wages and benefits domestically, which was partially offset by increased revenues from Mexico.
      Other Services Segment. Revenues for this segment consist of Safco’s rental tool business, beginning September 1, 2004, and Downhole’s production services beginning December 1, 2004, the effective date of their respective acquisitions. Revenues for this segment were $987,000 with a loss from operations of $67,000. It is our plan to grow in these businesses thereby improving profitability as we increase our market presence and our critical mass.
Liquidity and Capital Resources
      Our on-going capital requirements arise primarily from our need to service our debt, to complete acquisitions and acquire and maintain equipment, and to fund our working capital requirements. Our primary sources of liquidity are borrowings under our revolving lines of credit, proceeds from the issuance of debt and equity securities and cash flows from operations. We had cash and cash equivalents of $10.7 million at March 31, 2006 compared to $1.9 million at December 31, 2005, $7.3 million at December 31, 2004 and $1.3 million at December 31, 2003.

Operating Activities
      In the three months ended March 31, 2006, our operating activities used $5.6 million in cash compared to a use of $822,000 for the same period in 2005. Net income for the three months ended March 31, 2006 increased to $4.4 million, compared to $1.6 million in the 2005 period. The $4.4 million in net income for the 2006 period includes a charge of $0.9 million related to the expensing of stock options as required under SFAS No. 123R. Revenues and income from operations increased in the first three months of 2006 due to acquisitions completed in the first quarter of 2006 and the second and third quarters of 2005, the investment in additional equipment, the opening of new operations offices and the addition of operations and sales personnel. Non-cash expenses totaled $4.9 million during the first three months of 2006 consisting of $3.9 million of depreciation and amortization, $0.9 million from the expensing of stock options, $355,000 of imputed interest related to the effective date of the Specialty acquisition, $180,000 related to increases to the allowance for doubtful accounts receivables, offset by $514,000 on the gain from asset retirements. Non-cash expenses during the first three months of 2005 totaled $1.5 million, consisting of depreciation and amortization expense of $1.3 million and minority interest of $144,000.
      During the three months ended March 31, 2006, changes in operating assets and liabilities used $14.9 million in cash, principally due to an increase of $4.3 million in accounts receivable, an increase of $1.5 million in inventory, a decrease of $1.3 million in accounts payable, and a decrease of $11.0 million in an accrued expense, offset in part by an increase of $2.8 million in accrued interest. Accounts receivable increased due to the increase in our revenues in the first three months of 2006. Other inventory increased primarily due to increased activity levels. The decrease in accrued expenses can be attributed to accrued bonuses of Specialty that we paid in connection with the acquisition. The increase in accrued interest relates to our 9.0% senior notes.
      During the three months ended March 31, 2005, changes in operating assets and liabilities used $3.8 million in cash, principally due to an increase of $3.4 million in accounts receivable, an increase of $515,000 in inventory and other assets, and a decrease of $92,000 in accrued expenses, offset in part by an increase in accrued salaries, benefits and payroll taxes of $185,000. Accounts receivable increased by $3.4 million at March 31, 2005 due to the increase in our revenues in the first quarter of 2005. Other assets increased due primarily to an increase in prepaid insurance related to insurance premium deposits required for our policies that went into affect April 1, 2005.

Investing Activities
      During the three months ended March 31, 2006, we used $89.8 million in investing activities, consisting of $83.4 million for the acquisition of Specialty, net of cash received and $7.6 million for capital expenditures, offset by $1.2 million of proceeds from equipment sales. Included in the $7.6 million for capital expenditures was $2.6 million for the expansion of our measurement-while-drilling equipment used in the directional drilling segment and $2.2 million for additional equipment in our compressed air drilling services segment. A majority of our equipment sales relate to items “lost in hole” by our customers. During the first three months of 2005, we used $2.7 million in investing activities, consisting principally of the purchase of equipment of $1.6 million for casing equipment, approximately $263,000 for the purchase of downhole motors and approximately $779,000 for new compressed air drilling equipment.

Financing Activities
      During the three months ended March 31, 2006, financing activities provided $104.1 million in cash. We received $161.4 million in proceeds from long-term debt, repaid $43.5 million in borrowings under long-term debt facilities, repaid $3.0 million in related party debt, repaid $6.4 million under our line of credit and paid $5.3 in debt issuance costs. We also received $972,000 in proceeds from the exercise of options and warrants. On January 18, 2006, we closed on a private offering of $160.0 million aggregate principal amount of our senior notes. The notes are due January 15, 2014 and bear interest at 9.0%. The proceeds from the sale of the notes were used to fund the Specialty acquisition, to repay existing debt and for general corporate purposes.
      During the three months ended March 31, 2005, financing activities provided a net of $2.2 million in cash. We received $2.4 million, net, in borrowings under long-term debt facilities and paid $178,000 in debt issuance costs.
      Prior to January 18, 2006, we were party to a July 2005 credit agreement that provided for the following senior secured credit facilities:

•	A $13.0 million revolving line of credit. Borrowings were limited to 85% of eligible accounts receivable plus 50% of eligible inventory (up to a maximum of $2.0 million of borrowings based on inventory). This line of credit was to be used to finance working capital requirements and other general corporate purposes, including the issuance of standby letters of credit. Outstanding borrowings under this line of credit were $6.4 million at a margin above prime and LIBOR rates plus margin averaging approximately 8.1% as of December 31, 2005.

•	Two term loans totaling $42.0 million. Outstanding borrowings under these term loans were $42.0 million as of December 31, 2005. These loans were at LIBOR rates plus a margin which averages approximately 7.8% at December 31, 2005.
      Borrowings under the July 2005 credit facilities were to mature in July 2007. Amounts outstanding under the term loans as of July 2006 were to be repaid in monthly principal payments based on a 48 month repayment schedule with the remaining balance due at maturity. Additionally, during the second year, we were to be required to prepay the remaining balance of the term loans by 75% of excess cash flow, if any, after debt service and capital expenditures. The interest rate payable on borrowings was based on a margin over the London Interbank Offered Rate, referred to as LIBOR, or the prime rate, and there was a 0.5% fee on the undrawn portion of the revolving line of credit. The margin over LIBOR was to increase by 1.0% in the second year.
      All amounts outstanding under our July 2005 credit agreement were paid off with the proceeds of our senior notes offering on January 18, 2006. On January 18, 2006, we also executed an amended and restated credit agreement which provides for a $25.0 million revolving line of credit with a maturity of January 2010. Our January 2006 amended and restated credit agreement contains customary events of default and financial covenants and limits our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets. Our obligations under the January 2006 amended and restated credit agreement are secured by substantially all of our assets.
      At March 31, 2006, we had $169.1 million in outstanding indebtedness, of which $166.0 million was long term debt and $3.1 million was the current portion of long term debt.
      On July 11, 2005, we acquired from M-I its 45% equity interest in AirComp and the subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and issued a new $4.0 million subordinated note bearing interest at 5% per annum. The subordinated note issued to M-I requires quarterly interest payments and the principal amount is due October 9, 2007. Contingent upon a future equity offering, the subordinated note is convertible into up to 700,000 shares of our common stock at a conversion price equal to the market value of the common stock at the time of conversion.
      As of December 31, 2005, Tubular had a subordinated note outstanding and payable to Jens Mortensen, the seller of Tubular and one of our directors, in the amount of $4.0 million with a fixed interest rate of 7.5%. Interest was payable quarterly and the final maturity of the note was January 31, 2006. The subordinated note was subordinated to the rights of our bank lenders. The balance of this subordinated note was repaid in full in January 2006 with proceeds from our senior notes offering.
      As part of the acquisition of Mountain Air in 2001, we issued a note to the sellers of Mountain Air in the original amount of $2.2 million accruing interest at a rate of 5.75% per annum. The note was reduced to $1.5 million as a result of the settlement of a legal action against the sellers in 2003. In March 2005, we reached an agreement with the sellers and holders of the note as a result of an action brought against us by the sellers. Under the terms of the agreement, we paid the holders of the note $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims. At March 31, 2006 and December 31, 2005 the outstanding amounts due were $500,000.
      In connection with the purchase of Delta, we issued to the sellers a note in the amount of $350,000. The note bears interest at 2% and the principal and accrued interest was repaid on its maturity of April 1, 2006.
      In connection with the purchase of Tubular, we agreed to pay a total of $1.2 million to Mr. Mortensen in exchange for a non-compete agreement. Monthly payments of $20,576 are due under this agreement through January 31, 2007. In connection with the purchase of Safco, we also agreed to pay a total of $150,000 to the sellers in exchange for a non-compete agreement. We are required to make annual payments of $50,000 through September 30, 2007. In connection with the purchase of Capcoil, we agreed to pay a total of $500,000 to two management employees in exchange for non-compete agreements. We are required to make annual payments of $110,000 through May 2008. Total amounts due under non-compete agreements at March 31, 2006 and December 31, 2005 were $615,000 and $698,000, respectively.
      In 2000 we compensated directors, including current directors Nederlander and Toboroff, who served on the board of directors from 1989 to March 31, 1999 without compensation, by issuing promissory notes totaling $325,000. The notes bear interest at the rate of 5.0%. At March 31, 2006 and December 31, 2005, the principal and accrued interest on these notes totaled approximately $96,000.

      We also had a real estate loan which was payable in equal monthly installments of $4,344 with the remaining outstanding balance due on January 1, 2010. The loan has a floating interest rate based on prime plus 2.0%. The outstanding principal balance was $548,000 at December 31, 2005. The balance of this loan was repaid in full in January 2006 with proceeds from our senior notes offering.
      We have various equipment financing loans with interest rates ranging from 5% to 8.2% and terms ranging from 2 to 5 years. As of March 31, 2006 and December 31, 2005, the outstanding balances for equipment financing loans were $2.8 million and $1.9 million, respectively. We also have various capital leases with terms that expire in 2008. As of March 31, 2006 and December 31, 2005, amounts outstanding under capital leases were $796,000 and $917,000, respectively. In January 2006, we prepaid $350,000 of the outstanding equipment loans with proceeds from our senior notes offering.
      The following table summarizes our obligations and commitments to make future payments under our notes payable, operating leases, employment contracts and consulting agreements for the periods specified as of December 31, 2005.

	Payments by Period

		Less Than
	Total	1 Year	2-3 Years	4-5 Years	After 5 Years

	(In thousands)
Contractual Obligations
Notes payable(a)	$59,652	$5,158	$53,887	$607	$—
Capital leases(b)	917	474	443	—	—
Interest payments on notes payable	7,076	4,186	2,839	51	—
Operating lease	2,878	926	1,462	490	—
Employment contracts	4,016	2,512	1,504	—	—

Total contractual cash obligations	$74,539	$13,256	$60,135	$1,148	$—

(a)	In January of 2006 we issued $160.0 million of senior notes due 2014 and repaid $48.5 million of debt due in 2-3 years and $3.1 million due in less than one year.

(b)	These amounts represent our minimum capital lease payments, net of interest payments totaling $69,000.
      We have no off-balance sheet arrangements, other than normal operating leases and employee contracts shown above, that have or are likely to have a current or future material effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources. We do not guarantee obligations of any unconsolidated entities.
     Capital Requirements
      We have identified capital expenditure projects that we expect will require up to approximately $14.0 million for the remainder of 2006, exclusive of any acquisitions. We believe that our current cash generated from operations, cash available under our credit facilities and cash on hand will provide sufficient funds for our identified projects.
      We intend to implement a growth strategy of increasing the scope of services through both internal growth and acquisitions. We are regularly involved in discussions with a number of potential acquisition candidates. The acquisition of assets could require additional financing, which we currently anticipate would be borrowed under our bank facility. Any such borrowing would require the consent of our lenders under our bank credit facilities. We also expect to make capital expenditures to acquire and to maintain our existing equipment. Our performance and cash flow from operations will be determined by the demand for our services which in turn are affected by our customers’ expenditures for oil and gas exploration and development, and industry perceptions and expectations of future oil and natural gas prices in the areas where we operate. We will need to refinance our existing debt facilities as they become due and provide funds for capital expenditures and acquisitions. To effect our expansion plans, we will require additional equity or debt financing and the proceeds of the pending offering. There can be no assurance that we will be successful in raising the additional debt or equity capital or that we can do so on terms that will be acceptable to us.
Recent Developments

Amendments to Credit Agreement
      In conjunction with this offering and the pending acquisition of DLS, we expect to amend the credit agreement governing our $25.0 million credit facility to, among other things, provide for the acquisition of DLS, permit the net proceeds from this offering and the issuance of an additional $95.0 million of our senior notes to be used for the acquisition of DLS, increase the sub-limit for the issuance of stand-by letters of credit, increase permitted capital expenditures and increase permitted indebtedness at DLS.

Second Quarter 2006 Results
      On July 20, 2006, we announced our results for the quarter ended June 30, 2006.
      Revenues for the second quarter 2006 rose 156.4% to $60.5 million compared to $23.6 million for the second quarter of 2005. The solid growth in revenues was due to continued success with integrating recent acquisitions while expanding operating locations, personnel and equipment and growing our customer base in response to strong demand for our products and services.
      Income from operations grew 444.6%, which was substantially higher than the percentage growth in revenues, to $15.9 million for second quarter 2006, from $2.9 million in last year’s second quarter.
      Net income for the second quarter of 2006 attributed to common shares increased 442.3% to $9.6 million, or $0.50 per diluted share, compared to net income of $1.8 million, or $0.12 per diluted share, in the second quarter of 2005. Weighted average shares of common stock outstanding on a diluted basis increased to 19.1 million shares for the second quarter of 2006 from 15.1 million shares for the second quarter of 2005.
      EBITDA increased 396.8% to $20.4 million for the second quarter of 2006, from $4.1 million in the second quarter of 2005.
      EBITDA is a non-GAAP financial measure that we define as net income before interest, taxes, depreciation and amortization. The following table reconciles our net income, the most directly comparable GAAP financial measure, to EBITDA:

	Three Months Ended
	June 30,

	2005	2006

	(Unaudited)
	(In Thousands)
Net income	$1,769	$9,594
Interest expense, net	645	3,797
Income taxes	166	2,474
Depreciation and amortization	1,518	4,494

EBITDA	$4,098	$20,359
      Revenue for the first six months of 2006 rose 150.4% to $107.5 million compared to $42.9 million for the first six months of 2005. Income from operations grew to $24.5 million in 2006 from $5.2 million during the comparable six months in 2005, representing a 374.8% increase. Net income for the first six months of 2006 rose 320.2% to $14.0 million, or $0.74 per diluted shares, from net income of $3.3 million or $0.22 per diluted share in the first six months of 2005. Weighted average shares of common stock outstanding on a diluted basis increased to 19.0 million shares for the six month period of 2006 from 14.9 million shares for the same period of 2005.
Critical Accounting Policies
      We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus. Our preparation of this prospectus requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.
      Allowance for doubtful accounts. The determination of the collectibility of amounts due from our customers requires us to use estimates and make judgments regarding future events and trends, including monitoring our customer payment history and current credit worthiness to determine that collectibility is reasonably assured, as well as consideration of the overall business climate in which our customers operate. Those uncertainties require us to make frequent judgments and estimates regarding our customers’ ability to pay amounts due us in order to determine the appropriate amount of valuation allowances required for doubtful accounts. Provisions for doubtful accounts are recorded when it becomes evident that the customers will not be able to make the required payments at either contractual due dates or in the future.
      Revenue recognition. We provide rental equipment and drilling services to our customers at per day and per job contractual rates and recognize the drilling related revenue as the work progresses and when collectibility is reasonably assured. The Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements,” provides guidance on the SEC staff’s views on application of generally accepted accounting principles to selected revenue recognition issues. Our revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.
      Impairment of long-lived assets. Long-lived assets, which include property, plant and equipment, goodwill and other intangibles, comprise a significant amount of our total assets. We make judgments and estimates in conjunction with the carrying value of these assets, including amounts to be capitalized, depreciation and amortization methods and useful lives. Additionally, the carrying values of these assets are reviewed for impairment or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. This requires us to make long-term forecasts of our future revenues and costs related to the assets subject to review. These forecasts require assumptions about demand for our products and services, future market conditions and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period.
      Goodwill and other intangibles. As of December 31, 2005, we have recorded approximately $12.4 million of goodwill and $6.8 million of other identifiable intangible assets. We perform purchase price allocations to intangible assets when we make a business combination. Business combinations and purchase price allocations have been consummated for acquisitions in all of our reportable segments. The excess of the purchase price after allocation of fair values to tangible assets is allocated to identifiable intangibles and thereafter to goodwill. Subsequently, we perform our initial impairment tests and annual impairment tests in accordance with Financial Accounting Standards Board No. 141, “Business Combinations,” and Financial Accounting Standards Board No. 142, “Goodwill and Other Intangible Assets.” These initial valuations used two approaches to determine the carrying amount of the individual reporting units. The first approach is the Discounted Cash Flow Method, which focuses on our expected cash flow. In applying this approach, the cash flow available for distribution is projected for a finite period of years. Cash flow available for distribution is defined as the amount of cash that could be distributed as a dividend without impairing our future profitability or operations. The cash flow available for distribution and the terminal value (our value at the end of the estimation period) are then discounted to present value to derive an indication of value of the business enterprise. This valuation method is dependent upon the assumptions made regarding future cash flow and cash requirements. The second approach is the Guideline Company Method which focuses on comparing us to selected reasonably similar publicly traded companies. Under this method, valuation multiples are: (i) derived from operating data of selected similar companies; (ii) evaluated and adjusted based on our strengths and weaknesses relative to the selected guideline companies; and (iii) applied to our operating data to arrive at an indication of value. This valuation method is dependent upon the assumption that our value can be evaluated by analysis of our earnings and our strengths and weaknesses relative to the selected similar companies. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period.
Recently Issued Accounting Standards
      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. SFAS No. 154 also requires that a change in method of depreciation, amortization or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statement. SFAS No. 154 is effective for fiscal years beginning after December 15, 2005. We adopted the provisions of SFAS No. 154 as of January 1, 2006 and the adoption did not have a material impact on our results of operations.
      In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R revises SFAS No. 123, Accounting for Stock-Based Compensation, and focuses on accounting for share-based payments for services by employer to employee. The statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. We adopted SFAS No. 123R as of January 1, 2006 and used the modified prospective transition method, utilizing the Black-Scholes option pricing model for the calculation of the fair value of our employee stock options. Under the modified prospective method, stock option awards that are granted, modified or settled after January 1, 2006 will be measured and accounted for in accordance with SFAS No. 123R. Compensation cost for awards granted prior to, but not vested, as of January 1, 2006 would be based on the grant date attributes originally used to value those awards for pro forma purposes under SFAS No. 123. See Note 3 of our unaudited consolidated condensed financial statements for the three months ended March 31, 2006, for a more detailed description of our adoption of SFAS No. 123R.
      In November 2004, the FASB issued SFAS No. 151, Inventory Costs — an Amendment of ARB No. 43, Chapter 4, which amends the guidance in ARB No. 43 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 requires that these items be recognized as current period charges. In addition, SFAS No. 151 requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. We adopted the provisions of SFAS No. 151, on a prospective basis, as of January 1, 2006 and the adoption did not have a material impact on our results of operations.
Quantitative and Qualitative Disclosure About Market Risk
      We are exposed to market risk primarily from changes in interest rates and foreign currency exchange risks.
      Interest Rate Risk. Fluctuations in the general level of interest rates on our current and future fixed and variable rate debt obligations expose us to market risk. We are vulnerable to significant fluctuations in interest rates affecting our adjustable rate debt, and any future refinancing of our fixed rate debt and our future debt.
      At December 31, 2005, we were exposed to interest rate fluctuations on approximately $49.0 million of notes payable and bank credit facility borrowings carrying variable interest rates. During the three months ended March 31, 2006, we repaid all variable interest rate debt.
      We have also been subject to interest rate market risk for short-term invested cash and cash equivalents. The principal of such invested funds would not be subject to fluctuating value because of their highly liquid short-term nature. As of March 31, 2006, we had $9.3 million invested in short-term maturing investments.
      Foreign Currency Exchange Rate Risk. We conduct business in Mexico through our Mexican partner, Matyep. This business exposes us to foreign exchange risk. To control this risk, we provide for payment in U.S. dollars. However, we have historically provided our partner a discount upon payment equal to 50% of any loss suffered by our partner as a result of devaluation of the Mexican peso between the date of invoicing and the date of payment. To date, such payments have not been material in amount.

OUR BUSINESS
Our Company
      We provide services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, offshore in the Gulf of Mexico, and internationally in Mexico. We operate in five sectors of the oil and natural gas service industry: directional drilling services; compressed air drilling services; casing and tubing services; rental tools; and production services. Providing high-quality, technologically advanced services and equipment is central to our operating strategy. As a result of our commitment to customer service, we have developed strong relationships with many of the leading oil and natural gas companies, including both independents and majors.
      Our growth strategy is focused on identifying and pursuing opportunities in markets we believe are growing faster than the overall oilfield services industry in which we believe we can capitalize on our competitive strengths. Over the past several years, we have significantly expanded the geographic scope of our operations and the range of services we provide through internal growth and strategic acquisitions. Our organic growth has primarily been achieved through expanding our geographic scope, acquiring complementary equipment, hiring personnel to service new regions and cross-selling our products and services from existing operating locations. Since 2001, we have completed 15 acquisitions, including six in 2005 and two in 2006. In January 2006, we acquired 100% of the outstanding stock of Specialty for $96.0 million. Our acquisition of Specialty not only balances our revenue mix generated between rental tools and service operations and between onshore and offshore operations, but also enhances the scope, capacity and customer base in our rental tools business. In April 2006, we acquired 100% of the outstanding stock of Rogers for approximately $13.7 million. Our acquisition of Rogers not only enhanced our casing and tubing operations with its tubing, tongs and casings services, but also increased our rental tools operations with its inventory of rental equipment, including drill pipe tongs, accessories, hydraulic power units and hydraulic tong positioners. Giving pro forma as adjusted effect to the Specialty transactions, our recent acquisition of Rogers and the DLS transactions, we would have generated revenues of $281.3 million, net income of $7.1 million and EBITDA of $68.6 million for the fiscal year ended December 31, 2005. Giving pro forma as adjusted effect to the Rogers and DLS acquisitions, we would have generated revenues of $87.9 million, net income of $7.2 million and EBITDA of $22.9 million for the three months ended March 31, 2006.
Our History

•	We were incorporated in 1913 under Delaware law.

•	We reorganized in bankruptcy in 1988 and sold all of our major businesses. From 1988 to May 2001 we had only one operating company in the equipment repair business.

•	In May 2001, under new management we consummated a merger in which we acquired OilQuip Rentals, Inc., or OilQuip, and its wholly-owned subsidiary, Mountain Compressed Air, Inc., or Mountain Air.

•	In December 2001, we sold Houston Dynamic Services, Inc., our last pre-bankruptcy business.

•	In February 2002, we acquired approximately 81% of the capital stock of Allis-Chalmers Tubular Services Inc., formerly known as Jens’ Oilfield Service, Inc. and substantially all of the capital stock of Strata Directional Technology, Inc., or Strata.

•	In July 2003, we entered into a limited liability company operating agreement with M-I LLC, or M-I, a joint venture between Smith International and Schlumberger N.V., to form a Delaware limited liability company named AirComp LLC, or AirComp. Pursuant to this agreement, we owned 55% and M-I owned 45% of AirComp.

•	In September 2004, we acquired the remaining 19% of the capital stock of Tubular.

•	In September 2004, we acquired all of the outstanding stock of Safco-Oil Field Products, Inc., or Safco.

•	In November 2004, AirComp acquired substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC, which we refer to collectively as Diamond Air.

•	In December 2004, we acquired Downhole Injection Services, LLC, or Downhole.

•	In January 2005, we changed our name from Allis-Chalmers Corporation to Allis-Chalmers Energy Inc.

•	In April 2005, we acquired Delta Rental Service, Inc., or Delta, and, in May 2005, we acquired Capcoil Tubing Services, Inc. or Capcoil.

•	In July 2005, we acquired M-I’s interest in AirComp, and acquired the compressed air drilling assets of W.T. Enterprises, Inc., or W.T.

•	Effective August 2005, we acquired all of the outstanding stock of Target Energy Inc., or Target.

•	In September 2005, we acquired the casing and tubing assets of IHS/Spindletop, a division of Patterson Services, Inc., or Patterson, a subsidiary of RPC, Inc.

•	In January 2006, we acquired all of the outstanding stock of Specialty.

•	In April 2006, we acquired all of the outstanding capital stock of Rogers.

      As a result of these transactions, our prior results may not be indicative of current or future operations of those sectors.
Industry Overview
      We provide products and services primarily to domestic onshore and offshore oil and natural gas exploration and production companies. The main factor influencing demand for our products and services is the level of drilling activity by oil and natural gas companies, which, in turn, depends largely on current and anticipated future crude oil and natural gas prices and production depletion rates. According to the Energy Information Agency of the U.S. Department of Energy, or EIA, from 1990 to 2005, demand for oil and natural gas in the United States grew at an average annual rate of 1.5%, while supply decreased at an average annual rate of just over 2%. Current industry forecasts suggest an increasing demand for oil and natural gas coupled with a flat or declining production curve, which we believe should result in the continuation of historically high crude oil and natural gas commodity prices. The EIA forecasts that U.S. oil and natural gas consumption will increase at an average annual rate of 1.4% and 1.3% through 2025, respectively. Conversely, the EIA estimates that U.S. oil production will remain flat, and natural gas production will increase at an average annual rate of 0.6%.
      We anticipate that oil and natural gas exploration and production companies will continue to increase capital spending for their exploration and drilling programs. In recent years, much of this expansion has focused on natural gas drilling activities. According to Baker Hughes’ rig count data, the average total rig count in the United States increased 81% from 918 in 2000 to 1,666 in June 2006, while the average natural gas rig count increased 89% from 720 in 2000 to 1,359 in June 2006. While the number of rigs drilling for natural gas has increased by approximately 200% since the beginning of 1996, natural gas production has only increased by approximately 1.5% over the same period of time.

This is largely a function of increasing decline rates for natural gas wells in the United States. We believe that a continued increase in drilling activity will be required for the natural gas industry to help meet the expected increased demand for natural gas in the United States.
      We believe oil and natural gas producers are becoming increasingly focused on their core competencies in identifying reserves and reducing burdensome capital and maintenance costs. In addition, we believe our customers are currently consolidating their supplier bases to streamline their purchasing operations and benefit from economies of scale.
Competitive Strengths
      We believe the following competitive strengths will enable us to capitalize on future opportunities:
      Strategic position in high growth markets. We focus on markets we believe are growing faster than the overall oilfield services industry and in which we can capitalize on our competitive strengths. Pursuant to this strategy, we have become a leading provider of products and services in what we believe to be two of the fastest growing segments of the oilfield services industry: directional drilling and air drilling. We employ approximately 75 full-time directional drillers, and we believe our ability to attract and retain experienced drillers has made us a leader in the segment. We also believe we are one of the largest air drillers based on amount of air drilling equipment. In addition, we have significant operations in what we believe will be among the higher growth oil and natural gas producing regions within the United States and internationally, including the Barnett Shale in North Texas, onshore and offshore Louisiana, the Piceance Basin in Southern Colorado and all five oil and natural gas producing regions in Mexico.
      Strong relationships with diversified customer base. Our diverse customer base is characterized by strong relationships with many of the major and independent oil and natural gas producers and service companies throughout Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, offshore in the Gulf of Mexico and Mexico. Our largest customers include Burlington Resources, ConocoPhilips, BP, ChevronTexaco, Kerr-McGee, Dominion Resources, Remington Oil and Gas, Petrohawk Energy, Newfield Exploration, El Paso Corporation, Matyep and Anadarko Petroleum. Since 2002, we have broadened our customer base as a result of our acquisitions, technical expertise and reputation for quality customer service and by providing customers with technologically advanced equipment and highly skilled operating personnel.
      Successful execution of growth strategy. Over the past five years, we have grown both organically and through successful acquisitions of competing businesses. Since 2001, we have completed 15 acquisitions. Our approach is to improve the operating performance of the businesses we acquire by increasing their asset utilization and operating efficiency. These acquisitions have expanded our geographic presence and customer base and, in turn, have enabled us to cross-sell various products and services through our existing operating locations.
      Experienced and dedicated management team. The members of our executive management team have extensive experience in the energy sector, and consequently have developed strong and longstanding relationships with many of the major and independent exploration and production companies. We believe that our management team has demonstrated its ability to grow our businesses organically, make strategic acquisitions and successfully integrate these acquired businesses into our operations.

Business Strategy
      The key elements of our growth strategy include:
      Expand geographically to provide greater access and service to key customer segments. We have recently opened new locations in Texas, New Mexico, Colorado, Oklahoma and Louisiana in order to enhance our proximity to customers and more efficiently serve their needs. We intend to continue to establish new locations in active oil and natural gas producing regions in the United States and internationally in order to increase the utilization of our equipment and personnel. Our pending acquisition of DLS will also allow us to provide a platform for further international growth and increase our opportunities to cross-sell existing Allis-Chalmers products and services in the international markets.
      Prudently pursue strategic acquisitions. To complement our organic growth, we seek to opportunistically complete, at attractive valuations, strategic acquisitions that will complement our products and services, expand our geographic footprint and market presence, further diversify our customer base and be accretive to earnings.
      Expand products and services provided in existing operating locations. Since the beginning of 2003, we have invested approximately $35.3 million in capital expenditures to grow our business organically by expanding our product and service offerings in existing operating locations. This strategy is consistent with our belief that oil and natural gas producers more heavily favor integrated suppliers that can provide a broad product and service offering in many geographic locations.
      Increase utilization of assets. We seek to grow revenues and enhance margins by continuing to increase the utilization of our rental assets with new and existing customers. We expect to accomplish this through leveraging longstanding relationships with our customers and cross-selling our suite of services and equipment, while taking advantage of continued improvements in industry fundamentals. We also expect to continue to implement this strategy in our recently expanded rental tools segment, thus improving the utilization and profitability of this newly acquired business with minimal additional investment.
      Target services in which we have a competitive advantage. Consolidation in the oilfield services industry has created an opportunity for us to compete effectively in markets that are underserved by the large oilfield services and equipment companies. In addition, we believe we can provide a more comprehensive range of products and services than many of our smaller competitors.
Business Segments
      Directional Drilling Services. Through Strata and Target, we utilize state-of-the-art equipment to provide well planning and engineering services, directional drilling packages, downhole motor technology, well site directional supervision, exploratory and development re-entry drilling, downhole guidance services and other drilling services to our customers. We also provide logging-while-drilling and measurement-while-drilling services. We have a team of approximately 75 full-time directional drillers and maintain a selection of approximately 150 drilling motors. According to Baker Hughes, as of February 2006, 40% of all wells in the United States are drilled directionally and/or horizontally. We expect that figure to grow over the next several years as companies seek to exploit maturing fields and sensitive formations. Management believes directional drilling offers several advantages over conventional drilling including:

•	improvement of total cumulative recoverable reserves;

•	improved reservoir production performance beyond conventional vertical wells; and

•	reduction of the number of field development wells.

      Since 2002, we have increased our team of directional drillers from ten to approximately 75. Our straight hole drilling motors offer opportunity to capture additional market share. We have also recently expanded our directional drilling services segment with the acquisition of all of the outstanding capital stock of Target.
      Rental Tools. We provide specialized rental equipment, including premium drill pipe, heavy weight spiral drill pipe, tubing work strings, blow out preventors, choke manifolds and various valves and handling tools, for both onshore and offshore well drilling, completion and workover operations. Most wells drilled for oil and natural gas require some form of rental tools in the completion phase of a well. Our rental tools segment was established with the acquisition of Safco in September 2004 and of Delta in April 2005.
      We have an inventory of specialized equipment consisting of heavy weight spiral drill pipe, double studded adaptors, test plugs, wear bushings, adaptor spools, baskets and spacer spools and other assorted handling tools in various sizes to meet our customers’ demands. We charge customers for rental equipment on a daily basis. The customer is liable for the cost of inspection and repairs or lost equipment. We currently provide rental tool equipment in Texas, Oklahoma, Louisiana, Mississippi, Colorado and offshore in the Gulf of Mexico.
      We significantly expanded our rental tools segment in January 2006 with the acquisition of Specialty. Specialty has been in the rental tools business for over 25 years, providing oil and natural gas operators and oilfield services companies with rental equipment. Specialty rents drill pipe, heavy weight spiral drill pipe, tubing work strings, blow out preventors, choke manifolds and various valves and handling tools for oil and natural gas drilling. The acquisition of Specialty gives us a broader scope of rental tools to offer our existing customer base, which we believe will allow us to better compete in deep water drilling operations in the area of premium rental drill pipe and handling equipment. We also expect that the acquisition of Specialty will add new customer relationships and enhance our relationships with key existing customers. In February of 2006, we merged Specialty and Delta into Safco and named the new entity, Allis-Chalmers Rental Tools, Inc. or Rental Tools.
      Casing and Tubing Services. Through Tubular, we provide specialized equipment and trained operators to perform a variety of pipe handling services, including installing casing and tubing, changing out drill pipe and retrieving production tubing for both onshore and offshore drilling and workover operations, which we refer to as casing and tubing services. All wells drilled for oil and natural gas require casing to be installed for drilling, and if the well is producing, tubing will be required in the completion phase. We currently provide casing and tubing services primarily in Texas, Louisiana and both onshore and offshore in the Gulf of Mexico and Mexico. We expanded our casing and tubing services in September 2005 by acquiring the casing and tubing assets of IHS/ Spindletop, a division of Patterson, a subsidiary of RPC, Inc. We paid $15.7 million for RPC, Inc.’s casing and tubing assets, which consisted of casing and tubing installation equipment, including hammers, elevators, trucks, pickups, power units, laydown machines, casing tools and torque turn equipment.
      The acquisition of RPC, Inc.’s casing and tubing assets increased our capability in casing and tubing services and expanded our geographic capability. We opened new field offices in Corpus Christi, Texas, Kilgore, Texas, Lafayette, Louisiana and Houma, Louisiana. The acquisition allowed us to enter the East Texas and Louisiana market for casing and tubing services as well as offshore in the Gulf of Mexico. Additionally, the acquisition greatly expanded our premium tubing services.
      We provide equipment used in casing and tubing services in Mexico to Materiales y Equipo Petroleo, S.A. de C.V., or Matyep. Matyep provides equipment and services for offshore and onshore drilling operations to Petroleos Mexicanos, known as Pemex, in Villahermosa, Reynosa, Veracruz and Ciudad del Carmen, Mexico. Matyep provides all personnel, repairs, maintenance, insurance and supervision for provision of the casing and tubing crew and torque turn service. The term of the lease agreement pursuant to which we provide the equipment and Matyep provides the above listed items continues for as long as Matyep is successful in maintaining its casing and tubing business with Pemex. Services to offshore drilling operations in Mexico are traditionally seasonal, with less activity during the first quarter of each calendar year due to weather conditions.
      For the years ended December 31, 2005, 2004 and 2003, our Mexico operations accounted for approximately $6.4 million, $5.1 million and $3.7 million, respectively, of our revenues. We provide extended payment terms to Matyep and maintain a high accounts receivable balance due to these terms. The accounts receivable balance was approximately $2.2 million at December 31, 2005 and approximately $968,000 at December 31, 2004. Tubular has been providing services to Pemex in association with Matyep since 1997.
      Compressed Air Drilling Services. Through AirComp, we provide compressed air, drilling chemicals and other specialized drilling products for underbalanced drilling applications, which we refer to as compressed air drilling services. With a combined fleet of over 130 compressors and boosters, we believe we are one of the world’s largest providers of compressed air, or underbalanced, drilling services. We also provide premium air hammers and bits to oil and natural gas companies for use in underbalanced drilling. Our broad and diversified product line enables us to compete in the underbalanced drilling market with an equipment package engineered and customized to specifically meet customer requirements.
      Underbalanced drilling shortens the time required to drill a well and enhances production by minimizing formation damage. There is a trend in the industry to drill, complete and workover wells with underbalanced drilling operations and we expect the market to continue to grow.
      In July 2005, we purchased the compressed air drilling assets of W.T., operating in West Texas and acquired the remaining 45% equity interest in AirComp from M-I. The acquired assets include air compressors, boosters, mist pumps, rolling stock and other equipment. These assets were integrated into AirComp’s assets and complement and add to AirComp’s product and service offerings. We currently provide compressed air drilling services in Texas, Oklahoma, New Mexico, Colorado, Utah and Wyoming. We are also in the process of expanding our services to Arkansas.
      Production Services. We supply specialized equipment and trained operators to install and retrieve capillary tubing, through which chemicals are injected into producing wells to increase production and reduce corrosion. In addition, we perform workover services with coiled tubing units. Chemicals are injected through the tubing to targeted zones up to depths of approximately 20,000 feet. The result is improved production from treatment of downhole corrosion, scale, paraffin and salt build-up in producing wells. Natural gas wells with low bottom pressures can experience fluid accumulation in the tubing and well bore. This injection system can inject a foaming agent which lightens the fluids allowing them to flow out of the well. Additionally, corrosion inhibitors can be introduced to reduce corrosion in the well. Our production services segment was established with the acquisition of Downhole, in December 2004, and the acquisition of Capcoil, in May 2005. In February of 2006, we merged Downhole into Capcoil and named the new entity Allis-Chalmers Production Services, Inc., or Production Services.
      We have an inventory of specialized equipment consisting of capillary and coil tubing units in various sizes ranging from 1/4” to 1 1/4” along with nitrogen pumping and transportation equipment. We have placed orders for two additional capillary units and two additional coil tubing units for delivery in 2006. The new coil tubing units range in size from 1 1/4” to 1 3/4 .” We also maintain a full range of stainless and carbon steel coiled tubing and related supplies used in the installation of the tubing. We sell or rent the tubing and charge a fee for its installation, servicing and removal, which includes the service personnel and associated equipment on a turn key hourly basis. We do not provide the chemicals injected into the well.
Cyclical Nature of Oilfield Services Industry
      The oilfield services industry is highly cyclical. The most critical factor in assessing the outlook for the industry is the worldwide supply and demand for oil and the domestic supply and demand for natural gas. The peaks and valleys of demand are further apart than those of many other cyclical industries. This is primarily a result of the industry being driven by commodity demand and corresponding price increases. As demand increases, producers raise their prices. The price escalation enables producers to increase their capital expenditures. The increased capital expenditures ultimately result in greater revenues and profits for services and equipment companies. The increased capital expenditures also ultimately result in greater production which historically has resulted in increased supplies and reduced prices.
      Demand for our services has been strong throughout 2003, 2004 and 2005. Management believes demand will remain strong throughout 2006 due to high oil and natural gas prices and the capital expenditure plans of the exploration and production companies. Because of these market fundamentals for natural gas, management believes the long-term trend of activity in our markets is favorable. However, these factors could be more than offset by other developments affecting the worldwide supply and demand for oil and natural gas products.
Customers
      In 2005, none of our customers accounted for more than 10% of our revenues. Our customers are the major independent oil and natural gas companies operating in the United States and Mexico. In 2004, Matyep in Mexico represented 10.8% and Burlington Resources Inc. represented 10.1% of our consolidated revenues. In 2003, Matyep represented 10.2%, Burlington Resources Inc. represented 11.1% and El Paso Corporation represented 14.1%, of our revenues. The loss without replacement of our larger existing customers could have a material adverse effect on our results of operations.
Suppliers
      The equipment utilized in our business is generally available new from manufacturers or at auction. Currently, due to the high level of activity in the oilfield services industry, there is a high demand for new and used equipment. Consequently, there is a limited amount of many types of equipment available at auction and significant backlogs on new equipment. We own sufficient equipment for our projected operations over the next twelve months, and we believe the shortage of equipment will result in increased demand for our services. However, the cost of acquiring new equipment to expand our business could increase as a result of the high demand for equipment in the industry.
Competition
      We experience significant competition in all areas of our business. In general, the markets in which we compete are highly fragmented, and a large number of companies offer services that overlap and are competitive with our services and products. We believe that the principal competitive factors are technical and mechanical capabilities, management experience, past performance and price. While we have considerable experience, there are many other companies that have comparable skills. Many of our competitors are larger and have greater financial resources than we do.

      We believe that there are five major directional drilling companies, Schlumberger, Halliburton, Baker Hughes, W-H Energy Services (Pathfinder) and Weatherford, that market both worldwide and in the United States as well as numerous small regional players.
      Our largest competitor for compressed air drilling services is Weatherford. Weatherford focuses on large projects, but also competes in the more common compressed air, mist, foam and aerated mud drilling applications. Other competition comes from smaller regional companies.
      Two large companies, Frank’s Casing Crew and Rental Tools and Weatherford, have a substantial portion of the casing and tubing market in South Texas. The market remains highly competitive and fragmented with numerous casing and tubing crew companies working in the United States. Our primary competitors in Mexico are South American Enterprises and Weatherford, both of which provide similar products and services.
      There are two other significant competitors in the chemical injection services portion of the production services market, Weatherford and Dyna Coil. We believe we own approximately 30% of the capillary tubing units in the southwestern United States that are used for chemical injection services.
      The rental tool business is highly fragmented with hundreds of companies offering various rental tool services. Our largest competitors include Weatherford, Oil and Gas Rental Tools, Quail Rental Tools and Knight Rental Tools.
Backlog
      We do not view backlog of orders as a significant measure for our business because our jobs are short-term in nature, typically one to 30 days, without significant on-going commitments.
Employees
      Our strategy includes acquiring companies with strong management and entering into long-term employment contracts with key employees in order to preserve customer relationships and assure continuity following acquisition. We believe we have good relations with our employees, none of whom are represented by a union. We actively train employees across various functions, which we believe is crucial to motivate our workforce and maximize efficiency. Employees showing a higher level of skill are trained on more technologically complex equipment and given greater responsibility. All employees are responsible for on-going quality assurance. At July 1, 2006, we had approximately 780 employees.
Insurance
      We carry a variety of insurance coverages for our operations, and we are partially self-insured for certain claims in amounts that we believe to be customary and reasonable. However, there is a risk that our insurance may not be sufficient to cover any particular loss or that insurance may not cover all losses. Finally, insurance rates have in the past been subject to wide fluctuation, and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions.
Federal Regulations and Environmental Matters
      Our operations are subject to federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Because we provide services to companies producing oil and natural gas, which are toxic substances, we may become subject to claims relating to the release of such substances into the environment. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on us, it is possible that an environmental claim could arise that could cause our business to suffer. We do not anticipate any material expenditures to comply with environmental regulations affecting our operations.
      In addition to claims based on our current operations, we are from time to time named in environmental claims relating to our activities prior to our reorganization in 1988. See “— Legal Proceedings.”
Intellectual Property Rights
      Except for our relationships with our customers and suppliers described above, we do not own any patents, trademarks, licenses, franchises or concessions which we believe are material to the success of our business. As part of our overall corporate strategy to focus on our core business of providing services to the oil and natural gas industry and to increase stockholder value, we are investigating the sale or license of our worldwide rights to trade names and logos for products and services outside the energy sector.
Description of Properties
      The following table describes the location and general character of the principal physical properties used in each of our company’s businesses as of July 1, 2006. All of the properties are leased by us except for our property in Edinburg, Texas.

Business Segment	Location

Directional Drilling Services	Houston, Texas
Corpus Christi, Texas
Oklahoma City, Oklahoma
Lafayette, Louisiana

Compressed Air Drilling Services	Houston, Texas
San Angelo, Texas
Fort Stockton, Texas
Farmington, New Mexico
Grand Junction, Colorado
Wilburton, Oklahoma
Sonora, Texas
Grandbury, Texas
Denver, Colorado
Carlsbad, New Mexico

Casing and Tubing Services	Edinburg, Texas
Pearsall, Texas
Corpus Christi, Texas
Kilgore, Texas
Broussard, Louisiana
Houma, Louisiana
Buffalo, Texas

Rental Tools	Houston, Texas
Broussard, Louisiana

Business Segment	Location

Production Services	Midland, Texas
Corpus Christi, Texas
Kilgore, Texas
Carthage, Texas
Cordell, Oklahoma
General Corporate	Houston, Texas
      The yard in Buffalo, Texas is co-owned by David Wilde, who is one of our executive officers.
Legal Proceedings
      On June 29, 1987, we filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Our plan of reorganization was confirmed by the Bankruptcy Court after acceptance by our creditors and stockholders, and was consummated on December 2, 1988.
      At confirmation of our plan of reorganization, the United States Bankruptcy Court approved the establishment of the A-C Reorganization Trust as the primary vehicle for distributions and the administration of claims under our plan of reorganization, two trust funds to service health care and life insurance programs for retired employees and a trust fund to process and liquidate future product liability claims. The trusts assumed responsibility for substantially all remaining cash distributions to be made to holders of claims and interests pursuant to our plan of reorganization. We were thereby discharged of all debts that arose before confirmation of our plan of reorganization.
      We do not administer any of the aforementioned trusts and retain no responsibility for the assets transferred to or distributions to be made by such trusts pursuant to our plan of reorganization.
      As part of our plan of reorganization, we settled U.S. Environmental Protection Agency claims for cleanup costs at all known sites where we were alleged to have disposed of hazardous waste. The EPA settlement included both past and future cleanup costs at these sites and released us of liability to other potentially responsible parties in connection with these specific sites. In addition, we negotiated settlements of various environmental claims asserted by certain state environmental protection agencies.
      Subsequent to our bankruptcy reorganization, the EPA and state environmental protection agencies have in a few cases asserted that we are liable for cleanup costs or fines in connection with several hazardous waste disposal sites containing products manufactured by us prior to consummation of our plan of reorganization. In each instance, we have taken the position that the cleanup costs and all other liabilities related to these sites were discharged in the bankruptcy, and the cases have been disposed of without material cost. A number of Federal Courts of Appeal have issued rulings consistent with this position, and based on such rulings, we believe that we will continue to prevail in our position that our liability to the EPA and third parties for claims for environmental cleanup costs that had pre-petition triggers have been discharged. A number of claimants have asserted claims for environmental cleanup costs that had pre-petition triggers, and in each event, the A-C Reorganization Trust, under its mandate to provide plan of reorganization implementation services to us, has responded to such claims, generally, by informing claimants that our liabilities were discharged in the bankruptcy. Each of such claims has been disposed of without material cost. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material, adverse effect on us.
      The EPA and certain state agencies continue from time to time to request information in connection with various waste disposal sites containing products manufactured by us before consummation of the plan of reorganization that were disposed of by other parties. Although we have been discharged of liabilities with respect to hazardous waste sites, we are under a continuing obligation to provide information with respect to our products to federal and state agencies. The A-C Reorganization Trust, under its mandate to provide plan of reorganization implementation services to us, has responded to these informational requests because pre-bankruptcy activities are involved.
      We were advised in late 2005 that the A-C Reorganization Trust is in the process of terminating and distributing its assets, and as a result, we will assume the responsibility of responding to claimants and to the EPA and state agencies previously undertaken by the A-C Reorganization Trust. However, we have been advised by the A-C Reorganization Trust that its cost of providing these services has not been material in the past, and therefore we do not expect to incur material expenses as a result of responding to such requests. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material, adverse effect on us.
      We are named as a defendant from time to time in product liability lawsuits alleging personal injuries resulting from our activities prior to our reorganization involving asbestos. These claims are referred to and handled by a special products liability trust formed to be responsible for such claims in connection with our reorganization. As with environmental claims, we do not believe we are liable for product liability claims relating to our business prior to our bankruptcy; moreover, the products liability trust continues to defend all such claims. However, there can be no assurance that we will not be subject to material product liability claims in the future.
      We are involved in various other legal proceedings in the ordinary course of businesses. The legal proceedings are at different stages; however, we believe that the likelihood of material loss relating to any such legal proceeding is remote.

DLS’ BUSINESS
General
      We have entered into a stock purchase agreement for the acquisition of all of the outstanding capital stock of DLS. We expect the purchase price for the DLS stock will consist of:

•	cash consideration payable at closing in the amount of $102.4 million (out of the net proceeds of the issuance and sale of 3.0 million shares of our common stock in this offering and the offering and sale of $95.0 million additional principal amount of our senior notes); however, under the stock purchase agreement, we plan to reduce the cash consideration to $93.2 million, in consideration for DLS retaining $9.1 million of its currently existing indebtedness; and

•	an additional 2.5 million shares of our common stock issuable to the sellers, which shares will be held in an escrow arrangement for a period of 18 months pursuant to the terms and conditions of an escrow agreement.
      The stock purchase agreement contains customary representations, warranties, covenants and conditions to closing. Among other things, our obligations under the agreement are subject to our obtaining, on terms acceptable to us, all of the financing we need in order to consummate the acquisition. The stock purchase agreement provides that if we are unable to obtain the necessary financing by August 15, 2006, we must pay to the sellers a cash break-up fee equal to $1.0 million. DLS has also agreed to bear up to $2.0 million of the legal, accounting and financial advisory expenses incurred by either DLS or the sellers in connection with the negotiation, execution and delivery of the stock purchase agreement or otherwise related to the acquisition of DLS.
      In addition, the stock purchase agreement provides that, as a condition to the sellers’ obligation to close, we must enter into an investors rights agreement with the sellers. We anticipate that, pursuant and subject to the terms, conditions and limitations set forth in the investors rights agreement:

•	upon closing of our acquisition of DLS, the sellers will have the right to designate two nominees for election to our board of directors; and

•	within 30 days after such closing, we will be required to file with the SEC a shelf registration statement registering the offer and resale by the sellers of all the shares of our common stock issued to the sellers pursuant to the stock purchase agreement.
      DLS is a leading provider of drilling, completion, repair and related services for oil and gas wells in Argentina, with, through its predecessors, over 40 years experience in the contract drilling and oilfield services industry. DLS previously operated under different names and was established under its existing name in the British Virgin Islands in 1993. Headquartered in Buenos Aires, DLS operates out of the San Jorge, Cuyan, Neuquén, Austral and Noroeste basins of Argentina and the Subandina basin in Bolivia.
      With approximately 1,566 employees, DLS currently services several of the major and independent oil and natural gas producing companies, including Pan American Energy, Repsol-YPF, Apache Corporation (formerly Pioneer Natural Resources), Occidental Petroleum Corporation (formerly Vintage Petroleum) and Total Austral SA. Major competitors of DLS include Pride International, Inc., Servicios WellTech, S.A., Ensign Energy Services Inc. (formerly ODE), Nabors Industries Ltd. and Helmerich & Payne, Inc.
      DLS specializes in contract drilling, oil well completion and repair services. DLS also offers a wide variety of other oilfield services such as drilling fluids and completion fluids, engineering, field maintenance and logistics to complement its customers’ field organization. For the year ended

December 31, 2005, DLS generated revenues of $71.6 million in its drilling rigs segment, $39.4 million in its completion and repair segment (which includes workover and pulling functions) and $18.8 million in its drilling fluids/ other services segment. For the three months ended March 31, 2006, DLS generated revenues of $22.9 million in its drilling segment, $11.2 million in its completion and repair segment (which includes workover and pulling functions) and $4.7 million in its drilling fluids/ other services segment.
      DLS operates a fleet of 51 rigs, including 20 drilling rigs, 18 workover rigs and 12 pulling rigs in Argentina and one drilling rig in Bolivia. Argentine rig operations are generally conducted in remote regions of the country and require substantial infrastructure and support. DLS believes that its established infrastructure and scale of operations provide it with a competitive advantage in this market. In Bolivia, DLS operates one drilling rig. As of July 1, 2006, all of DLS’ rig fleet was actively marketed, except for one drilling rig that is presently inactive and requires approximately $6.0 million in capital expenditures for upgrades.
Markets Served

Argentina
      Argentina is one of Latin America’s largest economies and a significant energy producer and consumer. It is a net energy exporter primarily to neighboring Brazil and Chile.
      Argentina suffered a severe financial crisis in 2001-2002. However, the country’s economy has recovered since that time. In 2005, Argentina’s real gross domestic product, or GDP, grew at an estimated rate of 8.7%. Economic forecasts are for 5.0% real growth in 2006.
      Argentina has Latin America’s third-largest proven natural gas reserves, at around 18.9 trillion cubic feet, or Tcf. Natural gas production in Argentina has increased steadily over the last decade to become Latin America’s largest natural gas producer. Natural gas is now the country’s dominant fuel source, accounting for 46% of primary energy consumption in 2003.
      According to Oil and Gas Journal, Argentina has 2.3 billion barrels of proven oil reserves as of January 2006. The country produced an estimated 763,000 barrels per day, or bbl/d, of oil in 2005; of this amount, 660,000 bbl/d was crude oil, the rest consisted of lease condensates, natural gas liquids, and refinery gain. Argentina consumed an estimated 440,000 bbl/d of oil in 2005, leaving net oil exports of 323,000 bbl/d.
      Two onshore basins produced 87% of Argentina’s oil during the first ten months of 2005: Neuquén, in western-central Argentina and San Jorge in the southeast, surrounding Comodoro. Outside these established zones, there has been interest in exploring offshore oil resources.
      The Neuquén, Tierra del Fuego, and Santa Cruz regions contain most of Argentina’s natural gas production. During the first eleven months of 2005, the Neuquén region accounted for 51 percent of the country’s natural gas production, along with ten percent for Tierra del Fuego, and nine percent for Santa Cruz.
      In 1999, the Spanish oil company Repsol merged with the formerly state-owned oil company, Yacimientos Petroliferos Fiscales or YPF. Repsol-YPF dominates oil exploration and production activities in Argentina. Other significant oil-producing companies in Argentina include Pan American Energy, Chevron — Texaco Total Austral S.A., Occidental Petroleum Corporation (formerly Vintage Petroleum) and Petrobras Energía.

Bolivia
      Bolivia’s economy endured a period of sub-par economic growth from 1999 to 2002, but has performed better in recent years, posting real GDP growth of 2.4 percent in 2003 and 3.7 percent in 2004. Global Insight forecasts that Bolivia’s economy will have grown by 3.0 percent in 2005 and will grow 3.3 percent in 2006.
      Bolivia has the second-largest proven natural gas reserves in South America, behind Venezuela, and has the potential to become a natural gas hub in the Southern Cone. Bolivia had proven natural gas reserves of 24.0 trillion cubic feet, or Tcf, and proven crude oil reserves of 440 Million barrels in 2005. Bolivia’s natural gas production satisfies current consumption levels and allows Bolivia to be a net exporter of natural gas. Recently, Bolivian President Evo Morales announced the nationalization of Bolivia’s natural gas industry and ordered the Bolivian military to occupy Bolivia’s natural gas fields. Furthermore, President Morales threatened to expel foreign firms that do not recognize state control by signing new contracts by November 2006. DLS’ only customer in Bolivia is Repsol-YPF, a foreign based energy company, and its Bolivian operations will likely be affected by this political development.
      In 2005, the Bolivian Congress also imposed a 32 percent tax on energy producers in addition to an 18 percent royalty that was already in place. It is generally expected that the Bolivian government will strictly control oil and gas production in Bolivia, and in turn will pay foreign operators fees for the energy production services they provide. However, there is significant continuing uncertainty regarding future regulation of the Bolivian energy industry.
Equipment and Services

Contract Drilling Rigs
      A land drilling rig basically consists of a drawworks or hoist, a derrick, a power plant, rotating equipment, pumps to circulate the drilling fluid and the drill string. Power requirements for drilling jobs may vary considerably, but most land drilling rigs employ several engines to generate between 500 and 3,000 horsepower, depending on well depth and rig design. There are numerous factors that differentiate land drilling rigs, including their power generation systems and their drilling depth capabilities.
      The size and type of rig utilized depends, among other factors, upon well depth and site conditions. An active maintenance and replacement program during the life of a drilling rig permits upgrading of components on an individual basis. Over the life of a typical rig, due to the normal wear and tear of operating up to 24 hours a day, several of the major components, such as engines, air compressors, boosters and drill pipe, are replaced or rebuilt on a periodic basis as required. Other components, such as the substructure, mast and drawworks, can be utilized for extended periods of time with proper maintenance.
      As of July 1, 2006, DLS owned 21 drilling rigs, all of which were actively marketed, except for one drilling rig that is currently inactive and requires approximately $6.0 million in capital expenditures for upgrades. The following table sets forth certain information with respect to each of these rigs.

Rig	Approximate
No.	Drilling/W.O. Depth (ft)	Type	Horsepower	Operating Area

101	9,500	MID CONTINENT	600	Comodoro Rivadavia
102	9,500	MID CONTINENT	600	Comodoro Rivadavia
103	9,500	MID CONTINENT	600	Comodoro Rivadavia
104	9,500	IDECO	650	Comodoro Rivadavia
111	11,500	GARDNER-DENVER	800	Comodoro Rivadavia
113	12,500	GARDNER-DENVER	1000	Comodoro Rivadavia

Rig	Approximate
No.	Drilling/W.O. Depth (ft)	Type	Horsepower	Operating Area

132	7,500	IDECO	500	Comodoro Rivadavia
136	7,500	IDECO-PIGNONE	500	Comodoro Rivadavia
148	11,500	INGERSOLL-RAND	1100	Comodoro Rivadavia
150	9,800	NATIONAL	750	Comodoro Rivadavia
151	9,800	NATIONAL	750	Comodoro Rivadavia
154	9,500	CARDWELL	650	Comodoro Rivadavia
126	21,000	NATIONAL	2000	Neuquén
129	12,500	NATIONAL	1000	Neuquén
146	12,500	GARDNER-DENVER	1000	Neuquén
147	14,800	INGERSOLL-RAND	1500	Neuquén
149	11,500	INGERSOLL-RAND	1100	Neuquén
152	16,400	NATIONAL	1500	Neuquén
127	21,000	GARDNER-DENVER	2000	Tartagal
134 *	24,600	NATIONAL	3000	Tartagal
153	24,900	NATIONAL	3000	Bolivia

* inactive

Workover Rigs
      The workover rigs are quite similar to the drilling rigs, however, they are smaller than the drilling rig for the same depth of well. These rigs are used to complete the drilled wells or to repair them whenever necessary.
      The well completion process, to prepare a newly drilled oil or natural gas well for production, involves selectively perforating the well casing to access producing zones, eventually stimulating and testing these zones and installing the downhole equipment. The well completion process typically requires a few days to several weeks, depending on the nature and type of the completion. The demand for well completion services is directly related to drilling activity levels, which are highly sensitive to expectations relating to, and changes in, oil and natural gas prices.
      Workover services are performed to enhance the production of existing wells or to repair the wells.
      The workover rigs, identical to the rigs used for completion, are used to seal off depleted zones in existing wellbores, open new producing zones to enhance production or activate producing zones using fracturing or acidifying processes. Workover rigs are also used to convert former producing wells into water injection wells through which water or carbon dioxide is pumped into the formation to enhance the production of an oil field. Other workover services include major subsurface repairs such as casing repairs or replacement of deteriorated downhole equipment.
      DLS’ workover rig fleet consisted of 18 rigs as of July 1, 2006. The following table sets forth certain information with respect to each of these rigs.

Rig	Approximate
No.	Drilling/W.O. Depth (ft)	Type	Horsepower	Operating Area

125	16,000	IDECO	400	Comodoro Rivadavia
301	12,000	CARDWELL	500	Comodoro Rivadavia
302	9,800	WAGNER-MOREHOUSE	250	Comodoro Rivadavia
304	9,800	WAGNER-MOREHOUSE	250	Comodoro Rivadavia

Rig	Approximate
No.	Drilling/W.O. Depth (ft)	Type	Horsepower	Operating Area

307	9,800	IDECO	250	Comodoro Rivadavia
309	14,500	CARDWELL	400	Comodoro Rivadavia
310	12,000	CARDWELL	300	Comodoro Rivadavia
316	12,000	CARDWELL	300	Comodoro Rivadavia
317	12,000	CARDWELL	300	Comodoro Rivadavia
318	10,500	IDECO-PIGNONE	250	Comodoro Rivadavia
319	10,500	IDECO-PIGNONE	250	Comodoro Rivadavia
320	10,500	IDECO-PIGNONE	250	Comodoro Rivadavia
323	10,500	IDECO-PIGNONE	250	Comodoro Rivadavia
324	16,000	WILSON	400	Comodoro Rivadavia
328	16,000	NATIONAL OILWELL	500	Comodoro Rivadavia
329	16,000	NATIONAL OILWELL	500	Comodoro Rivadavia
4100	12,000	CARDWELL	300	Comodoro Rivadavia
110	16,000	IDECO	500	Neuquén

Pulling Rigs
      A pulling rig is a type of well-servicing rig used to pull downhole equipment, such as tubing, rods or the pumps from a well, and replace them when necessary. A pulling rig is also used to set downhole tools and perform lighter jobs.
      As of July 1, 2006, DLS operated a fleet of 12 pulling rigs. The following table sets forth certain information with respect to each of these rigs.

Rig	Approximate
No.	Drilling/W.O. Depth (ft)	Type	Horsepower	Operating Area

4020	10,000	CARDWELL	200	Comodoro Rivadavia
4022	10,000	CARDWELL	200	Comodoro Rivadavia
4042	10,000	CARDWELL	250	Comodoro Rivadavia
4043	10,000	CARDWELL	300	Comodoro Rivadavia
4044	10,000	FRANKS	300	Comodoro Rivadavia
4045	10,000	CARDWELL	300	Comodoro Rivadavia
4061	10,000	CARDWELL	200	Comodoro Rivadavia
4063	10,000	CARDWELL	200	Comodoro Rivadavia
4066	10,000	CARDWELL	200	Comodoro Rivadavia
4067	12,500	NATIONAL OILWELL	400	Comodoro Rivadavia
4068	12,500	NATIONAL OILWELL	400	Comodoro Rivadavia
4064	10,000	CARDWELL	250	Tierra del Fuego

Other Oilfield Services
      This segment consists of drilling fluids and completion fluids supply and field maintenance.
      Drilling fluid services. The required drilling fluid characteristics depend on the type of formation drilled, the encountered formation pressures and on the type of well. The service provided by DLS is to determine the best mud for the projected well and the consequent supply and engineering of the drilling fluid.

      Completion fluid services. Completion fluids are used when completing an oil or gas well. This fluid is placed in the well to control the wellbore pressures driving the completion and prior to initiation of production, such as setting packers, downhole valves and shooting perforations into the producing zone. DLS engineers and supplies completion fluids for oil and gas wells.
      Field maintenance. DLS renders services for the operation and maintenance of oilfields surface equipment and facilities. These services may include constructing, repairing and maintaining roads, laying-down production lines, maintaining surface equipment and facilities, transporting solid and liquid cargos and personnel, monitoring oil and gas delivery and overall field management.

Types of Contracts
      DLS’ drilling contracts are obtained either through competitive bidding or through direct negotiations with its customers. The majority of these contracts provide for compensation on a “dayrate” basis. Under dayrate contracts, DLS provides a drilling rig with the required personnel to perform the drilling of the well. DLS is typically paid based on a negotiated rate per day, comprised of both U.S. dollars and Argentine pesos, while the rig is utilized. The Argentine pesos portion is subject to inflation adjustment. Additionally, most of these contracts are terminable by either party on short notice. As a result, the contracts tend to be subject to renegotiation.
      The rates for DLS’ services depend on market and competitive conditions, the nature of the operations to be performed, the duration of the work, the equipment and services to be provided, the geographic area involved and other variables. Lower rates may be paid when the rig is in transit, or when drilling operations are interrupted or restricted by conditions beyond control. In addition, dayrate contracts typically provide for a separate amount to cover the cost of mobilization and demobilization of the drilling rig. Dayrate drilling contracts specify the type of equipment to be used, the general characteristic of the hole and the depth of the well. Under a dayrate drilling contract, the customer bears a large portion of out-of-pocket costs of drilling and DLS does not bear any part of the usual capital risks associated with oil and natural gas exploration.
      Pan American Energy contract. DLS and Pan American Energy, a company that is 40% owned by an affiliate of the current owners of DLS and 60% owned by British Petroleum, entered into a five-year strategic agreement for the purpose of solidifying a long-term alliance for the drilling of oil and gas wells in the San Jorge basin. The completion and repair of all wells in the area is also part of the agreement. The strategic agreement expires on June 30, 2008 and DLS is currently in negotiations to extend this agreement to December 2010. Pan American Energy represented approximately 55% of DLS’ revenue in 2005. Pan American Energy may terminate the agreement without cause on 60 days’ notice or in the case of a spin-off or merger of DLS that is not consented to by Pan American Energy. There is no provision allowing early termination by DLS and there are no change of control provisions. In accordance with the strategic agreement, DLS shall ensure the availability of at least three drilling rigs, eight workover rigs and five pulling rigs in order to meet Pan American Energy’s drilling plans but, in turn, Pan American Energy will provide DLS a sufficient number of drilling locations to keep all such rigs and associated equipment working during the term of the strategic agreement, provided that there are no material changes in the price of oil or adverse results of the production forecasts. The drilling rigs rates under the agreement are subject to an efficiency factor for drilling depths up to 2,700 meters. The agreement incorporates a standard drilling time in hours for a typical drilling prospect up to 2,700 meters. Drilling beyond 2,700 meters or drilling prospects with non-standard procedures are at agreed upon hourly rates plus reimbursable materials and expenses.

      DLS’ completion, workover or pulling contracts are obtained in the same way and provide for compensation on a dayrate basis comprised of both U.S. dollars and Argentine pesos and are subject to inflation adjustment.
      The most important drilling fluid service contract of DLS is with Repsol-YPF, in the Neuquén basin. The term of the contract expires in September 2006, and this contract covers drilling and fluid services required in the area where Repsol-YPF is drilling.
Other Business Data

Raw Materials
      DLS purchases a wide variety of raw materials as well as components made by other manufacturers and suppliers for use in its operations. Many of the products used by DLS are manufactured by other parties. DLS is not dependent on any single source of supply for any of its raw materials; however, DLS has a long-term agreement with Tanus, who is a supplier of chemical specialties used in drilling and completion fluid service.

Customers
      DLS’ principal customers consist of major and independent oil and natural gas producing companies. Key customers include Pan American Energy, Repsol-YPF, Apache Corporation (formerly Pioneer Natural Resources), Occidental Petroleum Corporation (formerly Vintage Petroleum) and Total Austral SA.

Government and Environmental Regulations
      DLS’ drilling operations are subject to many hazards, including blowouts and well fires, which could cause personal injury, suspend drilling operations, seriously damage or destroy the equipment involved and cause substantial damage to producing formations or to the surrounding areas.
      Many aspects of DLS’ operations are subject to government regulation, as in the areas of equipping and operating vessels, drilling practices and disposal of waste. In addition, various countries have regulations relating to environmental protection and pollution control. Recent events in the oil industry have also increased the sensitivity of the oil and gas industry to environmental matters.
      DLS believes that its safety and environmental protection standards are better than industry averages and that it complies in all material respects with legislation and regulations affecting the drilling of oil and gas wells and the discharge of wastes. Regulatory compliance has not materially affected the capital expenditures, earnings or competitive position of DLS to date, although such measures do increase drilling costs. Further regulations may reasonably be anticipated, but any effects thereof on DLS’ drilling operations cannot be accurately predicted.

Legal Proceedings
      Although DLS is subject to various ongoing items of litigation, almost all of which relate to labor contracts, and DLS does not believe any of the items of litigation to which it is currently subject will result in any material uninsured losses to it. It is possible, however, an unexpected judgment could be rendered against DLS in the cases in which it is involved that could be uninsured and beyond the amounts it currently has reserved.

Insurance
      DLS currently carries a variety of insurance for its operations involving third-party liability insurance. DLS is partially self-insured for certain claims in amounts it believes to be customary and reasonable. DLS believes that it is adequately insured for physical damage to its rigs, worker’s compensation, automobile liability and for various other types of exposures customarily encountered in its operations. Certain of DLS’ liability insurance policies specifically exclude coverage for fines, penalties and punitive or exemplary damages.
      DLS anticipates that its present insurance coverage will be maintained, but no assurance can be given that insurance coverage will continue to be available at rates considered reasonable, that self-insured amounts or deductibles will not increase or that certain types of coverage will be available at any cost.

Employees
      As of July 1, 2006, DLS employed approximately 1,566 employees, including approximately 1,499 employees in Argentina and approximately 67 employees in Bolivia. Almost all of its operations are subject to collective bargaining agreements. DLS believes that its relationship with its employees is very good. Approximately 50% of its personnel have been with DLS for more than five years and approximately 30% of its personnel have been with DLS for more than ten years. In addition, DLS maintains a satisfactory relationship with the unions.

OUR MANAGEMENT
Board of Directors and Executive Officers
      Our executive officers and directors are:

Name	Age	Position

Munawar H. Hidayatallah	62	Chairman and Chief Executive Officer
David Wilde	51	President and Chief Operating Officer
Victor M. Perez	53	Chief Financial Officer
Theodore F. Pound III	52	General Counsel and Secretary
Bruce Sauers	42	Vice President and Corporate Controller
David K. Bryan	49	President and Chief Operating Officer of Strata Directional Technology, Inc.
Steven Collins	54	President of Allis-Chalmers Production Services, Inc.
James Davey	52	President of Allis-Chalmers Rental Tools Inc.
Gary Edwards	54	President of Allis-Chalmers Tubular Services Inc.
Terrence P. Keane	54	President and Chief Executive Officer of AirComp L.L.C.
Jens H. Mortensen, Jr.	53	Vice Chairman
John E. McConnaughy, Jr.	77	Director(1)
Victor F. Germack	66	Director(1)
Thomas E. Kelly	51	Director(2)
Thomas O. Whitener, Jr.	59	Director(2)(3)
Robert E. Nederlander	73	Director(1)(3)
Jeffrey R. Freedman	59	Director
Leonard Toboroff	73	Vice Chairman

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating Committee.
      Munawar H. Hidayatallah has served as our Chairman of the Board and Chief Executive Officer since May 2001, and was President from May 2001 through February 2003. Mr. Hidayatallah was Chief Executive Officer of OilQuip from its formation in February 2000 until it merged with us in May 2001. From December 1994 until August 1999, Mr. Hidayatallah was the Chief Financial Officer and a director of IRI International, Inc., which was acquired by National Oilwell, Inc. in early 2000. IRI International, Inc. manufactured, sold and rented oilfield equipment to the oilfield and natural gas exploration and production sectors. From August 1999 until February 2001, Mr. Hidayatallah worked as a consultant to IRI International, Inc. and Riddell Sports Inc.
      David Wilde became our President and Chief Operating Officer in February 2005. Mr. Wilde was President and Chief Executive Officer of Strata from October 2003 through February 2005 and served as Strata’s President and Chief Operating Officer from July 2003 until October 2003. From February 2002 until July 2003, Mr. Wilde was our Executive Vice President of Sales and Marketing. From May 1999 until February 2002, Mr. Wilde served as Sales and Operations Manager at Strata. Mr. Wilde has more than 30 years’ experience in the directional drilling and rental tool sectors of the oilfield services industry.

      Victor M. Perez became our Chief Financial Officer in August 2004. From July 2003 to July 2004, Mr. Perez was a private consultant engaged in corporate and international finance advisory. From February 1995 to June 2003, Mr. Perez was Vice President and Chief Financial Officer of Trico Marine Services, Inc., a marine transportation company serving the offshore energy industry. Trico Marine Services, Inc. filed a petition under the federal bankruptcy laws in December 2004. Mr. Perez was Vice President of Corporate Finance with Offshore Pipelines, Inc., an oilfield marine construction company, from October 1990 to January 1995, when that company merged with a subsidiary of McDermott International. Mr. Perez also has 15 years of experience in international energy banking. Mr. Perez is a director of Safeguard Security Holdings.
      Theodore F. Pound III became our General Counsel in October 2004 and was elected Secretary in January 2005. For ten years prior to joining us, he practiced law with the law firm of Wilson, Cribbs & Goren, P.C., Houston, Texas. Mr. Pound has practiced law for more than 25 years. Mr. Pound represented us as our lead counsel in each of our acquisitions beginning in 2001.
      Bruce Sauers has served as our Vice President and Corporate Controller since July 2005. From January 2005 until July 2005, Mr. Sauers was Controller of Blast Energy Inc., an oilfield services company. From June 2004 until January 2005, Mr. Sauers worked as a financial and accounting consultant. From July 2003 until June 2004, Mr. Sauers served as controller for HMT, Inc., an above ground storage tank company. From February 2003 until July 2003, Mr. Sauers served as assistant controller at Todco, an offshore drilling contractor. From August 2002 until January 2003, Mr. Sauers acted as a consultant on SEC accounting and financial matters. From December 2001 through June 2002, Mr. Sauers was corporate controller at OSCA, Inc., an oilfield services company, which merged with BJ Service Company. From December 1996 until December 2001, Mr. Sauers was a corporate controller at UTI Energy Corp., a land drilling contractor, which merged and became Patterson-UTI Energy, Inc. Mr. Sauers is a certified public accountant and has served as an accountant for approximately 20 years.
      David K. Bryan has served as President and Chief Operating Officer of Strata since February 2005. Mr. Bryan served as Vice President of Strata from June 2002 until February 2005. From February 2002 to June 2002, he served as General Manager, and from May 1999 through February 2002, he served as Operations Manager of Strata. Mr. Bryan has been involved in the directional drilling sector since 1979.
      Steven Collins has served as President of Production Services since December 2005. Mr. Collins was our corporate Vice President of Sales and Marketing from June 2005 to December 2005. From 2002 to 2005, Mr. Collins served as Sales Manager of Well Testing and Corporate Strategic Accounts Manager for TETRA Technologies. From 1997 to 2002, Mr. Collins was in sales for Production Well Testers. Mr. Collins has over 25 years’ experience in various sales and management positions in the oilfield services industry.
      James Davey has served as President of Rental Tools since April 2005. Mr. Davey was President of Safco Oilfield Products from September 2004 through 2005 and served as our Executive Vice President of Business Development and Acquisitions in October 2003 until 2004. Prior to joining us, Mr. Davey had been employed with CooperCameron for 28 years in various positions.
      Gary Edwards has served as President of Tubular since December 2005 after serving as Executive Vice President of Tubular since September 2005. From April 1997 to September 2005, Mr. Edwards served as Operations Manager for IHS/ Spindletop Tubular Services, a division of Patterson. Mr. Edwards has been in the casing and tubing industry for the past 29 years.
      Terrence P. Keane has served as President and Chief Executive Officer of our AirComp subsidiary since its formation on July 1, 2003, and served as a consultant to M-I in the area of compressed air drilling from July 2002 until June 2003. From March 1999 until June 2002, Mr. Keane served as Vice President and General Manager — Exploration, Production and Processing Services for Gas Technology Institute where Mr. Keane was responsible for all sales, marketing, operations and research and development of the exploration, production and processing business unit. For more than ten years prior to joining the Gas Technology Institute, Mr. Keane had various positions with Smith International, Inc., Houston, Texas, most recently in the position of Vice President Worldwide Operations and Sales for Smith Tool.
      Jens H. Mortensen, Jr. has served as our director since November 2002 and as Vice-Chairman since February 2005 and served as our President and Chief Operating Officer from February 2003 through February 2005. Mr. Mortensen founded Tubular, formerly known as Jens’ Oilfield Service, Inc., one of our subsidiaries, in 1982 after having spent eight years in operations and sales positions with a South Texas casing crew operator. Mr. Mortensen’s experience includes extensive knowledge of specialized equipment utilized to install the various strings of casing required to drill and complete oil and natural gas wells.
      John E. McConnaughy, Jr. was appointed to our board of directors in May 2004. Mr. McConnaughy has served as Chairman and Chief Executive Officer of JEMC Corporation, a personal holding company, since he founded it in 1985. His career includes positions of management with Westinghouse Electric and the Singer Company, as well as service as a director of numerous public and private companies. In addition, he previously served as Chairman and Chief Executive Officer of Peabody International Corp. and Chairman and Chief Executive Officer of GEO International Corp. He retired from Peabody in February 1986 and GEO in October 1992. Mr. McConnaughy currently serves on the boards of Wave Systems Corp., Consumer Portfolio Services, Inc., Overhill Farms, Inc., Levcor International, Inc. and Arrow Resources Development Inc. He also serves as Chairman of the Board of Trustees of the Strang Cancer Prevention Center and as Chairman Emeritus for the Harlem School of the Arts.
      Victor F. Germack was appointed to our board of directors in January 2005. Mr. Germack has served since 1980 as President of Heritage Capital Corp., a company engaged in investment banking services. In addition, Mr. Germack formed, and since 2002 has been President of, RateFinancials Inc., a company that rates and ranks the financial reporting of U.S. public companies.
      Thomas E. Kelly was appointed to our board of directors in January 2005. Mr. Kelly was an owner and founder of Downhole (formerly known as Downhole Injection Services, Inc.), which we purchased in December 2004. Since 1997, Mr. Kelly has been the Chairman and CEO of United Fuel & Energy Corp., a provider of fuel, lubricants and services in the Permian Basin of West Texas. Mr. Kelly is also a director of BPZ Energy, a Houston based exploration and production company with properties in Peru and Ecuador, and was Chief Executive Officer of BPZ Energy from September 2004 until May 2005. Mr. Kelly has been involved in oil and natural gas exploration projects since 1981, including Baytech, Inc., which he co-founded in 1981 and was involved in until it was sold in 2002. Mr. Kelly currently serves on the board of directors of BPZ Energy.
      Thomas O. Whitener, Jr. has served as our director since February 1, 2002. Mr. Whitener is a founding partner of Energy Spectrum Capital and has been a partner since May 1996. Mr. Whitener has also served as a managing director of Energy Spectrum Securities Corp., a financial advisory firm for energy companies, since October 1997. Mr. Whitener has been financing companies in the energy industry since 1974. From 1987 to 1996, Mr. Whitener was an investment banker with R. Reid Investments Inc. and Dean Witter Reynolds.
      Robert E. Nederlander has served as our director since May 1989. Mr. Nederlander served as our Chairman of the board of directors from May 1989 to 1993, and as our Vice Chairman of the board of directors from 1993 to 1996. Mr. Nederlander has been a Director of Cendant Corp. since December 1997 and Chairman of the Corporate Governance Committee of Cendant Corp. since 2002. Mr. Nederlander was a director of HFS, Inc. from July 1995 to December 1997. Since November 1981, Mr. Nederlander has been President and/or Director of the Nederlander Organization, Inc., owner and operator of legitimate theaters in New York City. Since December 1998, Mr. Nederlander has been a managing partner of the Nederlander Company, LLC, operator of legitimate theaters outside New York City. Mr. Nederlander was Chairman of the board of directors of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 to September 2003 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. Mr. Nederlander has been a limited partner and a director of the New York Yankees since 1973. Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc. since October 1985. In addition, from January 1988 to January 2002, Mr. Nederlander was Chairman of the Board and Chief Executive Officer of Mego Financial Corp., beginning in January 1988 and resigned all positions in January 2002. The new management changed Mego’s name to Leisure Industries Corporation of America and later filed a voluntary petition under Chapter 11 of the U.S. federal bankruptcy code in July 2003.
      Jeffrey R. Freedman was appointed to our board of directors in January 2005. Mr. Freedman served as our Executive Vice President — Corporate Development from January 2002 to November 2002. Since January 2003, Mr. Freedman has been involved in real estate development in South Florida. From 1994 through March 2002, Mr. Freedman was Managing Director — Oil Services and Equipment for Prudential Securities with responsibilities for institutional equity research of oilfield services and contract drilling companies in the U.S. public markets. Mr. Freedman has been involved and held various positions with major institutional brokerage firms in equity research relating to the oil service sector over the last 20 years.
      Leonard Toboroff has served as our director and Vice Chairman of the board of directors since May 1989 and served as our Executive Vice President from May 1989 until February 2002. Mr. Toboroff served as a director and Vice President of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 through October 2003, and he is also a director of Engex Corp. and NOVT Corporation. Mr. Toboroff is currently a managing (executive) director of Corinthian Capital, a private equity firm. Mr. Toboroff has been a practicing attorney continuously since 1961.
Board of Directors; Committees
      Our board currently has nine members who serve for a term of one year or until their successors are elected and take office. Our board of directors currently has three standing committees: the Audit Committee, the Nominating Committee and the Compensation Committee.

Audit Committee
      Our Audit Committee consists of three directors, Mr. McConnaughy and Mr. Germack, who serve as Co-Chairmen, and Mr. Nederlander. All of our Audit Committee members are “independent” under the applicable American Stock Exchange and SEC rules regarding audit committee membership. Our board of directors has determined that Mr. Germack qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee. We pay Mr. Germack an additional $30,000 per year for serving as our audit committee financial expert.
      The Audit Committee assists our board of directors in fulfilling its oversight responsibility by overseeing and evaluating (i) the conduct of our accounting and financial reporting process and the integrity of the financial statements that will be provided to stockholders and others; (ii) the functioning of our systems of internal accounting and financial controls; and (iii) the engagement, compensation, performance, qualifications and independence of our independent auditors. Our board of directors adopted a written Audit Committee charter in March 2002, which was amended in May 2004. The charter is reviewed annually and revised as appropriate. A copy of the Audit Committee charter is available on our website (www.alchenergy.com). Information on our website is not incorporated into this prospectus and is not a part of this prospectus.
      The independent auditors have unrestricted access and report directly to the Audit Committee. The Audit Committee meets privately with, and has unrestricted access to, the independent auditors and all of our personnel.
      The Audit Committee has selected UHY Mann Frankfort Stein & Lipp CPAs, LLP as our independent auditors for the fiscal year ended December 31, 2005 and initially selected UHY Mann Frankfort Stein & Lipp CPAs, LLP as our independent auditors for the fiscal year ended December 31, 2006. On June 1, 2006, the partners of UHY Mann Frankfort Stein & Lipp CPAs, LLP announced that they were joining UHY LLP, a New York limited liability partnership. UHY LLP is the independent registered public accounting firm with which UHY Mann Frankfort Stein & Lipp CPAs, LLP has an affiliation. UHY LLP is a legal entity that is separate from UHY Mann Frankfort Stein & Lipp CPAs, LLP. On June 15, 2006, UHY Mann Frankfort Stein & Lipp CPAs, LLP notified us that it has ceased to provide audit services to us, and accordingly, resigned as our independent auditors on that date. On June 15, 2006, the Audit Committee engaged UHY LLP as our independent auditors for our fiscal year ending December 31, 2006.

Compensation Committee
      The Compensation Committee consists of two independent, non-employee directors, Thomas E. Kelly and Thomas O. Whitener, Jr. The Compensation Committee formulates and oversees the execution of our compensation strategies, including by making recommendations to our board of directors with respect to compensation arrangements for senior management, directors and other key employees. The Compensation Committee also administers our 2003 Incentive Stock Plan. Our board of directors has adopted a charter for the Compensation Committee, a copy of which is available on our website (www.alchenergy.com). Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

Nominating Committee
      The Nominating Committee of our board of directors was established in January 2005 to select nominees for the board of directors. The Nominating Committee consists of Mr. Nederlander, as Chairman, and Mr. Whitener, both of whom are independent as defined for such purpose by the American Stock Exchange. We have no formal procedure pursuant to which stockholders may recommend nominees to our board of directors or Nominating Committee, and the board of directors believes that the lack of a formal procedure will not hinder the consideration of qualified nominees. The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Nominating Committee through current board members, stockholders and other persons. Our board of directors has adopted a charter for the Nominating Committee, a copy of which is available on our website (www.alchenergy.com). Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

Compensation Committee Interlocks And Insider Participation
      The Compensation Committee of our board currently consists of Messrs. Kelly and Whitener. Neither of these individuals has been our officer or employee at any time. No current executive officer has ever served as a member of the board of directors or compensation committee of any other entity (other than our subsidiaries) that has or has had one or more executive officers serving as a member of our board or our Compensation Committee.
      Mr. Whitener is a principal of Energy Spectrum, from whom we acquired Strata in February 2002. On April 2, 2004, Energy Spectrum converted all of its Series A Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock and has subsequently sold such common stock. Mr. Kelly was an owner and founder of Downhole, which we purchased in December 2004. Mr. Kelly received 117,138 shares of our common stock and $306,800 for his interest in Downhole Injection Systems, LLC and has subsequently sold all but 14,201 shares of such common stock.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
       The following table sets forth the beneficial ownership of our outstanding common stock as of July 1, 2006 (both before and immediately following the DLS transactions) for:

•	our chief executive officer and each of our four most highly compensated executive officers as of December 31, 2005;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each other person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock.
      Beneficial ownership is determined in accordance with the rules of the SEC. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

		Percentage of Common Stock
	Number of	Beneficially Owned
	Shares
	Beneficially	Before DLS	After DLS
Name and Address	Owned	Transactions(1)	Transactions(2)

Named executive officers:
Munawar H. Hidayatallah(3)	1,686,666	9.0	7.0
David Wilde(4)	249,966	1.3	1.0
Victor M. Perez(5)	51,667	*	*
Terence P. Keane(6)	25,000	*	*
David Bryan(7)	68,666	*	*
Directors:
Jens H. Mortensen, Jr.(8)	1,600,591	8.6	6.7
John E. McConnaughy, Jr.(9)	100,000	*	*
Victor F. Germack(10)	—	—	—
Thomas E. Kelly(11)	14,201	*	*
Thomas O. Whitener, Jr.(12)	—	—	—
Robert E. Nederlander(13)	715,594	3.9	3.0
Jeffrey R. Freedman(14)	119,000	*	*
Leonard Toboroff(15)	695,594	3.8	2.9
All directors and executive officers as a group (18 persons)	5,443,279	28.2	22.3
Other 5% holders:
Palo Alto Investors(16)	2,208,767	11.9	9.2
Steve Emerson(17)	1,007,100	5.4	4.2

*	Less than one percent.

(1)	Based upon an aggregate of 18,514,260 shares outstanding as of July 1, 2006.

(2)	Based on an aggregate of 24,014,260 shares to be outstanding following the issuance of 3,000,000 shares in this offering and the issuance of an additional 2,500,000 shares as the stock component of the purchase price for the DLS acquisition.

(3)	Mr. Hidayatallah is the trustee of the Hidayatallah Family Trust, which is the record owner of 1,686,666 shares of our common stock, and Mr. Hidayatallah holds options to purchase 283,333 shares of common stock, none of which options are exercisable within 60 days. Mr. Hidayatallah’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(4)	Mr. Wilde holds options to purchase 408,300 shares of common stock, of which 244,966 are exercisable within 60 days. Mr. Wilde’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(5)	Mr. Perez holds options to purchase 100,000 shares of common stock, of which 51,667 are exercisable within 60 days. Mr. Perez’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(6)	Mr. Keane holds options to purchase 50,000 shares of common stock, of which 25,000 are exercisable within 60 days. Mr. Keane’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(7)	Mr. Bryan holds options to purchase 70,000 shares of common stock, of which 56,666 are exercisable within 60 days. Mr. Bryan’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(8)	Mr. Mortensen’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(9)	Mr. McConnaughy’s address is 2 Parklands Drive, Darien, CT 06820.

(10)	Mr. Germack’s address is 845 3rd Avenue, Suite 1410, New York, NY 10022.

(11)	Mr. Kelly’s address is 450 North Marienfield, Suite 200, Midland, TX 79701.

(12)	Mr. Whitener’s address is 5956 Sherry Lane, Suite 900, Dallas, TX 75225.

(13)	Includes 715,594 shares of common stock owned directly by Mr. Nederlander or by RER Corp. or QEN Corp., corporations controlled by Mr. Nederlander. Mr. Nederlander’s address is 1450 Broadway, Suite 2001, New York, NY 10018.

(14)	Mr. Freedman’s address is 123 Via Verde Way, Palm Beach, FL 33418.

(15)	Mr. Toboroff’s address is 1450 Broadway, Suite 2001, New York, NY 10018.

(16)	Owned collectively by Micro Cap Partners, L.P., UBTI Free, L.P. and Palo Alto Global Energy Fund, L.P. Palo Alto Investors, LLC acts as the general partner of Micro Cap Partners, L.P., UBTI Free, L.P. and Palo Alto Global Energy Fund, L.P. Palo Alto Investors, Inc. is the manager of Palo Alto Investors, LLC, and William L. Edwards is the President of Palo Alto Investors, Inc. Palo Alto Investors, LLC, Palo Alto Investors, Inc. and William L. Edwards each have investment and voting authority with respect to the shares owned by this stockholder. The business address for each of these persons is 470 University Avenue, Palo Alto, CA 94301.

(17)	Consists of certain shares owned by J. Steven Emerson IRA RO II, Bear Stearns Securities Corporation, Custodian, J. Steven Emerson Roth IRA, Bear Stearns Securities Corporation, Custodian, and Emerson Partners, respectively. J. Steven Emerson has investment and voting authority with respect to the shares owned by J. Steven Emerson IRA RO II, Bear Stearns Securities Corporation, Custodian, J. Steven Emerson Roth IRA, Bear Stearns Securities Corporation, Custodian and Emerson Partners, Bear Stearns Securities Corporation, Custodian. Mr. Emerson’s business address is 1522 Ensley Avenue, Los Angeles, CA 90024.

DESCRIPTION OF CERTAIN INDEBTEDNESS
Senior Notes

General
      On January 18, 2006, we completed the issuance and sale of $160.0 million aggregate principal amount of our 9.0% senior notes due 2014, which we refer to as our senior notes. In addition, concurrently with the consummation of the common stock offering described in this prospectus, we intend to consummate the issuance and sale of an additional $95.0 million principal amount of our senior notes. We refer to the offering of these additional senior notes as our follow-on senior notes offering. The senior notes are jointly and severally, fully and unconditionally guaranteed by each of our material domestic restricted subsidiaries. The senior notes and the related guarantees were offered and sold in private transactions in conformance with Rule 144A and Regulation S under the Securities Act.
      We issued the senior notes pursuant to an indenture, dated as of January 18, 2006, by and among Allis-Chalmers, the subsidiary guarantor parties thereto and Wells Fargo Bank, N.A., as trustee.
      We used net proceeds from the January 2006 sale of the senior notes to fund our acquisition of Specialty, to repay existing debt and for general corporate purposes. We expect to use the net proceeds from our follow-on senior notes offering to fund the remaining portion of our acquisition of DLS after giving effect to the issuance and sale of our common stock in this offering and the intended use of proceeds thereof.
      Interest on the senior notes began to accrue on January 18, 2006 at a rate of 9.0% per year. Interest on the senior notes is payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2006. The senior notes will mature on January 15, 2014. The senior notes are our senior unsecured obligations of and rank, in right of payment, equally with all of our existing and future senior unsecured indebtedness and senior to our existing and future subordinated indebtedness. The senior notes are effectively subordinated to any of our existing or future secured indebtedness, including under our credit agreement, to the extent of the assets securing such indebtedness. The guarantees are senior unsecured obligations of the guarantors and rank, in right of payment, equally with all of the guarantors’ existing and future senior unsecured indebtedness and senior to any existing and future subordinated indebtedness of the guarantors. The guarantees are effectively subordinated to any of the guarantors’ existing or future secured indebtedness to the extent of the assets securing such indebtedness.
      The indenture governing our senior notes contains covenants that limit the ability of Allis-Chalmers and our restricted subsidiaries to:

•	incur additional debt;

•	make certain investments or pay dividends or distributions on such entity’s capital stock or purchase or redeem or retire capital stock;

•	sell assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company.
      These limitations are subject to a number of important qualifications and exceptions.
      Upon an event of default (as defined in the indenture), the trustee or the holders of at least 25% in aggregate principal amount of the senior notes then outstanding may declare the entire principal of all the senior notes to be due and payable immediately.

      We may, at our option, redeem all or part of the senior notes, at any time prior to January 15, 2010 at the make-whole price set forth in the indenture, and on or after January 15, 2010 at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption.
      At any time, which may be more than once, before January 15, 2009, we may redeem up to 35% of the outstanding senior notes with money that we raise in one or more equity offerings at a redemption price of 109.0% of the par value of the senior notes redeemed, plus accrued and unpaid interest, as long as:

•	we redeem the senior notes within 180 days of completing the equity offering; and

•	at least 65% of the aggregate principal amount of senior notes issued in the January 2006 offering remains outstanding after the redemption.
      If we experience certain kinds of changes of control, we must give holders of the senior notes the opportunity to sell to us their senior notes at 101% of their principal amount, plus accrued and unpaid interest.

Registration Rights Agreement
      On January 18, 2006, we entered into a Registration Rights Agreement with the initial purchasers of the senior notes, pursuant to which we agreed to use our commercially reasonable efforts to (i) file with the SEC a registration statement on an appropriate form under the Securities Act, which we refer to as the exchange offer registration statement, relating to a registered exchange offer for the senior notes under the Securities Act and (ii) cause the exchange offer registration statement to be declared effective under the Securities Act within 270 days following January 18, 2006. If we fail to comply with certain obligations under the Registration Rights Agreement, we will be required to pay liquidated damages to the holders of the senior notes in accordance with the provisions of the Registration Rights Agreement.
New Senior Secured Credit Facility

General
      On January 18, 2006, we amended and restated our previous credit agreement (which we signed in July 2005), resulting in a new four-year, $25.0 million senior secured revolving credit facility with a syndicate of lenders led by Royal Bank of Canada, as administrative agent and collateral agent. Our borrowing capacity under this new facility is available to finance working capital requirements and other general corporate purposes, including permitted acquisitions (as defined in the credit agreement) and the issuance of standby letters of credit. The terms of this facility are as described below.
      Borrowings under the credit agreement will mature on January 18, 2010. The credit agreement requires us to repay the facility prior to maturity by an amount equal to (i) 100% of the net cash proceeds of certain asset sales (other than inventory and obsolete equipment in the ordinary course of business) by us or our subsidiaries (including sales of stock of our subsidiaries) and 100% of insurance proceeds, to the extent such proceeds exceed a cumulative basket equal to 5% of our consolidated assets (as determined in accordance with the credit agreement), subject to a 180-day reinvestment period, (ii) 100% of the net cash proceeds from the issuance of any unsecured debt after January 18, 2006 (subject to permitted exceptions, including the issuance of our senior notes and (iii) 100% of the net cash proceeds from the issuance of our equity securities after such date (subject to permitted exceptions). Amounts under the facility may be repaid and reborrowed prior to the final maturity date. As of March 31, 2006, after giving effect to the acquisition of Rogers and the DLS transactions, as if each such transaction had occurred on that date, we would have had approximately $13.0 million of unused availability under our new credit facility.

      All borrowings under our new facility are subject to the satisfaction of usual and customary conditions, including the accuracy of representations and warranties and the absence of defaults.

Guarantees and Security
      All of our existing and future direct and indirect subsidiaries are required to guarantee our obligations under the credit agreement. Borrowings under the credit facility and any related guarantees are secured by a first priority lien on (i) all of our and our subsidiaries’ fixed assets and (ii) all of our and our subsidiaries’ accounts receivable, inventory, equipment, general intangibles, deposit accounts and other material assets and properties, including the stock and other outstanding equity interests of our subsidiaries.

Interest and Fees
      The interest under the credit agreement is payable at rates per annum based on the London Interbank Offered Rate, or LIBOR, or an alternate base rate, or ABR. Under the credit agreement, ABR loans may be prepaid at any time without penalty. LIBOR loans may be prepaid without penalty, subject to our reimbursement of certain breakage and redeployment costs.

Covenants and Events of Default
      The credit agreement contains covenants customary for agreements of this type, including, but not limited to, limitations on our ability to: (i) incur additional indebtedness and guarantees, (ii) create liens and other encumbrances on our assets, (iii) consolidate, merge or sell assets, (iv) pay dividends and other distributions or repurchase stock, (v) make certain investments, loans and advances, (vi) make capital expenditures, (vii) enter into operating leases and sale/leaseback transactions, (viii) enter into transactions with our affiliates, (ix) change the character of our business, (x) engage in hedging activities unless certain requirements are satisfied and (xi) prepay other debt. Also, we are required to comply with certain financial tests and maintain certain financial ratios. These financial tests and ratios include requirements to maintain: (i) a maximum ratio of total funded debt to EBITDA, (ii) a maximum ratio of senior secured debt to EBITDA, (iii) a minimum ratio of EBITDA to interest expense, (iv) a minimum tangible net worth, (v) a minimum current ratio and (vi) a minimum fixed asset coverage ratio.
      The credit agreement also includes customary representations, warranties and events of default, including events of default relating to non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, the termination of or default under any material agreement, the result of which could reasonably be expected to have a material adverse effect, material and uncured judgments, bankruptcy and insolvency events, cross-defaults and a default in the event of a change of control. An event of default under the credit agreement will permit the lenders to accelerate the maturity of the indebtedness under the facility, and may result in one or more cross-defaults under other indebtedness, including our senior notes. Similarly, a default generally under the indenture governing our senior notes will constitute an event of default under the credit agreement.

Letters of Credit
      Of the aggregate $25.0 million of capacity under the credit agreement, $5.0 million is available for the issuance of standby letters of credit.

Recent Amendments
      In conjunction with this offering and the pending acquisition of DLS, we expect to amend the credit agreement to, among other things, provide for the acquisition of DLS, permit the net proceeds from this offering and the issuance of an additional $95.0 million of our senior notes to be used for the acquisition of DLS, increase the sub-limit for the issuance of stand-by letters of credit, increase permitted capital expenditures and increase permitted indebtedness at DLS.

DESCRIPTION OF CAPITAL STOCK
       Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share and 25,000,000 shares of preferred stock, $0.01 par value per share.
      The following summary of the rights, preferences and privileges of our capital stock and certificate of incorporation and by-laws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.
Common Stock
      Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
      Under the terms of our certificate of incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.
      We have no present plans to issue any shares of preferred stock.
Shares Eligible for Future Sale
      Sales of substantial amounts of shares of common stock in the public market could have an adverse effect on the market value of our common stock. With the exception of certain shares issued in connection with acquisitions consummated during the past year, substantially all outstanding shares of our common stock are either freely tradable or tradable pursuant to Rule 144 or pursuant to the registration statement described below.
      We have reserved an additional 1,843,633 shares of common stock for issuance under our equity compensation plans, of which 1,600,534 shares are currently issuable upon the exercise of outstanding options with a weighted average exercise price of $6.40 per share. In addition, we have reserved 71,000 shares of common stock for issuance upon the exercise of outstanding warrants (with a weighted average exercise price of $4.98 per share) and 4,000 shares for issuance upon the exercise of outstanding options (with an exercise price of $13.75 per share) granted to former and continuing board members in 1999 and 2000.
      We have an effective registration statement with the SEC registering the resale of approximately 9.4 million shares of our currently outstanding common stock. Also, pursuant to Rule 144, shares of our common stock that have been held for at least one year may generally be sold in brokers transactions, provided that the amount of shares sold by any stockholder (and the stockholder’s transferees under certain circumstances) in any three-month period does not exceed the greater of 1% of the outstanding stock (currently approximately 180,000 shares) or the four-week average weekly trading volume of the common stock. Such sales may be effected provided the requirements of Rule 144 are met, including the requirement that at the time of the sale we have filed all reports required to be filed under the Securities and Exchange Act of 1934. Pursuant to Rule 144, shares of our common stock that have been held by persons who are not our affiliates for at least two years may generally be sold without restriction under Rule 144.
Delaware Anti-Takeover Law and Charter and By-Law Provisions
      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved by the corporation’s board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation’s outstanding voting stock after giving effect to the transaction in which the person became an interested stockholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. A Delaware corporation may “opt out” from the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not “opted out” from the application of Section 203.
      Under our certificate of incorporation and by-laws, our board of directors is not divided into classes, and each director serves for a term of one year. Any vacancies on the board of directors shall be filled by vote of the board of directors until the next meeting of stockholders when the election of directors is in the regular course of business, and until a successor has been duly elected and qualified. Our certificate of incorporation and by-laws also provide that any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors.
      Our by-laws provide that meetings of stockholders may be called only by a majority of our board of directors.
      The foregoing provisions of our certificate of incorporation and by-laws and the provisions of Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of our company.

Liability and Indemnification of Officers and Directors
      Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We also maintain indemnification insurance on behalf of our directors. In addition, our board of directors has approved and we are in the process of entering into indemnification agreements with all of our directors and executive officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004-1123, (212) 509-4000.

UNDERWRITING
       We are offering the shares of common stock described in this prospectus through several underwriters. RBC Capital Markets Corporation is the representative of the several underwriters. We plan to enter into a firm commitment underwriting agreement with RBC Capital Markets Corporation, as representative of the several underwriters. Subject to the terms and conditions of the underwriting agreement, we plan to agree to sell to the underwriters, and each underwriter plans to agree to purchase, the number of shares of common stock listed next to its name in the following table:

Number
Underwriter	of Shares

RBC Capital Markets Corporation	1,800,000
A.G. Edwards & Sons, Inc.	600,000
Johnson Rice & Company L.L.C.	600,000

Total	3,000,000

      The underwriting agreement will provide that the obligation of the underwriters to purchase the shares included in this offering is subject to approval of legal matters by counsel and to other conditions. The underwriters will be obligated to purchase all of the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.
      The underwriting agreement will provide that the underwriters will purchase the shares of common stock from us at the public offering price shown on the cover page of this prospectus less the underwriting discount shown on the cover page of this prospectus. The underwriters may allow a concession of not more than $0.43 per share to selected dealers. The underwriters may also allow, and those dealers may re-allow, a concession of not more than $0.10 per share to some other dealers. If all of the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions.
      The following table summarizes the underwriting discounts the underwriters are to receive on a per share basis and in total from us. The information is presented assuming either no exercise or full exercise of the underwriter’s option to purchase additional shares of stock to cover over-allotments.

		Total

	Per Share	Without Option	With Option

Underwriting discount paid by us	$0.725	$2,175,000	$2,501,250
      We estimate that the total expenses of this offering will be approximately $525,000, excluding underwriter’s discounts. We will pay all expenses associated with this offering.
      The underwriters propose to offer the shares of our common stock to the public at the offering price set forth on the cover page of this prospectus. After the offering, the underwriters may change the offering price and other selling terms. The underwriters reserve the right to reject an order for the purchase of shares, in whole or in part.
      We intend to grant the underwriters the option, exercisable for thirty (30) days from the date of this prospectus, to purchase up to 450,000 additional shares of common stock at the price set forth on the cover of this prospectus. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with the offering. If any additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

      Upon or prior to execution of the underwriting agreement, we and each of our executive officers and directors will have agreed that, subject to certain conditions and exceptions, none of us will issue, sell, transfer or dispose of any shares of our common stock or securities convertible into or exercisable for any shares of our common stock, without the prior written consent of RBC Capital Markets Corporation which shall not be unreasonably withheld for a period of ninety (90) days after the date of the underwriting agreement, other than in this offering in accordance with the terms of the underwriting agreement.
      Our shares of common stock are listed on the American Stock Exchange under the symbol “ALY.”
      In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions in accordance with Regulation M. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales made in an amount up to the number of shares represented by the underwriter’s over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which the underwriters may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for, or purchases of, shares in the open market while the offering is in progress, subject to a specified maximum price.
      Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of the shares of our common stock to be higher than the price that would otherwise exist on the open market in the absence of these transactions. The underwriters may conduct these transactions on the American Stock Exchange or otherwise. If the underwriters commence any of these transactions, it may discontinue them at any time.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
      Some of the underwriters, including RBC Capital Markets Corporation, have from time to time performed, and may in the future perform, various investment banking, financial advisory, commercial banking and other services for us for which they has been paid, or will be paid, customary fees. Also, RBC Capital Markets Corporation and certain of its affiliates beneficially own approximately 8,600 shares of our common stock.
      The underwriters advised us that on August 8, 2006, they made the following stabilizing purchase on the American Stock Exchange of Allis-Chalmers’ common stock prior to the determination of the public offering price: 3,300 shares at $14.40.
European Economic Area
      In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) the underwriters have represented and agreed that they have not made and will not make an offer of the shares of our common stock to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of our common stock to the public in that Relevant Member State:
      (a) in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those shares of our common stock which have been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;
      (b) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
      (c) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000 as shown in its last annual or consolidated accounts; or
      (d) at any time in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
      For the purposes of this provision, the expression an “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Relevant Member State means to communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
United Kingdom
      Each of the underwriters has represented and agreed that:
      1. No deposit taking:(a) is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell any shares of our common stock other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the shares of our common stock would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act of 2000, or the FSMA, by us.
      2. Financial promotion: it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any shares of our common stock in circumstances in which Section 21(1) of the FSMA does not, or in the case of Allis-Chalmers, would not, if it was not an authorized institution, apply to Allis-Chalmers; and
      3. General compliance: it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any shares of our common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS
       The validity of the shares of common stock offered hereby will be passed upon for us by Andrews Kurth LLP, Houston, Texas, our counsel. Certain legal matters in connection with the offering will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.
EXPERTS
       The consolidated financial statements of Allis-Chalmers Energy Inc. as of and for the years ended December 31, 2005 and 2004 included in this prospectus have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of Allis-Chalmers Energy Inc. as of and for the year ended December 31, 2003 included in this prospectus have been audited by Gordon, Hughes and Banks, LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The financial statements of Delta Rental Service, Inc. and schedules and notes thereto included in this prospectus have been audited by Wright, Moore, Dehart, Dupuis & Hutchinson, LLC, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The financial statements of Capcoil Tubing Services, Inc. and schedules and notes thereto included in this prospectus have been audited by Curtis Blakely & Co., PC, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The financial statements of W.T. Enterprises, Inc. and schedules and notes thereto included in this prospectus have been audited by Accounting & Consulting Group, LLP, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The financial statements of Specialty Rental Tools Inc. included in this prospectus have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent auditors, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of DLS Drilling, Logistics and Services Corporation as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, have been included herein in reliance upon the report of Sibille (formerly Finsterbusch Pickenhayn Sibille), independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Allis-Chalmers Energy Inc.
Houston, Texas
      We have audited the accompanying consolidated balance sheets of Allis-Chalmers Energy Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allis-Chalmers Energy Inc. and subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
March 21, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Allis-Chalmers Energy Inc.
Houston, Texas
      We have audited the accompanying consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2003 of Allis-Chalmers Energy Inc. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
      We conducted our audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of its consolidated operations and cash flows for the year ended December 31, 2003 of Allis-Chalmers Energy Inc., in conformity with accounting principles generally accepted in the United States of America.
      As discussed in Note-2 to the consolidated financial statements, the Company restated the consolidated financial statements as of and for the year ended December 31, 2003.

/s/ GORDON, HUGHES & BANKS, LLP

Greenwood Village, Colorado
March 3, 2004, except as to Note 11 which date is
June 10, 2004 and Notes 2 and 17 which date is February 10, 2005 and
Note 2 which date is August 5, 2005.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED BALANCE SHEETS

	December 31,

	2005	2004

	(In thousands, except
	for share amounts)
ASSETS
Cash and cash equivalents	$1,920	$7,344
Trade receivables, net of allowance for doubtful accounts of $383 and $265 at December 31, 2005 and 2004, respectively	26,964	12,986
Inventory	5,945	2,373
Lease receivable, current	—	180
Prepaid expenses and other	823	1,495

Total current assets	35,652	24,378
Property and equipment, at costs net of accumulated depreciation of $9,996 and $5,251 at December 31, 2005 and 2004, respectively	80,574	37,679
Goodwill	12,417	11,776
Other intangible assets, net of accumulated amortization of $3,163 and $2,036 at December 31, 2005 and 2004, respectively	6,783	5,057
Debt issuance costs, net of accumulated amortization of $299 and $828 at December 31, 2005 and 2004, respectively	1,298	685
Lease receivable, less current portion	—	558
Other assets	631	59

Total assets	$137,355	$80,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$5,632	$5,541
Trade accounts payable	9,018	5,694
Accrued salaries, benefits and payroll taxes	1,271	615
Accrued interest	289	470
Accrued expenses	4,350	1,852
Accounts payable, related parties	60	740

Total current liabilities	20,620	14,912
Accrued postretirement benefit obligations	335	687
Long-term debt, net of current maturities	54,937	24,932
Other long-term liabilities	588	129

Total liabilities	76,480	40,660
Commitments and Contingencies Minority interest	—	4,423
Stockholders’ Equity
Preferred stock, $0.01 par value (25,000,000 shares authorized, none issued)	—	—
Common stock, $0.01 par value (100,000,000 shares authorized;16,859,988 issued and outstanding at December 31, 2005 and 20,000,000 shares authorized and 13,611,525 issued and outstanding at December 31, 2004)	169	136
Capital in excess of par value	58,889	40,331
Retained earnings (deficit)	1,817	(5,358)

Total stockholders’ equity	60,875	35,109

Total liabilities and stockholders’ equity	$137,355	$80,192

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2005	2004	2003

		(Restated)	(Restated)
	(In thousands, except
	per share amounts)
Revenues	$105,344	$47,726	$32,724
Cost of revenues
Direct costs	69,889	32,598	21,977
Depreciation	4,874	2,702	2,052

Gross margin	30,581	12,426	8,695
General and administrative expense	15,928	7,135	5,285
Amortization	1,787	876	884
Post-retirement medical costs	(352)	188	(99)

Income from operations	13,218	4,227	2,625
Other income (expense):
Interest expense	(4,397)	(2,808)	(2,467)
Settlement on lawsuit	—	—	1,034
Gain on sale of interest in AirComp	—	—	2,433
Other	186	304	15

Total other income (expense)	(4,211)	(2,504)	1,015

Income before minority interest and income taxes	9,007	1,723	3,640
Minority interest in income of subsidiaries	(488)	(321)	(343)
Provision for income taxes	(1,344)	(514)	(370)

Net income	7,175	888	2,927
Preferred stock dividend	—	(124)	(656)

Net income attributed to common stockholders	$7,175	$764	$2,271

Income per common share — basic	$0.48	$0.10	$0.58

Income per common share — diluted	$0.44	$0.09	$0.50

Weighted average number of common shares outstanding:
Basic	14,832	7,930	3,927

Diluted	16,238	9,510	5,850

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Capital in	Retained
			Excess of	Earnings
	Shares	Amount	Par Value	(Deficit)	Total

	(In thousands, except share amounts)
Balances, December 31, 2002	3,926,668	$39	$10,143	$(9,173)	$1,009
Net income (restated)	—	—	—	2,927	2,927
Effect of consolidation of AirComp	—	—	955	—	955
Accrual of preferred dividends	—	—	(350)	—	(350)

Balances, December 31, 2003, as restated	3,926,668	39	10,748	(6,246)	4,541
Net income	—	—	—	888	888
Issuance of common stock:
Acquisitions	1,868,466	19	8,592	—	8,611
Private placement	6,081,301	61	15,600	—	15,661
Services	17,000	—	99	—	99
Conversion of preferred stock	1,718,090	17	4,278	—	4,295
Issuance of stock purchase warrants	—	—	1,138	—	1,138
Accrual of preferred dividends	—	—	(124)	—	(124)

Balances, December 31, 2004	13,611,525	136	40,331	(5,358)	35,109
Net income	—	—	—	7,175	7,175
Issuance of common stock:
Acquisitions	411,275	4	1,746	—	1,750
Secondary public offering	1,761,034	18	15,441	—	15,459
Stock options and warrants exercised	1,076,154	11	1,371	—	1,382

Balances, December 31, 2005	16,859,988	$169	$58,889	$1,817	$60,875

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2005	2004	2003

			(Restated)
	(In thousands)
Cash Flows from Operating Activities:
Net income	$7,175	$888	$2,927
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,874	2,702	2,052
Amortization	1,787	876	884
Write-off of deferred financing fees due to refinancing	653	—	—
Issuance of stock options for services	—	14	—
Amortization of discount on debt	9	350	516
(Gain) on change in PBO liability	(352)	—	(125)
(Gain) on settlement of lawsuit	—	—	(1,034)
(Gain) on sale of interest in AirComp	—	—	(2,433)
Minority interest in income of subsidiaries	488	321	343
(Gain) loss on sale of property	(669)	—	82
Changes in working capital:
(Increase) in accounts receivable	(10,437)	(2,292)	(4,414)
(Increase) in due from related party	—	(7)	—
(Increase) in other current assets	(2,143)	(612)	(1,260)
Decrease (increase) in other assets	(936)	(19)	1
Decrease in lease deposit	—	—	525
Increase in accounts payable	2,373	1,140	2,251
(Decrease) increase in accrued interest	324	299	(126)
(Decrease) increase in accrued expenses	(97)	(276)	397
(Decrease) increase in other long-term liabilities	86	(141)	—
Increase in accrued salaries,benefits and payroll taxes	443	19	1,293

Net cash provided by operating activities	3,578	3,262	1,879
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(36,888)	(4,459)	—
Purchase of property and equipment	(17,767)	(4,603)	(5,354)
Proceeds from sale of property and equipment	1,579	—	843

Net cash used in investing activities	(53,076)	(9,062)	(4,511)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	56,251	8,169	14,127
Payments on long-term debt	(28,202)	(13,259)	(10,826)
Payments on related party debt	(1,522)	(246)	(246)
Net borrowings on lines of credit	2,527	689	1,138
Proceeds from issuance of common stock	15,459	16,883	—
Proceeds from exercise of options and warrants	1,382	—	—
Debt issuance costs	(1,821)	(391)	(408)

Net cash provided by financing activities	44,074	11,845	3,785

Net increase (decrease) in cash and cash equivalents	(5,424)	6,045	1,153
Cash and cash equivalents at beginning of year	7,344	1,299	146

Cash and cash equivalents at end of year	$1,920	$7,344	$1,299

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Nature of Business and Summary of Significant Accounting Policies

Organization of Business
      Allis-Chalmers Energy Inc. (“Allis-Chalmers” or “We”) was incorporated in Delaware in 1913. OilQuip Rentals, Inc. (“OilQuip”), an oil and gas rental company, was incorporated on February 4, 2000 to find and acquire acquisition targets to operate as subsidiaries.
      On February 6, 2001, OilQuip, through its subsidiary, Mountain Compressed Air Inc. (“Mountain Air”), a Texas corporation, acquired certain assets of Mountain Air Drilling Service Co., Inc, whose business consisted of providing equipment and trained personnel in the Four Corners area of the southwestern United States. Mountain Air primarily provided compressed air equipment and related products and services and trained operators to companies in the business of drilling for natural gas. On May 9, 2001, OilQuip merged into a subsidiary of Allis-Chalmers Energy Inc. In the merger, all of OilQuip’s outstanding common stock was converted into 2.0 million shares of Allis-Chalmers’ common stock. For legal purposes, Allis-Chalmers acquired OilQuip, the parent company of Mountain Air. However, for accounting purposes, OilQuip was treated as the acquiring company in a reverse acquisition of Allis-Chalmers.
      On February 6, 2002, we acquired 81% of the outstanding stock of Allis-Chalmers Tubular Services Inc. (“Tubular”), formerly known as Jens’ Oilfield Service, Inc., which supplies highly specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells. On February 2, 2002, we also purchased substantially all of the outstanding common stock and preferred stock of Strata Directional Technology, Inc. (“Strata”), which provides high-end directional and horizontal drilling services for specific targeted reservoirs that cannot be reached vertically.
      In July 2003, through its subsidiary Mountain Air, we entered into a limited liability company operating agreement with a division of M-I L.L.C. (“M-I”), a joint venture between Smith International and Schlumberger N.V. (Schlumberger Limited), to form a Texas limited liability company named AirComp LLC (“AirComp”). The assets contributed by Mountain Air were recorded at Mountain Air’s historical cost of $6.3 million, and the assets contributed by M-I were recorded at fair market value of $10.3 million. We originally owned 55% and M-I originally owned 45% of AirComp. As a result of our controlling interest and operating control, we consolidated AirComp in our financial statements. AirComp is in the compressed air drilling services segment.
      On September 23, 2004, we acquired 100% of the outstanding stock of Safco-Oil Field Products, Inc. (“Safco”) for $1.0 million. Safco leases spiral drill pipe and provides related oilfield services to the oil drilling industry.
      On September 30, 2004, we acquired the remaining 19% of Tubular in exchange for 1.3 million shares of our common stock. The total value of the consideration paid to the seller, Jens Mortensen, was $6.4 million which was equal to the number of shares of common stock issued to Mr. Mortensen multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance.
      On November 10, 2004, AirComp acquired substantially all the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., L.L.C. collectively (“Diamond Air”) for $4.6 million in cash and the assumption of approximately $450,000 of accrued liabilities. We contributed $2.5 million and M-I

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
L.L.C. contributed $2.1 million to AirComp LLC in order to fund the purchase. Diamond Air provides air drilling technology and products to the oil and gas industry in West Texas, New Mexico and Oklahoma. Diamond Air is a leading provider of air hammers and hammer bit products.
      On December 10, 2004, we acquired Downhole Injection Services, LLC (“Downhole”) for approximately $1.1 million in cash, 568,466 shares of common stock and payment or assumption of $950,000 of debt. Downhole is headquartered in Midland, Texas, and provides chemical treatments to wells by inserting small diameter, stainless steel coiled tubing into producing oil and gas wells.
      On April 1, 2005, we acquired 100% of the outstanding stock of Delta Rental Service, Inc. (“Delta”) for $4.6 million in cash, 223,114 shares of our common stock and two promissory notes totaling $350,000. Delta, located in Lafayette, Louisiana, is a rental tool company providing specialty rental items to the oil and gas industry such as spiral heavy weight drill pipe, test plugs used to test blow-out preventors, well head retrieval tools, spacer spools and assorted handling tools.
      On May 1, 2005, we acquired 100% of the outstanding capital stock of Capcoil Tubing Services, Inc. (“Capcoil”) for $2.7 million in cash, 168,161 shares of our common stock and the payment or assumption of approximately $1.3 million of debt. Capcoil, located in Kilgore, Texas, is engaged in downhole well servicing by providing coil tubing services to enhance production from existing wells.
      On July 11, 2005, we acquired the compressed air drilling assets of W.T. Enterprises, Inc. (“W.T.”), based in South Texas, for $6.0 million in cash. The equipment includes compressors, boosters, mist pumps and vehicles.
      On July 11, 2005, we acquired from M-I its 45% interest in AirComp and subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and issued to M-I a $4.0 million subordinated note bearing interest at 5% per annum. As a result, we now own 100% of AirComp.
      Effective August 1, 2005, we acquired 100% of the outstanding capital stock of Target Energy Inc. (“Target”) for $1.3 million in cash and forgiveness of a lease receivable of approximately $0.6 million. The results of Target are included in our directional and horizontal drilling segment as their Measure While Drilling equipment is utilized in that segment.
      On September 1, 2005, we acquired the casing and tubing service assets of Patterson Services, Inc. for approximately $15.6 million. These assets are located in Corpus Christi, Texas; Kilgore, Texas; Lafayette, Louisiana and Houma, Louisiana.

Vulnerabilities and Concentrations
      We provide oilfield services in several regions, including the states of Texas, Utah, Louisiana, Colorado, Oklahoma, and New Mexico, the Gulf of Mexico and southern portions of Mexico. The nature of our operations and the many regions in which we operate subject us to changing economic, regulatory and political conditions. We are vulnerable to near-term and long-term changes in the demand for and prices of oil and natural gas and the related demand for oilfield service operations.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be perceived with certainty. Accordingly, our accounting estimates require the exercise of judgment. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and valuation allowances. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes.

Principles of Consolidation
      The consolidated financial statements include the accounts of Allis-Chalmers and its subsidiaries. Our subsidiaries at December 31, 2005 are Oil Quip, Mountain Air, Tubular, Strata, AirComp, Safco, Downhole, Delta, Capcoil and Target. All significant inter-company transactions have been eliminated.

Revenue Recognition
      We provide rental equipment and drilling services to our customers at per day and per job contractual rates and recognize the drilling related revenue as the work progresses and when collectibility is reasonably assured. Proceeds from customers for the cost of oilfield rental equipment that is involuntarily damaged or lost-in-hole are reflected as revenues. We recognized revenue from damaged or lost in-hole of $970,000, $41,000 and $252,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition In Financial Statements (“SAB No. 104”), provides guidance on the SEC staff’s views on the application of generally accepted accounting principles to selected revenue recognition issues. Our revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.

Allowance for Doubtful Accounts
      Accounts receivable are customer obligations due under normal trade terms. We sell our services to oil and natural gas exploration and production companies. We perform continuing credit evaluations of its customers’ financial condition and although we generally does not require collateral, letters of credit may be required from customers in certain circumstances.
      We record an allowance for doubtful accounts based on specifically identified amounts that are determined uncollectible. We have a limited number of customers with individually large amounts due at any given date. Any unanticipated change in any one of these customer’s credit worthiness or other matters affecting the collectibility of amounts due from such customers could have a material effect on the results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. As of December 31, 2005 and 2004, we had recorded an allowance for doubtful accounts of $383,000 and $265,000 respectively. Bad debt expense was $219,000, $104,000 and $136,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash Equivalents
      We consider all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

Inventories
      Inventories are stated at the lower of cost or market. Cost is determined using the first — in, first — out (“FIFO”) method or the average cost method, which approximates FIFO, and includes the cost of materials, labor and manufacturing overhead.

Property and Equipment
      Property and equipment is recorded at cost less accumulated depreciation. Certain equipment held under capital leases are classified as equipment and the related obligations are recorded as liabilities.
      Maintenance and repairs, which do not improve or extend the life of the related assets, are charged to operations when incurred. Refurbishments and renewals are capitalized when the value of the equipment is enhanced for an extended period. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.
      The cost of property and equipment currently in service is depreciated over the estimated useful lives of the related assets, which range from three to twenty years. Depreciation is computed on the straight-line method for financial reporting purposes. Capital leases are amortized using the straight-line method over the estimated useful lives of the assets and lease amortization is included in depreciation expense. Depreciation expense charged to operations was $4.9 million, $2.7 million and $2.1 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Goodwill, Intangible Assets and Amortization
      Goodwill, including goodwill associated with equity method investments, and other intangible assets with infinite lives are not amortized, but tested for impairment annually or more frequently if circumstances indicate that impairment may exist. Intangible assets with finite useful lives are amortized either on a straight-line basis over the asset’s estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible assets are realized.
      We perform impairment tests on the carrying value of our goodwill on an annual basis as of December 31st for each of our reportable segments. As of December 31, 2005 and 2004, no evidence of impairment exists.

Impairment of Long-Lived Assets
      Long-lived assets, which include property, plant and equipment and other intangible assets, and certain other assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. The determination of recoverability is made based upon the estimated undiscounted future net cash flows, excluding interest expense. The impairment loss is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related assets.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Instruments
      Financial instruments consist of cash and cash equivalents, accounts receivable and payable, and debt. The carrying value of cash and cash equivalents and accounts receivable and payable approximate fair value due to their short-term nature. We believe the fair values and the carrying value of our debt would not be materially different due to the instruments’ interest rates approximating market rates for similar borrowings at December 31, 2005 and 2004.

Concentration of Credit and Customer Risk
      Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. We transact our business with several financial institutions. However, the amount on deposit in two financial institutions exceeded the $100,000 federally insured limit at December 31, 2005 by a total of $2.0 million. Management believes that the financial institutions are financially sound and the risk of loss is minimal.
      We sell our services to major and independent domestic and international oil and gas companies. We perform ongoing credit valuations of our customers and provide allowances for probable credit losses where appropriate. In 2005, none of our customers accounted for more than 10% of our consolidated revenues. In the year ended December 31, 2004, Matyep in Mexico represented 10.8%, and Burlington Resources represented 10.1% of our consolidated revenues, respectively. In the year ended December 31, 2003, Matyep, Burlington Resources, Inc., and El Paso Energy Corporation represented 10.2%, 11.1% and 14.1%, respectively, of our consolidated revenues. Revenues from Matyep represented 94.5%, 98.0% and 100% of our international revenues in 2005, 2004 and 2003, respectively.

Debt Issuance Costs
      The costs related to the issuance of debt are capitalized and amortized to interest expense using the straight-line method, which approximates the interest method, over the maturity periods of the related debt.

Income Taxes
      We use the liability method for determining our income taxes, under which current and deferred tax liabilities and assets are recorded in accordance with enacted tax laws and rates. Under this method, the amounts of deferred tax liabilities and assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not.
      Deferred income taxes are provided for the estimated income tax effect of temporary differences between financial and tax bases in assets and liabilities. Deferred tax assets are also provided for certain tax credit carryforwards. A valuation allowance to reduce deferred tax assets is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock-Based Compensation
      We account for our stock-based compensation using Accounting Principle Board Opinion No. 25 (“APB No. 25”). Under APB No. 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
exercise prices at or above the market value of the stock on the grant date, we adopted the disclosure-only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting For Stock-Based Compensation (“SFAS 123”). We also adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to our employees and directors. Accordingly, no compensation cost has been recognized under APB No. 25. Had compensation expense for the options granted been recorded based on the fair value at the grant date for the options, consistent with the provisions of SFAS 123, our net income/(loss) and net income/(loss) per share for the years ended December 31, 2005, 2004, and 2003 would have been decreased to the pro forma amounts indicated below (in thousands, except per share amounts):

		For the Years Ended December 31,

		2005	2004	2003

			(Restated)	(Restated)
Net income attributed to common stockholders as reported:		$7,175	$764	$2,271
Less total stock based employee compensation expense determined under fair value based method for all awards net of tax related effects		(4,284)	(1,072)	(2,314)

Pro-forma net income (loss) attributed to common stockholders		$2,891	$(308)	$(43)

Net income/(loss) per common share:
Basic	As reported	$0.48	$0.10	$0.58
	Pro forma	$0.19	$(0.04)	$(0.01)
Diluted	As reported	$0.44	$0.09	$0.50
	Pro forma	$0.18	$(0.04)	$(0.01)
      Options were granted in 2005, 2004 and 2003. See Note 12 for further disclosures regarding stock options. The following assumptions were applied in determining the pro forma compensation costs:

	For the Years Ended December 31,

	2005	2004	2003

Expected dividend yield	—	—	—
Expected price volatility	84.28%	89.76%	265.08%
Risk-free interest rate	5.6%	7.00%	6.25%
Expected life of options	7 years	7 years	7 years
Weighted average fair value of options granted at market value	$5.02	$3.19	$2.78

Segments of an Enterprise and Related Information
      We disclose the results of our segments in accordance with SFAS No. 131, Disclosures About Segments Of An Enterprise And Related Information(“SFAS No. 131”). We designate the internal organization that is used by management for allocating resources and assessing performance as the source of our reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers Please see Note 18 for further disclosure of segment information in accordance with SFAS No. 131.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pension and Other Post Retirement Benefits
      SFAS No. 132, Employer’s Disclosures About Pension And Other Post Retirement Benefits (“SFAS No. 132”), requires certain disclosures about employers’ pension and other post retirement benefit plans and specifies the accounting and measurement or recognition of those plans. SFAS No. 132 requires disclosure of information on changes in the benefit obligations and fair values of the plan assets that facilitates financial analysis. Please see Note 3 for further disclosure in accordance with SFAS No. 132.

Income Per Common Share
      We compute income per common share in accordance with the provisions of SFAS No. 128, Earnings Per Share (“SFAS No. 128”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted earnings per share. Basic earnings per share are computed on the basis of the weighted average number of shares of common stock outstanding during the period. For periods through April 12, 2004, preferred dividends are deducted from net income and have been considered in the calculation of income available to common stockholders in computing basic earnings per share. Diluted earnings per share is similar to basic earnings per share, but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible preferred stock, stock options, etc.) as if they had been converted. Potential dilutive common shares that have an anti-dilutive effect (e.g., those that increase income per share) are excluded from diluted earnings per share.
      The components of basic and diluted earnings per share are as follows (in thousands, except per share amounts):

	For the Years Ended December 31,

	2005	2004	2003

		(Restated)	(Restated)
Numerator:
Net income available for common stockholders	$7,175	$764	$2,271
Plus income impact of assumed conversions:
Preferred stock dividends/interest	—	124	656

Net income applicable to common stockholders plus assumed conversions	$7,175	$888	$2,927

Denominator:
Denominator for basic earnings per share — weighted average shares outstanding	14,832	7,930	3,927
Effect of potentially dilutive common shares:
Convertible preferred stock and employee and director stock options	1,406	1,580	1,923

Weighted average shares outstanding and assumed conversions	16,238	9,510	5,850

Basic earnings per share	$0.48	$0.10	$0.58

Diluted earnings per share	$0.44	$0.09	$0.50

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassification
      Certain prior period balances have been reclassified to conform to current year presentation.

New Accounting Pronouncements
      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. SFAS No. 154 also requires that a change in the method of depreciation, amortization or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 is effective for fiscal years beginning after December 15, 2005. We will adopt the provisions of SFAS No. 154 as of January 1, 2006 and do not expect that its adoption will have a material impact on our results of operations or financial condition.
      In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R revises SFAS No. 123, Accounting for Stock-Based Compensation, and focuses on accounting for share-based payments for services by employer to employee. The statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. We will adopt SFAS No. 123R as of January 1, 2006 and will use the modified prospective transition method, utilizing the Black-Scholes option pricing model for the calculation of the fair value of our employee stock options. Under the modified prospective method, stock option awards that are granted, modified or settled after January 1, 2006 will be measured and accounted for in accordance with SFAS No. 123R. Compensation cost for awards granted prior to, but not vested, as of January 1, 2006 would be based on the grant date attributes originally used to value those awards for pro forma purposes under SFAS No. 123. We believe that the adoption of this standard will result in an expense of approximately $3.2 million, or a reduction in diluted earnings per share of approximately $0.18 per share. This estimate assumes no additional grants of stock options beyond those outstanding as of December 31, 2005. This estimate is based on many assumptions including the level of stock option grants expected in 2006, our stock price, and significant assumptions in the option valuation model including volatility and the expected life of options. Actual expenses could differ from the estimate.
      In November 2004, the FASB issued SFAS No. 151, Inventory Costs — an Amendment of ARB No. 43, Chapter 4, which amends the guidance in ARB No. 43 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 requires that these items be recognized as current period charges. In addition, SFAS No. 151 requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. We are required to adopt provisions of SFAS 151, on a prospective basis, as of January 1, 2006. We do not believe the adoption of SFAS 151 will have a material impact on our future results of operations.
Note 2 — Restatement

Earnings Per Share
      We understated diluted earnings per share due to an incorrect calculation of our weighted shares outstanding for the third quarter of 2003, for each of the first three quarters of 2004, for the years ended December 31, 2003 and 2004 and for the quarter ended March 31, 2005. In addition, we

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
understated basic earnings per share due to an incorrect calculation of our weighted average basic shares outstanding for the quarter ended September 30, 2004. Consequently, we have restated our financial statements for each of those periods. The incorrect calculation resulted from a mathematical error and an improper application of SFAS No. 128. The effect of the restatement is to reduce weighted average basic and diluted shares outstanding for the three and nine months ended September 30, 2004. Consequently, weighted average basic and diluted earnings per share for the three and nine months ended September 30, 2004 were increased.
      A restated earnings per share calculation for all affected periods reflecting the above adjustments to our results as previously restated (see following section), is presented below (amounts in thousands, except per share amounts):

	Three Months Ended March 31, 2005

	As
	Previously		As
	Reported	Adjustments	Restated

Income per common share — diluted	$0.09	$0.02	$0.11
Weighted average number of common shares outstanding:
Diluted	17,789	(3,094)	14,695

	Year Ended December 31, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Income per common share — diluted	$0.07	$0.02	$0.09
Weighted average number of common shares outstanding:
Diluted	11,959	(2,449)	9,510

	Three Months Ended September 30, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Income per common share — basic	$0.04	$0.02	$0.06
Income per common share — diluted	$0.04	$0.01	$0.05
Weighted average number of common shares outstanding:
Basic	11,599	(3,301)	8,298
Diluted	14,407	(4,579)	9,828

	Three Months Ended June 30, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Income per common share — diluted	$0.04	$0.01	$0.05
Weighted average number of common shares outstanding:
Diluted	10,237	(2,618)	7,619

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended March 31, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Income per common share — diluted	$0.05	$0.03	$0.08
Weighted average number of common shares outstanding:
Diluted	5,762	478	6,240

	Year Ended December 31, 2003

	As
	Previously		As
	Reported	Adjustments	Restated

Income per common share — diluted	$0.39	$0.11	$0.50
Weighted average number of common shares outstanding:
Diluted	5,761	89	5,850

	Three Months Ended September 30, 2003

	As
	Previously		As
	Reported	Adjustments	Restated

Income per common share — diluted	$0.60	$(0.01)	$0.59
Weighted average number of common shares outstanding:
Diluted	5,761	208	5,969

AirComp Acquisition
      In connection with the formation of AirComp LLC in 2003, we, along with M-I L.L.C. contributed assets to AirComp in exchange for a 55% interest and 45% interest, respectively, in AirComp. We originally accounted for the formation of AirComp as a joint venture. However in February 2005, we determined that the transaction should have been accounted for using purchase accounting pursuant to SFAS No. 141, Business Combinations and recorded the sale of an interest in a subsidiary, in accordance with SEC Staff Accounting Bulletin No. 51, Accounting for Sales of Stock by a Subsidiary. Consequently, we restated our financial statements for the quarter ended September 30, 2003, for the year ended December 31, 2003 and for the three quarters ended September 30, 2004, to reflect the following adjustments:

Increase in Book Value of Fixed Assets.
      Under joint venture accounting, we originally recorded the value of the assets contributed by M-I to AirComp at M-I’s historical cost of $6.9 million. Under purchase accounting, we increased the recorded value of the assets contributed by M-I by approximately $3.3 million to $10.3 million to reflect their fair market value as determined by a third party appraisal. In addition, under joint venture accounting, we established negative goodwill which reduced fixed assets in the amount of $1.6 million. The negative goodwill was amortized by us over the lives of the related fixed assets. Under purchase accounting, we increased fixed assets by $1.6 million to reverse the negative goodwill previously recorded and reversed amortization expenses recorded in 2004. Therefore, the cost of fixed assets was increased by a total of $4.9 million at the time of acquisition. As a result of the increase in fixed assets and the reversal of

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
amortization of negative goodwill, depreciation expense increased by $98,000 for the year ended December 31, 2003.

Increase in Minority Interest and Capital in Excess of Par Value.
      Under purchase accounting, minority interest was increased by $1.5 million, which was partially offset by minority interest expense of $44,000 for the year ended December 31, 2003. Under purchase accounting, the capital in excess of par was increased by $955,000.
      A restated consolidated balance sheet, reflecting the above adjustments follows (in thousands):

	At December 31, 2003

	As
	Previously	Restatement	As
	Reported	Adjustments	Restated

Assets
Cash and cash equivalents	$1,299	$—	$1,299
Trade receivables, net	8,823	—	8,823
Lease receivable, current	180	—	180
Prepaid expenses and other	887	—	887

Total current assets	11,189	—	11,189
Property and equipment, net	26,339	4,789	31,128
Goodwill	7,661	—	7,661
Other intangible assets, net	2,290	—	2,290
Debt issuance costs, net	567	—	567
Lease receivable, less current portion	787	—	787
Other	40	—	40

Total Assets	$48,873	$4,789	$53,662

Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$3,992	$—	$3,992
Trade accounts payable	3,133	—	3,133
Accrued salaries, benefits and payroll taxes	591	—	591
Accrued interest	152	—	152
Accrued expenses	1,761	—	1,761
Accounts payable, related parties	787	—	787

Total current liabilities	10,416	—	10,416
Accrued postretirement benefit obligations	545	—	545
Long-term debt, net of current maturities	28,241	—	28,241
Other long-term liabilities	270	—	270
Redeemable warrants	1,500	—	1,500
Redeemable convertible preferred stock and dividends	4,171	—	4,171

Total Liabilities	45,143	—	45,143
Commitments and contingencies Minority interests	2,523	1,455	3,978

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	At December 31, 2003

	As
	Previously	Restatement	As
	Reported	Adjustments	Restated

Stockholders’ Equity
Common stock	39	—	39
Capital in excess of par value	9,793	955	10,748
Accumulated (deficit)	(8,625)	2,379	(6,246)

Total Stockholders’ Equity	1,207	3,334	4,541

Total Liabilities and Stockholders’ Equity	$48,873	$4,789	$53,662

Increase in Net Income.
      Under joint venture accounting, no gain or loss was recognized in connection with the formation of AirComp. Under purchase accounting, we recorded a $2.4 million non-operating gain in the third quarter of 2003.
      As a result of the increase in fixed assets, depreciation expense was increased for the year ended December 31, 2003 by $98,000 and minority interest expense decreased by $44,000, resulting in a reduction in net income attributable to common stockholders of $54,000. However, as a result of recording the non-operating gain, net income attributed to common stockholders increased by $2.4 million for the year ended December 31, 2003.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A restated consolidated income statement reflecting the above adjustments follows (in thousands, except per share amounts):

	Year Ended December 31, 2003

	As
	Previously	Restatement	As
	Reported	Adjustments	Restated

Revenue	$32,724	$—	$32,724
Cost of revenues
Direct costs	21,977	—	21,977
Depreciation	1,954	98	2,052

Gross margin	8,793	(98)	8,695
General and administrative expense	5,285	—	5,285
Amortization	884	—	884

Income (loss) from operations	2,624	(98)	2,526
Other income (expense):
Interest, net	(2,464)	—	(2,464)
Settlement on lawsuit	1,034	—	1,034
Gain on sale of stock in a subsidiary	—	2,433	2,433
Other	111	—	111

Total other income (expense)	(1,319)	2,433	1,114

Net income before minority interest and income taxes	1,305	2,335	3,640
Minority interest in income of subsidiaries	(387)	44	(343)
Provision for foreign income tax	(370)	—	(370)
Net income	548	2,379	2,927
Preferred stock dividend	(656)	—	(656)

Net income (loss) attributed to common stockholders	$(108)	$2,379	$2,271

Net income per common share — basic	$(0.03)		$0.58

Net income per common share — diluted	$(0.03)		$0.39

Weighted average number of common shares outstanding:
Basic	3,927		3,927

Diluted	5,761		5,761

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A restated consolidated statement of cash flows reflecting the adjustments follows (in thousands):

	Year Ended December 31, 2003

	As
	Previously	Restatement	As
	Reported	Adjustments	Restated

Cash Flows From Operating Activities:
Net income	$548	$2,379	$2,927
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	2,838	98	2,936
Amortization of discount on debt	516	—	516
(Gain) on change PBO liability	(125)	—	(125)
(Gain) on settlement of lawsuit	(1,034)	—	(1,034)
(Gain) on sale of interest in AirComp	—	(2,433)	(2,433)
Minority interest in income of subsidiaries	387	(44)	343
Loss on sale of property	82	—	82
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(4,414)	—	(4,414)
(Increase) in other current assets	(1,260)	—	(1,260)
Decrease in other assets	1	—	1
Decrease in lease deposit	525	—	525
Increase in accounts payable	2,251	—	2,251
(Decrease) in accrued interest	(126)	—	(126)
Increase in accrued expenses	397	—	397
Increase in accrued employee benefits and payroll taxes	1,293	—	1,293

Net cash provided by operating activities	1,879	—	1,879
Cash Flows From Investing Activities:
Purchase of equipment	(5,354)	—	(5,354)
Proceeds from sale of equipment	843	—	843
Net cash used by investing activities	(4,511)	—	(4,511)

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2003

	As
	Previously	Restatement	As
	Reported	Adjustments	Restated

Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	14,127	—	14,127
Repayments of long-term debt	(10,826)	—	(10,826)
Repayments on related party debt	(246)	—	(246)
Borrowing on lines of credit	30,537	—	30,537
Repayments on lines of credit	(29,399)	—	(29,399)
Debt issuance costs	(408)	—	(408)

Net cash provided by financing activities	3,785	—	3,785

Net decrease in cash and cash equivalents	1,153	—	1,153
Cash and cash equivalents at beginning of the year	146	—	146

Cash and cash equivalents at end of the period	$1,299	$—	$1,299

Supplemental information:
Interest paid	$2,341	$—	$2,341
      In addition, the 2004 financial statements have been restated from the previously filed interim financial statements included in Form 10-Q for the first, second and third quarters of 2004. The effect of the restatement on the individual quarterly financial statements is as follows (in thousands, except per share amounts):

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	June 30,	September 30,
	2004	2004	2004

Net income (loss) attributed to common stockholders
Previously reported	$501	$434	$576
Adjustment — depreciation expense	(139)	(79)	(79)
Adjustment — minority interest expense	22	22	22

Restated	$384	$377	$519

Net income (loss) per share, basic
Previously reported	$0.13	$0.07	$0.05
Total adjustments	(0.03)	(0.01)	(0.01)

Restated	$0.10	$0.06	$0.04

      In addition, the accompanying 2003 financial statements have been restated from the previously filed interim financial statements included in Form 10-Q for the first, second and third quarters of 2003. An adjustment was recorded in the fourth quarter of 2003 to reflect a change in estimate of the recoverability of foreign taxes paid in 2002 and 2003. The effect of the significant fourth quarter

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
adjustment on the individual quarterly financial statements is as follows (in thousands, except per share amounts):

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	June 30,	September 30,
	2003	2003	2003

Net income (loss) attributed to common stockholders
Previously reported	$(183)	$(330)	$1,136
Adjustment — gain on sale of stock in a subsidiary	—	—	2,433
Adjustment — depreciation expense	—	—	(49)
Adjustment — minority interest expense	—	—	22
Adjustment — foreign tax expense	(158)	(92)	(93)

Restated	$(341)	$(422)	$3,449

Net income (loss) per share, basic and diluted
Previously reported	$(0.05)	$(0.08)	$0.29
Total adjustments	(0.04)	(0.03)	0.58

Restated	$(0.09)	$(0.11)	$0.87

Note 3 — Post Retirement Benefit Obligations

Medical And Life
      Pursuant to the Plan of Reorganization that was confirmed by the Bankruptcy Court after acceptances by our creditors and stockholders and was consummated on December 2, 1988, we assumed the contractual obligation to Simplicity Manufacturing, Inc. (SMI) to reimburse SMI for 50% of the actual cost of medical and life insurance claims for a select group of retirees (SMI Retirees) of the prior Simplicity Manufacturing
      Division of Allis-Chalmers. The actuarial present value of the expected retiree benefit obligation is determined by an actuary and is the amount that results from applying actuarial assumptions to (1) historical claims-cost data, (2) estimates for the time value of money (through discounts for interest) and (3) the probability of payment (including decrements for death, disability, withdrawal, or retirement) between today and expected date of benefit payments. As of December 31, 2005, 2004 and 2003, we have post-retirement benefit obligations of $335,000, $687,000 and $545,000, respectively.

401(k) Savings Plan
      On June 30, 2003, we adopted the 401(k) Profit Sharing Plan (the “Plan”). The Plan is a defined contribution savings plan designed to provide retirement income to our eligible employees. The Plan is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. It is funded by voluntary pre-tax contributions from eligible employees who may contribute a percentage of their eligible compensation, limited and subject to statutory limits. The Plan is also funded by discretionary matching employer contributions from us. Eligible employees cannot participate in the Plan until they have attained the age of 21 and completed six-months of service with us. Each participant is

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
100% vested with respect to the participants’ contributions while our matching contributions are vested over a three-year period in accordance with the Plan document. Contributions are invested, as directed by the participant, in investment funds available under the Plan. Matching contributions of approximately $114,000, $35,000 and $10,000 were paid in 2005, 2004 and 2003, respectively.
Note 4 — Acquisitions
      In July 2003, through our subsidiary Mountain Air, we entered into a limited liability company operating agreement with a division of M-I, a joint venture between Smith International and Schlumberger N.V. (Schlumberger Limited), to form AirComp, a Texas limited liability company. The assets contributed by Mountain Air were recorded at Mountain Air’s historical cost of $6.3 million, and the assets contributed by M-I were recorded at a fair market value of $10.3 million. We originally owned 55% and M-I originally owned 45% of AirComp. As a result of our controlling interest and operating control, we consolidated AirComp in our financial statements. AirComp comprises the compressed air drilling services segment.
      In September 2004, we acquired 100% of the outstanding stock of Safco for $1.0 million. Safco leases spiral drill pipe and provides related oilfield services to the oil drilling industry.
      In September 2004, we acquired the remaining 19% of Tubular in exchange for 1.3 million shares of our common stock. The total value of the consideration paid to the seller, Jens Mortensen, was $6.4 million which was equal to the number of shares of common stock issued to Mr. Mortensen (1.3 million) multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance. This amount was treated as a contribution to stockholders’ equity. On the balance sheet, the $1.9 million minority interest in Tubular was eliminated. The balance of the contribution of $4.4 million was allocated as follows: In June 2004, we obtained an appraisal of the fixed assets of Tubular which valued the fixed assets at $20.1 million. The book value of the fixed assets was $15.8 million and the fixed assets appraised value was $4.3 million over the book value. We increased the value of our fixed assets by 19% of the amount of the excess of the appraised value over the book value, or $.8 million. The remaining balance of $3.6 million was allocated to goodwill.
      In November 2004, AirComp acquired substantially all the assets of Diamond Air for $4.6 million in cash and the assumption of approximately $450,000 of accrued liabilities. We contributed $2.5 million and M-I L.L.C. contributed $2.1 million to AirComp LLC in order to fund the purchase. Goodwill of $375,000 and other intangible assets of $2.3 million were recorded in connection with the acquisition. Diamond Air provides air drilling technology and products to the oil and gas industry in West Texas, New Mexico and Oklahoma. Diamond Air is a leading provider of air hammers and hammer bit products.
      In December 2004, we acquired Downhole for approximately $1.1 million in cash, 568,466 shares of our common stock and the assumption of approximately $950,000 of debt. Goodwill of $442,000 and other intangible assets of $795,000 were recorded in connection with the acquisition. Downhole provides economical chemical treatments to wells by inserting small diameter, stainless steel coiled tubing into producing oil and gas wells.
      On April 1, 2005, we acquired 100% of the outstanding stock of Delta for $4.6 million in cash, 223,114 shares of our common stock and two promissory notes totaling $350,000. The purchase price was allocated to fixed assets and inventory. Delta, located in Lafayette, Louisiana, is a rental tool

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
company providing specialty rental items to the oil and gas industry such as spiral heavy weight drill pipe, test plugs used to test blow-out preventors, well head retrieval tools, spacer spools and assorted handling tools.
      On May 1, 2005, we acquired 100% of the outstanding capital stock of Capcoil for $2.7 million in cash, 168,161 shares of our common stock and the payment or assumption of approximately $1.3 million of debt. Capcoil, located in Kilgore, Texas, is engaged in downhole well servicing by providing coil tubing services to enhance production from existing wells. Goodwill of $184,000 and other identifiable intangible assets of $1.4 million were recorded in connection with the acquisition.
      On July 11, 2005, we acquired the compressed air drilling assets of W.T., based in South Texas, for $6.0 million in cash. The equipment includes compressors, boosters, mist pumps and vehicles. Goodwill of $82,000 and other identifiable intangible assets of $1.5 million were recorded in connection with the acquisition.
      On July 11, 2005, we acquired from M-I its 45% interest in AirComp and subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and issued to M-I a $4.0 million subordinated note bearing interest at 5% per annum. As a result, we now own 100% of AirComp
      Effective August 1, 2005, we acquired 100% of the outstanding capital stock of Target for $1.3 million in cash and forgiveness of a lease receivable of approximately $0.6 million. The purchase price was allocated to the fixed assets of Target and resulted in the recording of a $0.8 million deferred tax liability. The results of Target are included in our directional and horizontal drilling segment as their Measure While Drilling equipment is utilized in that segment.
      On September 1, 2005, we acquired the casing and tubing service assets of Patterson Services, Inc. for approximately $15.6 million. These assets are located in Corpus Christi, Texas; Kilgore, Texas; Lafayette, Louisiana and Houma, Louisiana.
      The acquisitions were accounted for using the purchase method of accounting. The results of operations of the acquired entities since the date of acquisition are included in our consolidated income statement.
      The following unaudited pro forma consolidated summary financial information for the year ended December 31, 2005 illustrates the effects of the acquisitions of Delta, Capcoil, W.T. and the minority interest in AirComp as if the acquisitions had occurred as of January 1, 2005, based on the historical results of the acquisitions. The following unaudited pro forma consolidated summary financial information for the years ended December 31, 2004 and 2003 illustrates the effects of the acquisitions of Diamond Air, Downhole, Delta, Capcoil, W.T. and the minority interest in AirComp as if the

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
acquisitions had occurred as of beginning of the period, based on the historical results of the acquisitions (unaudited) (in thousands, except per share amounts):

	Years Ended December 31,

	2005	2004	2003

Revenues	$110,383	$70,988	$52,588
Operating income	$14,143	$8,233	$4,276
Net income	$8,180	$4,000	$2,459
Net income per common share
Basic	$0.55	$0.46	$0.53
Diluted	$0.50	$0.48	$0.48
Note 5 — Inventories
      Inventories are comprised of the following (in thousands):

	December 31,	December 31,
	2005	2004

Hammer bits
Finished goods	$1,402	$857
Work in process	787	385
Raw materials	233	151

Total hammer bits	2,422	1,393
Hammers	584	417
Drive pipe	666	—
Rental supplies	64	—
Chemicals	201	254
Coiled tubing and related inventory	1,145	309
Shop supplies and related inventory	863	—

Total inventory	$5,945	$2,373

Note 6 — Property and Other Intangible Assets
      Property and equipment is comprised of the following at December 31 (in thousands):

	Depreciation
	Period	2005	2004

Land	—	$27	$27
Building and improvements	15-20 years	637	633
Transportation equipment	3-7 years	7,772	4,854
Machinery and equipment	3-20 years	77,002	36,411
Furniture, computers, software and leasehold improvements	3-7 years	2,073	1,005
Construction in progress — equipment	N/A	3,059	—

Total		90,570	42,930
Less: accumulated depreciation		(9,996)	(5,251)

Property and equipment, net		$80,574	$37,679

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The net book value of equipment recorded under capital leases was $908 and $0 at December 31, 2005 and 2004, respectively.
      Intangible assets are as follows at December 31 (in thousands):

	Amortization
	Period	2005	2004

Intellectual property	20 years	$1,009	$1,009
Non-compete agreements	3-5 years	4,630	2,856
Patent	15 years	496	496
Other intangible assets	3-10 years	3,811	2,732

Total		$9,946	$7,093
Less: accumulated amortization		(3,163)	(2,036)

Intangibles assets, net		$6,783	$5,057

	2005			2004

	Gross	Accumulated	Current Year	Gross	Accumulated	Current Year
	Value	Amortization	Amortization	Value	Amortization	Amortization

Intellectual property	$1,009	$293	$54	$1,009	$239	$56
Non-compete agreements	4,630	1,916	884	2,856	1,032	300
Patent	496	39	33	496	6	6
Other intangible assets	3,811	915	277	2,732	759	420

Total	$9,946	$3,163	$1,248	$7,093	$2,036	$782

      Future amortization of intangible assets at December 31, 2005 is as follows (in thousands):

	Intangible Amortization by Period

	Years Ended December 31,

					2010 and
	2006	2007	2008	2009	Thereafter

Intellectual property	$55	$55	$55	$55	$496
Non-compete agreements	1,043	804	480	327	60
Patent	33	33	33	33	325
Other intangible assets	395	370	359	359	1,413

Total Intangible Amortization	$1,526	$1,262	$927	$774	$2,294

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 7 — Income Taxes
      The income tax provision consists of the following (in thousands):

	Years Ended December 31,

	2005	2004	2003

Current Provision
Federal	$123	$—	$—
State	595	—	—
Foreign	626	514	370

	$1,344	$514	$370

      We are required to file a consolidated U.S. federal income tax return. We pay foreign income taxes in Mexico related to Allis-Chalmers Tubular Services’ Mexico revenues. There are approximately $1.6 million of U.S. foreign tax credits available to us and of that amount, the available U.S. foreign tax credits may or may not be recoverable by us depending upon the availability of taxable income in future years and therefore, have not been recorded as an asset as of December 31, 2005. Our foreign tax credits begin to expire in the year 2007.
      The following table reconciles the U.S. statutory tax rate to our actual tax rate:

	Years Ended December 31,

	2005	2004	2003

Income tax expense based on the U.S. statutory tax rate	34.0%	34.0%	34.0%
State taxes, net of federal benefit	6.1	—	—
Foreign income at other than U.S. rate	7.3	36.6	11.2
Valuation allowances	(98.7)	(209.4)	28.6
Nondeductible items, permanent differences and other	67.1	175.4	(62.6)

Effective tax rate	15.8%	36.6%	11.2%

      Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years. A valuation allowance is established for deferred tax assets when management, based upon available information, considers it more likely than not that a benefit from such assets will not be realized. We have recorded a valuation allowance equal to the excess of deferred tax assets over deferred tax liabilities as we were unable to determine that it is more likely than not that the deferred tax asset will be realized.
      The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carry forwards if there has been a “change of ownership” as described in Section 382 of the Internal Revenue Code. Such a change of ownership may limit the our utilization of our net operating loss and tax credit carry forwards, and could be triggered by a public offering or by subsequent sales of securities by us or our stockholders.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Deferred income tax assets and the related allowance as of December 31, were as follows (in thousands):

	2005	2004

Deferred non-current income tax assets:
Net future (taxable) deductible items	$384	$533
Net operating loss carry forwards	5,656	4,894
A-C Reorganization Trust claims	29,098	30,112

Total deferred non-current income tax assets	35,138	35,539
Valuation allowance	(27,131)	(30,367)

Net deferred non-current income taxes	$8,007	$5,172
Deferred non-current income tax liabilities Depreciation	$(8,007)	$(5,172)

Net deferred income tax assets	$—	$—

      Net operating loss carry forwards for tax purposes at December 31, 2005 and 2004 were estimated to be $16.6 million and $14.5 million, respectively, expiring through 2024.
      Net future tax-deductible items relate primarily to timing differences. Our 1988 Plan of Reorganization established the A-C Reorganization Trust to settle claims and to make distributions to creditors and certain stockholders. We transferred cash and certain other property to the A-C Reorganization Trust on December 2, 1988. Payments made by us to the A-C Reorganization Trust did not generate tax deductions for us upon the transfer but generate deductions for us as the A-C Reorganization Trust makes payments to holders of claims.
      The Plan of Reorganization also created a trust to process and liquidate product liability claims. Payments made by the A-C Reorganization Trust to the product liability trust did not generate current tax deductions for us upon the payment but generate deductions for us as the product liability trust makes payments to liquidate claims or incurs other expenses.
      We believe the above-named trusts are grantor trusts and therefore we include the income or loss of these trusts in our income or loss for tax purposes, resulting in an adjustment of the tax basis of net operating and capital loss carry forwards. The income or loss of these trusts is not included in our results of operations for financial reporting purposes.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 8 — Debt
      Our long-term debt consists of the following: (in thousands)

	December 31,

	2005	2004

Bank term loans	$42,090	$13,373
Revolving line of credit	6,400	3,873
Subordinated note payable to M-I LLC	4,000	4,818
Subordinated seller note	3,031	4,000
Seller note	850	1,600
Notes payable under non-compete agreements	698	664
Notes payable to former directors	96	402
Notes payable to former shareholders	—	49
Real estate loan	548	—
Vendor financing	—	1,164
Equipment & vehicle installment notes	1,939	530
Capital lease obligations	917	—

Total debt	60,569	30,473
Less: short-term debt and current maturities	5,632	5,541

Long-term debt obligations	$54,937	$24,932

      As of December 31, 2005 and 2004, our debt was approximately $60.6 million and $30.5 million, respectively. Our weighted average interest rate for all of our outstanding debt was approximately 7.5% at December 31, 2005 and 7.3% at December 31, 2004.
      Maturities of debt obligations at December 31, 2005 are as follows (in thousands):

	Debt	Capital Leases	Total

Year Ending:
December 31, 2006	$5,158	$474	$5,632
December 31, 2007	49,620	443	50,063
December 31, 2008	4,267	—	4,267
December 31, 2009	69	—	69
December 31, 2010	538	—	538
Thereafter	—	—	—

Total	$59,652	$917	$60,569

Bank loans and line of credit agreements
      On July 11, 2005, we replaced our previous credit agreement with a new agreement that provided for the following senior secured credit facilities:

•	A $13.0 million revolving line of credit. Borrowings were limited to 85% of eligible accounts receivable plus 50% of eligible inventory (up to a maximum of $2.0 million of borrowings based on inventory). This line of credit was used to finance working capital requirements and other general corporate purposes, including the issuance of standby letters of credit. Outstanding

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

borrowings under this line of credit were $6.4 million at a margin above prime and LIBOR rates plus margin averaging approximately 8.1% as of December 31, 2005.

•	Two term loans totaling $42.0 million. Outstanding borrowings under these term loans were $42.0 million as of December 31, 2005. These loans were at LIBOR rates plus a margin which averages approximately 7.8%.
      We borrowed against the July 2005 facilities to refinance our prior credit facility and the AirComp credit facility, to fund the acquisition of M-I’s interest in AirComp and the air drilling assets of W.T. and to pay transaction costs related to the refinancing and the acquisitions. We incurred debt retirement expense of $1.1 million related to the refinancing. This amount includes prepayment penalties and the write-off of deferred financing fees of the previous financing, which has been included in interest expense in the consolidated statement of operations.
      Borrowings under the July 2005 credit facilities were to mature in July 2007. Amounts outstanding under the term loans as of July 2006 were to be repaid in monthly principal payments based on a 48 month repayment schedule with the remaining balance due at maturity. Additionally, during the second year, we were to be required to prepay the remaining balance of the term loans by 75% of excess cash flow, if any, after debt service and capital expenditures. The interest rate payable on borrowings was based on a margin over the London Interbank Offered Rate, referred to as LIBOR, or the prime rate, and there was a 0.5% fee on the undrawn portion of the revolving line of credit. The margin over LIBOR was to increase by 1.0% in the second year. The credit facilities were secured by substantially all of our assets and contain customary events of default and financial and other covenants, including limitations on our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets.
      All amounts outstanding under our July 2005 credit agreement were paid off with the proceeds of our senior notes offering in January 2006. We executed an amended and restated credit agreement which provides a $25.0 million revolving line of credit (See Note 22).
      Prior to July 11, 2005, we had a credit agreement dated December 7, 2004 that provided for the following credit facilities:

•	A $10.0 million revolving line of credit. Borrowings were limited to 85% of eligible accounts receivables, as defined. Outstanding borrowings under this line of credit were $2.4 million as of December 31, 2004.

•	A term loan in the amount of $6.3 million to be repaid in monthly payments of principal of $105,583 per month. We were also required to prepay this term loan by an amount equal to 20% of receipts from our largest customer in Mexico. Proceeds of the term loan were used to prepay the term loan owed by Tubular Services and to prepay the 12% $2.4 million subordinated note and retire its related warrants. The outstanding balance was $6.3 million as of December 31, 2004.

•	A $6.0 million capital expenditure and acquisition line of credit. Borrowings under this facility were payable monthly over four years beginning in January 2006. Availability of this capital expenditure term loan facility was subject to security acceptable to the lender in the form of equipment or other acquired collateral. There were no outstanding borrowings as of December 31, 2004.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      These credit facilities were to mature on December 31, 2007 and were secured by liens on substantially all of our assets. The agreement governing these credit facilities contained customary events of default and financial covenants. It also limited our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets. Interest accrued at an adjustable rate based on the prime rate and was 6.25% as of December 31, 2004. We paid a 0.5% per annum fee on the undrawn portion of the revolving line of credit and the capital expenditure line.
      In connection with the acquisition of Tubular and Strata in 2002, we issued a 12% secured subordinated note in the original amount of $3.0 million. In connection with this subordinated note, we issued redeemable warrants valued at $1.5 million, which were recorded as a discount to the subordinated debt and as a liability. The discount was amortized over the life of the subordinated note beginning February 6, 2002 as additional interest expense of which $350,000 and $300,000 were recognized in the years ended December 31, 2004 and December 31, 2003, respectively. The debt was recorded at $2.7 million at December 31, 2003, net of the unamortized portion of the put obligation. On December 7, 2004, we prepaid the $2.4 million balance of the 12% subordinated note and retired the $1.5 million of warrants, with a portion of the proceeds from our $6.3 million bank term loan.
      Prior to July 11, 2005, our AirComp subsidiary had the credit facilities described below. These credit facilities were repaid in connection with our acquisition of the minority interest in AirComp and the refinancing of our bank credit facilities described above.

•	A $3.5 million bank line of credit. Interest accrued at an adjustable rate based on the prime rate. We paid a 0.5% per annum fee on the undrawn portion. Borrowings under the line of credit were subject to a borrowing base consisting of 80% of eligible accounts receivable. The balance at December 31, 2004 was $1.5 million.

•	A $7.1 million term loan that accrued interest at an adjustable rate based on either LIBOR or the prime rate. Principal payments of $286,000 plus interest were due quarterly, with a final maturity date of June 27, 2007. The balance at December 31, 2004 was $6.8 million.

•	A “delayed draw” term loan facility in the amount of $1.5 million to be used for capital expenditures. Interest accrued at an adjustable rate based on either the LIBOR or the prime rate. Quarterly principal payments were to commence on March 31, 2006 in an amount equal to 5.0% of the outstanding balance as of December 31, 2005, with a final maturity of June 27, 2007. There were no borrowings outstanding under this facility as of December 31, 2004.
      The AirComp credit facilities were secured by liens on substantially all of AirComp’s assets. The agreement governing these credit facilities contained customary events of default and required that AirComp satisfy various financial covenants. It also limited AirComp’s ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets. We guaranteed 55% of the obligations of AirComp under these facilities.
      Tubular had two bank term loans with a remaining balance totaling $90,000 and $263,000 at December 31, 2005 and 2004, with interest accruing at a floating interest rate based on prime plus 2.0%. The interest rate was 9.25% and 7.25% at December 31, 2005 and 2004. Monthly principal payments are $13,000 plus interest. The maturity date of one of the loans, with a balance of $60,000, was September 17, 2006, while the second loan, with a balance of $30,000, had a final maturity of

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
January 12, 2007. The balances of these two loans were repaid in full in January 2006 with the proceeds from our senior notes offering.

Notes payable and real estate loan
      AirComp had a subordinated note payable to M-I in the amount of $4.8 million bearing interest at an annual rate of 5.0%. In 2007 each party had the right to cause AirComp to sell its assets (or the other party may buy out such party’s interest), and in such event this note (including accrued interest) was due and payable. The note was also due and payable if M-I sells its interest in AirComp or upon a termination of AirComp. At December 31, 2004, $376,000 of interest was included in accrued interest. On July 11, 2005, we acquired from M-I its 45% equity interest in AirComp and the subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and issued a new $4.0 million subordinated note bearing interest at 5% per annum. The subordinated note issued to M-I requires quarterly interest payments and the principal amount is due October 9, 2007. Contingent upon a future equity offering, the subordinated note is convertible into up to 700,000 shares of our common stock at a conversion price equal to the market value of the common stock at the time of conversion.
      Tubular had a subordinated note payable to Jens Mortensen, the seller of Tubular and one of our directors, in the amount of $4.0 million with a fixed interest rate of 7.5%. Interest was payable quarterly and the final maturity of the note is January 31, 2006. The subordinated note was subordinated to the rights of our bank lenders. The balance outstanding for this note at December 31, 2005 and 2004 was $3.0 and $4.0 million, respectively. The balance of this subordinated note was repaid in full in January 2006 with proceeds from our senior notes offering.
      As part of the acquisition of Mountain Air in 2001, we issued a note to the sellers of Mountain Air in the original amount of $2.2 million accruing interest at a rate of 5.75% per annum. The note was reduced to $1.5 million as a result of the settlement of a legal action against the sellers in 2003. In March 2005, we reached an agreement with the sellers and holders of the note as a result of an action brought against us by the sellers. Under the terms of the agreement, we paid the holders of the note $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims. (See Note 16). At December 31, 2005 and 2004 the outstanding amounts due were $500,000 and $1.6 million, including accrued interest.
      In connection with the purchase of Delta, we issued to the sellers a note in the amount of $350,000. The note bears interest at 2% and the principal and accrued interest is due on April 1, 2006.
      In connection with the purchase of Tubular, we agreed to pay a total of $1.2 million to Mr. Mortensen in exchange for a non-compete agreement. Monthly payments of $20,576 are due under this agreement through January 31, 2007. In connection with the purchase of Safco, we also agreed to pay a total of $150,000 to the sellers in exchange for a non-compete agreement. We are required to make annual payments of $50,000 through September 30, 2007. In connection with the purchase of Capcoil, we agreed to pay a total of $500,000 to two management employees in exchange for non-compete agreements. We are required to make annual payments of $110,000 through May 2008. Total amounts due under non-compete agreements at December 31, 2005 and 2004 were $698,000 and $664,000, respectively.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In 2000 we compensated directors, including current directors Nederlander and Toboroff, who served on the board of directors from 1989 to March 31, 1999 without compensation, by issuing promissory notes totaling $325,000. The notes bear interest at the rate of 5.0%. At December 31, 2005 and 2004, the principal and accrued interest on these notes totaled approximately $96,000 and $402,000, respectively.
      Our subsidiary, Downhole, had notes payable to two former shareholders totaling $49,000. We were required to make monthly payments of $8,878 through June 30, 2005. At December 31, 2005 and 2004, the amounts outstanding were $0 and $49,000.
      We also have a real estate loan which is payable in equal monthly installments of $4,344 with the remaining outstanding balance due on January 1, 2010. The loan has a floating interest rate based on prime plus 2.0%. The outstanding principal balance was $548,000 at December 31, 2005. The balance of this loan was prepaid in full in January 2006 with proceeds from our senior notes offering.

Other debt
      In December 2003, Strata, our directional drilling subsidiary, entered into a financing agreement with a major supplier of downhole motors for repayment of motor lease and repair cost totaling $1.7 million. The agreement provided for repayment of all amounts not later than December 30, 2005. Payment of interest was due monthly and principal payments of $582,000 were due on April 2005 and December 2005. The interest rate was fixed at 8.0%. As of December 31, 2005 and 2004, the outstanding balance was $0 and $1.2 million.
      We have various equipment financing loans with interest rates ranging from 5% to 11.5% and terms ranging from 2 to 5 years. As of December 31, 2005 and 2004, the outstanding balances for equipment financing loans were $1.9 million and $530,000, respectively. We also have various capital leases with terms that expire in 2008. As of December 31, 2005 and 2004, amounts outstanding under capital leases were $917,000 and $0, respectively. In January 2006, we prepaid $350,000 of the outstanding equipment loans with proceeds from our senior notes offering.
Note 9 — Commitments and Contingencies
      We have placed orders for capital equipment totaling $6.8 million to be received and paid for through 2006. Of this amount, $3.1 million is for six measurement while drilling kits and ancillary equipment for our directional drilling segment and $3.7 million is for two new capillary tubing units and two new coil tubing units for our production services segment. Of the $6.8 million in orders, we are firmly committed to approximately $4.4 million as the balance may be subject to cancellation with minimal loss of prior cash deposits, if any.
      We rent office space on a five-year lease which expires November 2009. We also rent certain other facilities and shop yards for equipment storage and maintenance. Facility rent expense for the years ended December 31, 2005, 2004 and 2003 was $987,000, $577,000, and $370,000, respectively.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At December 31, 2005, future minimum rental commitments for all operating leases are as follows (in thousands):

Years Ending:
December 31, 2006	$926
December 31, 2007	833
December 31, 2008	629
December 31, 2009	446
December 31, 2010	44
Thereafter	—

Total	$2,878

Note 10 — Stockholders’ Equity
      In connection with the formation of AirComp in July 2003, we eliminated $955,000 of our negative investment in the assets contributed to AirComp. Under purchase accounting, we recognized a $955,000 increase in stockholders equity. For the year ended December 31, 2003, we accrued $350,000 of dividends payable to the Preferred Stock holders. No dividends were declared or paid.
      On March 3, 2004, we entered into an agreement with an investment banking firm whereby they would provide underwriting and fundraising activities on our behalf. In exchange for their services, the investment banking firm received a stock purchase warrant to purchase 340,000 shares of common stock at an exercise price of $2.50 per share. The warrant was exercised in August of 2005. The fair value of the total warrants issued in connection with the fundraising activities was established in accordance with the Black-Scholes valuation model and as a result, $641,000 was added to stockholders’ equity. The following assumptions were utilized to determine fair value: no dividend yield; expected volatility of 89.7%; risk free interest rate of 7.00%; and expected life of five years.
      During 2004, we issued two warrants (“Warrants A and B”) for the purchase of 233,000 total shares of our common stock at an exercise price of $0.75 per share and one warrant for the purchase of 67,000 shares of our common stock at an exercise price of $5.00 per share (“Warrant C”) in connection with their subordinated debt financing. Warrants A and B were redeemed for a total of $1,500,000 on December 7, 2004. The fair value of Warrant C was established in accordance with the Black-Scholes valuation model and as a result, $47,000 was added to stockholders’ equity. The following assumptions were utilized to determine fair value: no dividend yield; expected volatility of 67.24%; risk free interest rate of 5.00%; and expected life of four years.
      On April 2, 2004, we completed the following transactions:

•	In exchange for an investment of $2.0 million, we issued 620,000 shares of our common stock for a purchase price equal to $2.50 per share, and issued warrants to purchase 800,000 shares of our common stock at an exercise price of $2.50 per share, expiring on April 1, 2006, to an investor group (the “Investor Group”) consisting of entities affiliated with Donald and Christopher Engel and directors Robert Nederlander and Leonard Toboroff. The aggregate purchase price for the common stock was $1.55 million and the fair value for the warrants was $450,000.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Energy Spectrum converted its 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock. Energy Spectrum was granted the preferred stock in connection with the Strata acquisition.
      On August 10, 2004, we completed the private placement of 3,504,667 shares of our common stock at a price of $3.00 per share. Our net proceeds, after selling commissions and expenses, were approximately $9.6 million. We issued shares pursuant to an exemption from the Securities Act of 1933, and agreed to subsequently register the common stock under the Securities Act of 1933 to allow investors to resell the common stock in public markets.
      On September 30, 2004, we completed the private placement of 1,956,634 shares of our common stock at a price of $3.00 per share. Our net proceeds, after selling commission and expenses, were approximately $5.3 million. We issued shares pursuant to an exemption from the Securities Act of 1933, and agreed to subsequently register the common stock under the Securities Act of 1933 to allow investors to resell the common stock in public markets.
      On September 30, 2004, we issued 1.3 million shares of common stock to Jens Mortensen, a director, in exchange for his 19% interest in Tubular. As a result of this transaction, we own 100% of Tubular. The total value of the consideration paid to Jens was $6.4 million, which was equal to the number of shares of common stock issued to Mr. Mortensen multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance. This amount was treated as a contribution to stockholders equity.
      On December 10, 2004, we acquired Downhole for approximately $1.1 million in cash, 568,466 shares of our common stock and payment or assumption of $950,000 of debt. Approximately $2.2 million, the value of the common stock issued to Downhole’s sellers based on the closing price of our common stock issued at the date of the acquisition, was added to stockholders’ equity.
      As of January 1, 2005, in relation to the acquisition of Downhole, we executed a business development agreement with CTTV Investments LLC, an affiliate of ChevronTexaco Inc., whereby we issued 20,000 shares of our common stock to CTTV and further agreed to issue up to an additional 60,000 shares to CTTV contingent upon our subsidiaries receiving certain levels of revenues in 2005 from ChevronTexaco and its affiliates. CTTV was a minority owner of Downhole, which we acquired in 2004. Based on the terms of the agreement, no additional shares were issued in 2005.
      On April 1, 2005, we acquired 100% of the outstanding stock of Delta, for $4.6 million in cash, 223,114 shares of our common stock and two promissory notes totaling $350,000. Approximately $1.0 million, the value of the common stock issued to Delta’s sellers based on the closing price of our common stock issued at the date of the acquisition, was added to stockholders’ equity.
      On May 1, 2005, we acquired 100% of the outstanding capital stock of Capcoil for $2.7 million in cash, 168,161 shares of our common stock and the payment or assumption of approximately $1.3 million of debt. Approximately $750,000, the value of the common stock issued to Capcoil’s sellers based on the closing price of our common stock issued at the date of the acquisition, was added to stockholders’ equity.
      In August 2005, our stockholders approved an amendment to our certificate of incorporation to increase the authorized number of shares of our common stock from 20 million to 100 million and to increase our authorized preferred stock from 10 million shares to 25 million shares and, we completed a

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
secondary public offering in which we sold 1,761,034 shares for approximately $15.5 million, net of expenses.
      We also had options and warrants exercised during 2005. Those exercises resulted in 1,076,154 shares of our common stock being issued for $1.4 million.
Note 11 — Reverse Stock Split
      We effected a reverse stock split on June 10, 2004. As a result of the reverse stock split, every five shares of our common stock was combined into one share of common stock. The reverse stock split reduced the number of shares of outstanding common stock from 31,393,789 to approximately 6,265,000 and reduced the number of our stockholders from 6,070 to approximately 2,140. All share and related amounts presented have been retroactively adjusted for the stock split.
Note 12 — Stock Options
      In 2000, we issued stock options and promissory notes to certain current and former directors as compensation for services as directors (See Note 8), and our Board of Directors granted stock options to these same individuals. Options to purchase 4,800 shares of our common stock were granted with an exercise price of $13.75 per share. These options vested immediately and may be exercised any time prior to March 28, 2010. As of December 31, 2005, none of the stock options had been exercised. No compensation expense has been recorded for these options that were issued with an exercise price equal to the fair value of the common stock at the date of grant.
      On May 31, 2001, the Board granted to Leonard Toboroff, one of our directors, an option to purchase 100,000 shares of our common stock at $2.50 per share, exercisable for 10 years from October 15, 2001. The option was granted for services provided by Mr. Toboroff to OilQuip prior to the merger, including providing financial advisory services, assisting in OilQuip’s capital structure and assisting OilQuip in finding strategic acquisition opportunities. We recorded compensation expense of $500,000 for the issuance of the option for the year ended December 31, 2001.
      The 2003 Incentive Stock Plan, as amended, permits us to grant to our key employees and outside directors various forms of stock incentives, including, among others, incentive and non-qualified stock options and restricted stock. Stock incentive terms are not to be in excess of ten years. As disclosed in Note 1, we account for our stock-based compensation using APB No. 25. We have adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to our employees and directors. Accordingly, no compensation cost has been recognized for these options.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of our stock option activity and related information is as follows:

	December 31, 2005		December 31, 2004		December 31, 2003

	Shares	Weighted	Shares		Shares
	Under	Avg. Exercise	Under	Weighted Avg.	Under	Weighted Avg.
	Option	Price	Option	Exercise Price	Option	Exercise Price

Beginning balance	1,215,000	$3.20	973,300	$2.78	104,800	$3.00
Granted	1,695,000	6.44	248,000	4.85	868,500	2.75
Canceled	(15,300)	3.33	(6,300)	2.78	—	—
Exercised	(33,833)	2.80	—	—	—	—

Ending balance	2,860,867	$5.10	1,215,000	$3.20	973,300	$2.78

      The following table summarizes additional information about our stock options outstanding as of December 31, 2005:

		Weighted Average
	Shares Under	Remaining	Options
Exercise Price	Option	Contractual Life	Exercisable	Exercise Price

$ 2.50	100,000	5.79 years	100,000	$2.50
$ 2.75	829,067	7.96 years	829,067	$2.75
$ 3.86	920,000	9.09 years	306,667	$3.86
$ 4.85	259,000	8.73 years	172,667	$4.85
$ 4.87	154,000	9.40 years	51,333	$4.87
$10.85	594,000	9.96 years	198,000	$10.85
$13.75	4,800	4.24 years	4,800	$13.75

$ 5.11	2,860,867	8.82 years	1,662,534	$4.22

Note 13 — Stock Purchase Warrants
      In conjunction with the Mountain Air purchase by OilQuip in February of 2001, Mountain Air issued a common stock warrant for 620,000 shares to a third-party investment firm that assisted us in its initial identification and purchase of the Mountain Air assets. The warrant entitles the holder to acquire up to 620,000 shares of common stock of Mountain Air at an exercise price of $.01 per share over a nine-year period commencing on February 7, 2001.
      We issued two warrants (“Warrants A and B”) for the purchase of 233,000 total shares of our common stock at an exercise price of $0.75 per share and one warrant for the purchase of 67,000 shares of our common stock at an exercise price of $5.00 per share (“Warrant C”) in connection with our subordinated debt financing for Mountain Air in 2001. Warrants A and B were paid off on December 7, 2004. Warrant C is still outstanding at December 31, 2005.
      On February 6, 2002, in connection with the acquisition of substantially all of the outstanding stock of Strata, we issued a warrant for the purchase of 87,500 shares of our common stock at an exercise price of $0.75 per share over the term of four years. The warrants were exercised in August of 2005.
      In connection with the Strata Acquisition, on February 19, 2003, we issued Energy Spectrum an additional warrant to purchase 175,000 shares of our common stock at an exercise price of $0.75 per share. The warrants were exercised in August of 2005.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In March 2004, we issued a warrant to purchase 340,000 shares of our common stock at an exercise price of $2.50 per share to Morgan Joseph & Co., in consideration of financial advisory services to be provided by Morgan Joseph pursuant to a consulting agreement. The warrants were exercised in August 2005.
      In April 2004, we issued warrants to purchase 20,000 shares of common stock at an exercise price of $0.75 per share to Wells Fargo Credit, Inc., in connection with the extension of credit by Wells Fargo Credit Inc. The warrants were exercised in August 2005.
      In April 2004, we completed a private placement of 620,000 shares of common stock and warrants to purchase 800,000 shares of common stock to the following investors: Christopher Engel; Donald Engel; the Engel Defined Benefit Plan; RER Corp., a corporation wholly-owned by director Robert Nederlander; and Leonard Toboroff, a director. The investors invested $1,550,000 in exchange for 620,000 shares of common stock for a purchase price equal to $2.50 per share, and invested $450,000 in exchange for warrants to purchase 800,000 shares of common stock at an exercise of $2.50 per share, expiring on April 1, 2006. A total of 486,557 of these warrants were exercised in 2005.
      In May 2004, we issued a warrant to purchase 3,000 shares of our common stock at an exercise price of $4.75 per share to Jeffrey R. Freedman in consideration of financial advisory services to be provided by Mr. Freedman pursuant to a consulting agreement. The warrants were exercised in May 2004. Mr. Freedman was also granted 16,000 warrants in May of 2004 exercisable at $4.65 per share. These warrants were exercised in November of 2005.
      Warrants for 4,000 shares of our common stock at an exercise price of $4.65 were also issued in May 2004 and remain outstanding as of December 31, 2005.
Note 14 — Lease Receivable
      In June 2002, our subsidiary, Strata, sold its measurement-while-drilling assets to a third party for $1.3 million. Under the terms of the sale, we would receive at least $15,000 per month for thirty-six months. After thirty-six months, the purchaser had the option to pay the remaining balance or continue paying a minimum of $15,000 per month for twenty-four additional months. After the expiration of the additional twenty-four months, the purchaser would repay any remaining balance. This transaction had been accounted for as a direct financing lease with the nominal residual gain from the asset sale deferred into income over the life of the lease. In August of 2005, we acquired 100% of the outstanding stock of the buyer and the balance of the lease receivable was part of the consideration of the acquisition. During the years ended December 31, 2005, 2004 and 2003, we received a total of $146,000, $229,000, and $251,000, respectively, in payments from the third party related to this lease.
Note 15 — Related Party Transactions
      In July 2005, we entered into a lease of a yard in Buffalo, Texas which is part owned by our Chief Operating Officer, David Wilde. The monthly rent is $3,500.
      Alya H. Hidayatallah, the daughter of our Chairman and Chief Executive Officer, Munawar H. Hidayatallah, has served as our Vice President-Planning and Development since April 2005. In 2005, we paid Ms. Hidayatallah a salary at a rate of $80,000 per annum.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At December 31, 2005 and 2004, we owed our Chief Executive Officer, $0 and $175,000, respectively, related to deferred compensation. In March and April of 2005 we paid all amounts due Mr. Hidayatallah.
      Until December 2004, our Chief Executive Officer and Chairman, Munawar H. Hidayatallah and his wife were personal guarantors of substantially all of the financing extended to us by commercial banks. In December 2004, we refinanced most of our outstanding bank debt and obtained the release of certain guarantees. After the refinancing, Mr. Hidayatallah continued to guarantee the Tubular $4.0 million subordinated seller note until July 2005. We paid Mr. Hidayatallah an annual guarantee fee equal to one-quarter of one percent of the total amount of the debt guaranteed by Mr. Hidayatallah. These fees aggregated to $7,250 during 2005 and were paid quarterly, in arrears, based upon the average amount of debt outstanding in the prior quarter.
      In April 2004, we entered into an oral consulting agreement with Leonard Toboroff, one of our directors, pursuant to which we pay him $10,000 per month to advise us regarding financing and acquisition opportunities.
      Jens Mortensen, one of our directors, is the former owner of Tubular and held a 19% minority interest in Tubular until September 30, 2004. He was also the holder of a $4.0 million subordinated note payable issued by Tubular and at December 31, 2005 was owed $60,000 in accrued interest and $267,000 related to a non-compete agreement. (See Note 8). The subordinated note was repaid in January of 2006 (See Note 22) and the accrued interest was paid in January 2006. Mr. Mortensen, formerly the sole proprietor of Tubular, owns a shop yard which he leases to Jens’ on a monthly basis. Lease payments made under the terms of the lease were $16,800, $28,800 and $28,800 for the years ended December 31, 2005, 2004 and 2003, respectively. In addition, Mr. Mortensen and members of his family own 100% of Tex-Mex Rental & Supply Co., a Texas corporation, that sold approximately $0, $167,000 and $173,000 of equipment and other supplies to Tubular for the years ended December 31, 2005, 2004 and 2003, respectively.
      As described in Note 8, several of our former directors were issued promissory notes in 2000 in lieu of compensation for services. Our current maturities of long-term debt includes $96,000 and $402,000 as of December 31, 2005 and 2004, respectively, relative to these notes.
Note 16 — Settlement of Lawsuit
      In June 2003, our subsidiary, Mountain Air, filed a lawsuit against the former owners of Mountain Air Drilling Service Company for breach of the asset purchase agreement pursuant to which Mountain Air acquired Mountain Air Drilling Services Company, alleging that the sellers stored hazardous materials on the property leased by us without our consent and violated the non-compete clause in the asset purchase agreement. On July 15, 2003, we entered into a settlement agreement with the sellers. As of the date of the agreement, we owed the sellers a total of $2.6 million including $2.2 million in principal and approximately $363,000 in accrued interest. As part of the settlement agreement, the note payable to the sellers was reduced from $2.2 million to $1.5 million and the due date of the note payable was extended from February 6, 2006 to September 30, 2007. The lump-sum payment due the sellers at that date was $1.9 million. We recorded a one-time gain on the reduction of the note payable to the sellers of $1.0 million in the third quarter of 2003. The gain was calculated by discounting the note payable to $1.5 million using a present value calculation and accreting the note payable to $1.9 million the amount due in September 2007. In March 2005, we reached an agreement with the

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
sellers to settle an action brought by the sellers under the note. Under the terms of the agreement, we paid $1.0 million in April of 2005 and will pay $350,000 on June 1, 2006 and the remaining $150,000 on June 1, 2007, in settlement of all claims.
Note 17 — Gain on Sale of Interest in a Subsidiary
      In July 2003, through the subsidiary Mountain Air, we entered into a limited liability company operating agreement with a division of M-I to form a Texas limited liability company named AirComp. Both companies contributed assets with a combined value of $16.6 million to AirComp. The contributed assets from Mountain Air were contributed at a historical book value of approximately $6.3 million and the assets contributed by M-I were contributed at a fair market value of approximately $10.3 million. Prior to the formation of AirComp, we owned 100% of Mountain Air and after the formation of AirComp, Mountain Air owned 55% and M-I owned 45% of the business combination. The business combination was accounted for as a purchase and we recorded a one-time non-operating gain on the sale of the 45% interest in the subsidiary of approximately $2,433,000. The gain was calculated after recording the assets contributed by M-I of approximately $10.3 million less the subordinated note issued to M-I in the amount of approximately $4.8 million, recording minority interest of approximately $2,049,000 and an increase in equity of $955,000 in accordance with Staff Accounting Bulletin No. 51 (“SAB 51”). We have not recorded any deferred income taxes because the increase in assets and gain is a permanent timing difference. We have adopted a policy that any gain or loss in the future incurred on the sale in the stock or an interest of a subsidiary would be recognized as such in the income statement.
Note 18 — Segment Information
      At December 31, 2005, we had five operating segments including: Directional Drilling Services (Strata and Target), Compressed Air Drilling Services (AirComp), Casing and Tubing Services (Tubular), Rental Tools (Safco and Delta) and Production Services (Downhole and Capcoil). All of the segments provide services to the energy industry. The revenues, operating income (loss), depreciation and amortization, capital expenditures and assets of each of the reporting segments plus the Corporate function are reported below for (in thousands):

	Years Ended December 31,

	2005	2004	2003

			(Restated)
Revenues:
Directional drilling services	$43,901	$24,787	$16,008
Compressed air drilling services	25,662	11,561	6,679
Casing and tubing services	20,932	10,391	10,037
Rental tools	5,059	611	—
Production services	9,790	376	—

Total revenues	$105,344	$47,726	$32,724

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Years Ended December 31,

	2005	2004	2003

			(Restated)
Operating Income (Loss):
Directional drilling services	$7,389	$3,061	$1,103
Compressed air drilling services	5,612	1,169	17
Casing and tubing services	4,994	3,217	3,628
Rental tools	1,300	(71)	—
Production services	(99)	4	—
General corporate	(5,978)	(3,153)	(2,123)

Total income from operations	$13,218	$4,227	$2,625

Depreciation and Amortization Expense:
Directional drilling services	$887	$466	$275
Compressed air drilling services	1,946	1,329	1,139
Casing and tubing services	2,006	1,597	1,413
Rental tools	492	40	—
Production services	912	26	—
General corporate	418	120	109

Total depreciation and amortization expense	$6,661	$3,578	$2,936

Capital Expenditures:
Directional drilling services	$2,922	$1,552	$1,066
Compressed air drilling services	7,008	1,399	2,093
Casing and tubing services	5,207	1,285	2,176
Rental tools	435	232	—
Production services	1,514	106	—
General corporate	681	29	19

Total capital expenditures	$17,767	$4,603	$5,354

Goodwill:
Directional drilling services	$4,168	$4,168	$4,168
Compressed air drilling services	3,950	3,510	3,493
Casing and tubing services	3,673	3,673	—
Rental tools	—	—	—
Production services	626	425	—
General corporate	—	—	—

Total goodwill	$12,417	$11,776	$7,661

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of December 31,

	2005	2004	2003

Assets:
Directional drilling services	$20,960	$14,166	$11,529
Compressed air drilling services	46,045	29,147	22,735
Casing and tubing services	45,351	21,197	18,191
Rental tools	8,034	1,291	—
Production services	12,282	5,806	—
General corporate	4,683	8,585	1,207

Total assets	$137,355	$80,192	$53,662

	Years Ended December 31,

	2005	2004	2003

Revenues:
United States	$98,583	$42,466	$28,995
International	6,761	5,260	3,729

Total	$105,344	$47,726	$32,724

Note 19 — Supplemental Cash Flows Information (in thousands)

	Years Ended December 31,

	2005	2004	2003

	(Restated)
Interest paid	$3,924	$2,159	$2,341

Income taxes paid	$676	$514	$370

Other non-cash investing and financing transactions:
Sale of property & equipment in connection with direct financing lease (Note 14)
(Gain) on settlement of debt	$—	$—	$(1,034)
Amortization of discount on debt	—	—	442
Purchase of equipment financed through assumption of debt or accounts payable	592	—	906

	$592	$—	$314

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Years Ended December 31,

	2005	2004	2003

	(Restated)
AirComp formation:
Issuance of debt to joint venture by M-I	$—	$—	$(4,818)
Contribution of property, plant and equipment by M-I to joint venture	—	—	10,268
Increase in minority interest	—	—	(2,063)
(Gain) on sale of stock in a subsidiary	—	—	(2,433)
Difference of our investment cost basis in AirComp and their share of underlying equity of net assets of AirComp	—	—	(954)

Net cash paid in connection with the joint venture	$—	$—	$—

Non-cash investing and financing transactions in connection with acquisitions:
Fair value of net assets acquired	$—	$(4,867)	$—
Goodwill and other intangibles	—	(3,839)	—
Value of common stock, issued	1,750	2,177	—
Value of minority interest contribution	—	2,070	—

	$1,750	$(4,459)	$—

Acquisition of the remaining 19% of Jens:
Fair value of net assets acquired	$—	$(813)	$—
Goodwill and other intangibles	—	(3,676)	—
Value of common stock issued	—	6,434	—
Value of minority interest retirement	—	(1,945)	—

	$—	$—	$—

Note 20 — Quarterly Results (Unaudited)
(in thousands, except per share amounts)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(Restated)
Year 2005
Revenues	$19,334	$23,588	$28,908	$33,514
Operating income	2,247	2,914	3,524	4,533
Net income	1,567	1,769	1,293	2,546
Preferred stock dividend	—	—	—	—

Net income attributed to common shares	$1,567	$1,769	$1,293	$2,546

Income per common share:
Basic	$0.12	$0.13	$0.09	$0.15

Diluted	$0.11	$0.12	$0.08	$0.14

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(Restated)
Year 2004
Revenues	$9,661	$11,422	$11,906	$14,737
Operating income	1,030	1,150	1,237	810
Net income (loss)	472	413	515	(512)
Preferred stock dividend	(88)	(36)	—	—

Net income (loss) attributed to common shares	$384	$377	$515	$(512)

Income (loss) per common share:
Basic	$0.10	$0.06	$0.06	$(0.04)

Diluted	$0.08	$0.05	$0.05	$(0.04)

Note 21 — Legal Matters
      We are named from time to time in legal proceedings related to our activities prior to our bankruptcy in 1988; however, we believe that we were discharged from liability for all such claims in the bankruptcy and believe the likelihood of a material loss relating to any such legal proceeding is remote.
      We are involved in various other legal proceedings in the ordinary course of business. The legal proceedings are at different stages; however, we believe that the likelihood of material loss relating to any such legal proceeding is remote.
Note 22 — Subsequent Events
      In January of 2006, we acquired 100% of the outstanding stock of Specialty Rental Tools, Inc. (“Specialty”) for $96.0 million in cash. Specialty, located in Lafayette, Louisiana, is engaged in the rental of high quality drill pipe, heavy weight spiral drill pipe, tubing work strings, blow-out preventors, choke manifolds and various valves and handling tools for oil and natural gas drilling. During the nine months ended September 30, 2005, Specialty generated aggregate revenues of $21.8 million.
      In January of 2006, we closed on a private offering, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, of $160.0 million principal amount of our 9.0% senior notes due 2014, which we refer to as our senior notes. The proceeds of the offering were used to fund the acquisition of Specialty, to repay existing debt and for general corporate purposes.
      In January of 2006, we amended and restated our July 2005 credit agreement to increase our borrowing capacity by exchanging the existing two year $55.0 million facility for a new four year $25.0 million facility. We refer to the July 2005 credit agreement, as so amended and restated, as our credit agreement. All amounts outstanding under the previous $55.0 million credit facility were repaid with proceeds from the issuance of our senior notes. The credit agreement’s interest rate is based on a margin over LIBOR or the prime rate, and there is a 0.5% fee for the undrawn portion. The credit facility is secured by a first priority lien on substantially all of our assets.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In January 2006, with proceeds from the sale of our senior notes we also prepaid the $3.0 million subordinated seller note due to Jens Mortensen, the $548,000 real estate loan and $430,000 in various outstanding term and equipment loans.
      In February of 2006, David Groshoff resigned from our Board of Directors and the Audit Committee. Mr. Groshoff served on our Board since 1999, initially under an agreement on behalf of the Pension Benefit Guaranty Corporation, which is a client of Mr. Groshoff’s employer. That agreement permitted the PBGC to appoint a member to our Board so long as the PBGC held a minimum number of shares of our stock. The PBGC sold all its holdings in our stock in August 2005. As an investment management employee of JPMorgan Asset Management, Mr. Groshoff is subject to his employer’s policies which generally prohibit employees from serving on public company boards of directors without a meaningful client interest in such companies. In light of the PBGC’s sale of our stock, these policies required Mr. Groshoff’s resignation from our Board. In March 2006, Robert Nederlander was appointed to the Audit Committee to replace Mr. Groshoff.
      Through March 13, 2006, we received proceeds of approximately $784,000 from the exercise of 313,000 warrants.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands, except for share amounts)

	March 31,	December 31,
	2006	2005

	(Unaudited)
ASSETS
Cash and cash equivalents	$10,661	$1,920
Trade receivables, net	38,239	26,964
Inventory	7,777	5,945
Prepaid expenses and other	875	823

Total current assets	57,552	35,652
Property and equipment, net	174,329	80,574
Goodwill	12,417	12,417
Other intangible assets, net	6,399	6,783
Debt issuance costs, net	6,414	1,298
Other assets	719	631

Total assets	$257,830	$137,355

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$3,144	$5,632
Trade accounts payable	8,903	9,018
Accrued salaries, benefits and payroll taxes	2,064	1,271
Accrued interest	3,053	289
Accrued expenses	6,505	4,350
Accounts payable, related parties	—	60

Total current liabilities	23,669	20,620
Accrued postretirement benefit obligations	319	335
Long-term debt, net of current maturities	165,999	54,937
Other long-term liabilities	631	588

Total liabilities	190,618	76,480
Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value (25,000,000 shares authorized, no shares issued)	—	—
Common stock, $0.01 par value (100,000,000 shares authorized; 17,225,330 issued and outstanding at March 31, 2006 and 16,859,988 issued and outstanding at December 31, 2005)	172	169
Capital in excess of par value	60,800	58,889
Retained earnings	6,240	1,817

Total stockholders’ equity	67,212	60,875

Total liabilities and stockholders’ equity	$257,830	$137,355

The accompanying Notes are an integral part of the Consolidated Condensed Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED INCOME STATEMENTS
(In thousands, except per share amounts)
(unaudited)

	For the Three Months
	Ended March 31,

	2006	2005

		(Restated)
Revenues	$47,028	$19,334
Cost of revenues
Direct costs	27,115	12,785
Depreciation	3,330	914

Total cost of revenues	30,445	13,699

Gross margin	16,583	5,635
General and administrative	7,343	2,994
Amortization	607	394

Income from operations	8,633	2,247
Other income (expense):
Interest, net	(3,628)	(521)
Other	25	148

Total other income (expense)	(3,603)	(373)

Income before minority interest and income taxes	5,030	1,874
Minority interest in income of subsidiaries	—	(144)
Provision for taxes	(607)	(163)

Net income	$4,423	$1,567

Net income per common share:
Basic	$0.26	$0.12
Diluted	$0.23	$0.11
Weighted average shares outstanding:
Basic	17,105	13,632
Diluted	19,113	14,695
The accompanying Notes are an integral part of the Consolidated Condensed Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	For the Three
	Months Ended
	March 31,

	2006	2005

Cash Flows from Operating Activities:
Net income	$4,423	$1,567
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	3,330	914
Amortization	607	394
Imputed interest	355	—
Stock option expense	942	—
Allowance for bad debts	180	—
Minority interest in income of subsidiaries	—	144
Gain on sale of property and equipment	(514)	—
Changes in operating assets and liabilities, net of acquisitions:
(Increase) in trade receivable	(4,288)	(3,416)
(Increase) in inventory	(1,484)	(91)
Decrease (increase) in other current assets	7	(408)
(Increase) in other assets	(88)	(16)
(Decrease) increase in accounts payable	(1,286)	4
Increase (decrease) in accrued interest	2,764	(10)
(Decrease) in accrued expenses	(11,017)	(92)
Increase in accrued salaries, benefits and payroll taxes	483	185
Increase in other long-term liabilities	27	3

Net Cash Used In Operating Activities	(5,559)	(822)

Cash Flows from Investing Activities:
Acquisition of businesses, net of cash received	(83,447)	—
Proceeds from sale of property and equipment	1,200	—
Purchase of property and equipment	(7,586)	(2,728)

Net Cash Used In Investing Activities	(89,833)	(2,728)

Cash Flows from Financing Activities:
Proceeds from exercises of options and warrants	972	—
Proceeds from long-term debt	161,412	2,383
Repayments on long-term debt	(43,481)	—
Repayments on related party debt	(3,031)	—
Repayments on line of credit	(6,400)	—
Debt issuance costs	(5,339)	(178)

Net Cash Provided By Financing Activities	104,133	2,205

Net change in cash and cash equivalents	8,741	(1,345)
Cash and cash equivalents at beginning of year	1,920	7,344

Cash and cash equivalents at end of period	$10,661	$5,999

Supplemental information:
Interest paid	$586	$437
Income taxes paid	$232	$163
The accompanying Notes are an integral part of the Consolidated Condensed Financial Statements.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
Note 1 — Nature of Business and Summary of Significant Accounting Policies
Nature of Operations
      We are a multi-faceted oilfield service company that provides services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, offshore in the Gulf of Mexico, and internationally in Mexico. We operate in five sectors of the oil and natural gas service industry: directional drilling services; rental tools; casing and tubing services; compressed air drilling services; and production services.
      We derive operating revenues from rates per day and rates per job that we charge for the labor and equipment required to provide a service. The price we charge for our services depends upon several factors, including the level of oil and natural gas drilling activity and the competitive environment in the particular geographic regions in which we operate. Contracts are awarded based on price, quality of service and equipment and general reputation and experience of our personnel. The principal operating costs are direct and indirect labor and benefits, repairs and maintenance of our equipment, insurance, equipment rentals, fuel, depreciation and general and administrative expenses.
Basis of Presentation
      Our unaudited consolidated condensed financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission, or SEC. Accordingly, certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. We believe that the presentations and disclosures herein are adequate to make the information not misleading. The unaudited consolidated condensed financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim periods. These unaudited consolidated condensed financial statements should be read in conjunction with our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.
      Certain reclassifications have been made to the prior year’s consolidated condensed financial statements to conform with the current period presentation.
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be perceived with certainty. Accordingly, our accounting estimates require the exercise of judgment. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and valuation allowances. The accounting estimates used in the

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes.
      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. SFAS No. 154 also requires that a change in method of depreciation, amortization or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 is effective for fiscal years beginning after December 15, 2005. We adopted the provisions of SFAS No. 154 as of January 1, 2006 and the adoption did not have a material impact on our results of operations.
      In November 2004, the FASB issued SFAS No. 151, Inventory Costs — an Amendment of ARB No. 43, Chapter 4, which amends the guidance in ARB No. 43 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 requires that these items be recognized as current period charges. In addition, SFAS No. 151 requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. We adopted the provisions of SFAS 151, on a prospective basis, as of January 1, 2006 and the adoption did not have a material impact on our results of operations.
      Effective January 1, 2006, we adopted SFAS No. 123R, Share-Based Payment. SFAS No. 123R revises SFAS No. 123, Accounting for Stock-Based Compensation, and focuses on accounting for share-based payments for services by employer to employee. This statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant-date fair values. See Note 3 for a more detailed description of our adoption of SFAS No. 123R.
Note 2 — Acquisitions
      Effective January 1, 2006, we acquired 100% of the outstanding stock of Specialty Rental Tools, Inc., or Specialty, for $96.0 million in cash. The results of Specialty’s operations have been included in the consolidated financial statements since that date. Specialty, located in Lafayette, Louisiana, is engaged in the rental of high quality drill pipe, heavy weight spiral drill pipe, tubing work strings, blow-out preventors, choke manifolds and various valves and handling tools for oil and natural gas drilling. For the year ended December 31, 2005, Specialty had revenues of $29.6 million. The following table

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Accounts receivable	$7,167
Other current assets	425
Property and equipment	90,540

Total assets acquired	98,132

Current liabilities	2,058
Long-term debt	74

Total liabilities assumed	2,132

Net assets acquired	$96,000

      On September 1, 2005, we acquired the casing and tubing service assets of Patterson Services, Inc. for approximately $15.6 million. These assets are located in Corpus Christi, Texas; Kilgore, Texas; Lafayette, Louisiana and Houma, Louisiana.
      Effective August 1, 2005, we acquired 100% of the outstanding capital stock of Target Energy Inc., or Target, for $1.3 million in cash and forgiveness of a lease receivable of approximately $0.6 million. The purchase price was allocated to the fixed assets of Target. The results of Target are included in our directional and horizontal drilling segment as their measurement while drilling, or MWD, equipment is utilized in that segment.
      On July 11, 2005, we acquired the compressed air drilling assets of W.T. Enterprises, Inc., or WT, based in South Texas, for $6.0 million in cash. The equipment includes compressors, boosters, mist pumps and vehicles. Goodwill of $82,000 and other identifiable intangible assets of $1.5 million were recorded in connection with the acquisition.
      On July 11, 2005, we acquired from M-I its 45% interest in AirComp L.L.C., or AirComp, and a subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and issued to M-I a $4.0 million subordinated note bearing interest at 5% per annum. As a result, we now own 100% of AirComp.
      On May 1, 2005, we acquired 100% of the outstanding capital stock of Capcoil Tubing Services, Inc., or Capcoil, for $2.7 million in cash, 168,161 shares of our common stock and the payment or assumption of approximately $1.3 million of debt. Capcoil, located in Kilgore, Texas, is engaged in downhole well servicing by providing coil tubing services to enhance production from existing wells. Goodwill of $184,000 and other identifiable intangible assets of $1.4 million were recorded in connection with the acquisition.
      On April 1, 2005, we acquired 100% of the outstanding stock of Delta Rental Service, Inc., or Delta, for $4.6 million in cash, 223,114 shares of our common stock and two promissory notes totaling $350,000. The purchase price was allocated to fixed assets and inventory. Delta, located in Lafayette, Louisiana, is a rental tool company providing specialty rental items to the oil and gas industry such as spiral heavy weight drill pipe, test plugs used to test blow-out preventors, well head retrieval tools, spacer spools and assorted handling tools.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
      These acquisitions were accounted for using the purchase method of accounting. The results of operations of the acquired entities since the date of acquisition are included in our consolidated condensed income statement. The following unaudited pro forma consolidated summary financial information illustrates the effects of the acquisition of Specialty, WT, the minority interest in AirComp, Capcoil and Delta as if the acquisitions had occurred as of January 1, 2005, based on the historical statements of operations (in thousands, except per share amounts).

	For the Three
	Months Ended
	March 31,

	2006	2005

Revenues	$47,028	$29,364
Operating income	8,633	4,245
Net income	4,423	1,331
Net income per common share:
Basic	$0.26	$0.09
Diluted	$0.23	$0.09
Note 3 — Stock-Based Compensation
      We adopted SFAS No. 123R, Share-Based Payment, effective January 1, 2006. This statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant-date fair values. Compensation cost for awards granted prior to, but not vested, as of January 1, 2006 would be based on the grant date attributes originally used to value those awards for pro forma purposes under SFAS No. 123. We adopted SFAS No. 123R using the modified prospective transition method, utilizing the Black-Scholes option pricing model for the calculation of the fair value of our employee stock options. Under the modified prospective method, we record compensation cost related to unvested stock awards as of December 31, 2005 by recognizing the unamortized grant date fair value of these awards over the remaining vesting periods of those awards with no change in historical reported earnings. We estimated forfeiture rates for the first quarter of 2006 based on our historical experience.
      The Black-Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest is the related U.S. Treasury yield curve for periods within the expected term of the option at the time of grant. The dividend yield on our common stock is assumed to be zero as we have historically not paid dividends and have no current plans to do so in the future. The expected volatility is based on historical volatility of our common stock.
      Prior to January 1, 2006, we accounted for our stock-based compensation using Accounting Principle Board Opinion No. 25. Under APB No. 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, we adopted the disclosure-only provisions of SFAS No. 123, Accounting For Stock-Based Compensation. We also adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to our employees and directors. Accordingly, no compensation cost was recognized under APB No. 25.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
      A summary of our stock option activity and related information as of March 31, 2006 is as follows:

		Weighted	Weighted-
	Shares	Average	Average	Aggregate
	Under	Exercise	Contractual	Intrinsic Value
	Option	Price	Life (Years)	(millions)

Balance at beginning of period	2,860,867	$5.10
Granted	—	—
Canceled	(32,000)	4.30
Exercised	(51,900)	3.63

Outstanding at end of period	2,776,967	5.14	8.57	$23.6

Exercisable at end of period	1,909,967	4.18	8.26	$18.1

      The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the closing price of our common stock on the last trading day of the first quarter of 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on March 31, 2006. The total intrinsic value of options exercised and cash received from option exercises during the three months ended March 31, 2006 was $588,000 and $188,000, respectively. There were no options exercised during the three months ended March 31, 2005.
      No options were granted in the first quarter of 2006. The following summarizes the assumptions used in the March 31, 2005 Black-Scholes model:

Expected dividend yield	—
Expected price volatility	89.76%
Risk-free interest rate	7.0%
Expected life of options	7 years
Weighted average fair value of options granted at market value	$3.86

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
      The following table illustrates the pro-forma effect on net income and net income per share for the three months ended March 31, 2005 had we applied the fair value recognition provisions of SFAS No. 123R (in thousands, except per share amounts):

		Three Months Ended,
		March 31, 2005

Net income: As reported		$1,567
Less total stock based employee compensation expense determined under fair value based method for all awards net of tax related effects		(2,902)

Pro-forma net income (loss) to common stockholders		$(1,335)

Net income/(loss) per share:
Basic	As reported	$0.12

	Pro forma	$(0.10)

Diluted	As reported	$0.11

	Pro forma	$(0.10)

Note 4 — Income Per Common Share
      We compute income per common share in accordance with the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 requires companies with complex capital structures to present basic and diluted earnings per share. Basic earnings per share are computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is similar to basic earnings per share, but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible preferred stock, stock options, etc.) as if they had been converted. Potential dilutive common shares that have an anti-dilutive effect (e.g., those that increase income per share) are excluded from diluted earnings per share.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
      The components of basic and diluted earnings per share are as follows (in thousands, except per share amounts):

	For the Three
	Months Ended
	March 31,

	2006	2005

		(Restated)
Numerator:
Net income	$4,423	$1,567

Denominator:
Basic earnings per share — weighted average shares outstanding	17,105	13,632
Effect of potentially dilutive common shares:
Warrants and employee and director stock options	2,008	1,063

Diluted earnings per share — weighted average shares outstanding and assumed conversions	19,113	14,695

Net income per share — basic	$0.26	$0.12

Net income per share — diluted	$0.23	$0.11

Note 5 — Goodwill and Intangible Assets
      In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and indefinite-lived intangible assets are not permitted to be amortized. Goodwill and indefinite-lived intangible assets remain on the balance sheet and are tested for impairment on an annual basis, or when there is reason to suspect that their values may have been diminished or impaired. Goodwill and indefinite-lived intangible assets listed on the balance sheet totaled $12.4 million at March 31, 2006 and December 31, 2005. Based on impairment testing performed during 2005 pursuant to the requirements of SFAS No. 142, these assets were not impaired.
      Intangible assets with definite lives continue to be amortized over their estimated useful lives. Definite-lived intangible assets that continue to be amortized under SFAS No. 142 relate to our purchase of customer-related and marketing-related intangibles. These intangibles have useful lives ranging from five to ten years. Amortization of intangible assets for the three months ended March 31, 2006 and 2005 were $384,000 and $166,000, respectively. At March 31, 2006, intangible assets totaled $6.4 million, net of $3.1 million of accumulated amortization.
Note 6 — Restatement
      We understated diluted earnings per share due to an incorrect calculation of our weighted shares outstanding for the third quarter of 2003, for each of the first three quarters of 2004, for the years ended December 31, 2003 and 2004 and for the quarter ended March 31, 2005. In addition, we understated basic earnings per share due to an incorrect calculation of our weighted average basic shares outstanding for the quarter ended September 30, 2004. Consequently, we have restated our financial statements for each of those periods. The incorrect calculation resulted from a mathematical error and an improper application of SFAS No. 128. The effect of the restatement is to reduce weighted average

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
diluted shares outstanding for each period and to reduce weighted average basic shares outstanding for the quarter ended September 30, 2004. Consequently, weighted average diluted earnings per share were increased for each period and weighted average basic earnings per share was increased for the quarter ended September 30, 2004.
      A restated earnings per share calculation for the three months ended March 31, 2005 reflecting the above adjustments to our results as previously presented is presented below. The amounts are in thousands, except for per share amounts.

	Three Months Ended March 31, 2005

	As		As
	Reported	Adjustments	Restated

Income per common share — diluted	$0.09	$0.02	$0.11
Weighted average number of common shares outstanding:
Diluted	17,789	(3,094)	14,695
Note 7 — Inventory
      Inventory is comprised of the following (in thousands):

	March 31,	December 31,
	2006	2005

Hammer bits
Finished goods	$1,507	$1,402
Work in process	948	787
Raw materials	471	233

Total hammer bits	2,926	2,422
Hammers	589	584
Drive pipe	663	666
Rental supplies	404	64
Chemicals	477	201
Coiled tubing and related inventory	1,672	1,145
Shop supplies and related inventory	1,046	863

Total inventory	$7,777	$5,945

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
Note 8 — Debt
      Our long-term debt consists of the following: (in thousands)

	March 31,	December 31,
	2006	2005

Senior notes	$160,000	$—
Bank term loans	—	42,090
Revolving line of credit	—	6,400
Subordinated note payable to M-I LLC	4,000	4,000
Subordinated seller note	—	3,031
Seller note	850	850
Notes payable under non-compete agreements	615	698
Notes payable to former directors	96	96
Real estate loan	—	548
Equipment and vehicle installment notes	2,786	1,939
Capital lease obligations	796	917

Total debt	169,143	60,569
Less: short-term debt and current maturities	3,144	5,632

Long-term debt obligations	$165,999	$54,937

Senior notes, bank loans and line of credit agreements
      On January 18, 2006, we closed on a private offering, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, of $160.0 million aggregate principal amount of our senior notes. The notes are due January 15, 2014 and bear interest at 9.0%. The proceeds were used to fund the acquisition of Specialty, to repay existing debt and for general corporate purposes.
      Prior to January 18, 2006, we were party to a July 2005 credit agreement that provided for the following senior secured credit facilities:

•	A $13.0 million revolving line of credit. Borrowings were limited to 85% of eligible accounts receivable plus 50% of eligible inventory (up to a maximum of $2.0 million of borrowings based on inventory). This line of credit was to be used to finance working capital requirements and other general corporate purposes, including the issuance of standby letters of credit. Outstanding borrowings under this line of credit were $6.4 million at a margin above prime and LIBOR rates plus margin averaging approximately 8.1% as of December 31, 2005.

•	Two term loans totaling $42.0 million. Outstanding borrowings under these term loans were $42.0 million as of December 31, 2005. These loans were at LIBOR rates plus a margin which averages approximately 7.8% at December 31, 2005.
      Borrowings under the July 2005 credit facilities were to mature in July 2007. Amounts outstanding under the term loans as of July 2006 were to be repaid in monthly principal payments based on a 48 month repayment schedule with the remaining balance due at maturity. Additionally, during the second year, we were to be required to prepay the remaining balance of the term loans by 75% of excess cash flow, if any, after debt service and capital expenditures. The interest rate payable on

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
borrowings was based on a margin over the London Interbank Offered Rate, referred to as LIBOR, or the prime rate, and there was a 0.5% fee on the undrawn portion of the revolving line of credit. The margin over LIBOR was to increase by 1.0% in the second year.
      All amounts outstanding under our July 2005 credit agreement were paid off with the proceeds of our senior notes offering on January 18, 2006. On January 18, 2006, we also executed an amended and restated credit agreement which provides for a $25.0 million revolving line of credit with a maturity of January 2010. Our January 2006 amended and restated credit agreement contains customary events of default and financial covenants and limits our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets. Our obligations under the January 2006 amended and restated credit agreement are secured by substantially all of our assets.
Notes payable and real estate loan
      On July 11, 2005, we acquired from M-I its 45% equity interest in AirComp and the subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and issued a new $4.0 million subordinated note bearing interest at 5% per annum. The subordinated note issued to M-I requires quarterly interest payments and the principal amount is due October 9, 2007. Contingent upon a future equity offering, the subordinated note is convertible into up to 700,000 shares of our common stock at a conversion price equal to the market value of the common stock at the time of conversion.
      As of December 31, 2005, Allis-Chalmers Tubular Services Inc., or Tubular, had a subordinated note outstanding and payable to Jens Mortensen, the seller of Tubular and one of our directors, in the amount of $4.0 million with a fixed interest rate of 7.5%. Interest was payable quarterly and the final maturity of the note was January 31, 2006. The subordinated note was subordinated to the rights of our bank lenders. The balance of this subordinated note was repaid in full in January 2006 with proceeds from our senior notes offering.
      As part of the acquisition of Mountain Compressed Air Inc., or Mountain Air, in 2001, we issued a note to the sellers of Mountain Air in the original amount of $2.2 million accruing interest at a rate of 5.75% per annum. The note was reduced to $1.5 million as a result of the settlement of a legal action against the sellers in 2003. In March 2005, we reached an agreement with the sellers and holders of the note as a result of an action brought against us by the sellers. Under the terms of the agreement, we paid the holders of the note $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims. At March 31, 2006 and December 31, 2005 the outstanding amounts due were $500,000.
      In connection with the purchase of Delta, we issued to the sellers a note in the amount of $350,000. The note bears interest at 2% and the principal and accrued interest was repaid on its maturity of April 1, 2006.
      In connection with the purchase of Tubular, we agreed to pay a total of $1.2 million to Mr. Mortensen in exchange for a non-compete agreement. Monthly payments of $20,576 are due under this agreement through January 31, 2007. In connection with the purchase of Safco-Oil Field Products, Inc., or Safco,, we also agreed to pay a total of $150,000 to the sellers in exchange for a non-compete

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
agreement. We are required to make annual payments of $50,000 through September 30, 2007. In connection with the purchase of Capcoil, we agreed to pay a total of $500,000 to two management employees in exchange for non-compete agreements. We are required to make annual payments of $110,000 through May 2008. Total amounts due under non-compete agreements at March 31, 2006 and December 31, 2005 were $615,000 and $698,000, respectively.
      In 2000 we compensated directors, including current directors Nederlander and Toboroff, who served on the board of directors from 1989 to March 31, 1999 without compensation, by issuing promissory notes totaling $325,000. The notes bear interest at the rate of 5.0%. At March 31, 2006 and December 31, 2005, the principal and accrued interest on these notes totaled approximately $96,000.
      We also had a real estate loan which was payable in equal monthly installments of $4,344 with the remaining outstanding balance due on January 1, 2010. The loan has a floating interest rate based on prime plus 2.0%. The outstanding principal balance was $548,000 at December 31, 2005. The balance of this loan was repaid in full in January 2006 with proceeds from our senior notes offering.
Other debt
      We have various equipment financing loans with interest rates ranging from 5% to 8.2% and terms ranging from 2 to 5 years. As of March 31, 2006 and December 31, 2005, the outstanding balances for equipment financing loans were $2.8 million and $1.9 million, respectively. We also have various capital leases with terms that expire in 2008. As of March 31, 2006 and December 31, 2005, amounts outstanding under capital leases were $796,000 and $917,000, respectively. In January 2006, we prepaid $350,000 of the outstanding equipment loans with proceeds from our senior notes offering.
Note 9 — Stockholders’ Equity
      We also had options and warrants exercised in the first quarter of 2006, those exercises resulted in 365,342 shares of our common stock being issued for approximately $972,000. We recognized $942,000 of compensation expense related to stock options in the first quarter of 2006 that was recorded as additional paid in capital (see Note 3).

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
Note 10 — Segment Information
      At March 31, 2006, we had five operating segments including Directional Drilling Services (Strata and Target), Rental Tools, Casing and Tubing Services (Tubular Service), Compressed Air Drilling Services (AirComp) and Production Services. All of the segments provide services to the energy industry. The revenues, operating income (loss), depreciation and amortization, capital expenditures and assets of each of the reporting segments, plus the corporate function, are reported below (in thousands):

	For the Three
	Months Ended
	March 31,

	2006	2005

Revenues
Directional drilling services	$15,054	$9,901
Rental tools	10,421	373
Casing and tubing services	9,459	3,560
Compressed air drilling services	9,099	4,181
Production services	2,995	1,319

	$47,028	$19,334

Operating Income (Loss):
Directional drilling services	$2,605	$1,878
Rental tools	4,998	(80)
Casing and tubing services	1,851	1,327
Compressed air drilling services	2,237	527
Production services	277	(39)
General corporate	(3,335)	(1,366)

	$8,633	$2,247

Depreciation and Amortization:
Directional drilling services	$289	$150
Rental tools	1,671	88
Casing and Tubing services	699	440
Compressed air drilling services	684	448
Production services	293	136
General corporate	301	46

	$3,937	$1,308

Capital Expenditures:
Directional drilling services	$2,698	$263
Rental tools	684	17
Casing and tubing services	1,127	1,640
Compressed air drilling services	2,224	779
Production services	681	20
General corporate	172	9

	$7,586	$2,728

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)

	As of

	March 31,	December 31,
	2006	2005

Goodwill:
Directional drilling services	$4,168	$4,168
Rental tools	—	—
Casing and tubing services	3,673	3,673
Compressed air drilling services	3,950	3,950
Production services	626	626
General corporate	—	—

	$12,417	$12,417

Assets:
Directional drilling services	$26,284	$20,960
Rental tools	104,101	8,034
Casing and tubing services	46,803	45,351
Compressed air drilling services	48,645	46,045
Production services	13,392	12,282
General corporate	18,605	4,683

	$257,830	$137,355

	For the Three
	Months Ended
	March 31,

	2006	2005

Revenues:
United States	$45,089	$17,561
International	1,939	1,773

	$47,028	$19,334

Note 11 — Legal Matters
      We are named from time to time in legal proceedings related to our activities prior to our bankruptcy in 1988. However, we believe that we were discharged from liability for all such claims in the bankruptcy and believe the likelihood of a material loss relating to any such legal proceeding is remote.
      On December 31, 2004, Mountain Air was a defendant in an action brought in April 2004 in the District Court of Mesa County, Colorado, by the former owner of Mountain Air Drilling Service Company, Inc., from whom Mountain Air acquired assets in 2001. The plaintiff sought to accelerate payment of the note issued in connection with the acquisition and sought $1.9 million in damages (representing principal and interest due under the note), on the basis that Mountain Air failed to provide financial statements required by the note. We raised several defenses to the plaintiff’s claim. In March 2005, we reached an agreement with the plaintiff to settle the action and paid to the plaintiff

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
$1.0 million on April 1, 2005 and agreed to pay an additional $350,000 on June 1, 2006, and $150,000 on June 1, 2007, in settlement of all amounts due under the promissory note and all other claims.
      We are also involved in various other legal proceedings in the ordinary course of business. The legal proceedings are at different stages; however, we believe that the likelihood of material loss relating to any such legal proceeding is remote.
Note 12 — Subsequent Events
      On April 4, 2006, we completed the acquisition of Rogers Oil Tool Services, Inc., or Rogers, based in Lafayette, Louisiana, for a total consideration of approximately $13.7 million, which includes $11.3 million in cash, $1.6 million in our common stock and a $750,000 three-year promissory note. In addition, we purchased all the patents and proprietary technology that Tommie L. Rogers, Rogers’ founder and Chief Executive Officer, developed at Rogers. Rogers provides service for tubing tongs and casing tongs and by renting and selling specialized automated power tongs to the snubbing and well control markets. Rogers also rents and sells drill pipe tongs, accessories, hydraulic power units and hydraulic tong positioners.
      In April 2006, we entered into a stock purchase agreement for the acquisition of all of the outstanding capital stock of DLS Drilling, Logistics & Services Corporation. We anticipate that the purchase price will consist of $102.3 million in cash and 2.5 million shares of our common stock. The stock purchase agreement provides that if we are unable to obtain the necessary financing by August 15, 2006, we must pay to the sellers a cash break-up fee equal to $1.0 million. DLS currently operates a fleet of 51 rigs, including 20 drilling rigs, 18 workover rigs and 12 pulling rigs in Argentina and one drilling rig in Bolivia.
      In May of 2006, we filed a registration statement for an offering of common stock in the amount of $80.0 million to fund a portion of the cash purchase price of DLS.

INDEPENDENT AUDITORS’ REPORT
To the Stockholders
Delta Rental Service, Inc.
Scott, Louisiana
      We have audited the accompanying Balance Sheets of Delta Rental Service, Inc. (a Louisiana corporation) as of December 31, 2004 and 2003 and the related Statements of Income, Retained Earnings and Cash Flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Rental Service, Inc. as of December 31, 2004 and 2003 and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/	WRIGHT, MOORE, DEHART,

DUPUIS & HUTCHINSON, L.L.C.

Certified Public Accountants
Lafayette, Louisiana
March 23, 2005

DELTA RENTAL SERVICE, INC.
BALANCE SHEETS

	December 31,

	2004	2003

ASSETS
CURRENT ASSETS
Cash	$891,338	$705,553
Accounts Receivable	1,095,587	713,929
Prepaid Insurance	13,838	14,067
Prepaid Income Taxes	—	51,411
Current Deferred Tax Asset	—	77,595

Employee Advances
Total Current Assets	2,000,763	1,562,555

PROPERTY AND EQUIPMENT
Office Equipment	33,624	32,407
Rental Equipment	3,699,987	3,341,816
Transportation Equipment	144,260	144,260
Yard Equipment	77,211	77,211

Total	3,955,082	3,595,694
Less: Accumulated Depreciation	(2,610,143)	(2,307,864)

Net Property and Equipment	1,344,939	1,287,830
OTHER ASSETS
Cash Surrender Value of Life Insurance	38,261	35,446

Total Other Assets	38,261	35,446

TOTAL ASSETS	$3,383,963	$2,885,831

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
BALANCE SHEETS — (Continued)

	December 31,

	2004	2003

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$53,949	$40,829
Payroll Liabilities Payable	17,157	16,063
Sales Tax Payable	12,308	3,487
Accrued Interest Expense	3,734	4,244
Income Taxes Payable	92,448	—
Current Portion of Stockholder Loan	93,994	87,674

Total Current Liabilities	273,590	152,297

LONG-TERM LIABILITIES
Stockholder Loan (Less Current Portion)	547,784	641,775
Long-Term Deferred Tax Liability	353,147	311,762

Stockholder Loan
Total Long-Term Liabilities	900,931	953,537

Total Liabilities	1,174,521	1,105,834

STOCKHOLDERS’ EQUITY
Common Stock (No Par Value, 300,000 Shares Authorized, 27,083 Shares Issued and 8,333 Outstanding)	27,083	27,083
Additional Paid-In Capital	64,574	64,574
Retained Earnings	3,117,785	2,688,340
Less: Treasury Stock (18,750 Shares at Cost)	(1,000,000)	(1,000,000)

Total Stockholders’ Equity	2,209,442	1,779,997

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,383,963	$2,885,831

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
STATEMENTS OF OPERATIONS

	Twelve Months Ended
	December 31,

	2004	2003

REVENUES	$3,249,338	$2,662,091
COST OF REVENUES
Direct	796,194	766,196

GROSS PROFIT	2,453,144	1,895,895
ADMINISTRATIVE EXPENSES
General and Administrative	1,798,414	1,926,173
Depreciation	30,061	31,678

Total Administrative Expenses	1,828,475	1,957,851

INCOME (LOSS) FROM OPERATIONS	624,669	(61,956)

OTHER INCOME (EXPENSES)
Interest Expense	(48,503)	(61,177)
Interest Income	4,064	2,234
Life Insurance Dividends	930	930
Gain on Sale of Assets	113,435	354,382

Total Other Income (Expenses)	69,926	296,369

INCOME BEFORE PROVISION FOR INCOME TAXES	694,595	234,413

PROVISION FOR INCOME TAXES
Current	146,170	—
Deferred	118,980	134,274

Total Income Tax Provision	265,150	134,274

NET INCOME	$429,445	$100,139

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
STATEMENTS OF RETAINED EARNINGS

	Twelve Months Ended
	December 31,

	2004	2003

BEGINNING BALANCE	$2,688,340	$2,588,201
NET INCOME	429,445	100,139

ENDING BALANCE	$3,117,785	$2,688,340

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$429,445	$100,139
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	346,615	308,587
Gain on Sale of Assets	(113,435)	(354,382)
Change in Assets and Liabilities:
Accounts Receivable	(381,658)	(7,963)
Prepaid Expenses	51,640	62,610
Accounts Payable and Accrued Expenses	114,973	(29,129)
Deferred Taxes	118,980	134,274

Total Adjustments	137,115	113,997

Net Cash Provided By Operating Activities	566,560	214,136

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Equipment	(480,371)	(781,152)
Proceeds from Sale of Assets	190,082	522,911
Cash Surrender Value — Life Insurance	(2,815)	(2,816)

Net Cash Used In Investing Activities	(293,104)	(261,057)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Treasury Stock Note	—	(506,036)
Proceeds From Long-Term Debt	—	—
Proceeds From Stockholder Note Payable	—	450,000
Principal Payments Stockholder Note Payable	(87,671)	(20,550)

Net Cash Used in Financing Activities	(87,671)	(76,586)

NET INCREASE (DECREASE) IN CASH	185,785	(123,507)
CASH AT BEGINNING OF YEAR	705,553	829,060

CASH AT END OF YEAR	$891,338	$705,553

SUPPLEMENTAL DISCLOSURES:
Interest Paid	$49,013	$84,650

Income Taxes Paid	$2,311	$37,460

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
NOTES TO FINANCIAL STATEMENTS
(A)     Summary of Significant Accounting Policies
      NATURE OF BUSINESS — Delta Rental Service, Inc. (the Company) is incorporated in the State of Louisiana. The Company leases pipe, tubulars and other equipment to the service companies of the petroleum exploration and production industry. The Company’s facility is located in Scott, Louisiana, and leases equipment to companies primarily in the Louisiana Gulf Coast Region.
      REPORTING PERIOD — The Company typically reports its financial position and results of operations based on its federal income tax fiscal year end of March 31. The accompanying financial statements present the Company’s financial position as of December 31, and the results of operations and cash flows for the twelve months ended December 31.
      INCOME TAXES — Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of accrued taxes plus deferred taxes related primarily to the differences between the bases of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.
      PROPERTY AND EQUIPMENT — Property and equipment of the Company are stated at cost. Expenditures for property and equipment which substantially increase the useful lives of existing assets are capitalized at cost and depreciated. Routine expenditures for repairs and maintenance are expensed as incurred.
      Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets for financial reporting purposes. For income tax purposes, depreciation is computed by use of the Modified Accelerated Cost Recovery System (MACRS).
      CASH AND CASH EQUIVALENTS — The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2004 and 2003.
      USE OF ESTIMATES — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
      ACCOUNTS RECEIVABLE — The Company generally does not require collateral, and the majority of its trade receivables are unsecured. The carrying amount for accounts receivable approximates fair value.
      ADVERTISING — Advertising costs are charged to operations when incurred. Advertising expense for the twelve month periods ended December 31, 2004 and 2003 was $3,272 and $1,884, respectively.
(B)     Concentration of Credit Risk
      The Company maintains cash balances at two separate financial institutions. Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000 per institution. Balances in excess of insured limits at December 31, 2004 and 2003 were $692,208 and $507,438 respectively.

DELTA RENTAL SERVICE, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(C)     Accounts Receivable
      The balance in Accounts Receivable is comprised of billed invoices as well as unbilled rentals which crossed accounting periods. The breakdown of accounts receivable at December 31, is as follows:

	2004	2003

Billed Accounts Receivable	$699,442	$407,556
Accrued Unbilled Revenue	396,145	306,373

Total	$1,095,587	$713,929

(D)     Income Taxes
      Income tax expense consists of the following at December 31:

	2004	2003

Current
Federal	$128,548	$—
States	17,622	—

Total Current Income Tax Expense	146,170	—
Deferred	118,980	134,274

Total Income Tax Expense	$265,150	$134,274

      The effective tax on pre-taxable income is approximately 34 percent federal and 6 percent for the various states. The primary reason for the difference between the effective tax rates and the statutory marginal rates is due to various book to tax timing differences, and non-deductible expenses for income tax purposes.
      Deferred income taxes are a result of timing differences between book and taxable incomes as well as net operating loss carryforwards. The major timing differences for deferred income taxes at December 31 are as follows:

	2004	2003

Depreciation Timing Difference	$882,867	$779,405
Net Operating Loss Carry-Forward	—	(163,311)
Charitable Contribution Carryover	—	(30,678)

	882,867	585,416
Blended Federal and State Rates	40%	40%

Deferred Income Tax Liability (Net)	$353,147	$234,167

      These amounts have been presented in the Company’s financial statements as follows:

	2004	2003

Current Deferred Tax Asset	$—	$(77,595)
Long-Term Deferred Tax Liability	353,147	311,762

Total	$353,147	$234,167

DELTA RENTAL SERVICE, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(E)     Employee Benefit Plans
      The Company adopted a profit sharing retirement plan for its employees effective April 1, 1979. The plan was restated to update its terms, provisions and conditions effective April 1, 2003. The restated plan continues to be for the exclusive benefit of the employees of the Company. An employee is eligible to participate upon the completion of one year of eligible service and the attainment of age 21. The Company determines annually the amount of current or accumulated profits to be contributed to the plan. The plan vests one hundred percent (100%) after six or more years of continuing service.
      Contributions to the plan for the twelve months ended December 31, 2004 and 2003 were $147,744 and $133,382 respectively.
(F)     Note Payable Stockholder
      The Company has a note payable to the stockholder dated August 29, 2003, payable in monthly installments of $3,955, bearing interest at 6.982% per annum, due August 1, 2010. The balance at December 31, 2004 and 2003 is $641,778 and $729,449, respectively.
      Future maturities on this note are as follows:

Twelve Months Ending December 31,
2005	$93,994
2006	100,772
2007	108,038
2008	115,827
2009	124,178
Later	98,969

Total	$641,778

(G)     Compensated Absences
      Employees of the Company are entitled to paid vacation and paid sick days, depending on length of service. No unused vacation or sick leave is payable to an employee upon separation. The Company’s policy is to recognize the costs of compensated absences when actually paid to employees. Accordingly, no accruals have been made.
(H)     Related Party Transactions
      The Company’s operations are conducted in a facility owned by its stockholders. The Company entered into a formal lease agreement for the facilities on June 6, 2000. The lease agreement requires rental payments of $6,000 per month and expires on June 30, 2005. For the twelve month periods ended December 31, 2004 and 2003, $72,000 per period was paid to the stockholders for rent.
      Minimum future lease payments under the lease are as follows:

Twelve Months Ending December 31,
2005	$36,000

Total	$36,000

DELTA RENTAL SERVICE, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(I)     Major Customers
      Customers comprising ten percent (10%) or more of the Company’s revenues or accounts receivable balances for the periods ended December 31 are as follows:
      For the twelve months ended December 31, 2003:

			Percentage of
	Sales	Percentage of	Total Accounts
	Amount	Total Revenue	Receivable

Customer A	$488,589	18.35%	14.39%
Customer B	$401,265	15.07%	9.85%
Customer C	$296,570	11.14%	11.71%
Customer D	$269,963	10.14%	9.61%
      For the year ended December 31, 2004:

			Percentage of
	Sales	Percentage of	Total Accounts
	Amount	Total Revenue	Receivable

Customer A	$549,678	16.92%	14.31%
Customer B	$528,474	16.26%	22.51%
Customer C	$329,160	10.13%	6.40%
Customer D	$308,133	9.48%	13.15%
(J)     Subsequent Events
      Subsequent to the balance sheet date, but prior to the date of this report, the Company’s stockholders entered into a purchase agreement whereby they have agreed to sale all of their interest in the Company to a third-party. The sale is scheduled to close in April, 2005.

DELTA RENTAL SERVICE, INC.
BALANCE SHEET
(unaudited)

March 31,
2005

ASSETS
CURRENT ASSETS
Cash	$169,154
Accounts Receivable	936,156
Prepaid Insurance	—
Prepaid Income Taxes	—
Current Deferred Tax Asset	160,349

Employee Advances

Total Current Assets	1,265,659

PROPERTY AND EQUIPMENT
Office Equipment	33,624
Rental Equipment	3,739,342
Transportation Equipment	144,180
Yard Equipment	77,211

Total	3,994,357
Less: Accumulated Depreciation	(2,652,825)

Net Property and Equipment	1,341,532

OTHER ASSETS
Cash Surrender Value of Life Insurance	—

Total Other Assets	—

TOTAL ASSETS	$2,607,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$31,630
Payroll Liabilities Payable	398
Sales Tax Payable	7,433
Accrued Insurance Payable	19,447
Accrued Interest Expense	—
Accrued Profit Sharing Payable	—
Income Taxes Payable	374,492
Note Payable — Insurance	—
Current Portion of Stockholder Loan	—

Total Current Liabilities	433,400

LONG-TERM LIABILITIES
Stockholder Loan (Less Current Portion)	—
Long-Term Deferred Tax Liability	373,153

Total Long-Term Liabilities	373,153

Total Liabilities	806,553

STOCKHOLDERS’ EQUITY
Common Stock (No Par Value, 300,000 Shares Authorized, 27,083 Shares Issued and 8,333 Outstanding)	27,083
Additional Paid-In Capital	64,574
Retained Earnings	2,708,981
Less: Treasury Stock (18,750 Shares at Cost)	(1,000,000)

Total Stockholders’ Equity	1,800,638
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,607,191

DELTA RENTAL SERVICE, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

REVENUES	$820,769	$744,811
COST OF REVENUES
Direct	203,271	265,230

GROSS PROFIT	617,498	479,581
ADMINISTRATIVE EXPENSES
General and Administrative	984,505	1,106,656
Depreciation	7,578	7,465

Total Administrative Expenses	992,083	1,114,121

LOSS FROM OPERATIONS	(374,585)	(634,540)

OTHER INCOME (EXPENSES)
Interest Expense	(10,937)	(13,166)
Interest Income	2,896	364
Gain on Sale of Assets	115,519	36,850

Total Other Income (Expenses)	107,478	24,048

LOSS BEFORE PROVISION FOR INCOME TAXES	(267,107)	(610,492)

PROVISION (BENEFIT) FOR INCOME TAXES
Current	—	—
Deferred	141,697	(221,825)

Total Income Tax Provision (Benefit)	141,697	(221,825)

NET LOSS	$(408,804)	$(388,667)

DELTA RENTAL SERVICE, INC.
STATEMENT OF RETAINED EARNINGS
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

BEGINNING BALANCE	$3,117,785	$2,688,340
NET LOSS	(408,804)	(388,667)

ENDING BALANCE	$2,708,981	$2,299,673

DELTA RENTAL SERVICE, INC.
STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(408,804)	$(388,667)
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	94,220	83,854
Gain on Sale of Assets	(115,519)	(36,850)
Change in Assets and Liabilities:
Accounts Receivable	159,431	(97,326)
Prepaid Expenses	13,838	(10,933)
Accounts Payable and Accrued Expenses	253,804	256,078
Deferred Taxes	(140,343)	(221,825)

Total Adjustments	265,431	(27,002)

Net Cash Used In Operating Activities	(143,373)	(415,669)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Equipment	(151,956)	(40,557)
Proceeds from Sale of Assets	176,662	44,440
Cash Surrender Value — Life Insurance	38,261	(473)

Net Cash Used In Investing Activities	62,967	3,410

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments Stockholder Note Payable	(641,778)	(21,349)
Net Cash Used in Financing Activities	(641,778)	(21,349)

NET DECREASE IN CASH	(722,184)	(433,608)
CASH AT BEGINNING OF PERIOD	891,338	705,553

CASH AT END OF PERIOD	$169,154	$271,945

SUPPLEMENTAL DISCLOSURES:
Interest Paid	$7,203	$13,166

Income Taxes Paid	$—	$—

Non-Cash Financing of Insurance Premiums	$—	$30,351

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors
Capcoil Tubing Services, Inc.
P.O. Box 2280 Kilgore, Texas
      We have audited the balance sheets of Capcoil Tubing Services, Inc. (a Texas corporation), as of December 31, 2004 and 2003, and the related statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capcoil Tubing Services, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ CURTIS BLAKELY & CO., PC

Kilgore, Texas
March 16, 2005

CAPCOIL TUBING SERVICES, INC.
BALANCE SHEETS

	December 31,

	2004	2003

ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$348,674	$45,857
Accounts Receivable	538,658	818,736
Inventory	386,685	384,431
Prepaid Expenses	107,703	92,306

TOTAL CURRENT ASSETS	1,381,720	1,341,330

PROPERTY AND EQUIPMENT:
Furniture, Fixtures and Equipment	11,343	5,870
Software	3,127	3,127
Production Equipment	2,078,897	1,709,196
Vehicles	172,720	107,442
Production Equipment Under Construction	94,332	-0-

TOTAL PROPERTY AND EQUIPMENT	2,360,419	1,825,635
Less: Accumulated Depreciation	(433,800)	(221,451)

NET PROPERTY AND EQUIPMENT	1,926,619	1,604,184

OTHER ASSETS:
Organizational Costs	12,057	18,085

TOTAL ASSETS	$3,320,396	$2,963,599

(The accompanying notes are an integral part of these financial statements.)

CAPCOIL TUBING SERVICES, INC.
BALANCE SHEETS — (Continued)

	December 31,

	2004	2003

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current Portion of Long-term Debt	$445,924	$431,452
Current Portion of Obligation Under Capital Lease	447	-0-
Current Portion of Long-term Debt — Related Party	22,824	-0-
Accounts Payable — Trade	383,762	891,508
Accrued Interest Payable	4,018	-0-
Accrued Wages	6,400	-0-
Short-term Borrowings	430,314	422,321
Short-term Borrowings — Related Party	130,000	-0-

TOTAL CURRENT LIABILITIES	1,423,689	1,745,281

LONG-TERM DEBT, LESS CURRENT MATURITIES:
Long-term Debt	471,451	451,262
Long-term Debt — Related Party	31,213	-0-
Obligation Under Capital Lease	2,880	-0-

TOTAL LONG-TERM DEBT	505,544	451,262

TOTAL LIABILITIES	1,929,233	2,196,543

STOCKHOLDERS’ EQUITY:
Common Stock — $1 Par Value
100,000 Shares Authorized
1,000 Shares Issued and Outstanding	600,000	600,000
Additional Paid-in Capital	50,000	50,000
Retained Earnings	741,163	117,056

TOTAL STOCKHOLDERS’ EQUITY	1,391,163	767,056

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,320,396	$2,963,599

(The accompanying notes are an integral part of these financial statements.)

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

	Years Ended December 31,

	2004	2003

REVENUE	$5,774,442	$5,478,666
Cost of Sales and Services	4,371,316	4,523,702

Gross Profit	1,403,126	954,964

OPERATING EXPENSES:
General and Administrative	159,677	131,254
Depreciation	35,456	24,648
Insurance	228,112	186,125
Lease Expense	29,250	27,000
Salaries — Administration	126,520	89,287
Taxes	126,222	68,838
Interest	73,782	51,380

TOTAL OPERATING EXPENSES	779,019	578,532

NET INCOME	624,107	376,432
RETAINED EARNINGS (DEFICIT) — BEGINNING OF PERIOD	117,056	(259,376)

RETAINED EARNINGS — END OF PERIOD	$741,163	$117,056

(The accompanying notes are an integral part of these financial statements.)

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$624,107	$376,432
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	218,375	170,317
Change in Assets and Liabilities:
Accounts Receivable	280,078	(595,486)
Inventory	(428,090)	298,810
Prepaids	(15,395)	(32,465)
Accounts Payable and Accruals	(42,242)	95,417

TOTAL ADJUSTMENTS	12,726	(63,407)

NET CASH PROVIDED BY OPERATING ACTIVITIES	636,833	313,025

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(462,998)	(541,551)

NET CASH USED IN INVESTING ACTIVITIES	(462,998)	(541,551)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of Short-term Borrowings	(101,736)	(124,513)
Payments of Long-term Debt	(519,383)	(377,668)
Payments of Capital Lease Obligation	(89)	-0-
Proceeds From Short-term Debt Borrowing	239,729	223,578
Proceeds From Long-term Debt Borrowing	510,461	441,265
Proceeds From Additional Paid-in Capital	-0-	50,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	128,982	212,662

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	302,817	(15,864)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	45,857	61,721

CASH AND CASH EQUIVALENTS AT END OF YEAR	$348,674	$45,857

(The accompanying notes are an integral part of these financial statements.)

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Summary of Significant Accounting Policies:
Basis of Presentation
      The Corporation began business in 2001, and is engaged in the business of oil and gas well servicing. The Corporation currently provides coil tubing services with capabilities from 1/4 ” capillary tubing to 1” coil tubing. Services include the ability to deliver and inject nitrogen into wells. Most of the work is service work related to existing wells in the field, but some work is performed in relation to drilling activity.
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates. Among other things, estimates are used in accounting for depreciation.
Revenue Recognition
      Revenues and expenses are recorded when services are rendered and expenses are incurred and collectibility is reasonably assured. Customers are billed as services are rendered.
Cash and Cash Equivalents
      For purposes of the Statement of Cash Flows, the Corporation considers cash and cash equivalents to include cash on hand and demand deposits.
Accounts Receivable
      Trade receivables are reported in the balance sheets at outstanding principal less any allowances for doubtful accounts. Trade receivables are short-term and interest is not accrued. Trade receivables are written off at the time they are deemed uncollectible. An allowance for uncollectible trade receivables is recorded when deemed appropriate based on a review of aged receivables and expected recoveries. The allowance for doubtful accounts was $-0- at December 31, 2004 and 2003.
Inventory
      Inventories, which consist principally of (i) products which are consumed in the Corporation’s services provided to customers, (ii) spare parts for equipment used in providing these services and (iii) manufactured components and attachments for equipment used in providing services, are stated primarily at the lower of weighted-average cost or market. Cost primarily represents invoice costs. The Corporation regularly reviews inventory quantities on hand.
Property and Equipment
      Property and equipment is stated substantially at original cost. Additions, replacements, and renewals of property determined to be units of property are charged to the property and equipment accounts. The replacement of property and equipment determined not to be a unit of property and the cost of maintenance and repairs are charged to operating expense. Property and equipment is stated at cost and when sold or retired, a gain or loss is recognized. Depreciation expense is computed using the straight-line composite method based on estimated service lives of the various classes of depreciable property.

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Property and equipment are reviewed for impairment whenever events or circumstances indicate their carrying value may not be recoverable. When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the asset, or the appropriate grouping of assets, is compared to the asset’s carrying value to determine if any impairment exists pursuant to the requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). If the asset is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value.
Internal Use Software
      In accordance with Statement of Position (SOP) 98-1, the Corporation capitalizes software developed or obtained for internal use. These capitalized costs are included in property and equipment. Initial operating system software is amortized over the life of the associated hardware. Application software is amortized over a useful life of three years.
Asset Retirement Obligations
      Effective January 1, 2003, the Corporation adopted SFAS No. 143, “Accounting for Asset Retirement Obligations”. This statement provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. SFAS No. 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as part of the book value of the long-lived asset. The Corporation has no legal obligation to remove assets. Therefore, the adoption of SFAS No. 143 did not have a material effect on the Corporation’s financial statements.
Income Taxes
      The Corporation is a Subchapter S Corporation under the Internal Revenue Code. The taxable income or losses of the Corporation are includable in the tax return of the stockholder for federal income tax purposes. The Corporation is subject to state income tax.
      Deferred state income taxes should be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. However, management considers their amount to be immaterial and thus deferred state income taxes are not recorded on the Corporation’s financial statements.
Note 2 — Organizational Costs:
      Organizational costs represent the unamortized balance of organizational costs. The organizational costs were incurred in 2001 and are being amortized over 5 years. Amortization for both 2004 and 2003 totaled $6,028.

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 3 — Property and Equipment:
      Net property and equipment at December 31, 2004 and 2003 was composed of the following:

	Depreciation
	Rate (%)	2004	2003

Furniture, fixtures, and equipment	20%	$11,343	$5,870
Software	33%	3,127	3,127
Production equipment	10% – 20%	2,078,897	1,709,196
Vehicles	20%	172,720	107,442
Production equipment under construction	N/A	94,332	-0-

Total Property and Equipment		2,360,419	1,825,635
Less: Accumulated Depreciation		(433,800)	(221,451)

Net Property and Equipment		$1,926,619	$1,604,184

      Substantially all of the plant is pledged as security for long-term debt to various lenders.
      Depreciation expense was $212,347 and $164,289 for the years ended December 31, 2004 and 2003, respectively, of which $182,919 and $145,669 was included in cost of sales in 2004 and 2003.
Note 4 — Capital Lease Obligations:
      The Corporation leases office equipment with a lease term through October 2007. This obligation has been recorded in the accompanying financial statements at the present value of future minimum lease payments, discounted at an interest rate of 20 percent. Capitalized costs of $3,416, less accumulated depreciation of $-0-at December 31, 2004, are included in property and equipment in the accompanying financial statements. Depreciation expense for this equipment for 2004 was $-0-.
      Obligation under capital leases consist of the following:

		2004

Total		$3,327
Less:	Current portion	(447)

	Long-Term Portion	$2,880

      The future minimum lease payments under the capital leases and the net present value of the future minimum lease payments are as follows for the year ended December 31, 2004:

2004

2005	$1,072
2006	1,072
2007	1,072
2008	1,072
2009	894

5,182
Less: Amount representing interest	(1,855)

Present Value of Future Minimum Lease payments	$3,327

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 5 — Short-Term Borrowings:
      Short-term borrowings at December 31, 2004 and 2003 are comprised of the following:

Creditor	Terms	Collateral	2004	2003

Texas Bank & Trust	$350,000 line-of-credit expiring December 2005 bearing interest at prime (5.25 percent at December 31, 2004).	Equipment	$349,923	$350,000
Texas Bank & Trust	$375,000 line of credit expiring December 2004 bearing interest at prime.	Equipment	-0-	3,029
AICCO, Inc.	Due $11,760 per month through July 2005 including interest at 7.15 percent.	None	80,391	-0-
AICCO, Inc.	Due $10,114 per month through July 2004 including interest at 6.50 percent.	None	-0-	69,292

Total Short-Term Borrowings			$430,314	$422,321

Note 6 — Short-Term Borrowings — Related Party:
      Short-term borrowings from related parties at December 31, 2004 and 2003 are comprised of the following:

Creditor	Terms	Collateral	2004	2003

M Bar Ranch, L.P.	$130,000 promissory note, interest of 8 percent and principal due at maturity date — August 2005.	None	$130,000	$-0-
      A stockholder of the corporation holds an interest in M Bar Ranch, L.P.
      Interest expense of $4,018 has been accrued on this short-term borrowing at December 31, 2004.

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 7 — Long-Term Notes Payable:
      Long-term notes payable to unrelated parties are comprised of the following:

Creditor	Terms	Collateral	2004	2003

Texas Bank & Trust	Due $6,048 per month through August 2006, including interest at prime (5.25% at December 2004).	Equipment - Accounts	$117,138	$183,232
Texas Bank & Trust	Due $7,037 per month through March 2007, including interest at prime (5.25% at December 2004).	Equipment - Accounts	176,501	251,566
Texas Bank & Trust	Due $7,000 per month through March 2006, including interest at prime (5.25% at December 2004).	Equipment - Accounts	101,957	179,620
Texas Bank & Trust	Due $30,000 per month through June 2004, including interest at prime (Pd in full at December 2004).	Equipment - Accounts	-0-	171,541
Texas Bank & Trust	Due $7,407 per month through March 2007, including interest at prime (5.25% at December 2004).	Equipment - Accounts	191,125	-0-
Texas Bank & Trust	Due $6,100 per month through October 2007, including interest at prime (5.25% at December 2004).	Equipment - Accounts	195,082	-0-
Navistar	Due $1,055 per month through November 2005, including interest at 9.95 percent.	Equipment	11,046	22,004
Navistar	Due $1,055 per month through November 2005, including interest at 9.95 percent.	Equipment	11,046	21,075
Navistar	Due $998 per month through June 2007, including interest at 11.50 percent.	Equipment	24,405	-0-
Ford Motor Credit	Due $738 per month through May 2006, including interest at 2.90 percent.	Vehicle	12,275	20,641
Ford Motor Credit	Due $1,112 per month through August 2006, including interest at 5.50 percent.	Vehicle	21,211	33,035
Ford Motor Credit	Due $1,173 per month through July 2007, including interest at 2.90 percent.	Vehicle	35,007	-0-
Ford Motor Credit	Due $730 per month through August 2007, including interest at 7.25 percent.	Vehicle	20,582	-0-

Total Long-Term Notes Payable			917,375	882,714
Current Maturities			(445,924)	(431,452)

Long-Term Notes Payable,
Net of Current Maturities			$471,451	$451,262

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Payments on the notes are due monthly in the approximate amount of $40,453. The maturities of long-term debt for each of the three years succeeding the balance sheet date are as follows:

2005	$445,924
2006	349,064
2007	122,387

Total	$917,375

Note 8 — Long-Term Note Payable — Related Party:

Creditor	Terms	Collateral	2004	2003

M Bar Ranch, L.P.	Due $2,194 per month through March 2007, including interest at 8.00 percent.	Vehicle	$54,037	$-0-
Current Maturities			(22,824)	-0-

Long-Term Note Payables — Related Party, Net of Current Maturities			$31,213	$-0-

      The maturities of long-term debt for each of the three years succeeding the balance sheet date are as follows:

2005	$22,824
2006	24,719
2007	6,494

Total	$54,037

      Interest of $3,779 and principal of $8,986 was paid to the related party on the note in 2004.
Note 9 — Operating Leases:
      The Corporation has various cancelable and noncancelable operating leases for building space, storage facilities and equipment. The noncancelable lease expired March 2005, but was renewed through March 2007.
      Future minimum rental payments for the next five years are as follows:

2005	$27,000
2006	27,000
2007	5,625
      Rental expense under operating leases was $29,250 in 2004 and $27,000 in 2003.
Note 10 — Related Party Transactions:
      The Corporation has received loans from affiliates and owners. These transactions are described in previous footnotes to these financial statements.

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 11 — Concentration of Credit Risk:
      Financial instruments that potentially subject the Corporation to significant concentrations of credit risk consists primarily of cash equivalents and trade accounts receivable. The estimated fair value of such financial instruments at December 31, 2004 and 2003 approximate their carrying value as reflected in the balance sheet. At December 31, 2004, the Corporation had deposits in checking accounts which exceed federally insured limits by $248,674. The Corporation has not experienced any material credit losses on its financial instruments.
      Revenues from one customer represent 32 percent and 47 percent of total revenues in 2004 and 2003, respectively. A second customer represented 14 percent of total revenues in 2004. No other customers or entity accounted for more than 10 percent of 2004 or 2003 revenues.
      A majority of the Corporation’s trade receivables are derived from large oil and gas production companies. Concentration of credit risk with respect to receivables is considered to be limited due to its customer base. However, 30 percent of trade receivables is due from one customer at December 31, 2004. The Corporation performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral to secure accounts receivable. The Corporation is exposed to credit loss in the event of nonperformance by customers on trade receivables. The Corporation does not anticipate significant nonperformance by customers on trade receivables.
      The Corporation’s sales are concentrated primarily in east Texas and northern Louisiana.
Note 12 — Additional Cash Flow Information:

	2004	2003

Cash paid during the year:
Interest	$69,764	$51,380
Note 13 — Significant Noncash Transactions:
      The Corporation purchased equipment and vehicles in 2004 and 2003 and incurred $97,620 and $92,463, respectively, in debt relative to these purchases.
Note 14 — Subsequent Event:
      Effective April 1, 2005, the stockholders of the Corporation signed a letter of intent to sell their interests in the Corporation to Allis-Chalmers Energy, Inc.
      Effective January 1, 2005, the Corporation revoked its S Corporation election for federal tax purposes and will be taxed as a C Corporation.

INDEPENDENT AUDITOR’S REPORT ON ADDITIONAL INFORMATION
To the Stockholders
of Capcoil Tubing Services, Inc.
      Our report on our audits of the basic financial statements of Capcoil Tubing Services, Inc. for December 31, 2004 and 2003, appears on page F-80 These audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional information on pages F-93 and F-94 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ CURTIS BLAKELY & CO., PC

Longview, Texas
March 16, 2005

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF OPERATIONS WITH ADDITIONAL INFORMATION

	Year Ended December 31,

	2004	2003

REVENUE	$5,774,442	$5,478,666
COST OF SALES AND SERVICES:
Inventory Purchases	2,684,319	3,400,025
Wages	854,041	546,858
Contract Services	153,192	152,432
Location Expenses	84,709	58,027
Repairs and Maintenance	132,846	70,024
Depreciation	182,919	145,669
Fuel and Oil	114,112	74,836
Freight	14,432	11,646
Sales Commissions	15,352	323
Sales Expense	13,307	10,827
Supplies	61,494	28,165
Other Expenses	12,082	6,676
Equipment Leases and Rentals	48,511	18,194

TOTAL COST OF GOODS SOLD	4,371,316	4,523,702

GROSS PROFIT	1,403,126	954,964

GENERAL AND ADMINISTRATIVE:
Accounting	41,794	22,456
Telephone	26,939	19,842
Auto	17,955	15,203
Consulting	15,100	15,012
Advertising and Promotional	12,715	6,847
License and Fees	10,719	7,110
Office Supplies	7,818	7,644
Utilities	7,582	6,397
Janitorial	5,542	2,953
Office Expense	4,248	3,332
Postage	4,084	4,556
Other General and Administrative	1,643	829
Meals	1,393	1,899
Contract Service — Office	1,145	16,779
Contributions	1,000	395

TOTAL GENERAL AND ADMINISTRATIVE	159,677	131,254

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF OPERATIONS WITH ADDITIONAL INFORMATION

	Year Ended
	December 31,

	2004	2003

DEPRECIATION AND AMORTIZATION:
Depreciation Expense	29,428	18,620
Amortization Expense	6,028	6,028

TOTAL DEPRECIATION AND AMORTIZATION	35,456	24,648

INSURANCE EXPENSE:
Insurance — General	119,039	118,023
Insurance — Health	65,583	40,792
Insurance — Workmen’s Compensation	41,445	25,265
Insurance — Keyman Life	2,045	2,045

TOTAL INSURANCE	228,112	186,125

LEASE OF BUILDINGS AND STORAGE FACILITIES	29,250	27,000

SALARIES — ADMINISTRATIVE
Salaries — Officers	89,115	77,769
Salaries — Office Employees	37,405	11,518

TOTAL SALARIES — ADMINISTRATIVE	126,520	89,287

TAX EXPENSE:
Taxes — Payroll	78,536	52,205
Taxes — Property	43,495	13,926
Taxes — Other	2,501	1,832
Taxes — State Franchise	1,690	875

TOTAL TAX EXPENSE	126,222	68,838

INTEREST	73,782	51,380

TOTAL OPERATING EXPENSES	779,019	578,532

NET INCOME	$624,107	$376,432

CAPCOIL TUBING SERVICES, INC.
BALANCE SHEET
As of March 31, 2005
(unaudited)

ASSETS
Current Assets
Cash in Bank — TB&T	183,614.45
Accounts Receivable	1,021,133.53
Inventory	334,309.46
Prepaid Expenses	79,136.57

Total Current Assets	1,618,194.01
Property and Equipment Equipment	2,474,765.35
Accumulated Depreciation	(492,780.50)

Net Property and Equipment	1,981,984.85
Other Assets Organization Costs	2,242.25
Startup Costs	27,898.75
Accumulated Amortization	(19,590.00)
Deposits	10,875.00

Total Other Assets	21,426.00

Total Assets	3,621,604.86

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	449,217.60
Payroll Taxes Payable	3,448.71
Sales Tax Payable	44,997.92
Accrued Interest Payable	4,017.53
Salaries Payable	16,143.77
Current Income Taxes Payable	94,000.00
N/ P — Insurance	46,139.99
N/ P — M-BAR Ranch	130,000.00
N/ P TB&T LOC	349,923.29
Current Maturities of L-T	467,915.64

Total Current Liabilities	1,605,804.45
Long-Term Liabilities N/ P — FMC	135,292.77
N/ P — Navistar	39,147.38
N/ P — TB&T	686,059.55
N/ P — M-BAR	48,500.43
N/ P — IKON RICOH	3,258.52
Current Maturities of L-T	(467,915.64)

Total Long-Term Liabilities	444,343.01

Total Liabilities	2,050,147.46
Deferred Income Taxes	6,898.00
Stockholders’ Equity Capital Stock	600,000.00
Contribution to Capital	50,000.00
Retained Earnings	914,559.40

Total Stockholders’ Equity	1,564,559.40

Total Liabilities and Stockholders’ Equity	3,621,604.86

CAPCOIL TUBING SERVICES, INC.
STATEMENT OF INCOME AND RETAINED EARNINGS
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

Revenue
Sales — Service	622,283.61	355,661.68
Sales — Materials	911,615.67	1,190,200.66

Total Revenue	1,533,899.28	1,545,862.34
Cost of Goods Sold	950,535.70	1,131,968.64

Gross Profit	583,363.58	413,893.70
Operating Expenses Contract Services	3,007.50	8,548.13
Insurance	61,206.10	57,193.97
Lease	59,372.36	24,618.30
Supplies	28,500.98	14,705.44
Taxes	26,077.65	16,749.81
Accounting & Legal	28,478.91	13,481.21
Advertising & Promotional	844.43	882.50
Amortization	1,506.00	1,506.00
Bank Charges	128.60	129.20
Commission — Salesman	4,000.00	0.00
Consulting	4,200.00	3,300.00
Depreciation	9,240.66	5,926.17
Dues & Subscriptions	1,189.39	0.00
Employee — Medical	978.22	436.06
Freight	8,259.61	340.00
Interest	20,360.28	18,007.80
License & Fees	150.46	1,364.98
Maint & Repairs — General	98.51	815.40
Meals & Entertainment	0.00	101.85
Office Expense	3,326.71	964.16
Postage	1,117.54	999.49
Janitorial	1,300.00	1,340.75
Salaries — Officers	21,000.00	21,000.00
Salaries — Office	8,830.06	5,805.94
Sales Expense	3,679.23	2,649.54
Telephone	8,483.66	4,296.17
Uniforms	824.89	0.00
Utilities	1,610.44	1,828.06
Waste Water	714.00	475.00
Travel	0.00	246.75
Truck Expense	583.27	218.00

Total Operating Expenses	309,069.46	207,930.68

Income/(Loss) Before Income Taxes	274,294.12	205,963.02
Income Taxes	(100,898.00)	0.00
Other Income	0.00	1,000.00

Net Income (Loss)	173,396.12	206,963.02

Retained Earnings at Beginning of Period	741,163.28	117,056.14

Retained Earnings at End of Period	914,559.40	324,019.16

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF CASH FLOWS
Three Months Ended March 31,
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

Cash flows from operating activities:
Net income (loss)	$173,396	$206,963
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization expense	51,247	44,236
Changes in working capital:
Decrease (increase) in accounts receivable	(482,476)	69,545
Decrease (increase) in other current assets	80,942	163,895
Decrease (increase) in other assets	(10,875)	(375)
(Decrease) increase in accounts payable	65,456	(306,063)
(Decrease) increase in accrued expenses	138,998	21,643
(Decrease) increase in other long-term liabilities	6,898	—
(Decrease) increase in accrued employee benefits and payroll taxes	13,193	67

Net cash provided by operating activities	36,779	199,911
Cash flows from investing activities:
Purchase of equipment	(105,107)	(35,739)

Net cash provided (used) by investing activities	(105,107)	(35,739)
Cash flows from financing activities:
Repayments of long-term debt	(96,732)	(161,241)
Proceeds from issuance of long-term debt	—	307,399
Net cash provided (used) by financing activities	(96,732)	146,158

Net increase (decrease) in cash and cash equivalents	(165,060)	310,330
Cash and cash equivalents at beginning of year	348,674	45,857

Cash and cash equivalents at end of period	$183,614	$356,187

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors and Stockholders
of W.T. Enterprises, Inc.
      We have audited the accompanying balance sheets of W.T. Enterprises, Inc. (a Texas Corporation) (the Company) as of March 31, 2005, and December 31, 2004 and 2003 and the related statements of income, stockholders’ equity, and cash flows for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of W.T. Enterprises, Inc. as of March 31, 2005 and December 31, 2004 and 2003, and the results of its operations and its cash flows for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

Accounting & Consulting Group, LLP
Carlsbad, New Mexico
June 10, 2005

W.T. ENTERPRISES, INC.
BALANCE SHEETS
March 31, 2005, December 31, 2004 and 2003

	March 31,	December 31,	December 31,
	2005	2004	2003

ASSETS
Current Assets:
Cash and cash equivalents	$123,093	$49,695	$39,821
Accounts receivable	359,875	418,290	446,646
Unbilled receivables	129,325	101,400	47,000
Related party receivable (Note 2)	7,967	9,673	15,991
Prepaid income taxes	—	—	3,507
Prepaid expenses	10,497	11,593	11,697

Total Current Assets	630,757	590,651	564,662

Property and Equipment:
Transportation equipment	137,555	137,555	137,555
Machinery and equipment	1,905,235	1,867,336	1,248,414
Office furniture and equipment	7,131	7,131	7,131
Accumulated depreciation	(748,646)	(677,475)	(428,031)

Total Property and Equipment	1,301,275	1,334,547	965,069

Total Assets	$1,932,032	$1,925,198	$1,529,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt (Note 4)	$283,194	$312,414	$235,137
Short-term notes payable (Note 3)	54,601	86,765	149,995
Accounts payable	82,369	117,928	129,895
Accrued expenses	131,188	62,726	63,514
Deferred income taxes (Note 9)	68,644	72,204	33,425

Total Current Liabilities	619,996	652,037	611,966

Long-Term Debt (Note 4)	89,959	153,675	279,349
Deferred income taxes (Note 9)	136,593	132,577	78,565

Total Liabilities	846,548	938,289	969,880

Stockholders’ Equity:
Common stock, par value $10 100 shares issued and outstanding	1,000	1,000	1,000

Retained earnings	1,084,484	985,909	558,851

Total stockholders’ equity	1,085,484	986,909	559,851

Total liabilities and stockholders’ equity	$1,932,032	$1,925,198	$1,529,731

The accompanying notes are an integral part of these financial statements.

W.T. ENTERPRISES, INC.
STATEMENTS OF INCOME
For the Three Months Ended March 31, 2005
and Years Ended December 31, 2004 and 2003

	March 31,	December 31,	December 31,
	2005	2004	2003

Revenue
Service revenue	$926,906	$3,862,005	$2,415,266
Other income	—	—	2,800

Total revenue	926,906	3,862,005	2,418,066

Expenses
Service-related expenses	552,472	2,514,373	1,582,313
Selling, general, and administrative expenses	150,499	514,211	459,186
Depreciation and amortization	71,171	249,444	174,386
Interest expense	8,656	44,344	27,604

Total expenses	782,798	3,322,372	2,243,489

Operating income	144,108	539,633	174,577

Other income
Gain (loss) on sale of assets	—	—	6,723
Interest income	93	585	905

Income before income taxes	144,201	540,218	182,205
Federal and state income taxes (Note 9)	45,626	113,160	37,121

Net income	$98,575	$427,058	$145,084

The accompanying notes are an integral part of these financial statements.

W.T. ENTERPRISES, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Three Months Ended March 31, 2005 and
The Years Ended December 31, 2004 and 2003

	Common	Paid-in	Retained
	Stock	Capital	Earnings	Total

Balance, January 1, 2003	$1,000	$—	$413,767	$414,767
Net Income	—	—	145,084	145,084
Dividends paid	—	—	—	—

Balance, December 31, 2003	1,000	—	558,851	559,851
Net Income	—	—	427,058	427,058
Dividends paid	—	—	—	—

Balance, December 31, 2004	1,000	—	985,909	986,909
Net Income	—	—	98,575	98,575
Dividends paid	—	—	—	—

Balance, March 31, 2005	$1,000	$—	$1,084,484	$1,085,484

The accompanying notes are an integral part of these financial statements.

W.T. ENTERPRISES, INC.
STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2005 and
The Years Ended December 31, 2004 and 2003

	March 31,	December 31,	December 31,
	2005	2004	2003

Cash flows from operating activities:
Net income	$98,575	$427,058	$145,084
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	71,171	249,444	174,386
Gain (loss) on sale of property, plant, and equipment	—	—	(6,723)
Deferred income taxes	457	92,791	37,121
Change in operating assets and liabilities:
Accounts receivable	30,490	(26,044)	(309,046)
Prepaid expenses	1,096	104	(858)
Prepaid income tax	—	3,507	(3,507)
Accounts payable	(35,559)	(11,967)	81,718
Accrued payroll and employee benefits	29,696	(14,467)	31,379
Income tax payable	38,764	13,679	(2,076)

Net Cash Provided (Used) by Operating Activities	234,690	734,105	147,478

Cash flows from investing activities:
Proceeds from sale of property, plant, and equipment	—	—	25,000
Principal payments received on shareholder loans	1,707	6,318	5,695
Capital expenditures on property, plant, and equipment	(37,899)	(406,618)	(220,385)

Net Cash Provided (Used) by Investing Activities	(36,192)	(400,300)	(189,690)

Cash flows from financing activities:
Repayment of long-term debt	(92,936)	(322,686)	(190,748)
Proceeds from issuance of long-term debt	—	160,000	155,105
Repayment of short-term debt	(32,164)	(1,550,165)	(479,550)
Proceeds from issuance of short-term debt	—	1,388,920	561,260

Net Cash Provided (Used) by Financing Activities	(125,100)	(323,931)	46,067

Net Increase (Decrease) in Cash and Cash Equivalents	73,398	9,874	3,855
Cash and Cash Equivalents at Beginning of Year	49,695	39,821	35,966

Cash and Cash Equivalents at End of Year	$123,093	$49,695	$39,821

Supplemental Schedule of Noncash Investing and Financing Activities:
Purchase of equipment financed with debt proceeds	$—	$212,303	$378,396

Cash paid for interest	$8,954	$44,045	$27,022

The accompanying notes are an integral part of these financial statements.

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2005, December 31, 2004 and 2003

Note 1:	Summary of Significant Accounting Policies
      Nature of Operations. W.T. Enterprises, Inc. (the Company), is primarily engaged in the business of providing compressed air for the drilling of oil and gas wells in the state of Texas. The work is generally performed under fixed price per day contracts.
      Cash and Cash Equivalents. Cash and cash equivalents include all cash balances and highly liquid investments with an initial maturity of three months or less. The Company places its temporary cash investments with a high credit quality financial institution. At times such deposits may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.
      Trade Accounts Receivable. Trade receivables are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest. Trade accounts receivable are periodically evaluated for collectibility based on past credit history with customers and their current financial condition. Trade receivables are considered fully collectible and therefore no allowance for doubtful accounts has been provided.
      Unbilled Receivables. Unbilled receivables represent revenue earned in the current period but not billed to the customer until future dates, usually within one month.
      Property, plant and equipment. Property, plant and equipment are recorded at cost less depreciation and amortization. Depreciation is provided over the estimated useful life of each class of depreciable asset and is computed using the straight line method. Estimated useful lives for equipment and transportation equipment range from three to seven years. Betterments and large renewals which extend the life of the asset are capitalized whereas maintenance and repairs and small renewals are expensed as incurred.
      Revenue Recognition. Revenue is recognized in the financial statements in the period the services were provided.
      Advertising Costs. Advertising costs are expensed as incurred.
      Income Taxes. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. The Company files its income tax returns on the cash basis of accounting. The Company’s temporary differences relate primarily to accounts receivable, accounts payable and accrued expenses and property and equipment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
      Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 2:	Related-Party Transactions
      A summary of amounts due from shareholders follows:

		December 31,
	March 31,
	2005	2004	2003

Note receivables from shareholders, due upon demand, bearing interest of 0%, unsecured	$7,967	$9,673	$15,991

      The Company leases equipment and a storage facility from shareholders under informal month-to-month operating leases. Rental expense for these leases totaled $8,700, $34,800 and $6,000 for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003, respectively.

Note 3:	Pledged Assets and Short-Term Notes Payable
      Short-term notes payable are collateralized by equipment and receivables and as of March 31, 2005 and December 31, 2004 and 2003 consisted of the following:

		December 31,
	March 31,
	2005	2004	2003

Note payable, FNB, $150,000 line of credit, 6.0 to 6.25% interest rate	$—	$—	$103,850
Note payable, FNB, $53,485, 6.0 to 7.75% interest rate	—	—	24,299
Note payable, FNB, $53,485, 6.25 to 8.75% interest rate	—	—	21,846
Note payable, FNB, $46,145, 6.0 to 7.25% interest rate	13,380	21,106	—
Note payable, CAT Financial, $98,013, 6.7% interest rate	41,221	65,659	—

	$54,601	$86,765	$149,995

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 4:	Pledged Assets and Long-Term Debt
      Long-term debt and the related assets pledged thereon as of March 31, 2005, and December 31, 2004 and 2003, consisted of the following:

		December 31,
	March 31,
	2005	2004	2003

Various notes payable to banks and financing companies for vehicles and equipment, due in installments through March, 2008 at fixed interest rates ranging from 0.0% to 8.75%, collateralized by vehicles, equipment and accounts receivable	$138,594	$160,674	$250,893
Various notes payable to banks and financing companies for vehicles and equipment, due in installments through March, 2007 at variable interest rates ranging from 4.15% to 7.25%, collateralized by vehicles, equipment and accounts receivable	234,559	305,415	263,593

Subtotal	373,153	466,089	514,486
Less current maturities	283,194	312,414	235,137

Total Long-term debt	$89,959	$153,675	$279,349

      As of March 31, 2005, principal payments required to amortize the debt are summarized below:

Year Ending March 31,

2006	$283,194
2007	79,845
2008	10,114

$373,153

Note 5:	Leases
      The Company has two non-cancelable operating leases for compressor equipment, which expire on November 30, 2005. The company also leases compressor equipment on various cancelable leases. Future minimum lease payments payable under non-cancelable operating lease are due as follows:

Year Ending March 31,

2006	$144,000

      Rental expense for all operating leases totaled $186,936, $912,594, and $472,272 for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003, respectively.

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 6:	Stockholders’ Equity
      At March 31, 2005, December 31, 2004 and 2003, the number of authorized and issued common stock and related par value and dividends paid are as follows:

		December 31,
	March 31,
	2005	2004	2003

Common stock authorized	100	100	100
Common stock issued	100	100	100
Common stock outstanding	100	100	100
Common stock, per share par value	$10	$10	$10
Cash dividends paid on common stock	—	—	—

Note 7:	Dependence on Key Customers
      For the three months ended March 31, 2005 and for the years ended December 31, 2004 and December 31, 2003 the Company’s revenues were almost entirely attributable to one customer. As of March 31, 2005 approximately 85% of the Company’s accounts receivable were attributable to this one customer.

Note 8:	Subsequent Events
      The Company’s management is currently negotiating the sale of substantially all the Company’s assets. The anticipated sales date is June 30, 2005. The estimated sales price of the assets is substantially in excess of their book value. Upon consummation of the sale, the Company will exercise options to purchase equipment, currently under operating leases, for $550,000 and then include this equipment in the assets the Company sells.
      Subsequent to March 31, 2005 the Company purchased approximately $240,000 of equipment, which was 100% financed through short-term bank loans.

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 9:	Income Tax Matters
      Net deferred tax liabilities as of March 31, 2005, December 31, 2004 and 2003 consist of the following components:

		December 31,
	March 31,
	2005	2004	2003

Deferred Tax Liabilities:
Property and equipment	$136,593	$132,577	$78,565
Cash basis receivables	95,394	101,340	96,261
Prepaid expenses	2,047	2,261	2,281

	234,034	236,178	177,107

Deferred Tax Assets:
Net operating loss carryforward	—	—	31,099
Cash basis accounts payable and accrued expenses	28,797	31,397	34,018

	28,797	31,397	65,117

Net deferred tax liabilities	$205,237	$204,781	$111,990

      Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.
      As of March 31, 2005 and December 31, 2004 and 2003, the deferred tax amounts mentioned above have been classified on the accompanying balance sheets as follows:

		December 31,
	March 31,
	2005	2004	2003

Current liabilities	$68,644	$72,204	$33,425
Noncurrent liabilities	136,593	132,577	78,566

	$205,237	$204,781	$111,991

      The provision for income taxes charged to operation for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003 consists of the following:

		December 31,
	March 31,
	2005	2004	2003

Current tax expense	$45,169	$51,469	$—
Deferred tax expense	457	92,790	37,121
Benefit of operating loss carryforward	—	(31,099)	—

	$45,626	$113,160	$37,121

      For the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003 the difference between the expected tax expense that would result from applying domestic federal statutory rates to pretax income and the provision for income tax expense is due mainly to the lower average graduated tax rate expected to apply to the estimated taxable income in the years the temporary differences reverse as well as the accrual of state income taxes.

W.T. ENTERPRISES, INC.
BALANCE SHEET
June 30, 2005
(unaudited)

ASSETS
Current Assets
Cash	$153,254.16
Trade Receivables	422,900.00
Trade Receivables-WIP	111,225.00
Loans to Shareholder	6,242.36
Prepaid Expense	19,120.50

Total Current Assets		$712,742.02
Property and Equipment
Transportation Equipment	178,238.71
Machinery & Equipment	2,140,792.13
Office Furniture & Equipment	7,131.34
Accumulated Depreciation	(829,395.00)

Net Property and Equipment		1,496,767.18

Total Assets		$2,209,509.20

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$85,265.16
Accrued Expenses	114,569.38
Income Tax Payable	80,329.09
Deferred Income Taxes	71,781.00
Notes Payable	246,301.98
Current Portion of L.T. Debt	206,298.26

Total Current Liabilities		$804,544.87
Deferred Income Tax		158,816.00
Long-Term Debt, Net of Current Portion		16,014.91
Stockholders’ Equity
Common Stock, $10 Par Value	1,000.00
Retained Earnings	1,229,133.42

Total Stockholders’ Equity		1,230,133.42

Total Liabilities & Stockholders’ Equity		$2,209,509.20

W.T. ENTERPRISES, INC.
STATEMENT OF INCOME AND RETAINED EARNINGS
(unaudited)

	Six Months Ended		Six Months Ended
	Jun. 30, 2005	Pct	Jun. 30, 2004	Pct

Revenue
Service Revenue	$1,949,131.25	100.00	$1,839,365.00	100.00

Total Revenue	1,949,131.25	100.00	1,839,365.00	100.00
Cost of Revenue	1,257,348.70	64.51	1,421,254.04	77.27

Gross Profit	691,782.55	35.49	418,110.96	22.73
Operating Expenses	328,061.99	16.83	269,719.48	14.66

Income From Operations	363,720.56	18.66	148,391.48	8.07
Other Income (Expense)
Interest Income	168.77	0.01	343.36	0.02
Interest Expense	(16,139.41)	(0.83)	(24,819.02)	(1.35)

Total Other Income (Expense)	(15,970.64)	(0.82)	(24,475.66)	(1.33)

Income Before Taxes	347,749.92	17.84	123,915.82	6.74
Income Taxes
Current Income Tax	78,710.75	4.04
Deferred Income Taxes	25,816.00	1.32	23,830.00	1.30

	104,526.75	5.36	23,830.00	1.30

Net Income	243,223.17	12.48	100,085.82	5.44

Beginning Retained Earnings	985,910.25		558,852.46

Ending Retained Earnings	$1,229,133.42		$658,938.28

W.T. ENTERPRISES, INC.
SCHEDULE OF COST OF REVENUE & OPERATING EXPENSES
For the Period Ended June 30, 2005 and 2004
(unaudited)

	Six Months Ended		Six Months Ended
	Jun. 30, 2005	Pct	Jun. 30, 2004	Pct

Cost of Revenue
Contract Air	191,500.00	9.83	352,300.00	19.15
Freight & Trucking	11,529.98	0.59	13,788.47	0.75
Auto Expense	57,800.36	2.97	57,554.74	3.13
Depreciation	148,285.00	7.61	110,875.00	6.03
Fuel	0.00	0.00	12,906.32	0.70
Insurance	27,634.49	1.42	21,697.12	1.18
Laundry/ Uniforms	1,365.96	0.07	5,223.46	0.28
Maintenance & Repairs	95,822.66	4.92	73,610.05	4.00
Equipment Rental	141,320.17	7.25	175,289.72	9.53
Subcontracting — Other	2,942.50	0.15	1,800.00	0.10
Supplies	104,745.30	5.37	139,860.66	7.60
Taxes	34,631.08	1.78	33,779.21	1.84
Travel	2,666.50	0.14	0.00	22.97
Wages	437,054.70	22.42	422,569.29	22.97

Total Cost of Revenue	$1,257,348.70	64.51	$1,421,254.04	77.27

Operating Expenses
Advertising & Promotional	0.00	0.00	454.56	0.02
Bank Charges	0.00	0.00	632.62	0.03
Contract Labor	0.00	0.00	924.00	0.05
Car & Truck Expense	3,400.29	0.17	0.00	0.05
Contributions	2,250.00	0.12	1,000.00	0.05
Depreciation	3,635.00	0.19	3,341.00	0.18
Dues & Subscriptions	71.70	0.00	170.40	0.01
Insurance	21,057.11	1.08	20,040.54	1.09
Laundry & Uniforms	1,748.23	0.09	0.00	1.09
Life Insurance	288.00	0.01	269.00	0.01
Medical Reimbursement	0.00	0.00	3,621.06	0.20
Meals & Entertainment	7,604.96	0.39	1,441.28	0.08
Office Expense	936.47	0.05	1,510.61	0.08
Professional fees	5,171.03	0.27	1,054.00	0.06
Rent	6,026.48	0.31	6,938.15	0.38
Repairs & Maintenance	154.20	0.01	0.00	0.38
Supplies	497.90	0.03	40.00	0.00
Taxes	19,904.64	1.02	11,195.41	0.61
Travel	6,104.48	0.31	1,564.70	0.09
Utilities & Telephone	13,329.50	0.68	8,322.15	0.45
Wages	43,482.00	2.23	8,322.15	0.45
Salaries-Officers	192,400.00	9.87	207,200.00	11.26

Total Operating Expenses	$328,061.99	16.83	$269,719.48	14.66

W.T. ENTERPRISES, INC.
STATEMENT OF CASH FLOWS
For the Period Ended June 30, 2005 and 2004
(unaudited)

	6 Months Ended	6 Months Ended
	Jun. 30, 2005	Jun. 30, 2004

Cash Flow from Operating Activities
Net Income (Loss)	$242,223.17	$100,085.82
Adjustments to Reconcile Cash Flow
Depreciation	151,920.00	114,216.00
Deferred Income Tax	25,816.00	23,830.00
Decrease (Increase) in Current Assets
Trade Receivables	(4,610.00)	56,721.00
Trade Receivable WIP	(9,825.00)	(30,025.00)
Loans to Shareholder	3,432.23	2,959.58
Prepaid Expense	(7,527.57)	(321.51)
Prepaid Income Taxes	0.00	894.00
Increase (Decrease) in Current Liabilities
Accounts Payable	(32,662.73)	(19,411.84)
Accrued Expenses	65,522.20	2,781.13
Credit Cards Payable	66,650.50	10,690.02

Total Adjustments	258,714.63	162,333.38

Cash Provided (Used) by Operations	501,937.80	262,419.20
Cash Flow From Investing Activities
Sales (Purchases) of Assets
Machinery & Equipment	(314,139.87)	(397,016.47)

Cash Provided (Used) by Investing	(314,139.87)	(397,016.47)
Cash Flow From Financing Activities
Cash (Used) or provided by:
Short-Term Debt	159,537.27	42,475.87
Long-Term Debt	(243,775.81)	137,312.81

Cash Provided (Used) by Financing	(84,238.54)	179,788.68

Net Increase (Decrease) in Cash	103,559.39	45,191.41
Cash at Beginning of Period	49,694.77	39,821.42

Cash at End of Period	$153,254.16	$85,012.83

See accompanying accountant’s compilation report

INDEPENDENT AUDITORS’ REPORT
To the Shareholder
Specialty Rental Tools, Inc.
Broussard, Louisiana
      We have audited the accompanying balance sheets of Specialty Rental Tools, Inc. (the “Company”) as of December 31, 2005, 2004 and 2003, and the related statements of income, shareholder’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Note J to the financial statements, the accompanying financial statements have been restated.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Specialty Rental Tools, Inc. as of December 31, 2005, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
      Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule I is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
March 10, 2006, except for Note J, as to which the date is July 14, 2006.

SPECIALTY RENTAL TOOLS, INC.
BALANCE SHEETS

	December 31,

	2005	2004	2003

	(Restated)
ASSETS
Current Assets
Cash and cash equivalents	$17,476,515	$11,038,970	$9,097,762
Trade receivables, net	7,253,603	5,437,713	3,206,942
Inventory	347,978	256,888	181,368
Prepaid expenses and other	63,266	82,256	66,910

Total Current Assets	25,141,362	16,815,827	12,552,982
Property and Equipment, net	19,045,776	12,285,735	9,103,656

Total Assets	$44,187,138	$29,101,562	$21,656,638

LIABILITIES AND SHAREHOLDER’S EQUITY
Liabilities
Current Liabilities
Accounts payable	$1,379,752	$1,217,857	$1,280,641
Accrued liabilities	608,797	291,195	260,650
Current portion of notes payable	3,084,046	1,488,466	1,021,530

Total Current Liabilities	5,072,595	2,997,518	2,562,821
Notes Payable, less current portion	429,184	1,566,536	—

Total Liabilities	5,501,779	4,564,054	2,562,821
Commitments and Contingencies	—	—	—
Shareholder’s Equity
Common stock	155,655	155,655	155,655
Treasury stock, at cost	(736,000)	(736,000)	(736,000)
Retained earnings	39,265,704	25,117,853	19,674,162

Total Shareholder’s Equity	38,685,359	24,537,508	19,093,817

Total Liabilities and Shareholder’s Equity	$44,187,138	$29,101,562	$21,656,638

See accompanying notes to financial statements.

SPECIALTY RENTAL TOOLS, INC.
STATEMENTS OF INCOME

	Year Ended December 31,

	2005	2004	2003

	(Restated)
Revenues, Net	$32,708,504	$19,345,433	$17,662,475
Expenses
Cost of sales	5,103,071	2,954,085	3,166,356
General and administrative	7,232,127	5,218,634	4,857,507
Depreciation	3,447,210	2,434,682	2,543,332

Total Expenses	15,782,408	10,607,401	10,567,195

Income from Operations	16,926,096	8,738,032	7,095,280
Other Income (Expense)
Interest income	136,597	46,173	66,282
Interest expense	(184,856)	(11,987)	(58,442)
Other, net	72,515	(76,917)	(95,327)

Total Other Income (Expense)	24,256	(42,731)	(87,487)

Net Income	$16,950,352	$8,695,301	$7,007,793

See accompanying notes to financial statements.

SPECIALTY RENTAL TOOLS, INC.
STATEMENTS OF SHAREHOLDER’S EQUITY
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Common Stock
			Treasury	Retained
	Shares	Amount	Stock	Earnings	Total

Balance, January 1, 2003	225	$155,655	$(736,000)	$25,467,954	$24,887,609
Net income	—	—	—	7,007,793	7,007,793
Distributions	—	—	—	(12,801,585)	(12,801,585)

Balance, December 31, 2003	225	155,655	(736,000)	19,674,162	19,093,817
Net income	—	—	—	8,695,301	8,695,301
Distributions	—	—	—	(3,251,610)	(3,251,610)

Balance, December 31, 2004	225	155,655	(736,000)	25,117,853	24,537,508
Net income	—	—	—	16,950,352	16,950,352
Distributions	—	—	—	(2,802,501)	(2,802,501)

Balance, December 31, 2005 (Restated)	225	$155,655	$(736,000)	$39,265,704	$38,685,359

See accompanying notes to financial statements.

SPECIALTY RENTAL TOOLS, INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2005	2004	2003

	(Restated)
Cash Flows from Operating Activities
Net income	$16,950,352	$8,695,301	$7,007,793
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,447,210	2,434,682	2,543,332
Gain on sale of assets	(1,865,949)	(1,098,488)	(332,431)
Changes in operating assets and liabilities:
Receivables	(1,815,890)	(2,230,771)	777,986
Inventory	(91,090)	(75,520)	78,267
Prepaid expenses and other	18,990	(15,346)	(14,604)
Accounts payable	161,895	(62,784)	43,879
Accrued liabilities	317,602	30,545	10,519

Net cash provided by operating activities	17,123,120	7,677,619	10,114,741
Cash Flows from Investing Activities
Purchase of property and equipment	(11,429,761)	(5,796,433)	(921,949)
Proceeds from sale of property and equipment	3,135,857	1,334,493	1,088,038

Net cash provided by (used in) investing activities	(8,293,904)	(4,461,940)	166,089
Cash Flows from Financing Activities
Distributions to shareholder	(2,802,501)	(3,251,610)	(12,801,585)
Proceeds from notes payable	3,000,000	3,000,000	—
Repayment of notes payable	(2,589,170)	(1,022,861)	(1,493,440)

Net cash used in financing activities	(2,391,671)	(1,274,471)	(14,295,025)

Net Increase (Decrease) in Cash and Cash Equivalents	6,437,545	1,941,208	(4,014,195)
Cash and cash equivalents — Beginning of year	11,038,970	9,097,762	13,111,957

Cash and cash equivalents — End of year	$17,476,515	$11,038,970	$9,097,762

Supplemental Cash Flow Information
Cash paid for interest	$184,856	$11,987	$58,442

See accompanying notes to financial statements.

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005, 2004 AND 2003
Note A — Nature of Operations
      Specialty Rental Tools, Inc. (the “Company”) leases drill pipe, tubing, handling equipment, pressure control equipment, drill collars and other oilfield equipment to both major and independent petroleum exploration and production companies for use in drilling, completion and work-over operations. The Company is located in Broussard, Louisiana, and leases equipment to companies throughout the Gulf Coast Region. The Company was incorporated in the State of Louisiana in December 1978.
Note B — Summary of Significant Accounting Policies
      Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
      Revenue Recognition: Rental equipment is leased to customers at per day and per job contractual rates. Net revenues are determined by deducting sales discounts from gross sales. Payments from customers for the cost of oilfield rental equipment that is damaged or lost-in-hole are reflected as revenues with the carrying value of the related equipment charged to cost of sales.
      Cash and Cash Equivalents: The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.
      Accounts Receivable: The Company uses the allowance method to account for uncollectible accounts receivable. The Company establishes an allowance for doubtful accounts based on factors surrounding credit risk of debtors, historical factors and other related information. The allowance for doubtful accounts was $55,994, $35,087 and $38,266 at December 31, 2005, 2004 and 2003, respectively.
      Concentrations of Credit and Other Risks: Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivables. The Company maintains its cash in bank deposits with a financial institution. These accounts exceed federally insured limits. Deposits in the United States are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. The Company monitors the financial condition of the financial institution and has not experienced any losses on such accounts.
      The Company is not party to any financial instruments which would have off-balance sheet credit or interest rate risk.
      Inventory: Inventory consists primarily of supplies and materials used to repair and maintain rental equipment. Inventory is valued using the first-in, first-out method and stated at the lower of cost or market.
      Property and Equipment: Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 39 years. Expenditures for major renewals and betterments, which extend the original estimated economic useful lives of applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred and are often billed back to customers as allowed by

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
rental contracts. The costs and related accumulated depreciation of assets sold or retired are removed from the accounts, and any gain or loss thereon is reflected in operations.
      The Company periodically evaluates the recoverability of the carrying value of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.
      Income Taxes: The Company’s shareholder has elected to be taxed as a small business corporation under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, federal income tax is the responsibility of the individual shareholder, and no provision for federal income tax is included in the accompanying financial statements.
      Advertising: The Company’s policy is to expense advertising costs as incurred and amounted to approximately $254,000, $196,000 and $245,000 for years ended December 31, 2005, 2004 and 2003, respectively.
      Major Customers: For the year ended December 31, 2005, 51% of the Company’s revenues were generated from two unrelated customers, and trade receivables from those customers totaled $2,869,316 at December 31, 2005. For the year ended December 31, 2004, 43% of the Company’s revenues were generated from one unrelated customer, and trade receivables from this customer were $2,665,365 at December 31, 2004. For the year ended December 31, 2003, 50% of the Company’s revenues were generated from two unrelated customers.
Note C — Property and Equipment
      Property and equipment consists of the following:

	Estimated	December 31,
	Useful
	Lives	2005	2004	2003

Rental equipment	7 - 10 years	$37,346,425	$27,390,801	$23,338,565
Automobiles	5 years	508,535	410,094	330,734
Furniture and fixtures	5 - 7 years	12,369	12,369	1,835
Leasehold improvements	15 - 39 years	161,091	161,091	105,426

		38,028,420	27,974,355	23,776,560
Less: accumulated depreciation		(18,982,644)	(15,688,620)	(14,672,904)

		$19,045,776	$12,285,735	$9,103,656

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note D — Notes Payable
      Notes payable consist of the following:

	December 31,

	2005	2004	2003

Note payable to bank (1)	$—	$—	$1,021,530
Note payable to bank (2)	1,531,520	3,000,000	—
Note payable to bank (3)	1,907,252	—	—
Note payable to GMAC (4)	34,869	55,002	—
Note payable to Ford Credit (5)	39,589	—	—

	3,513,230	3,055,002	1,021,530
Less: current portion	3,084,046	1,488,466	1,021,530

Total notes payable — long-term	$429,184	$1,566,536	$—

      Future maturities of long-term debt as of December 31, 2005 are as follows:

Year Ending December 31,

2006	$3,084,046
2007	421,199
2008	7,985

$3,513,230

(1) Note Payable to Bank
      In August 2002, the Company raised $3,000,000 under a note payable agreement from Iberia Bank, a financial institution in Louisiana. The note bore interest at a rate of prime less 1% and was payable in installments over 24 months. The Company repaid the note in August 2004.

(2) Note Payable to Bank
      In December 2004, the Company raised $3,000,000 under a note payable agreement from Iberia Bank, a financial institution in Louisiana. The note bears interest at a rate of 4.2% per annum and is being repaid through monthly principal and interest payments totaling $130,617. Under the terms of the note payable agreement, the note was due in December 2006. The Company repaid the note in January 2006.

(3) Note Payable to Bank
      In February 2005, the Company raised $3,000,000 under a note payable agreement from Iberia Bank, a financial institution in Louisiana. The note bears interest at a rate of 4.2% per annum and is being repaid through monthly principal and interest payments totaling $130,818. Under the terms of the note payable agreement, the note was due in March 2007. The Company repaid the note in January 2006.

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

(4) Note Payable to GMAC
      In October 2004, the Company financed the purchase of a vehicle through a $56,333 note payable agreement with GMAC. The note is non-interest bearing and is being repaid through monthly principal payments of $1,565. The note is due in November 2007.

(5) Note Payable to Ford Credit
      In June 2005, the Company financed the purchase of a vehicle through a $47,398 note payable agreement with Ford Credit. The note bears interest at a rate of 0.9% per annum and is being repaid through monthly principal and interest payments totaling $1,335. The note is due in June 2008.
Note E — Shareholder’s Equity
      Common Stock: The Company is authorized to issue 10,000 shares of common stock that has no par value. As of December 31, 2005, 2004 and 2003, the Company had 2,500 shares issued and 225 common shares outstanding.
      Treasury Stock: The Company has repurchased common stock as treasury stock. As of December 31, 2005, 2004 and 2003, the Company owned 2,275 shares of treasury stock.
Note F — Profit Sharing Plan
      The Company sponsors a profit sharing plan (the “Plan”) which covers all eligible employees. Company contributions to the Plan are discretionary. The Plan vests one hundred percent (100%) after six or more years of continuing service. During the years ended December 31, 2005, 2004 and 2003, the Company made contributions of approximately $175,000, $163,000 and $155,000 respectively, to the Plan.
Note G — Related Party Transactions
      The Company paid the shareholder $648,000, $288,000 and $144,000 for the years ended December 31, 2005, 2004 and 2003, respectively, for rent expense on the Company’s operating facilities in Broussard, Louisiana.
Note H — Non-Cash Investing and Financing Activities
      The following non-cash transaction took place during the year ended December 31, 2005:

•	The Company acquired an automobile for $47,398, which was funded through a note payable instrument.
      The following non-cash transaction took place during the year ended December 31, 2004:

•	The Company acquired an automobile for $56,333, which was funded through a note payable instrument.
Note I — Subsequent Events
      On January 18, 2006 the Company was acquired by Allis-Chalmers Energy, Inc. through a 100% stock purchase agreement for $96.0 million in cash. The Company’s financial statements have not been modified as a result of this transaction.
      On January 16, 2006 the Company repaid the outstanding balance of Note 2 and Note 3 as stated in Note D of the financial statements.

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note J — Restatement
      At December 31, 2005 the Company had accrued approximately $12,400,000 in bonuses payable to certain employees upon acquisition of the Company by Allis-Chalmers Energy, Inc. The employee bonuses were contingent upon the acquisition of the Company, which was not consummated until January 18, 2006, therefore no liability existed as of December 31, 2005. Accordingly, the Company restated its financial statements to reverse the accrual of approximately $12,400,000 at December 31, 2005.
      A restated balance sheet at December 31, 2005, a restated statement of income, and restated statement of cash flows for the year ended December 31, 2005, reflecting the above adjustment is presented below.

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2005

	As Reported	Adjustments	As Restated

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$17,476,515	$—	$17,476,515
Trade receivables, net	7,253,603	—	7,253,603
Inventory	347,978	—	347,978
Prepaid expenses and other	63,266	—	63,266

TOTAL CURRENT ASSETS	25,141,362	—	25,141,362
PROPERTY AND EQUIPMENT, net	19,045,776	—	19,045,776

TOTAL ASSETS	$44,187,138	$—	$44,187,138

LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts payable	$1,379,752	$—	$1,379,752
Accrued liabilities	13,008,797	(12,400,000)	608,797
Current portion of notes payable	3,084,046	—	3,084,046

TOTAL CURRENT LIABILITIES	17,472,595	(12,400,000)	5,072,595
NOTES PAYABLE, less current portion	429,184	—	429,184

TOTAL LIABILITIES	17,901,779	(12,400,000)	5,501,779
COMMITMENTS AND CONTINGENCIES	—	—	—
SHAREHOLDER’S EQUITY
Common stock	155,655	—	155,655
Treasury stock, at cost	(736,000)	—	(736,000)
Retained earnings	26,865,704	12,400,000	39,265,704

TOTAL SHAREHOLDERS’ DEFICIT	26,285,359	12,400,000	38,685,359

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$44,187,138	$—	$44,187,138

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2005

	As Reported	Adjustments	As Restated

REVENUES, NET	$32,708,504	$—	$32,708,504
EXPENSES
Cost of sales	5,103,071	—	5,103,071
General and administrative	19,632,127	(12,400,000)	7,232,127
Depreciation	3,447,210	—	3,447,210

TOTAL EXPENSES	28,182,408	(12,400,000)	15,782,408

INCOME FROM OPERATIONS	4,526,096	12,400,000	16,926,096
OTHER INCOME (EXPENSE)
Interest income	136,597	—	136,597
Interest expense	(184,856)	—	(184,856)
Other, net	72,515	—	72,515

TOTAL OTHER INCOME (EXPENSE)	24,256	—	24,256

NET INCOME	$4,550,352	$12,400,000	$16,950,352

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2005

	As Reported	Adjustments	As Restated

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,550,352	$12,400,000	$16,950,352
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	3,447,210	—	3,447,210
Gain on sale of assets	(1,865,949)	—	(1,865,949)
Changes in operating assets and liabilities:
Receivables	(1,815,890)	—	(1,815,890)
Inventory	(91,090)	—	(91,090)
Prepaid Expenses and other	18,990	—	18,990
Accounts Payable	161,895	—	161,895
Accrued liabilities	12,717,602	(12,400,000)	317,602

NET CASH PROVIDED BY OPERATING ACTIVITIES	17,123,120	—	17,123,120
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(11,429,761)	—	(11,429,761)
Proceeds from sale of property and equipment	3,135,857	—	3,135,857

NET CASH USED IN INVESTING ACTIVITIES	(8,293,904)	—	(8,293,904)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to shareholder	(2,802,501)	—	(2,802,501)
Proceeds from notes payable	3,000,000	—	3,000,000
Repayment of notes payable	(2,589,170)	—	(2,391,671)

NET CASH USED IN FINANCING ACTIVITIES	(2,391,671)	—	(2,391,671)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,437,545	—	6,437,545
CASH AND CASH EQUIVALENTS — BEGINNING OF YEAR	11,038,970	—	11,038,970

CASH AND CASH EQUIVALENTS — END OF YEAR	$17,476,515	$—	$17,476,515

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$186,856	$—	$186,856

SPECIALTY RENTAL TOOLS, INC.
SCHEDULE I — SCHEDULE OF GENERAL AND ADMINISTRATIVE EXPENSES

	Year Ended December 31,

	2005	2004	2003

	(Restated)
Salaries and wages	$2,808,822	$2,449,073	$2,340,807
Retirement plan expenses	174,863	163,261	155,409
Selling expenses	486,323	325,595	292,420
Shop supplies	774,694	500,783	571,038
Shop maintenance	321,111	43,691	46,767
Rent	648,000	288,257	180,000
Insurance	461,198	404,886	345,318
Automobile expenses	242,276	161,549	145,333
Advertising	253,624	196,037	244,695
Taxes, licenses and other	565,751	377,022	415,390
Bad debt expense, net of recoveries	103,609	81,389	(59,220)
Office expense	57,424	49,648	26,814
Uniforms	25,555	17,971	19,800
Utilities	88,091	115,565	69,006
Dues and subscriptions	8,083	7,375	8,956
Professional fees	211,563	34,739	52,112
Other	1,140	1,793	2,862

Total	$7,232,127	$5,218,634	$4,857,507

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Shareholders of
DLS Drilling, Logistics & Services Corporation
We have audited the accompanying consolidated balance sheets of DLS Drilling, Logistics & Services Corporation as of December 31, 2005 and 2004 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DLS Drilling, Logistics & Services Corporation as of December 31, 2005 and 2004, and the consolidated results of their operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with generally accepted accounting principles in the United States of America.
Buenos Aires, Argentina
March 2, 2006, except in respect of Note 22 for which the date is June 9, 2006.
Sibille
/s/ Ariel S. Eisenstein
Partner

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
CONSOLIDATED BALANCE SHEETS
Amounts expressed in thousands of US Dollars

	December 31,	December 31,
	2005	2004

ASSETS
Current Assets
Cash and cash equivalents (Note 4)	731	1,496
Accounts receivable (Note 5)	26,826	19,970
Parts and supplies (Note 6)	16,640	16,110
Prepaid expenses and other current assets (Note 7)	4,069	4,713
Assets of discontinued operations (Note 22)	7,276	—

Total Current Assets	55,542	42,289

Non-Current Assets
Property, plant and equipment, net (Note 8)	110,510	97,799
Assets of discontinued operations	—	12,659
Investments	2	2

Total Non-Current Assets	110,512	110,460

TOTAL	166,054	152,749

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable and accrued expenses (Note 9)	13,522	12,209
Short-term debt (Note 10)	8,690	19,430
Payroll and accrued taxes (Note 11)	7,976	6,948
Other liabilities (Note 12)	9,188	1,816

Total Current Liabilities	39,376	40,403

Non-Current Liabilities
Other liabilities (Note 12)	782	14,167
Long-term debt (Note 13)	29,640	12,846
Deferred income tax liability (Note 14)	696	526

Total Non-Current Liabilities	31,118	27,539

TOTAL LIABILITIES	70,494	67,942

Stockholders’ Equity
Common stock (Note 3)	42,963	42,963
Additional paid-in capital (Note 3)	31,606	27,466
Retained earnings	20,991	14,378

TOTAL STOCKHOLDERS ’ EQUITY	95,560	84,807

TOTAL	166,054	152,749

See the accompanying notes to the consolidated financial statements

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Amounts expressed in thousands of US Dollars

	Year Ended December 31,

	2005	2004	2003

Sales and Other Operating Revenues (Note 15)	129,849	112,272	96,084
Operating Costs and Expenses (Note 16)	(113,351)	(98,366)	(83,727)

Gross Profit	16,498	13,906	12,357
General and Administrative Expenses	(3,933)	(3,430)	(3,140)

Operating Income	12,565	10,476	9,217
Net Financial Expenses (Note 16)	(5,394)	(4,585)	(4,030)
Other Income (Expenses) (Note 16)	7,127	1,000	(166)

Income from Continuing Operations Before Income Tax	14,298	6,891	5,021
Income Tax (Note 14)	(3,547)	(3,030)	(3,907)

Income from Continuing Operations	10,751	3,861	1,114
Loss on Discounted Operations, net of Income Tax Benefit of $2,228, $705, and $0, respectively (Note 22)	(4,138)	(1,309)	0

Net Income	6,613	2,552	1,114

See the accompanying notes to the consolidated financial statements

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Amounts expressed in thousands of US Dollars

				Accumulated
	Common Stock			other
			Paid-in	comprehensive	Retained
Description	Shares	Amount	Capital	income	Earnings	Total

2003
Opening Balance	42,963,374	42,963	27,466	—	10,712	81,141
Net income for fiscal year 2003					1,114	1,114

Balance as of December 31, 2003	42,963,374	42,963	27,466	—	11,826	82,255

2004
Net income for fiscal year 2004					2,552	2,552

Balance as of December 31, 2004	42,963,374	42,963	27,466	—	14,378	84,807

2005
Contribution of additional paid-in-capital	—	—	4,140	—	—	4,140
Net income for fiscal year 2005					6,613	6,613

Balance as of December 31, 2005	42,963,374	42,963	31,606	—	20,991	95,560

See the accompanying notes to the consolidated financial statements

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts expressed in thousands of US Dollars

	Year Ended December 31,

	2005	2004	2003

Net Income	6,613	2,552	1,114
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income tax	524	320	3,907
Depreciation, depletion and amortization	9,420	9,475	7,173
Loss on discontinued operations	4,138	1,309	—
Changes in assets and liabilities
(Increase) decrease in parts and supplies	(530)	91	(400)
Increase in accounts receivable trade	(6,856)	(2,041)	(6,697)
Decrease (increase) prepaid expenses and other current assets, net of deferred income tax	290	719	(2,120)
Increase in trade accounts payable and accrued expenses, payroll and accrued taxes and current other liabilities	4,629	6,347	4,783

Net cash provided by operations	18,228	18,772	7,760

Investment activities
Disposal (purchase) of investments	—	13	(10)
Proceeds from the sale of property, plant and equipment	64	160	—
Additions to property, plant and equipment	(22,195)	(12,184)	(12,640)

Net cash used in investment activities	(22,131)	(12,011)	(12,650)

Financing
Contribution of additional paid-in capital	4,140	—	—
New long — term debt	14,500	5,065	5,290
Net new short — term debt	—	2,912	—
Financing from customers and other liabilities	(6,073)	14,166	—
Net decrease in short — term debt and long-term debt	(8,446)	(12,894)	(733)

Net cash provided by financing activities	4,121	9,249	4,557

Cash flows from discontinued operations
Net cash used in operations	—	—	—
Net cash used in investments activities	(983)	(14,673)	—
Net cash used in financing activities	—	—	—

Net cash used in discontinued operations	(983)	(14,673)	—

(Decrease) increase in cash and cash equivalents	(765)	1,337	(333)
Cash and cash equivalents at the beginning of the year	1,496	159	492

Cash and cash equivalents at the end of the year	731	1,496	159

Income tax paid	—	—	—
Interest paid	920	1,873	467
See the accompanying notes to the consolidated financial statements

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Amounts expressed in thousands of US Dollars
Note 1.     The Company
      DLS Drilling, Logistics & Services Corporation (“DLS” or, including its subsidiaries and branch, the “Company”), incorporated under the laws of the British Virgin Islands in September 1993, is involved in drilling and oil field services.
      In addition, the Company made certain investments in oil and natural gas exploration activities (see Note 22).
      DLS’s shareholders are Bridas International Holdings Ltd., Bridas Central Company Ltd. and Associated Petroleum Investors Limited, which hold 40%, 40% and 20%, respectively of DLS’s capital stock.
      The Company has conducted and continues to conduct significant transactions with related parties as explained in Note 17.
Note 2.     Significant accounting policies and presentation

2.1. Accounting policies
      The consolidated financial statements of DLS are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The financial statements presented herein were prepared on a consistent basis applying the significant accounting policies described in this note. Certain reclassifications have been made to prior presentations to be consistent with the current period classification. Also, these financial statements reflect certain reclassifications to present the oil and gas operations on a discontinued operations basis as a consequence of the transaction described in Note 22.
      The management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses to prepare these financial statements in conformity with US GAAP. Actual results may differ in some cases from those estimates. These estimates include, but are not limited to, the allowance for uncollectible accounts, recoverability of the investment in long-term assets and the fair value of the Company’s investment in unproved oil and gas properties.

2.2. Basis of presentation
      The consolidated financial statements include the financial statements of DLS Drilling, Logistics & Services Corporation and its subsidiary and branch. All intercompany balances and transactions have been eliminated in these consolidated financial statements.
      DLS had the following subsidiary and branch:

		Stock
Company	Main Activity	Ownership	Voting rights

DLS Argentina Ltd. (1)	Oil Field Services	99.99%	99.99%
DLS Bolivia Branch	Oil Field Services	100.00%

(1)	DLS Argentina Ltd. has a branch in Argentina (DLS Argentina Limited Sucursal Argentina).

2.3. Cash and cash equivalents
      Cash and cash equivalents include checking account deposits, time deposits with original maturities of three months or less and cash on hand. For the purposes of the consolidated statements of cash flows

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 2.     Significant accounting policies and presentation (continued)
the company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

2.4. Parts and supplies
      Inventories of materials, supplies, spare parts, drilling fluids and others are stated at purchase cost. Goods in transit on which ownership has passed to the Company are valued at purchase cost. These values do not exceed those prevailing in the market.

2.5. Property, plant and equipment
      Property, plant and equipment are carried at cost. Major renewals and improvements are capitalized and depreciated over the respective asset’s remaining useful life. Maintenance and repair costs are charged to expense as incurred. When assets are sold or retired, the remaining costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in results of operations. Interest is capitalized on construction-in-progress, if any, at the interest rate on debt incurred for construction or at the weighted average cost of debt outstanding during the period of construction.
      Depreciation is provided using the working days method for drilling rigs and the straight-line method based upon expected useful lives of the rest of the items determined for each class of asset. Estimated useful lives of the assets are as follows:

Drilling rigs	5840 working days
Rig equipment	5 years
Workover rigs	16 years
Pulling rigs	10 years
Trucks and transportation equipment	4 years
Buildings	10 years
Trailers and facilities	4 years
Other	3 to 5 years
      Net property, plant and equipment does not exceed recoverable values based on estimates of future operations. The Company adopted Statement of Financial Accounting Standard Nr.144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, issued by the Financial Accounting Standards Board (“FASB”) in August 2001. This standard addresses the accounting for the recognition and measurement of impairment losses for long-lived assets (including oil and gas properties accounted for under the successful efforts method of accounting and certain amortizable intangibles to be held and used or disposed of, see Note 22).
      The Company performs a review for impairment when circumstances suggest there is a need for such a review. The Company groups and evaluates other property, plant and equipment for impairment based on the ability to identify separate cash flows generated therefrom.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 2.     Significant accounting policies and presentation (continued)

2.6. Foreign currency remeasurement
      The Company has designated the U.S. dollar as the functional currency for its operations because it contracts with customers, purchases equipment and finances capital using the U.S. dollar. Certain monetary assets and liabilities denominated in currencies other than the U.S. dollar are remeasured at period end historical exchange rates and all foreign currency monetary, gains or losses are reflected in each year’s results of operations and are included in Financial Expenses, net on the Statement of Income. (See Note 16).

2.7. Revenue recognition
      The Company recognizes revenue as services are performed based upon contracted dayrates and the number of operating days during the year. Revenue from turnkey contracts is based on percentage of completion of the services at each balance sheet date. Mobilization fees received and costs incurred in connection with a customer contract to mobilize a rig from one geographic area to another are deferred and recognized on a straight-line basis over the term of such contract. Costs incurred to mobilize a rig without a contract are expensed as incurred.

2.8. Compensated absences and additional salaries
      The Company accrues the liability for future compensation to employees for vacations and annual additional salaries (13th month payment) vested during the year.

2.9. Concentration of credit risk
      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents in other high quality financial instruments. The Company limits the amount of credit exposure to any one financial institution. The Company’s customer base consists primarily of major integrated international oil companies, as well as smaller independent oil and gas producers. Management believes the credit quality of its customers is generally high. The Company provides allowances for potential credit losses when necessary.

2.10. Conditions affecting ongoing operations
      The Company’s current business and operations are substantially dependent upon conditions in the oil and gas industry and, specifically, the exploration and production expenditures of oil and gas companies. The demand for contract drilling and related services is influenced by oil and gas prices, expectations about future prices, the cost of producing and delivering oil and gas, government regulations and local and international political and economic conditions. There can be no assurance that current levels of exploration and production expenditures of oil and gas companies will be maintained or that demand for the Company’s services will reflect the level of such activities.

2.11. Income tax
      The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards Nr. 109 (“SFAS 109”), “Accounting for Income Tax”. Under the asset and liability method

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 2.     Significant accounting policies and presentation (continued)
of SFAS 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income for the period that includes the enactment date.
      The consolidated entity domiciled in Argentina is subject to Argentine income tax at a nominal rate of 35% except for the activities carried out in the province of Tierra del Fuego, which are exempt. The entity domiciled in Bolivia is subject to Bolivian income tax at a nominal rate of 25%. Income earned by DLS is not subject to taxation.
Note 3.     Stockholders’ equity
      At December 31, 2005, 2004 and 2003, the authorized share capital of DLS was USD 70,000, of which USD 42,963 had been issued and was outstanding, represented by 42,963,374 shares. Each share has a par value of one U.S. Dollar and is entitled to one vote. The shares are identical in all respects. During 2005, the Company received contribution of additional paid in capital in the aggregate amount of USD 4,140. This contribution of additional paid in capital was made by the shareholders in the same proportion to their ownership interest. No additional common shares were issued.
Note 4.     Cash and cash equivalents

	December 31

	2005	2004

Cash on hand and in banks	331	1,496
Time deposits	400	—

	731	1,496

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 5.     Accounts receivable

	December 31

	2005	2004

Trade	26,826	19,970

	26,826	19,970

      No allowance for potential credit loss was deemed necessary as of December 31, 2005 and 2004 based on an evaluation of outstanding customer balances at each date.
Note 6.     Parts and supplies

Drilling fluids	1,741	1,541
Materials, supplies, spare parts and others	13,916	13,165
Goods in transit	983	1,404

	16,640	16,110

Note 7.     Prepaid expenses and other current assets

Prepaid taxes	2,073	1,857
Minimum presumed income tax	—	791
Deferred tax asset	309	663
Prepaid expenses	1,036	1,402
Deferred mobilization costs	651	—

	4,069	4,713

Note 8.     Property, plant and equipment

Drilling activities:
Drilling rigs	91,585	81,227
Rig equipment	17,372	15,594
Workover rigs	15,549	11,622
Rig held for future use(1)	10,752	10,752
Pulling rigs	7,324	6,459
Trucks and transportation equipment	3,559	3,456
Buildings	2,826	2,073
Trailers and facilities	1,359	1,258
Other	8,599	7,241

	158,925	139,682
Accumulated depreciation	(48,415)	(41,883)

Net property, plant and equipment	110,510	97,799

(1)	Carried at cost, which is lower than estimated fair market value.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 9.     Trade accounts payable and accrued expenses

	December 31

	2005	2004

Trade creditors	11,724	10,999
Accrued expenses	1,798	1,210

	13,522	12,209

Note 10.     Short-term debt

Short term debt	—	1,006
Portion of long term debt maturing within one year	8,690	18,424

	8,690	19,430

      Short term debt for USD 1,006 at December 31, 2004 accrued interest at an average 4.35% annual rate .
Note 11.     Payroll and accrued taxes

	December 31

	2005	2004

Payroll	5,203	4,149
Taxes	2,773	2,799

	7,976	6,948

Note 12.     Other liabilities

Current
Customer financing of rig purchases	1,850	1,715
Note payable	7,177	—
Other	161	101

Total	9,188	1,816

Non-Current
Customer financing of rig purchases	782	2,591
Note payable	—	11,576

Total	782	14,167

      These liabilities are denominated in U.S. dollars, except for USD 161 and USD 101 which were denominated in Argentine pesos as of December 31, 2005 and 2004, respectively. The amounts of USD 2,632 and USD 4,306 accrued interest at a 8% p.a. rate in the years ended December 31, 2005 and 2004, respectively. The amounts of USD 7,177 and USD 11,576 accrued interest at a 6% p.a. rate in the years ended December 31, 2005 and 2004, respectively. The remaining other liabilities —current (USD 161 and USD 101 at each year end) did not bear interest.
      Other liabilities — non current as of December 31, 2005 become due in 2007.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 13.     Long-term debt

	December 31

	2005	2004

3,49 % loan agreement due 2005(1)	—	2,028
4,51% loan agreement due 2005(1)	—	4,032
10,78% loan agreement due 2005(2)	—	1,128
10,78% loan agreement due 2006(2)	1,110	1,106
6,31% loan agreement due 2006(1)	2,142	1,676
6,31% loan agreement due 2008(1)	2,376	1,676
5,51% loan agreement due 2009(1)	1,500	800
6,156% loan agreement due 2010(1)	700	—
5,67% loan agreement due 2011(1)	350	—
10,78% loan agreement due 2007(2)	733	746
3,49% loan agreement due 2007(1)	2,376	1,676
6% loan agreement due 2005(1)	—	11,236
6% loan agreement due 2006(1)	5,438	5,166
6% loan agreement due 2007(1)	7,163	—
6% loan agreement due 2008(1)	7,514	—
6% loan agreement due 2009(1)	6,928	—

Subtotal	38,330	31,270
Less: Long-term debt maturing within one year	8,690	18,424

	29,640	12,846

(1)	Denominated in US dollars

(2)	Denominated in Argentine pesos
      Future maturities of long-term debt as of December 31, 2005 were as follows:

2006	8,690
2007	10,272
2008	9,890
2009	8,428
2010	700
Thereafter	350

Total long term debt	38,330

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 14.     Income tax
      The components of the income tax expense from continuing operations for each year were as follows:

	Year ended December 31

	2005	2004	2003

Current	(3,023)	(2,710)	—
Deferred	(524)	(320)	(3,907)

Total	(3,547)	(3,030)	(3,907)

      A reconciliation between the income tax expense and income tax from continuing operations computed by applying the statutory rate to income from continuing operations before income taxes is summarized as follows:

		Percent of		Percent of		Percent of
		Pre-tax		Pre-tax		Pre-tax
	2005	Income	2004	Income	2003	Income

Income from continuing operations before income tax	14,298		6,891		5,021

Theoretical income tax (*)	4,941	34.6%	2,358	34.2%	1,722	34.3%

Non taxable income(**)	(2,333)	–16.3%	(573)	–8.3%	—
Non taxable-exempt operation	—		—		424	8.4%
Foreign exchange remeasurement	939	6.6%	1,245	18.1%	1,761	35.1%

Income tax expense	3,547	24.8%	3,030	44.0%	3,907	77.8%

(*)	The theoretical income tax rate applied represents the weighted average of 35% of Argentine income tax and 25% of Bolivian income tax.

(**)	Taxable income generated by the Company’s operations in the Province of Tierra de Fuego are exempt from Argentine income tax.
      The loss on discontinued operations is presented net of the related tax effect (see Note 22).

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 14.     Income tax (continued)
      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at each year end are as follows:

	December 31

	2005	2004

Deferred tax asset:
Exchange losses deferred for tax purposes	309	663

Total deferred tax asset	309	663

Deferred tax liability:
Depreciation of property, plant and equipment	696	526

Total deferred tax liability	696	526

Note 15.     Sales and other operating revenues

	Year ended December 31

	2005	2004	2003

By type of service provided
Drilling	71,617	68,805	54,779
Workover	25,848	19,592	19,059
Pulling	13,545	9,752	16,078
Mud Services	18,506	13,426	5,862
Other Revenues	333	697	306

	129,849	112,272	96,084

By location
Argentina	126,716	102,339	89,443
Bolivia	3,133	9,933	6,641

	129,849	112,272	96,084

      Sales to significant customers were as follows:

Pan American Energy LLC (see Notes 17 and 18)	71,928	57,326	47,565
Repsol YPF S.A.	19,741	17,454	26,631
Sales to other customers	38,180	37,492	21,888

	129,849	112,272	96,084

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 16.     Detail of Expenses

	Year ended December 31

	2005	2004	2003

Operating costs and expenses
Payroll and related taxes	39,290	29,599	23,155
Fuel, lubricants & materials	29,708	29,256	25,234
Third party services	20,898	17,264	18,961
Depreciation	9,420	9,475	7,173
Repairs and maintenance	4,506	4,064	2,857
Fleet expenses	3,415	2,794	1,837
Insurance	1,102	1,280	1,081
Other expenses	5,012	4,634	3,429

	113,351	98,366	83,727

	Year ended December 31

	2005	2004	2003

Net Financial expenses
Interest expenses	2,713	1,836	1,462
Interest income	(78)	(2)	(10)
Other financing charges	2,287	2,478	2,085
Foreign currency losses	472	273	493

	5,394	4,585	4,030

Other Income (Expenses)
Commissions earned (Note 17)	7,217	2,104	0
Other	(90)	(1,104)	(166)

	7,127	1,000	(166)

      Between July 2004 and December 2005, the Company earned commissions for the assistance provided by DLS management to a related party (see Note 17) in securing significant contracts with certain unrelated parties. The commissions were calculated as a percentage of the actual revenue generated by such contracts and accrued over the term of the contracts. This is a non-recurring income.
Note 17.     Certain agreement and transactions with related parties
      DLS and Pan American Energy LLC, or PAE, a company that is approximately 40% owned by an affiliate of the current owners of DLS, entered into a five-year strategic agreement for the purpose of solidifying a long-term alliance for the drilling of oil and gas wells in the San Jorge basin (see Note 18.1). In 2005, 2004 and 2003 Company billed PAE a net aggregate of approximately USD 71,298 USD 57,326 and USD 47,565 respectively in respect of drilling and related services provided by DLS; services rendered to PAE represented approximately 55%, 51% and 50% of DLS’s revenue in those years. Also under the strategic agreement, DLS borrowed from PAE the amount of USD 5,545 during 2004 to purchase rigs to be used in drilling services to this customer. This loan bears interest at a 8% p.a. rate.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 17.     Certain agreement and transactions with related parties (continued)
      In 2005, 2004 and 2003 the Company paid an aggregate amount of approximately USD 6,741 USD 5,771 and USD 4,439 respectively, to Tanus Argentina S.A., a related party, for the purchase of drilling fluids (see Note 18.3).
      In 2005 the Company acquired drilling rigs from Compañía de Perforaciones Río Colorado S.A., a related party, for USD 15,140.
      The Company received certain financing loans from a related party, Hudson Global Strategies Limited, in the normal course of business. The outstanding balance as of December 31, 2005, 2004 and 2003 was USD 27,043 USD 16,402 and USD 20,773 respectively. These loans bear interest at a 6% p.a. rate.
      In 2004 the Company purchased from Barrancas Sur S.A., a related party, a 90% interest in exploratory blocks General Lamadrid and Juarez for oil and gas exploration.
      Executive and other services such as data processing, rent and miscellaneous administrative and technical services were entered into by the Company with related parties. In 2005, 2004 and 2003 the Company paid to such related parties an aggregate amount of approximately USD 1,171 USD 1,186 and USD 1,714 respectively, in respect of said items.
      In 2005 and 2004, the Company earned commissions from Interoil Services Enterprise Limited, a related party, in the amount of USD 7,217 and USD 2,104, respectively.
      The following table summarizes the outstanding balances at each year end, arising from the transactions described above.

	Year ended December 31

	2005	2004	2003

Accounts receivable trade	5,076	9,681	8,283
Trade accounts payable and accrued expenses	1,073	2,095	888
Short term debt	5,437	11,237	5,207
Long term debt	21,605	5,166	15,566
Other liabilities — current	9,027	1,715	—
Other liabilities non — current	782	14,167	—
Note 18.     Commitments and contingencies
     18.1.     PAE contract
      DLS and PAE, a related party, entered into a five-year strategic agreement for the purpose of solidifying a long-term alliance for the drilling of oil and gas wells in the San Jorge basin. The completion and repair of all wells in the area is also part of the agreement. The strategic agreement expires in June 2008. PAE represented approximately 55% of DLS’ revenue in 2005. PAE may terminate the agreement without cause on 60 days’ notice or in the case of a spin-off or merger of DLS that is not consented to by PAE. There is no provision allowing early termination by DLS and there are no change of control provisions. In accordance with the strategic agreement, DLS shall ensure the availability of at

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 18.     Commitments and contingencies (continued)
least three drilling rigs, eight workover rigs and five pulling rigs in order to meet PAE’s drilling plans but, in turn, PAE will provide DLS a sufficient number of drilling locations to keep all such rigs and associated equipment working during the term of the strategic agreement, provided that there are no material changes in the price of oil or adverse results of the production forecasts. The drilling rigs rates under the agreement are subject to an efficiency factor for drilling depths up to 2,700 meters. The agreement incorporates a standard drilling time in hours for a typical drilling prospect up to 2,700 meters. Drilling beyond 2,700 meters or drilling prospects with non-standard procedures are at agreed upon hourly rates plus reimbursable materials and expenses.

18.2. Drilling fluid contract
      DLS entered into a drilling service contract with Repsol-YPF. The term of the contract is three years and comprises 50% of all drilling and fluid services required by the customer in the Neuquen basin where Repsol-YPF is drilling with approximately 20 rigs. DLS derives 15% of its revenues from this contract.

18.3. Source of drilling fluids
      DLS purchases a wide variety of drilling fluids as well as components made by other manufacturers and suppliers for use in its operations. The products used by DLS are manufactured by other parties. DLS is not dependent on any single source of supply for any of its raw materials; however, DLS has a long-term agreement with Tanus, a supplier of chemical specialties used in mud service, from which DLS agreed to purchase through 2009 the chemicals it uses to provide mud services. DLS may terminate these agreement without cause on six month’s notice.

18.4. Litigation
      The Company is routinely involved in other litigation, claims and disputes incidental to its business, related to its labor agreements, which at times involves claims, some of which would not be covered by insurance. In the opinion of management, none of the existing litigation will have a material adverse effect on the Company’s financial position, results of operations or cash flows.
Note 19.     Leases
      The Company leases space used for the executive offices of the branch in Argentina of DLS Argentina Limited. This lease is for an initial three-year term expiring in 2007. It has been classified as an operating lease. The approximate minimum annual rental commitment estimated at December 31, 2005 is USD 70 for each of the next three years. The total rental expense associated with this lease for the years ended December 31, 2005, 2004 and 2003 was USD 63 USD 72 and USD 59, respectively.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 20.     Fair value of financial instruments
      The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2005. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

	Carrying	Fair
	amount	value

Cash and cash equivalents	731	731
Accounts receivable	26,826	26,826
Accounts payable	13,522	13,522
Short-term debt	8,690	8,690
Long-term debt	29,640	29,640
Other liabilities	9,970	9,970
      The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•	Cash and cash equivalents, trade accounts receivable, other assets, short term debt, trade accounts payable, accrued expenses: The carrying amounts approximate fair value because of the short maturity of these instruments.

•	Long-term debt: The fair value of the Company’s long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company’s bankers.
Note 21.     New accounting pronouncements
      SFAS No. 151, Inventory Costs, was issued by the Financial Accounting Standards Board (FASB) in November 2004. This statement amends Accounting Research Bulletin No. 43, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials should be recognized as current-period charges, and it also requires that allocation of fixed production overheads be based on the normal capacity of the related production facilities. The provisions of this statement will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The provisions of this statement are applied prospectively. The Company expects that the adoption of this statement will not have a material impact on its financial position or results of operations in the future.
      FASB issued in December 2004 SFAS No. 153, Exchanges of Non-monetary Assets, An Amendment of APB Opinion No. 29. This statement addresses the measurement of exchanges of non-monetary assets and eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The provisions of this statement are applied prospectively. The Company expects that the adoption of this statement will not have a material impact on its financial position or results of operations in the future.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 21.     New accounting pronouncements (continued)
      In May 2005, FASB issued the SFAS No. 154, Accounting Changes and Error Corrections. This statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Change in Interim Financial Statements, and changes the requirements for the accounting and reporting of a change in an accounting principle. The adoption of this statement did not have any effect on the Company’s consolidated financial statements.
      On April 4, 2005, FASB adopted Staff Position FSP FAS 19-1 that amends SFAS No. 19 Financial Accounting and Reporting by Oil and Gas Producing Companies, to permit the continued capitalization of exploratory well costs beyond one year if (a) the well found a sufficient quantity of reserves to justify its completion as a producing well and (b) the entity is making sufficient progress assessing the reserves and the economic and operating viability of the project. The guidance in the FSP is required to be applied prospectively as from the third quarter of 2005. The adoption of this FSP did not have any impact on the Company’s 2005 results of operations.
      In September 2005, the Emerging Issue Task Force (“EITF”) concluded in Issue 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty, that two or more exchange transactions involving inventory with the same counterparty that are entered into in contemplation of one another should be combined for purposes of evaluating the effect of APB Opinion 29, Accounting for Non-monetary Transactions. Additionally, the EITF reached a consensus that a non-monetary exchange where an entity transfers finished goods inventory in exchange for the receipt of raw materials or work-in-progress inventory within the same line of business should generally be recognized by the entity at fair value. The consensus in this issue should be applied to transactions completed in reporting periods beginning after March 15, 2006, whether pursuant to arrangements that were in place at the date of initial application of the consensus or arrangements executed subsequent to that date. The Company expects that the adoption of this EITF will not have a material impact on its financial position or results of operations in the future.
Note 22.     Discontinued operations
      On June 30, 2004, the Company purchased a 90% interest in exploratory blocks General Lamadrid and Juarez for oil and gas exploration. The purchase price was USD 13,694. The Company allocated USD 13,279 to unproved properties and USD 415 to construction work in progress. Subsequent exploration expenditures were capitalized in 2005 and 2004 in the amount of USD 983 and USD 979 respectively, and dry hole expense of USD 1,420 and USD 382 was incurred, respectively. The Company recorded an impairment charge of the unproved properties in the amount of USD 4,946 and USD 1,632 in the years ended December 31, 2005 and 2004, respectively. In March 2006, the Company entered into an agreement to sell its interest in the exploratory block to Barrancas Sur S.A. and received proceeds equal to the book value of the oil and gas properties as of the date of sale. The assets related to these oil & gas activities are presented as “Assets of discontinued operations” on the consolidated balance sheet, while the related expenses are presented as “Loss from discontinued operations” (net of income tax) on the consolidated statements of income.
      In connection with its oil & gas exploratory assets, the Company follows the successful efforts method of accounting. Costs of property acquisitions, successful exploratory wells and support equipment and facilities are capitalized. Costs of capitalized oil and gas properties would be amortized

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 22.     Discontinued operations (continued)
using the units of production method. As of December 31, 2005, the Company did not generate any sales of oil or gas and all activities to date have been exploratory in nature. Unsuccessful exploratory wells are expensed when determined to be non-productive. Overhead and all exploration cost other than exploratory drilling are charged against income as incurred.

	December 31

Assets of discontinued operations	2005	2004

Oil and gas unproved properties	6,701	11,647
Oil and gas construction work in progress	575	1,012

	7,276	12,659

	Year Ended December 31

Loss on discontinued operations	2005	2004	2003

Dry hole expense	(1,420)	(382)	—
Impairment charges on unproved properties	(4,946)	(1,632)	—
Income tax benefits on discontinued operations	2,228	705	—

	(4,138)	(1,309)	—

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
UNAUDITED INTERIM CONSOLIDATED BALANCE SHEETS
Amounts expressed in thousands of US Dollars

	March 31,	December 31,
	2006	2005

	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents (Note 4)	244	731
Accounts receivable (Note 5)	21,817	26,826
Parts and supplies (Note 6)	16,004	16,640
Prepaid and other current assets (Note 7)	7,165	4,069
Assets of discontinued operations (Note 3)	—	7,276

Total Current Assets	45,230	55,542

Non-Current Assets
Property, plant and equipment, net (Note 8)	109,310	110,510
Investments	2	2

Total Non-Current Assets	109,312	110,512

TOTAL	154,542	166,054

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable and accrued expenses (Note 9)	15,285	13,522
Short-term debt (Note 10)	8,468	8,690
Payroll and accrued taxes (Note 11)	8,295	7,976
Other liabilities (Note 12)	1,998	9,188

Total Current Liabilities	34,046	39,376

Non-Current Liabilities
Other liabilities (Note 12)	452	782
Long-term debt (Note 13)	19,783	29,640
Deferred income tax liability	727	696

Total Non-Current Liabilities	20,962	31,118

TOTAL LIABILITIES	55,008	70,494

Stockholders’ Equity
Common stock (Note 22)	42,963	42,963
Additional paid-in capital (Note 22)	31,606	31,606
Retained earnings	24,965	20,991

TOTAL STOCKHOLDERS’ EQUITY	99,534	95,560

TOTAL	154,542	166,054

See the accompanying notes to the consolidated financial statements

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF INCOME
Amounts expressed in thousands of US Dollars

	Three Months
	Ended March 31,

	2006	2005

Sales and Other Operating Revenues (Note 15)	38,800	29,451
Operating Costs and Expenses (Note 16)	(32,663)	(26,211)

Gross Profit	6,137	3,240
General and Administrative Expenses	(1,066)	(984)

Operating Income	5,071	2,256
Net Financial Expenses (Note 16)	(1,681)	(1,040)
Other (Expenses) Income (Note 16)	(338)	1,801

Income from Continuing Operations Before Income Tax	3,052	3,017

Income Tax (Note 14)	(1,453)	(739)
Income from Continuing Operations	1,599	2,278
Income from Discontinued Operations, net of Income Tax Benefit of $2,375 (Note 3)	2,375	—

Net Income	3,974	2,278

See the accompanying notes to the consolidated financial statements

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
UNAUDITED INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY
Amounts expressed in thousands of US Dollars

				Accumulated
	Common Stock			Other
			Paid-in	Comprehensive	Retained
Description	Shares	Amount	Capital	Income	Earnings	Total

2005
Opening balance	42,963,374	42,963	27,466	—	14,378	84,807
Net income for the three months ended March 31, 2005	—	—	—	—	2,278	2,278

Balance as of March 31, 2005	42,963,374	42,963	27,466	—	16,656	87,085

2006
Opening balance	42,963,374	42,963	31,606	—	20,991	95,560
Net income for the three months ended March 31, 2006	—	—	—	—	3,974	3,974

Balance as of March 31, 2006	42,963,374	42,963	31,606	—	24,965	99,534

See the accompanying notes to the consolidated financial statements

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
UNAUDITED INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS
Amounts expressed in thousands of US Dollars

	Three Months
	Ended March 31,

	2006	2005

Net Income	3,974	2,278
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income tax	113	96
Income from discontinued operations	(2,375)	—
Depreciation, depletion and amortization	2,933	2,129
Net gain on the sale of property, plant and equipment	(15)	—
Changes in assets and liabilities
Decrease in parts and supplies	636	113
Decrease (increase) in accounts receivable trade	5,009	(2,337)
Increase in prepaid expenses and other current assets, net of deferred income tax	(803)	(209)
(Decrease) increase in trade accounts payable and accrued expenses, payroll and accrued taxes and current other liabilities	(5,438)	1,153

Net cash provided by operations	4,034	3,223

Investment activities
Purchase of investments	—	(10)
Proceeds from the sale of property, plant and equipment	757	—
Additions to property, plant and equipment	(2,475)	(1,603)

Net cash used in investment activities	(1,718)	(1,613)

Financing
Net decrease in Short-term debt and Long-term debt	(10,079)	(2,746)

Net cash used in financing activities	(10,079)	(2,746)

Cash flow from discontinued operations
Net cash provided by operations	—	—
Net cash provided by investment activities	7,276	—
Net cash provided by financing activities	—	—

Net cash provided by discontinued operations	7,276	—

Decrease in cash and cash equivalents	(487)	(1,136)
Cash and cash equivalents at the beginning of the period	731	1,496

Cash and cash equivalents at the end of the period	244	360

Income tax paid	—	—
Interest paid	2,125	692
See the accompanying notes to the consolidated financial statements

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS
Amounts expressed in thousands of US Dollars

Note 1.	The Company
      DLS Drilling, Logistics & Services Corporation (“DLS” or, including its subsidiaries and branch, the “Company”), incorporated under the laws of the British Virgin Islands in September 1993, is involved in drilling and oil field services.
      In addition, the Company made certain investments in oil and natural gas exploration activities (now discontinued, see Note 3).
      DLS’s shareholders are Bridas International Holdings Ltd., Bridas Central Company Ltd. and Associated Petroleum Investors Limited, which hold 40%, 40% and 20%, respectively of DLS’s capital stock. (See Note 23)
      The Company has conducted and continues to conduct significant transactions with related parties as explained in Note 17.

Note 2.	Significant accounting policies and presentation

2.1. Accounting policies
      The unaudited interim consolidated financial statements of DLS are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The financial statements presented herein were prepared on a consistent basis applying the significant accounting policies described in this note. The balance sheet as of December 31, 2005 presented for comparative purposes and related notes reflect certain reclassifications to present the oil and gas operations on a discontinued operations basis as a consequence of the transaction described in Note 3.
      In the opinion of management, the unaudited interim consolidated financial statements included herein reflects all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the Company’s financial position, results of operations and cash flow for the interim periods presented. The results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for a full year or any other interim period.
      The management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses to prepare these financial statements in conformity with US GAAP. Actual results may differ in some cases from those estimates. These estimates include, but are not limited to, the allowance for uncollectible accounts, recoverability of the investment in long-term assets and the fair value of the Company’s investment in unproved oil and gas properties.

2.2. Basis of presentation
      The consolidated financial statements include the financial statements of DLS Drilling, Logistics & Services Corporation and its subsidiary and branch. All intercompany balances and transactions have been eliminated in these consolidated financial statements.
      DLS had the following subsidiary and branch:

		Stock
Company	Main Activity	Ownership	Voting Rights

DLS Argentina Ltd.(1)	Oil Field Services	99.99%	99.99%
DLS Bolivia Branch	Oil Field Services	100.00%

(1)	DLS Argentina Ltd. has a branch in Argentina (DLS Argentina Limited Sucursal Argentina).

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 2.     Significant accounting policies and presentation (continued)

2.3. Cash and cash equivalents
      Cash and cash equivalents include checking account deposits, time deposits with original maturities of three months or less and cash on hand. For the purposes of the unaudited interim consolidated statements of cash flows the company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

2.4. Parts and supplies
      Inventories of materials, supplies, spare parts, drilling fluids and others are stated at purchase cost. Goods in transit on which ownership has passed to the Company are valued at purchase cost. These values do not exceed those prevailing in the market.

2.5. Property, plant and equipment
      Property, plant and equipment are carried at cost. Major renewals and improvements are capitalized and depreciated over the respective asset’s remaining useful life. Maintenance and repair costs are charged to expense as incurred. When assets are sold or retired, the remaining costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in results of operations. Interest is capitalized on construction-in-progress, if any, at the interest rate on debt incurred for construction or at the weighted average cost of debt outstanding during the period of construction.
      Depreciation is provided using the working days method for drilling rigs and the straight-line method based upon expected useful lives of the rest of the items determined for each class of asset. Estimated useful lives of the assets are as follows:

Drilling rigs	5840 working days
Rig equipment	5 years
Workover rigs	16 years
Pulling rigs	10 years
Trucks and transportation equipment	4 years
Buildings	10 years
Trailers and facilities	4 years
Other	3 to 5 years
      Net property, plant and equipment does not exceed recoverable values based on estimates of future operations. The Company adopted Statement of Financial Accounting Standard Nr. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, issued by the Financial Accounting Standards Board (“FASB”) in August 2001. This standard addresses the accounting for the recognition and measurement of impairment losses for long-lived assets (including oil and gas properties accounted for under the successful efforts method of accounting and certain amortizable intangibles to be held and used or disposed of — See Note 3).

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 2.     Significant accounting policies and presentation (continued)
      The Company performs a review for impairment when circumstances suggest there is a need for such a review. The Company groups and evaluates other property, plant and equipment for impairment based on the ability to identify separate cash flows generated therefrom.

2.6. Foreign currency remeasurement
      The Company has designated the U.S. dollar as the functional currency for its operations because it contracts with customers, purchases equipment and finances capital using the U.S. dollar. Certain monetary assets and liabilities denominated in currencies other than the U.S. dollar are remeasured at period end historical exchange rates and all foreign currency monetary, gains or losses are reflected in each period’s results of operations and are included under financial expenses, net on the Unaudited Interim Consolidated Statement of Income. (See Note 16).

2.7. Revenue recognition
      The Company recognizes revenue as services are performed based upon contracted dayrates and the number of operating days during the year. Revenue from turnkey contracts is based on percentage of completion of the services at each balance sheet date. Mobilization fees received and costs incurred in connection with a customer contract to mobilize a rig from one geographic area to another are deferred and recognized on a straight-line basis over the term of such contract. Costs incurred to mobilize a rig without a contract are expensed as incurred.

2.8. Compensated absences and additional salaries
      The Company accrues the liability for future compensation to employees for vacations and annual additional salaries (13th month payment) vested during the year.

2.9. Concentration of credit risk
      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents in other high quality financial instruments. The Company limits the amount of credit exposure to any one financial institution. The Company’s customer base consists primarily of major integrated international oil companies, as well as smaller independent oil and gas producers. Management believes the credit quality of its customers is generally high. The Company provides allowances for potential credit losses when necessary.

2.10. Conditions affecting ongoing operations
      The Company’s current business and operations are substantially dependent upon conditions in the oil and gas industry and, specifically, the exploration and production expenditures of oil and gas companies. The demand for contract drilling and related services is influenced by oil and gas prices, expectations about future prices, the cost of producing and delivering oil and gas, government regulations and local and international political and economic conditions. There can be no assurance that

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 2.     Significant accounting policies and presentation (continued)
current levels of exploration and production expenditures of oil and gas companies will be maintained or that demand for the Company’s services will reflect the level of such activities.

2.11. Income tax
      The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards Nr. 109 (“SFAS 109”), “Accounting for Income Tax”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.
      The consolidated entity domiciled in Argentina is subject to Argentine income tax at a nominal rate of 35% except for the activities carried out in the province of Tierra del Fuego, which are exempt. The entity domiciled in Bolivia is subject to Bolivian income tax at a nominal rate of 25%. Income earned by DLS is not subject to taxation.
Note 3.     Discontinued operations
      From mid-2004 through March 2006, the Company participated in certain oil and gas exploration activities. On June 30, 2004, the Company purchased a 90% interest in exploratory blocks General Lamadrid and Juarez for oil and gas exploration. The purchase price was USD 13,694. The Company allocated USD 13,279 to unproved properties and USD 415 to construction work in progress. Subsequent exploration expenditures were capitalized in the years ended December 31, 2005 and 2004 in the amount of USD 983 and USD 979 respectively, and dry hole expense of USD 1,420 and USD 382 was incurred, respectively. The Company recorded an impairment charge of the unproved properties in the amount of USD 4,946 and USD 1,632 in the years ended December 31, 2005 and 2004, respectively.
      The Company followed the successful efforts method of accounting. Costs of property acquisitions, successful exploratory wells and support equipment and facilities were capitalized. Costs of capitalized oil and gas properties would be amortized using the units of production method. As of March 31, 2006, the Company did not generate any sales of oil or gas and all activities to date were exploratory in nature. Unsuccessful exploratory wells were expensed when determined to be non-productive. Overhead and all exploration cost other than exploratory drilling were charged against income as incurred. The Company disposed of its interest in oil and gas exploration activities in March 2006 and received proceeds equal to the book value of the oil and gas properties as of the date of sale (see Note 17).

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 3.     Discontinued operations (continued)
Income from discontinued operations

	Three months
	ended March 31

	2006	2005

Pretax income from discontinued operations	—	—
Gain/loss on sale of discontinued operations	—	—
Income tax benefit	2,375	—

Income from discontinued operations	2,375	—

Assets of discontinued operations

	March 31	December 31
	2006	2005

Oil and gas unproved properties	—	6,701
Oil and gas construction work in progress	—	575

	—	7,276

Note 4.	Cash and cash equivalents

	March 31	December 31
	2006	2005

Cash on hand and in banks	244	331
Time deposits	—	400

	244	731

Note 5.	Accounts receivable

Trade	21,817	26,826

	21,817	26,826

      No allowance for potential credit losses was deemed necessary as of March 31, 2006 and December 31, 2005 based on an evaluation of outstanding customer balances at each date.

Note 6.	Parts and supplies

	March 31	December 31
	2006	2005

Drilling fluids	1,807	1,741
Materials, supplies, spare parts and others	13,483	13,916
Goods in transit	714	983

	16,004	16,640

Note 7.	Prepaid expenses and other current assets

Prepaid taxes	2,155	2,073
Deferred tax asset	2,602	309
Prepaid expenses	2,408	1,036
Deferred mobilization costs	—	651

	7,165	4,069

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 8.	Property, plant and equipment

Drilling activities:
Drilling rigs	92,648	91,585
Rig equipment	18,134	17,372
Workover rigs	15,784	15,549
Rig held for future use(1)	10,752	10,752
Pulling rigs	7,324	7,324
Trucks and transportation equipment	3,755	3,559
Buildings	2,073	2,826
Trailers and facilities	1,390	1,359
Other	8,761	8,599

	160,621	158,925
Accumulated depreciation	(51,311)	(48,415)

Net property, plant and equipment	109,310	110,510

(1)	Carried at cost, which is lower than estimated fair market value.

Note 9.	Trade accounts payable and accrued expenses

	March 31,	December 31,
	2006	2005

Trade creditors	13,076	11,724
Accrued expenses	2,209	1,798

	15,285	13,522

Note 10.	Short-term debt

Portion of long term debt maturing within one year	8,468	8,690

	8,468	8,690

Note 11.	Payroll and accrued taxes

Payroll	5,067	5,203
Taxes	3,228	2,773

	8,295	7,976

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 12.	Other liabilities

	March 31,	December 31,
	2006	2005

Current
Customer financing of rig purchases	1,579	1,850
Note payable	—	7,177
Other	419	161

Total	1,998	9,188

Non-Current
Customer financing of rig purchases	452	782

Total	452	782

      These liabilities are denominated in US dollars, except for USD 419 and USD 161 which were denominated in Argentine pesos as of March 31, 2006 and December 31, 2005, respectively. The amounts of USD 2,031 and USD 2,632 accrued interest at a 8% p.a. rate in the period ended on March 31, 2006 and the year ended December 31, 2005, respectively. The amount of USD 7,177 accrued interest at a 6% p.a. rate and was retired by the Company subsequent to December 31, 2005. The remaining other liabilities — current (USD 419 and USD 161 as of March 31, 2006 and December 31, 2005, respectively) did not bear interest.
      Other liabilities — non-current as of March 31, 2006 become due between April 1 and July 31, 2007.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 13.	Long-term debt

	March 31,	December 31,
	2006	2005

10,78% loan agreement due 2006(2)	—	1,110
6,31% loan agreement due 2006(1)	1,838	2,142
6,31% loan agreement due 2007(1)	2,376	—
6,31% loan agreement due 2008(1)	2,376	2,376
5,51% loan agreement due 2009(1)	1,500	1,500
6,56% loan agreement due 2010(1)	700	700
6,56% loan agreement due 2011(1)	350	350
10,78% loan a agreement due 2007(2)	—	733
3,49% loan agreement due 2007(1)	—	2,376
6% loan agreement due 2006(1)	4,404	5,438
6% loan agreement due 2007(1)	4,467	7,163
6% loan agreement due 2008(1)	3,208	7,514
6% loan agreement due 2009(1)	7,032	6,928

Subtotal	28,251	38,330

Less: Long-term debt maturing within one year	8,468	8,690

	19,783	29,640

(1)	Denominated in US dollars

(2)	Denominated in Argentine pesos
      Future maturities of long-term debt as of March 31, 2006 were as follows:

2006 and 1st quarter 2007	8,468
2007	4,617
2008	5,584
2009	8,532
2010	700
Thereafter	350

Total long term debt	28,251

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 14.	Income tax
      The components of the income tax expense from continuing operations were as follows:

	Three months ended
	March 31

	2006	2005

Current	(1,340)	(643)
Deferred	(113)	(96)

Total	(1,453)	(739)

      The Company’s consolidated effective income tax rate for continuing operations for the three months ended March 31, 2006 was 47.6% as compared to 24.5% for the corresponding period in 2005. The lower rate in 2005 was principally the result of higher income in zero tax jurisdictions.
      The results from discontinued operations are presented net of the related tax effect (See Note 3).
      A reconciliation between the income tax expense and income tax computed by applying the statutory rate to income from continuing operations before income taxes is summarized as follows:

		Percent of		Percent of
		Pre-tax		Pre-tax
	2006	income	2005	income

Income from continuing operations before income tax	3,052	100%	3,017	100%
Theoretical income tax(*)	1,032	33.8%	1,029	34.1%

Non taxable result — exempt operation	222	7.3%	(753)	-25.0%
Non taxable income (**)	(13)	-0.4%	(17)	-0.5%
Foreign exchange remeasurement	212	6.9%	480	15.9%

Income tax expense from continuing operations	1,453	47.6%	739	24.5%

(*)	The theoretical income tax rate applied represents the weighted average of 35% of Argentine income tax and 25% of Bolivian income tax for continuing operations.

(**)	Taxable income generated by the Company’s operations in the province of Tierra del Fuego are exempt from Argentine income tax for continuing operations.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 15.	Sales and other operating revenues

	Period ended March 31

	2006	2005

By type of service provided
Drilling	22,898	17,251
Workover	7,580	5,893
Pulling	3,599	3,059
Mud Services	4,723	3,227
Other Revenues	—	21

	38,800	29,451

By location
Argentina	37,733	28,260
Bolivia	1,067	1,191

	38,800	29,451

      Sales to significant customers were as follows:

Pan American Energy LLC (see Notes 17 and 18)	22,796	17,413
Repsol YPF S.A.	6,499	4,421
Sales to other customers	9,505	7,617

	38,800	29,451

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 16.	Detail of expenses

	Period ended March 31

	2006	2005

Operating costs and expenses
Payroll and related taxes	10,889	8,372
Fuel, lubricants & materials	8,404	7,758
Third party services	7,038	4,695
Depreciation	2,933	2,129
Repairs and maintenance	925	1,024
Fleet expenses	680	884
Insurance	370	307
Other expenses	1,424	1,042

	32,663	26,211

Net Financial Expenses
Interest expense	688	672
Interest income	(4)	(1)
Other financing charges	818	369
Foreign currency losses	179	—

	1,681	1,040

Other (Expenses) Income
Commissions earned	—	1,764
Other	(338)	37

	(338)	1,801

      Between July 2004 and December 2005, the Company earned commissions for the assistance provided by DLS management to a related party (see Note 17) in securing significant contracts with certain unrelated parties. The commissions were calculated as a percentage of the actual revenue generated by such contracts and accrued over the term of the contracts. This was a non-recurring income.

Note 17.	Certain agreements and transactions with related parties
      DLS and Pan American Energy LLC, or PAE, a company that is approximately 40% owned by an affiliate of the current owners of DLS, entered into a five-year strategic agreement for the purpose of solidifying a long-term alliance for the drilling of oil and gas wells in the San Jorge basin (see Note 18.1). In the periods ended March 31, 2006 and 2005 Company billed PAE a net aggregate of approximately USD 22,796 and USD 17,413 respectively in respect of drilling and related services provided by DLS; services rendered to PAE represented approximately 59% of DLS’s revenue in both periods. Also under the strategic agreement, DLS borrowed from PAE the amount of USD 5,545 during

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
2004 to purchase rigs to be used in drilling services to this customer. This loan bears interest at a 8% p.a. rate.
      In the periods ended March 31, 2006 and 2005 the Company paid an aggregate amount of approximately USD 2,151 and USD 1,598 respectively, to Tanus Argentina S.A., a related party, for the purchase of drilling fluids (see Note 18.3).
      In 2005 the Company acquired drilling rigs from Compañía de Perforaciones Río Colorado S.A., a related party, for USD 15,140.
      The Company received certain financing loans from a related party, Hudson Global Strategies Limited, in the normal course of business. The outstanding balance as of March 31, 2006 and as of December 31, 2005 was USD 19,111 and USD 27,043 respectively. These loans bear interest at a 6% p.a. rate.
      In 2004 the Company purchased from Barrancas Sur S.A., a related party, a 90% interest in exploratory blocks General Lamadrid and Juarez for oil and gas exploration. In March 2006, the Company entered into an agreement to sell its interest in the exploratory block to its co-owner Barrancas Sur S.A. The transfer was made at the book value on the date of sale.
      In 2006 the Company sold real property in the amount of USD 750 to a related party.
      Executive and other services such as data processing, rent and miscellaneous administrative and technical services were entered into by the Company with related parties. In the periods ended March 2006 and 2005 the Company paid to such related parties an aggregate amount of approximately USD 446 and USD 244 respectively, in respect of said items.
      In the period ended March 31, 2005, the Company earned commissions from Interoil Services Enterprise Limited, a related party, in the amount of USD 1,764.
      The following table summarizes the outstanding balances at each period and year end, arising from the transactions described above.

	March 31,	December 31,
	2006	2005

Accounts receivable trade	10,410	5,076
Trade accounts payable and accrued expenses	942	1,073
Short term debt	6,000	5,437
Long term debt	13,111	21,605
Other liabilities — current	1,579	9,027
Other liabilities — non-current	452	782
Note 18.     Commitments and contingencies

18.1. PAE contract
      DLS and PAE, a related party, entered into a five-year strategic agreement for the purpose of solidifying a long-term alliance for the drilling of oil and gas wells in the San Jorge basin. The

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars
Note 18.     Commitments and contingencies (continued)
completion and repair of all wells in the area is also part of the agreement. The strategic agreement expires in June 2008. PAE represented approximately 59% of DLS’ revenue in both periods ended March 31, 2006 and 2005, respectively. PAE may terminate the agreement without cause on 60 days’ notice or in the case of a spin-off or merger of DLS that is not consented to by PAE. There is no provision allowing early termination by DLS and there are no change of control provisions. In accordance with the strategic agreement, DLS shall ensure the availability of at least three drilling rigs, eight workover rigs and five pulling rigs in order to meet PAE’s drilling plans but, in turn, PAE will provide DLS a sufficient number of drilling locations to keep all such rigs and associated equipment working during the term of the strategic agreement, provided that there are no material changes in the price of oil or adverse results of the production forecasts. The drilling rigs rates under the agreement are subject to an efficiency factor for drilling depths up to 2,700 meters. The agreement incorporates a standard drilling time in hours for a typical drilling prospect up to 2,700 meters. Drilling beyond 2,700 meters or drilling prospects with non-standard procedures are at agreed upon hourly rates plus reimbursable materials and expenses.

18.2. Drilling fluid contract
      DLS entered into a drilling service contract with Repsol-YPF. The term of the contract is three years and comprises 50% of all drilling and fluid services required by the customer in the Neuquen basin where Repsol-YPF is drilling with approximately 20 rigs. DLS derived 17% and 15% of its revenues from this contract, in the three month periods ended on March 31, 2006 and 2005, respectively.

18.3. Source of drilling fluids
      DLS purchases a wide variety of drilling fluids as well as components made by manufacturers and suppliers for use in its operations. The products used by DLS are manufactured by other parties. DLS is not dependent on any single source of supply for any of its raw materials; however, DLS has a long-term agreement with Tanus, a supplier of chemical specialties used in mud service, from which DLS agreed to purchase through 2009 the chemicals it uses to provide mud services. DLS may terminate these agreement without cause on six months’ notice.

18.4. Litigation
      The Company is routinely involved in other litigation, claims and disputes incidental to its business, related to its labor agreements, which at times involves claims, some of which would not be covered by insurance. In the opinion of management, none of the existing litigation will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 19.	Leases
      The Company leases space used for the executive offices of the branch in Argentina of DLS Argentina Limited. This lease is for an initial three-year term expiring in 2007. It has been classified as an operating lease. The approximate minimum annual rental commitment estimated at March 31, 2006 is USD 70 for each of the next three years. The total rental expense associated with this lease for the periods ended March 31, 2006 and 2005 was USD 16 and USD 17, respectively.

Note 20.	Fair value of financial instruments
      The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at March 31, 2006. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

	Carrying	Fair
	amount	value

Cash and cash equivalents	244	244
Accounts receivable	21,817	21,817
Accounts payable	15,285	15,285
Short-term debt	8,468	8,468
Long-term debt	19,783	19,783
Other liabilities	2,450	2,450
      The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•	Cash and cash equivalents, trade accounts receivable, other assets, short term debt, trade accounts payable, accrued expenses: The carrying amounts approximate fair value because of the short maturity of these instruments.

•	Long-term debt: The fair value of the Company’s long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company’s bankers.

Note 21.	New accounting pronouncements
      SFAS No. 151, Inventory Costs, was issued by the Financial Accounting Standards Board (FASB) in November 2004. This statement amends Accounting Research Bulletin No. 43, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials should be recognized as current-period charges, and it also requires that allocation of fixed production overheads be based on the normal capacity of the related production facilities. The provisions of this statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, and are applied prospectively. The adoption of this statement did not have a material impact on its financial position or results of operations in the future.
      FASB issued in December 2004 SFAS No. 153, Exchanges of Non-monetary Assets, An Amendment of APB Opinion No. 29. This statement addresses the measurement of exchanges of non-

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 21.	New accounting pronouncements (continued)
monetary assets and eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The provisions of this statement are applied prospectively. The adoption of this statement did not have a material impact on its financial position or results of operations in the future.
      In May 2005, FASB issued the SFAS No. 154, Accounting Changes and Error Corrections. This statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Change in Interim Financial Statements, and changes the requirements for the accounting and reporting of a change in an accounting principle. The adoption of this statement did not have any effect on the Company’s consolidated financial statements.
      On April 4, 2005, FASB adopted Staff Position FSP FAS 19-1 that amends SFAS No. 19 Financial Accounting and Reporting by Oil and Gas Producing Companies, to permit the continued capitalization of exploratory well costs beyond one year if (a) the well found a sufficient quantity of reserves to justify its completion as a producing well and (b) the entity is making sufficient progress assessing the reserves and the economic and operating viability of the project. The guidance in the FSP is required to be applied prospectively as from the third quarter of 2005. The adoption of this FSP did not have any impact on the Company’s 2005 results of operations.
      In September 2005, the Emerging Issue Task Force (“EITF”) concluded in Issue 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty, that two or more exchange transactions involving inventory with the same counterparty that are entered into in contemplation of one another should be combined for purposes of evaluating the effect of APB Opinion 29, Accounting for Non-monetary Transactions. Additionally, the EITF reached a consensus that a non-monetary exchange where an entity transfers finished goods inventory in exchange for the receipt of raw materials or work-in-progress inventory within the same line of business should generally be recognized by the entity at fair value. The consensus in this issue should be applied to transactions completed in reporting periods beginning after March 15, 2006, whether pursuant to arrangements that were in place at the date of initial application of the consensus or arrangements executed subsequent to that date. The Company expects that the adoption of this EITF will not have a material impact on its financial position or results of operations in the future.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. This Statement is a revision to Statement 123 and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement requires measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be

DLS DRILLING, LOGISTICS & SERVICES CORPORATION
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Amounts expressed in thousands of US Dollars

Note 21.	New accounting pronouncements (continued)
recognized. The adoption of this Statement on January 1, 2006 did not have any effect on its financial positions or results of operations.
      On February 16, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133 and No. 140 and allows financial instruments that have embedded derivatives that otherwise would require bifurcation from the host to be accounted for as a whole, if the holder irrevocably elects to account for the whole instrument on a fair value basis. Subsequent changes in the fair value of the instrument would be recognized in earnings. The provisions of this Statement effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this Statement is not expected to have any material impact on the Company’s financial position or the results of its operations.
Note 22.  Stockholders’ equity
      At March 31, 2006, and December 31, 2005, the authorized share capital of DLS was USD 70,000, of which USD 42,963 had been issued and was outstanding, represented by 42,963,374 shares. Each share has a par value of one U.S. Dollar and is entitled to one vote. The shares are identical in all respects. During 2005, the Company received a contribution of additional paid in capital in the aggregate amount of USD 4,140. This contribution of additional paid in capital was made by the shareholders in the same proportion to their ownership interest. No additional common shares were issued.

Note 23.	Subsequent events
      Dated April 27, 2006, the shareholders of the Company signed a Stock Purchase Agreement with Allis Chalmers Energy Inc.
      The terms and conditions of the proposed transactions are set forth in the S-1 registration statement filed by Allis Chalmers Energy Inc. with the Securities and Exchange Commission (U.S.).

UNAUDITED PRO FORMA AS ADJUSTED
CONSOLIDATED FINANCIAL INFORMATION
Introduction
      Our unaudited pro forma as adjusted balance sheet as of March 31, 2006 reflects the following transactions as if they occurred on March 31, 2006:

•	Our acquisition of Rogers, which closed on April 3, 2006. The following table summarizes the preliminary allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Current assets	$4,520
Property and equipment	9,886
Intangible assets	1,050

Total assets acquired	15,456

Current liabilities	1,612
Long-term debt	44
Other long term liabilities	100

Total liabilities assumed	1,756

Net assets acquired	$13,700

We paid the purchase price with $11.3 million in cash (of which we borrowed $5.0 million under our line of credit), a $750,000 seller financed note and 125,285 newly issued shares of our common stock, which had a value of $1.7 million. We incurred approximately $341,000 of acquisition costs in connection with the Rogers acquisition. Rogers’ historical property and equipment book values were increased by approximately $8.4 million based on third-party valuations. Intangible assets include $900,000 assigned to patents and $150,000 assigned to a non-compete agreement based on third-party valuations and employment contracts. The intangibles have a weighted-average useful life of nine years. We do not expect any material differences from the preliminary allocation of the purchase price and actual purchase price allocation.

•	Our pending acquisition of DLS, for the consideration described above under “DLS’ Business,” including the assumption of $9.1 million of DLS’ currently existing indebtedness and the issuance of 2.5 million shares of our common stock to the sellers, as adjusted for this offering and the sale of an additional $95.0 million aggregate principal amount of our senior notes to fund a portion of the cash component of the purchase price for this acquisition. The following table summarizes the preliminary allocation of the purchase price to the estimated fair value of the assets expected to be acquired and liabilities expected to be assumed at the date of acquisition:

Current assets	$45,230
Property and equipment	151,260
Other long-term assets	2

Total assets acquired	196,492

Current liabilities	25,578
Long-term debt	9,140
Other long term liabilities	27,752

Total liabilities assumed	62,470

Net assets acquired	$134,022

We expect to incur approximately $4.6 million of acquisition costs in connection with this acquisition. DLS historical property and equipment values are expected to be increased by approximately $42.0 million based on third-party valuations. We do not expect any material differences from the preliminary allocation of the purchase price and actual purchase price allocation.
      Our unaudited pro forma as adjusted condensed consolidated statement of operations for the year ended December 31, 2005 and for the three months ended March 31, 2005 reflects the following transactions as if such transactions occurred on January 1, 2005:

•	Our acquisition of Delta Rental Service, Inc., which closed on April 1, 2005. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Current assets	$1,327
Property and equipment	5,529
Intangible assets	150

Total assets acquired	7,006

Current liabilities	633
Long-term debt	523

Total liabilities assumed	1,156

Net assets acquired	$5,850

We paid the purchase price with approximately $4.5 million in cash, newly issued shares of our common stock valued at approximately $1.0 million and two promissory notes totaling $350,000 in principal amount. We incurred approximately $28,000 of acquisition costs in connection with the Delta acquisition. Delta’s historical property and equipment values were increased by approximately $4.2 million based on third-party valuations. The fair value of the $150,000 non-compete intangible asset was based on the related employment contract and has a useful life of 3 years.

•	Our acquisition of Capcoil Tubing Services, Inc., which closed on May 2, 2005. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Current assets	$1,706
Property and equipment	2,908
Other long-term assets	11
Intangible assets	1,389
Goodwill	184

Total assets acquired	6,198

Current liabilities	847
Long-term debt	1,851

Total liabilities assumed	2,698

Net assets acquired	$3,500

We paid the purchase price with approximately $2.7 million in cash and newly issued shares of our common stock valued at approximately $750,000. Approximately $26,000 of acquisition costs in connection with the Capcoil acquisition. Capcoil’s historical property and equipment book values were increased by approximately $1.0 million based on third-party valuations. Intangible assets include $1.0 million assigned to non-compete agreements included in employment contracts and $364,000 assigned to customer lists based on third-party valuations. The intangibles have a weighted-average useful life of 5 years.

•	Our acquisition of the assets of W.T. Enterprises, Inc., which closed on July 11, 2005. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired at the date of acquisition:

Property and equipment	$4,500
Intangible assets	1,481
Goodwill	82

Total assets acquired	$6,063

We paid the purchase price with borrowings under our line of credit. We incurred approximately $63,000 of acquisition costs in connection with the W.T. Enterprises, Inc. acquisition. W.T. Enterprises, Inc.’s historical property and equipment book values were increased by approximately $3.0 million based on third-party valuations. Intangible assets include $600,000 assigned to non-compete agreements and $881,000 assigned to customer lists based on third-party valuations. The intangibles have a weighted-average useful life of 8 years.

•	Our acquisition of the minority interest in AirComp LLC from M-I LLC and a subordinated note in the principal amount of $4.8 million, which closed on July 11, 2005. We paid the purchase price with $7.1 million in cash from borrowings under our line of credit and the issuance of a new $4.0 million 5% subordinated note.

•	Our acquisition of Specialty, which closed on January 18, 2006. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Accounts receivable	$7,167
Other current assets	425
Property and equipment	90,540

Total assets acquired	98,132

Current liabilities	2,058
Long-term debt	74

Total liabilities assumed	2,132

Net assets acquired	$96,000

We paid the purchase price with net proceeds from our issuance of 9% senior notes in January 2006. We incurred approximately $453,000 of acquisition costs in connection with the Specialty acquisition. Specialty’s historical property and equipment book values were increased by approximately $71.5 million based on third-party valuations.

•	our issuance of $160.0 million aggregate principal amount of 9% senior notes in January 2006;

•	our acquisition of Rogers, which closed on April 3, 2006, for $11.3 million in cash (of which we borrowed $5.0 million under our debt facility), the issuance of a $750,000 three year promissory note and the issuance of 125,285 shares of our common stock;

•	our pending acquisition of DLS for the consideration described above under “DLS’ Business,” including the assumption of $9.1 million of DLS’ currently existing indebtedness and the issuance of 2.5 million shares of our common stock to the sellers as the stock component of the purchase price for DLS;

•	our sale of an additional $95.0 million aggregate principal amount of our 9% senior notes in order to fund a portion of the cash component of the purchase price for the DLS acquisition; and

•	our issuance of an additional 3.0 million shares of our common stock as a result of this offering. The pro forma treats the shares as having been issued at a price of $14.50 per share.
      However, the pro forma as adjusted statement of operations information presented below does not give effect to our immaterial acquisition of Target Energy, Inc., which was acquired effective August 1, 2005, and our acquisition of certain casing and tubing assets from Patterson Services, Inc. on September 1, 2005.
      Our unaudited pro forma as adjusted condensed consolidated statement of operations for the three months ended March 31, 2006 reflects the following transactions as if such transactions occurred on January 1, 2005:

•	our acquisition of Rogers, which closed on April 3, 2006, for $11.3 million in cash (of which we borrowed $5.0 million under our debt facility), the issuance of a $750,000 three year promissory note and the issuance of 125,285 shares of our common stock;

•	our pending acquisition of DLS for the consideration described above under “DLS’ Business,” including the assumption of $9.1 million of DLS’ currently existing indebtedness and the issuance of 2.5 million shares of our common stock to the sellers as the stock component of the purchase price therefor;

•	the sale of an additional $95.0 million aggregate principal amount of our senior notes in connection with the pending DLS acquisition; and

•	our issuance of an additional 3.0 million shares of our common stock as a result of this offering. The pro forma treats the shares as having been issued at a price of $14.50 per share.
      Adjustments for the above-listed transactions on an individual basis are presented in the notes to the unaudited pro forma as adjusted financial statements.
      Certain information normally included in the financial statements prepared in accordance with GAAP has been condensed or omitted in accordance with the rules and regulations of the SEC. The unaudited pro forma as adjusted financial statements and accompanying notes should be read in conjunction with the historical financial statements and related notes thereto appearing elsewhere herein. The unaudited pro forma as adjusted consolidated condensed financial statements do not purport to be indicative of the results of operations or financial position that we actually would have achieved if the transactions had been consummated on the dates indicated, nor do they project our results of operations or financial position for any future period or date.

ALLIS-CHALMERS ENERGY INC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AS OF MARCH 31, 2006

	Allis-		Rogers			DLS		Financing		Allis-
	Chalmers	Rogers	Purchase		DLS	Pro Forma		Pro Forma		Chalmers
	Consolidated	Historical	Adjustments		Historical	Adjustments		Adjustments		Consolidated

ASSETS
Cash and cash equivalents	$10,661	$583	$(6,300	)AA	$244	$(97,772	)AB	$124,487	AC	$31,903
Trade receivables, net	38,239	1,681	—		21,817	—		—		61,737
Inventories	7,777	2,105	—		16,004	—		—		25,886
Prepaids and other	875	151	—		7,165	—		—		8,191

Total Current Assets	57,552	4,520	(6,300)		45,230	(97,772)		124,487		127,717
Property and equipment, net	174,329	1,483	8,403	AD	109,310	41,950	AD	—		335,475
Goodwill	12,417	—	—		—	—		—		12,417
Other intangibles, net	6,399	113	937	AE	—	—		—		7,449
Debt issuance costs, net	6,414	—	—		—	—		2,338	AF	8,752
Other assets	719	—	—		2	—		—		721

Total Assets	$257,830	$6,116	$3,040		$154,542	$(55,822)		$126,825		$492,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$3,144	$360	$(360	) AG	$8,468	$(6,000	)AG	$—		$5,612
Trade accounts payable	8,903	944	—		15,285	—		—		25,132
Accrued employee benefits	2,064	32	—		8,295	—		—		10,391
Accrued interest	3,053	—	—		—	—		—		3,053
Accrued expenses	6,505	205	431	AH	1,998	—		—		9,139

Total Current Liabilities	23,669	1,541	71		34,046	(6,000)		—		53,327
Accrued postretirement benefit obligations	319	—	—		—	—		—		319
Long-term debt, net of current maturities	165,999	433	5,361	AI	19,783	(13,111	)AI	86,000	AJ	264,465
Other long-term liabilities	631		100	AK	1,179	26,573	AL	—		28,483

Total liabilities	190,618	1,974	5,532		55,008	7,462		86,000		346,594

STOCKHOLDERS’ EQUITY
Common stock	172	24	(23	)AM	42,963	(42,938	)AM	30	AN	228
Capital in excess of par value	60,800	—	1,649	AM	31,606	4,619	AM	40,795	AN	139,469
Treasury stock, at cost	—	(4)	4	AM	—	—		—		—
Retained earnings	6,240	4,122	(4,122	)AM	24,965	(24,965	)AM	—		6,240

Total Stockholders’ Equity	67,212	4,142	(2,492)		99,534	(63,284)		40,825		145,937

Total Liabilities and Stockholders’ Equity	$257,830	$6,116	$3,040		$154,542	$(55,822)		$126,825		$492,531

See notes to unaudited pro forma consolidated financial statements.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2006

	Allis-		Rogers			DLS				Allis-
	Chalmers	Rogers	Purchase		DLS	Purchase		Offering		Chalmers
	Consolidated	Historical	Adjustments		Historical	Adjustments		Adjustments		Consolidated

Revenues	$47,028	$2,085	$—		$38,800	—		—		$87,913
Cost of revenues	30,445	1,105	121	A	32,663	(412	) B	—		63,922

Gross profit	16,583	980	(121)		6,137	412		—		23,991
General and administrative expense	7,950	820	33	C	1,066	—		73	D	9,942

Income (loss) from operations	8,633	160	(154)		5,071	412		(73)		14,049
Other income
Interest income	—	2	—		—	—		—		2
Interest expense	(3,628)	—	(109	)E	(1,681)	546	F	(1,988	) G	(6,860)
Other	25	(7)	—		(338)	—		—		(320)

Income (loss) before taxes	5,030	155	(263)		3,052	958		(2,061)		6,871
Taxes	(607)	—	—	H	(1,453)	49	T	—	H	(2,011)

Income (loss) from continuing operations	4,423	155	(263)		1,599	1,007		(2,061)		4,860
Discontinued operations	—	—	—		2,375	—		—		2,375

Net income (loss)	$4,423	$155	$(263)		$3,974	$1,007		$(2,061)		$7,235

Pro forma net income per common share
Basic
Continuing operations	$0.26									$0.21
Discontinued operations	—									0.11

	$0.26									$0.32

Diluted
Continuing operations	$0.23									$0.19
Discontinued operations	—									$0.10

	$0.23									$0.29

Weighted average shares outstanding
Basic	17,105		125	I		2,500	I	3,000	J	22,730

Diluted	19,113		125	I		2,500	I	3,000	J	24,738

See notes to unaudited pro forma consolidated financial statements.

ALLIS-CHALMERS ENERGY INC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2005
(In thousands, except per share data)

	Allis-		Delta			Capcoil		W.T.	W.T. ENT		MI
	Chalmers	Delta	Purchase		Capcoil	Purchase		ENT	Purchase		Purchase
	Consolidated	Historical	Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments

Revenues	$19,334	$821	$—		$1,534	$—		$927	$—		$—
Cost of revenues	13,699	211	82	A	959	99	A	623	(9	)A	—

Gross profit	5,635	610	(82)		575	(99)		304	9		—
General and
administrative expense	3,388	985	—		281	28	K	151	23	K	—

Income (loss) from
operations	2,247	(375)	(82)		294	(127)		153	(14)		—
Other income
Interest income	—	3	—		—	—		—	—		—
Interest expense	(521)	(11)	—		(20)	—		(9)	—		10	R
Other	148	116	—		—	—		—	—		—

Income (loss) before taxes	1,874	(267)	(82)		274	(127)		144	(14)		10
Minority interest	(144)	—	—		—	—		—	—		144	L
Taxes	(163)	(142)	142	H	(101)	101	H	(45)	45	H	—	H

Net income (loss)	$1,567	$(409)	$60		$173	$(26)		$99	$31		$154

Pro forma net income (loss) per common share
Basic	$0.12

Diluted	$0.11

Weighted average shares outstanding
Basic	13,632		55	P		62	P

Diluted	14,695		55	P		62	P

See notes to unaudited pro forma consolidated financial statements.

		Specialty					Rogers			DLS				Allis-
	Specialty	Purchase		Debt		Rogers	Purchase		DLS	Purchase		Offering		Chalmers
	Historical	Adjustments		Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments		Consolidated

Revenues	$5,929	$—		$—		$1,450	$—		$29,451	$—		$—		$59,446
Cost of revenues	1,380	1,391	A	—		810	121	A	26,211	166	B	—		45,743

Gross profit	4,549	(1,391)		—		640	(121)		3,240	(166)		—		13,703
General and
administrative expense	1,710	(97	)M	175	N	662	33	K	984	—		73	D	8,396

Income (loss) from
operations	2,839	(1,294)		(175)		(22)	(154)		2,256	(166)		(73)		5,307
Other income
Interest income	25	—		—		—	—		—	—		—		28
Interest expense	(51)	(2,160	)S	(919	)O	—	(109	)E	(1,040)	530	F	(1,988	) G	(6,288)
Other	—	—		—		292	—		1,801	—		—		2,357

Income (loss) before taxes	2,813	(3,454)		(1,094)		270	(263)		3,017	364		(2,061)		1,404
Minority interest	—	—		—		—	—		—	—		—		—
Taxes	—	—	H	—	H	—	—	H	(739)	(444	) T	—	H	(1,346)

Net income (loss)	$2,813	$(3,454)		$(1,094)		$270	$(263)		$2,278	$(80)		$(2,061)		$58

Pro forma net income (loss) per common share
Basic														$0.00

Diluted														$0.00

Weighted average shares outstanding
Basic							125	I		2,500	I	3,000	J	19,374

Diluted							125	I		2,500	I	3,000	J	20,437

See notes to unaudited pro forma consolidated financial statements.

ALLIS-CHALMERS ENERGY INC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005
(In thousands, except per share data)

	Allis-		Delta			Capcoil		W.T.	W.T. ENT		MI
	Chalmers	Delta	Purchase		Capcoil	Purchase		ENT	Purchase		Purchase
	Consolidated	Historical	Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments

Revenues	$105,344	$821	$—		$2,161	$—		$2,057	$—		$—
Cost of revenues	74,763	211	82	A	1,458	132	A	1,331	187	A	—

Gross profit	30,581	610	(82)		703	(132)		726	(187)		—
General and
administrative expense	17,363	985	—		421	28	K	342	75	K	—

Income (loss) from
operations	13,218	(375)	(82)		282	(160)		384	(262)		—
Other income
Interest income	—	3	—		—	—		—	—		—
Interest expense	(4,397)	(11)	—		(26)	—		(17)	—		21	R
Other	186	116	—		—	—		—	—		—

Income (loss) before taxes	9,007	(267)	(82)		256	(160)		367	(262)		21
Minority interest	(488)	—	—		—	—		—	—		488	L
Taxes	(1,344)	(142)	142	H	(87)	87	H	(111)	111	H	—	H

Net income (loss) from continuing operations	7,175	(409)	60		169	(73)		256	(151)		509
Discontinued operations	—	—	—		—	—		—	—		—

Net income (loss) attributed to common shares	$7,175	$(409)	$60		$169	$(73)		$256	$(151)		$509

Pro forma net income (loss) per common share
Basic
Continuing operations	$0.48
Discontinued operations	—

	$0.48

Diluted
Continuing operations	$0.44
Discontinued operations	—

	$0.44

Weighted average shares outstanding
Basic	14,832		55	P		62	P

Diluted	16,238		55	P		62	P

See notes to unaudited pro forma consolidated financial statements.

		Specialty					Rogers			DLS				Allis-
	Specialty	Purchase		Debt		Rogers	Purchase		DLS	Purchase		Offering		Chalmers
	Historical	Adjustments		Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments		Consolidated

Revenues	$32,709	$—		$—		$8,376	$—		$129,849	$—		$—		$281,317
Cost of revenues	8,550	5,564	A	—		4,420	499	A	113,351	664	B	—		211,212

Gross profit	24,159	(5,564)		—		3,956	(499)		16,498	(664)		—		70,105
General and
administrative expense	7,232	(386	)Q	700	N	2,527	138	K	3,933	—		292	D	33,650

Income (loss) from
operations	16,927	(5,178)		(700)		1,429	(637)		12,565	(664)		(292)		36,455
Other income
Interest income	136	—		—		53	—		—	—		—		192
Interest expense	(185)	(8,640	)S	(1,363	)O	—	(438	)E	(5,394)	2,145	F	(7,950	) G	(26,255)
Other	72	—				237	—		7,127	—		—		7,738

Income (loss) before taxes	16,950	(13,818)		(2,063)		1,719	(1,075)		14,298	1,481		(8,242)		18,130
Minority interest	—	—		—		—	—		—	—		—		—
Taxes	—	—	H	—	H	—	—	H	(3,547)	(1,976	)T	—	H	(6,867)

Net income (loss) from continuing operations	16,950	(13,818)		(2,063)		1,719	(1,075)		10,751	(495)		(8,242)		11,263
Discontinued operations	—	—				—	—		(4,138)	—		—		(4,138)

Net income (loss)	$16,950	$(13,818)		$(2,063)		$1,719	$(1,075)		$6,613	$(495)		$(8,242)		$7,125

Pro forma net income (loss) per common share
Basic
Continuing operations														$0.55
Discontinued operations														(0.20)

														$0.35

Diluted
Continuing operations														$0.51
Discontinued operations														(0.19)

														$0.32

Weighted average shares outstanding
Basic							125	I		2,500	I	3,000	J	20,574

Diluted							125	I		2,500	I	3,000	J	21,980

See notes to unaudited pro forma consolidated financial statements.

ALLIS-CHALMERS ENERGY INC
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS
       The following pro forma adjustments have been made to the historical financial statements:

AA)	Reflects the cash needed to complete the acquisition, the cash payment of $11.3 million to purchase Rogers, net of $5.0 million of borrowings under existing credit facilities.

AB)	Reflects the cash needed to complete the acquisition.

AC)	Reflects the cash raised from this offering and the offering, issuance and sale of additional senior notes.

AD)	Reflects the step-up in the basis of the fixed assets as a result of the acquisition to the lower of fair market value or actual cost.

AE)	Intangibles associated with the acquisition of Rogers.

AF)	Fees and expenses related to the offering, issuance and sale of an additional $95.0 million of senior notes.

AG)	Reflects the repayment of debt of the acquisitions prior to the acquisition.

AH)	Reflects the current portion of the non-compete payment to be paid to the seller and acquisition expenses.

AI)	Reflects the net borrowing to effect the acquisition Rogers and the pending acquisition of DLS. We borrowed $5.0 million for the Rogers acquisition in addition to the $750,000 note issued to the seller, offset by debt repayments on both acquisitions by the seller prior to closing.

AJ)	Reflects the proceeds of the sale of an additional $95.0 million of senior notes, the repayment of a $4.0 million subordinated note and the repayment of $5.0 million of indebtedness under our revolving line of credit, in each case with proceeds from our sale of such senior notes.

AK)	Reflects the long-term portion of non-compete payments to the sellers.

AL)	Reflects deferred taxes on the acquisition due to differences between the book and tax basis of acquired assets.

AM)	Reflects the elimination of the acquired companies stockholders’ equity and the issuance of 125,285 shares of our common stock in the Rogers acquisition and 2.5 million shares in the pending DLS acquisition (in each case as the stock component of the purchase price of such transaction).

AN)	Reflects the additional stock issued in connection with this offering, net of expenses.

A)	Reflects the increase in depreciation expense as a result of the step-up in basis of fixed assets.

B)	Reflects the impact on depreciation expense as a result of the step-up in basis of fixed assets and a longer estimated life on DLS assets.

C)	Reflects the increase in amortization due to the increase in other intangible assets in connection with the acquisition of Rogers.

D)	Reflects the amortization on the financing fees related to the offering, issuance and sale of an additional $95.0 million of senior notes.

ALLIS-CHALMERS ENERGY INC
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS — (Continued)

E)	Reflects the interest expense related to cash borrowed to affect the acquisitions. In conjunction with the Rogers acquisition, we issued a $750,000 note to the seller bearing interest at 5% fixed and we borrowed $5.0 million under our line of credit. We assumed an 8% interest rate for this $5.0 million borrowing which is our current borrowing rate under our committed line of credit. Each 0.125% of change in this interest rate would affect interest expense by $6,250 per annum.

F)	Reflects the elimination of interest expense due to historical debt not being assumed or replaced. Approximately $9.1 million of existing debt for DLS will remain outstanding after the acquisition. The interest rate assumed on the $9.1 million of DLS debt was 6.21%, which was the actual average interest rate on this debt as of March 31, 2006. Each 0.125% change in this interest rate would affect interest expense by $11,430 per annum. The interest expense category for DLS’ historical financials also includes other bank fees of approximately $993,000 and $368,000 at March 31, 2006 and 2005, respectively and $2.7 million at December 31, 2005.

G)	Reflects the interest expense related to the offering, issuance and sale of an additional $95.0 million of senior notes bearing interest at 9.0% offset by reduction of interest on existing debt that will be repaid in conjunction with the offerings. We will repay our $4.0 million, 5% subordinated note with proceeds of the senior notes offering. We will also repay the $5.0 million of indebtedness under our revolving line of credit with proceeds of the senior notes offering.

H)	A statutory tax rate of 35% was applied to the adjustments, but since Allis-Chalmers has a net operating loss carryforward no tax expense was recorded. In addition, the Allis-Chalmers net operating loss position offset the historical tax liabilities of acquired companies. The net operating loss carryforward, after the historical results for Allis-Chalmers for the year ended December 31, 2005, is approximately $15.4 million.

I)	Reflects the issuance of shares of our common stock as part of the acquisition price for Rogers and DLS. The Rogers acquisition included consideration of $1,650,000 in stock which equated to 125,285 shares of our common stock. The stock component of the purchase price for the pending DLS acquisition is comprised of 2.5 million shares of our common stock.

J)	Reflects the issuance of an additional 3.0 million shares of our common stock as a result of this offering. The pro forma treats the shares as having been issued at a price of $14.50 per share.

K)	Reflects the increase in amortization due to the increase in other intangible assets in connection with the acquisitions of Capcoil, W. T. Enterprises and Rogers.

L)	Reflects the elimination of the 45% minority interest position of M-I.

M)	Reflects decreased rent expense of $97,000 that will result from the acquisition of Specialty. We entered into a new lease for the Specialty yard with the seller. Entering into this lease was required by the purchase agreement and was a condition to the closing of the Specialty acquisition.

ALLIS-CHALMERS ENERGY INC
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS — (Continued)

N)	Reflects the amortization on the financing fees related to the $160.0 million senior notes offering in January 2006.

O)	Reflects the interest expense related to the proceeds of the $160.0 million senior notes offering in January 2006 in excess of cash needed for the Specialty acquisition. The senior notes have a fixed interest rate of 9%.

P)	Reflects the issuance of shares of our common stock as part of the acquisition price for Delta, and Capcoil. The Delta acquisition included consideration of $1.0 million in our common stock, the Capcoil acquisition included consideration of $765,000 in common stock.

Q)	Reflects decreased rent expense of $386,000 that will result from the acquisition of Specialty. We entered into a new lease for the Specialty yard with the seller. Entering into this lease was required by the purchase agreement and was a condition to the closing of the Specialty acquisition.

R)	To acquire M-I’s 45% interest in AirComp we issued a new note for $4.0 million to replace a note for $4.8 million, both notes bore interest at 5.0%.

S)	Reflects the interest expense on the $96.0 million of the $160.0 million of senior notes issued in January 2006 used to complete the acquisition of Specialty. The senior notes have a fixed interest rate of 9%.

T)	Income taxes for DLS were computed at the Argentinian statutory rate of 35%. Allis-Chalmers has no net operating losses in Argentina to offset the tax liability.

3,000,000 shares
Allis-Chalmers Energy Inc.
Common Stock

PROSPECTUS

RBC Capital Markets

A.G. Edwards	Johnson Rice & Company L.L.C.
August 8, 2006